As filed with the Securities and Exchange Commission on December 1 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERVEST BANCSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

6021

(Primary Standard Industrial Classification Code Number)

13-3699013

(I.R.S. Employer Identification Number)

One Rockefeller Plaza Suite 400

New York, New York 10020-2002

(212) 218-2800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen Helman, Vice President

Intervest Bancshares Corporation

One Rockefeller Plaza (Suite 400)

New York, New York 10020-2002

(212) 218-2800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

THOMAS E. WILLETT	WILLIAM L. KREIENBERG
HARRIS BEACH PLLC	HARTER SECREST & EMERY LLP
99 GARNSEY ROAD	1600 BAUSCH & LOMB PLACE
PITTSFORD, NEW YORK 14534	ROCHESTER, NEW YORK 14604
(585) 419-8646	(585) 232-6500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act). Check one:

Large Accelerated Filer  ☐    Accelerated Filer  ☐    Non-accelerated Filer  ☒    Smaller Reporting Company  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Number of units to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee
Subordinated Debentures	1,500	$10,000	$15,000,000	$837

(1)	Amount has been established solely for the purpose of calculating the registration fee and is exclusive of accrued interest, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement that we have filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not a solicitation of an offer to buy the securities in any jurisdiction where an offer or sale thereof is not permitted.

Preliminary Prospectus

INTERVEST BANCSHARES CORPORATION

Series 12/_/09

Maximum $15,000,000

Minimum $10,000,000

We are offering Subordinated Debentures as follows:

$15,000,000 in total maturing on January 1, 2020 with interest at 7.00% per annum.

At the time of subscription, a purchaser may elect to receive quarterly interest payments or have the interest accrue.

If the purchaser elects to receive quarterly payments of interest, interest on the debentures will be paid on the first day of each calendar quarter. If the purchaser elects to have the interest accrue, then, in addition to interest accruing on the principal balance, interest will accrue each calendar year on the balance of the accrued interest as of the last day of the preceding calendar year at the same rate of interest, with all accrued interest, together with the principal balance, payable at maturity. A schedule setting out the accrual of interest is included at page 88. Intervest Bancshares Corporation may, at its option, call all or any part of the debentures for payment and redeem the same at any time after January 1, 2012 for face amount plus any interest accrued to the date of redemption.

The debentures are being offered by Sage, Rutty & Co., Inc., which we sometimes refer to in this prospectus as the underwriter, and by other participating broker/dealers. The underwriter and participating broker/dealers are required to use only their best efforts to sell the debentures. The minimum amount of debentures offered ($10,000,000 principal amount) must be sold in order for any debentures to be sold. Pending the sale of the minimum amount, all proceeds will be deposited in an escrow account with             . In the event that the minimum amount is not sold prior to             , the offering will terminate and all funds will be returned promptly to subscribers, with any interest earned on the escrow account to be distributed in proportion to the amount paid by each subscriber without regard to the date paid. The offering will continue until all debentures are sold or until 120 days after the minimum amount is sold, whichever is earlier. The minimum investment is $10,000 principal amount of debentures. There is no established trading market for the debentures and none is likely to emerge.

THE DEBENTURES INVOLVE VARIOUS RISKS AS DESCRIBED HEREIN.

See “Risk Factors” on Page 9 of this prospectus.

THE DEBENTURES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE

FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THE DEBENTURES MAY LOSE VALUE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES

COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE

ADEQUACY OR ACCURACY OF THIS PROSPECTUS.

ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED

THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

	Price to Public	Underwriting Fees and Commissions (1)	Net Proceeds to Company (1) (2)
Per Debenture	$10,000	$500	$9,500
Minimum Offering	$10,000,000	$500,000	$9,500,000
Maximum Offering	$15,000,000	$750,000	$14,250,000

(1)	Intervest Bancshares Corporation will pay the underwriter a commission of 4% of the purchase price of each debenture sold by the underwriter or participating dealers. In addition, Intervest Bancshares Corporation will pay the underwriter a fee equal to 1% of the aggregate amount of the debentures.
(2)	Does not include other expenses of the offering payable by Intervest Bancshares Corporation, which are estimated to be approximately $130,000. See “Use of Proceeds” section in this prospectus.

Sage, Rutty & Co., Inc.

The date of this Prospectus is             2009

WHERE YOU CAN OBTAIN MORE INFORMATION

We file electronically annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934, as amended. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information and exhibits included in the registration statement. We refer you to the information and exhibits included in the registration statement for further information. This prospectus is qualified in its entirety by such information and exhibits.

Intervest Bancshares Corporation has a website at http:\\www.intervestbancsharescorporation.com. Intervest Bancshares Corporation’s wholly owned subsidiary, Intervest National Bank, has a website at http:\\www.intervestnatbank.com. The information on both of these web sites is not and should not be considered part of this prospectus and is not incorporated into this prospectus by reference.

Purchasers of the debentures will be furnished our annual consolidated financial statements, including a balance sheet and statements of operations, accompanied by a report of our independent auditors stating that (i) an audit of such financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board (United States), and (ii) the opinion of the auditors with respect to the financial statements and the accounting principles and practices reflected therein and as to the consistency of the application of the accounting principles generally accepted in the United States of America, and identifying any matters to which the accountants take exception and stating, to the extent practicable, the effect of each such exception on the financial statements.

WHO SHOULD INVEST

The purchase of the debentures involves certain risks and, accordingly, is suitable only for persons or entities of adequate means having no need for liquidity in their investment. We have established a minimum suitability standard which requires that an investor either (i) has a net worth of at least $40,000 (exclusive of home, furnishings and automobiles) and had during his last year or estimates that he will have during his current tax year an annual gross income of at least $40,000, or (ii) has a net worth of at least $100,000 (exclusive of home, furnishings and automobiles), or (iii) that he is purchasing in a fiduciary capacity for a person or entity meeting such conditions. In the case of sales to fiduciary accounts, such conditions must be met by the beneficiary of the account. Where the fiduciary is the donor of the funds for investment, the fiduciary must meet the suitability standards.

FORWARD-LOOKING STATEMENTS

Certain statements made herein (or incorporated herein by reference) are “forward-looking statements” within the meaning and protections of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We assume no obligation to update any forward looking statements.

Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We discuss these and other uncertainties in the “Risk Factors” section of this prospectus on page 9.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus. Because this is a summary it may not contain all the information that may be important to you. You should read the summary in conjunction with the more detailed information appearing elsewhere in this prospectus. References in this prospectus hereafter to “we,” “us,” “our” and “IBC” refer to Intervest Bancshares Corporation and its consolidated subsidiaries, unless otherwise specified.

Our Business. IBC is a holding company under the Bank Holding Company Act and was incorporated in 1993 under the laws of the State of Delaware. IBC’s Class A common stock is listed for trading on the Nasdaq Global Select Market under the symbol “IBCA.” There is no public trading market for IBC’s Class B common stock. IBC is the parent company of Intervest National Bank (“INB”) and Intervest Mortgage Corporation (‘IMC”) and IBC owns 100% of the outstanding capital stock of each entity. IBC also owns 100% of the outstanding capital stock of four statutory business trusts (Intervest Statutory Trust II, III, IV and V), all of which are unconsolidated entities for financial statement purposes as required by U.S. generally accepted accounting principles (“GAAP”). The trusts were formed for the sole purpose of issuing and administering trust preferred securities and lending the proceeds to IBC. They do not conduct any trade or business.

The offices of IBC and IMC and INB’s headquarters and full-service banking office are located on the entire fourth floor of One Rockefeller Plaza in New York City, New York, 10020-2002. Our main telephone number is 212-218-2800. At September 30, 2009, our principal operating subsidiary was INB, which accounts for 99% of our total consolidated assets. INB is and will continue to be our principal operating entity in generating our future business and consolidated results of operations. IMC is currently not conducting any new business and is expected to be dissolved over time as discussed in more detail in the section “Business” in this prospectus.

INB is a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, Suite 400, in New York City, and a total of six full-service banking offices in Pinellas County, Florida - four in Clearwater, one in Clearwater Beach and one in South Pasadena. INB conducts a personalized commercial and consumer banking business that attracts deposits from the general public in the areas served by its banking offices. INB also provides internet banking services through its web site: www.intervestnatbank.com, which also attracts deposit customers from outside its primary market areas. Information on this web site is not and should not be considered part of this prospectus and is not incorporated by reference. The deposits, together with funds generated from operations, principal repayments on loans and securities and other sources, are mainly used to originate mortgage loans secured by commercial and multifamily real estate and to purchase investment securities. INB maintains capital ratios in excess of its current regulatory requirements as well as those necessary to be designated as a well-capitalized institution under applicable regulations.

Our results of operations for the last two years have been negatively impacted by the weak economy, high rates of unemployment, increased office and retail vacancy rates and lower real estate values, all of which have resulted in a significant increase in our level of nonperforming assets and associated loan loss provisions and related expenses to carry these assets. We expect these unfavorable conditions to continue for some period of time. As described in more detail elsewhere in this prospectus, our nonperforming assets at September 30, 2009 amounted to $164.6 million, or 6.91% of total assets, compared to $148.0 million, or 6.22% of total assets at June 30, 2009, $117.7 million, or 5.18%, at December 31, 2008 and $90.8 million, or 4.49% at December 31, 2007. At September 30, 2009, our nonperforming assets were comprised of $131.7 million of nonaccrual loans, or 38 loans, and $32.9 million of real estate acquired through foreclosure, or 9 properties. At September 30, 2009, we also had $71.2 million of accruing restructured loans on which we have granted certain concessions to provide payment relief generally consisting of the deferral of principal payments and/or a partial reduction in interest payments for a period of time. These loans are also considered impaired loans under GAAP.

For the nine months ended September 30, 2009, full year 2008 and full year 2007, we recorded loan loss provisions of $6.9 million, $11.2 million and $3.8 million, respectively, and incurred a total of $4.8 million, $5.4 million and $0.7 million, respectively, in various expenses and legal costs associated with nonaccrual loans/foreclosed real estate. Additionally, interest not accrued on nonaccrual loans and excluded from interest income totaled $7.3 million in the 2009 period, $8.0 million in 2008 and $4.5 million in 2007.

Our results of operations have also been negatively impacted by an increase in FDIC premiums. Our FDIC insurance expense for the nine months ended September 30, 2009, full year 2008 and full year 2007 amounted to $4.0 million, $1.5 million and $1.1 million, respectively. The expense for the 2009 period included a $1.1 million special assessment imposed in June 2009. We expect deposit insurance premiums will continue to increase for all banks, including the possibility of additional special assessments, due to recent strains on the FDIC deposit insurance fund resulting from the cost of recent bank failures and an increase in the number of banks likely to fail over the next few years. Our current level of FDIC insurance expense as well as any further increases thereto will continue to adversely affect our operating results.

We are taking various steps to resolve our nonaccrual loans, including proceeding with foreclosures on many of the collateral properties, working with certain borrowers to provide payment relief and, in limited cases, accepting partial payment as full satisfaction of a nonaccrual loan. In the first nine months of 2009, nonperforming assets with an original carrying value of $23.3 million were repaid or sold for total proceeds of $22.8 million. We cannot predict for the foreseeable future whether the pace of resolution of our nonperforming assets will increase. We believe that concentrating our efforts towards the individual collection of nonaccrual loans either through the restructure of certain loans or through the acquisition and eventual sale of the collateral properties will in most cases maximize the recovery of our investment. Our ability to complete foreclosure or other proceedings to acquire and sell certain collateral properties however continues to be delayed by various factors including bankruptcy proceedings and an overloaded court system. As a result of these delays, the timing and amount of the resolution/disposition of nonaccrual loans as well as foreclosed real estate cannot be predicted with certainty. In addition, if the current downturn in commercial real estate values and local economic conditions in both New York and Florida as well as other factors noted above continue for an additional extended period, it could have an adverse impact on our future asset quality and level of nonperforming assets, charge offs and profitability. There can be no assurance that we will not have significant additional loan loss provisions or expenses in connection with the ultimate collection of nonaccrual loans or in carrying and disposing of foreclosed real estate.

On April 7, 2009, our subsidiary INB entered into a Memorandum of Understanding (“MOU”) with its primary regulator, the Comptroller of the Currency (“OCC”), which requires INB to (1) appoint a Compliance Committee to monitor and coordinate INB’s adherence to the MOU and to submit progress reports to the OCC; (2) develop and implement a Strategic Plan in accordance with guidelines set forth in the MOU; (3) review and revise INB’s Contingency Funding Plan to address matters outlined in the MOU; (4) develop and implement a written program to improve credit risk management processes that are consistent across INB’s two primary markets; (5) develop and implement a three-year capital program in accordance with guidelines set out in the MOU; and (6) review and revise INB’s interest rate risk policy and procedures to address matters set forth in the MOU. As of the date of this prospectus, we believe that we have satisfied a number of the conditions of the MOU and have commenced the steps necessary to resolve any and all remaining issues presented therein. INB has also agreed with the OCC to maintain minimum capital ratios at specified levels higher than those otherwise required by applicable regulations as follows: Tier 1 capital to total average assets (leverage ratio) - 9%; Tier 1 capital to risk-weighted assets - 10%; and total capital to risk-weighted assets - 12%. At September 30, 2009, INB’s actual capital ratios were in excess of these levels and were 10.22%, 12.71% and 13.96%, respectively. As a result of the MOU, our operations, lending activities and capital levels are now subject to heightened regulatory oversight, over and above the extensive regulation which normally applies to us under existing regulations, which will increase our expenses and may negatively impact our ability to grow our business. In addition, failure by INB to comply with these heightened requirements could lead to additional regulatory actions, more expenses and other restrictions.

Our business strategy going forward is committed to the continued attraction of deposits and the origination of commercial and multifamily real estate loans. We expect to continue to rely upon the relationships we have developed both with our good borrowers and with many of the brokers with whom we have done business in the past as primary sources of new loans. We believe that our ability to rapidly and efficiently process and close mortgage loans gives us a competitive advantage. From time to time, we will explore other opportunities to diversify our revenues, including the possibility of originating loans for sale and the expansion of deposit services, although no assurance can be given that we will be successful in identifying and implementing new forms of revenues. Our business is affected by a number of factors that are discussed in the section “Risk Factors” in this prospectus and should be read carefully before you invest in the debentures being offered in this prospectus.

Our lending activities are comprised almost entirely of the origination for our loan portfolio of mortgage loans secured by commercial and multifamily real estate (including rental and cooperative/condominium apartment buildings, office buildings, mixed-use properties, shopping centers, hotels, restaurants, industrial/warehouse properties, parking lots/garages, mobile home parks, self-storage facilities and vacant land). Loans in the portfolio had an average life of approximately 4 years at September 30, 2009. We do not own or originate construction/development loans or condominium conversion loans.

We have and expect to continue to lend in geographical areas that are in the process of being revitalized or redeveloped, with a concentration of loans on properties located in New York and Florida. Our new originations during the last two years have nearly been all fixed-rate loans due to the demand by borrowers for longer-term, fixed-rate product that has been driven by the historically low interest rate environment. We expect this demand for longer-term, fixed-rate product to continue and expect that most of our new loan originations for the foreseeable future will have similar terms. Fixed-rate loans constituted approximately 75% of our consolidated loan portfolio at September 30, 2009.

In lieu of finding suitable lending opportunities for us, we have historically purchased mainly securities that are issued directly by the U.S. government or one of its agencies with short- to intermediate-maturity terms that have either adjustable rates, predetermined rate increases or fixed rates of interest, including many with callable features by the issuer. Our security investing activities are designed to provide and maintain liquidity, without incurring undue interest rate risk and credit risk. Our goal is to maintain a securities portfolio with a short weighted-average life of no more than five years, which allows for the resulting cash flows to either be reinvested in securities at current market interest rates, used to fund loan demand or repay borrowings as needed. Our securities portfolio has historically yielded significantly less than our loan portfolio.

Securities Offered. We are offering a maximum of $15,000,000 in total principal amount of IBC’s 7.00% subordinated debentures due January 1, 2020. At the time of purchase, a purchaser may elect to receive quarterly interest payments or have the interest accrue. If the purchaser elects to receive quarterly payments of interest, interest on the debentures will be paid on the first day of each calendar quarter. If the purchaser elects to have the interest accrue, then, in addition to interest accruing on the principal balance, interest will accrue each calendar year on the balance of the accrued interest as of the last day of the preceding calendar year at the same rate of interest, with all accrued interest, together with the principal balance, payable at maturity. IBC may, at its option, at any time call all or any part of the debentures for payment and redeem the same at any time after January 1, 2012 for the face amount plus any interest accrued to the date of redemption. The debentures will be unsecured obligations of IBC only and will be subordinated to all of IBC’s senior indebtedness. There is no limitation on the amount of senior indebtedness which we may issue. We may issue additional unsecured indebtedness which will be pari passu, or rank equally, with the debentures. See “Description of Debentures” in this prospectus.

Use of Proceeds. We expect to use the net proceeds from this offering to make a capital investment in our banking subsidiary INB. INB will invest these proceeds at its discretion, including into investment securities or new mortgage loans originated. The investment of the net proceeds will meet the criteria and characteristics embodied in INB’s current lending and investment policies. The capital investment by IBC into INB will immediately increase INB’s regulatory capital and related ratios and provide INB with additional flexibility to expand its business and/or aid its efforts to reduce its nonperforming assets.

You will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the net proceeds from this offering. In addition, there is no sinking fund for retirement of the debentures at or prior to their maturity. INB is also not obligated to make funds available to IBC for payment of the principal and interest on the debentures. Accordingly, IBC’s ability to make payments on the debentures is dependent on the earnings and the distribution of funds from INB. If INB cannot pay IBC cash dividends for any reason, IBC may be unable to make the principal and interest payments on the debentures as they come due. We cannot assure you that IBC will have access to cash flows sufficient to fund such payments when due. Further, IBC’s ability to receive cash dividends from INB is subject to extensive government regulation. The debentures are subordinated and unsecured obligations of IBC. As a result, if we are unable to pay the debentures at their maturity, your ability to recover the principal amount of the debentures and any accrued and unpaid interest due may be limited.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The tables that follow on the next two consecutive pages of this prospectus should be read in conjunction with our consolidated financial statements, together with the related notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operation, all of which are contained elsewhere in this prospectus. The financial information in the tables is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this prospectus.

The financial information as of and for the three- and nine-months ended September 30, 2009 and 2008 is unaudited, but, in our opinion, contains all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our financial condition and results of operations for those periods. The results of operations for the three- and nine-month periods are not necessarily indicative of the results to be expected for the remainder of the year or any other period.

	At or For The Quarter Ended		At or for the Nine Months Ended
($ in thousands, except per share data)	Sept 30, 2009	Sept 30, 2008	Sept 30, 2009	Sept 30, 2008
Financial Condition Data:
Total assets	$2,382,170	2,180,746	$2,382,170	2,180,746
Cash and short-term investments	30,660	21,969	30,660	21,969
Securities held to maturity, net	598,313	410,844	598,313	410,844
Loans receivable, net of deferred fees	1,696,064	1,691,851	1,696,064	1,691,851
Deposits	2,012,995	1,734,820	2,012,995	1,734,820
Borrowed funds and related accrued interest payable	107,547	210,551	107,547	210,551
Preferred equity	23,370	—	23,370	—
Common equity	190,249	186,230	190,249	186,230
Nonaccrual loans	131,742	82,759	131,742	82,759
Loans ninety days past due and still accruing	1,947	—	1,947	—
Foreclosed real estate	32,915	25,099	32,915	25,099
Accruing troubled debt restructured loans	71,156	—	71,156	—
Allowance for loan losses	31,815	25,828	31,815	25,828
Loan chargeoffs	2,635	4,227	4,977	4,227
Loan recoveries	—	—	1,329	—

Operations Data:
Interest and dividend income	$30,939	$33,508	$92,422	$97,072
Interest expense	19,924	22,424	61,920	68,069

Net interest and dividend income	11,015	11,084	30,502	29,003
Provision for loan losses	2,396	3,446	6,939	8,462

Net interest and dividend income after loan loss provision	8,619	7,638	23,563	20,541
Noninterest income	95	2,318	225	4,400
Noninterest expenses	7,336	5,276	19,829	12,991

Earnings before income taxes	1,378	4,680	3,959	11,950
Provision for income taxes	627	2,054	1,535	5,182

Net earnings before preferred dividend requirements	751	2,626	2,424	6,768
Preferred dividend requirements	409	—	1,223	—

Net earnings available to common stockholders	$342	$2,626	$1,201	$6,768

Per Common Share Data:
Basic earnings per share	$0.04	$0.32	$0.14	$0.82
Diluted earnings per share	0.04	0.32	0.14	0.82
Cash dividends per share	—	—	—	0.25
Book value per share	23.00	22.52	23.00	22.52
Market price per share	3.53	7.63	3.53	7.63

Other Data and Ratios:
Common shares outstanding	8,270,812	8,270,812	8,270,812	8,270,812
Common stock warrants and options outstanding	952,012	132,040	952,012	132,040
Average common shares used to calculate:
Basic earnings per common share	8,270,812	8,270,812	8,270,812	8,255,155
Diluted earnings per common share	8,270,812	8,270,812	8,270,812	8,257,204
Adjusted net earnings used for diluted earnings per share	$342	$2,626	$1,201	$6,768
Net interest margin	1.86%	2.04%	1.76%	1.82%
Return on average assets	0.13%	0.48%	0.14%	0.42%
Return on average common equity	1.58%	5.69%	1.71%	4.92%
Noninterest income to average assets	0.02%	0.42%	0.01%	0.27%
Noninterest expenses to average assets	1.23%	0.96%	1.13%	0.80%
Nonperforming assets to total assets	6.91%	4.95%	6.91%	4.95%
Nonaccrual loans to total loans	7.73%	4.87%	7.73%	4.87%
Loans, net of unearned income to deposits	84%	97%	84%	97%
Loans, net of unearned income to deposits (bank only)	83%	93%	83%	93%
Allowance for loan losses to total net loans	1.88%	1.53%	1.88%	1.53%
Allowance for loan losses to nonaccrual loans	24.15%	31.21%	24.15%	31.21%
Efficiency ratio	45%	25%	50%	30%
Average stockholders’ equity to average total assets	8.96%	8.43%	9.09%	8.52%
Stockholders’ equity to total assets	8.97%	8.54%	8.97%	8.54%
Tier 1 capital to average assets	11.29%	11.02%	11.29%	11.02%
Tier 1 capital to risk-weighted assets	14.09%	13.08%	14.09%	13.08%
Total capital to risk-weighted assets	15.34%	14.33%	15.34%	14.33%

	At or For The Year Ended December 31,
($ in thousands, except per share data)	2008	2007	2006	2005	2004
Financial Condition Data:
Total assets	$2,271,833	$2,021,392	$1,971,753	$1,706,423	$1,316,751
Cash and short-term investments	54,903	33,086	40,195	56,716	24,599
Securities held to maturity, net	475,581	344,105	404,015	251,508	248,888
Loans receivable, net of deferred fees	1,705,711	1,614,032	1,490,653	1,367,986	1,015,396
Deposits	1,864,135	1,659,174	1,588,534	1,375,330	993,872
Borrowed funds and related accrued interest payable	149,566	136,434	172,909	155,725	202,682
Preferred equity	23,080	—	—	—	—
Common equity	188,894	179,561	170,046	136,178	90,094
Nonaccrual loans	108,610	90,756	3,274	750	4,607
Loans ninety days past due and still accruing	1,964	11,853	—	2,649	—
Foreclosed real estate	9,081	—	—	—	—
Allowance for loan losses	28,524	21,593	17,833	15,181	11,106
Loan chargeoffs	4,227	—	—	—	—
Loan recoveries	—	—	—	—	—

Operations Data:
Interest and dividend income	$128,497	$131,916	$128,605	$97,881	$66,549
Interest expense	90,335	89,653	78,297	57,447	38,683

Net interest and dividend income	38,162	42,263	50,308	40,434	27,866
Provision for loan losses	11,158	3,760	2,652	4,075	4,526

Net interest and dividend income after loan loss provision	27,004	38,503	47,656	36,359	23,340
Noninterest income	5,026	8,825	6,855	6,594	5,140
Noninterest expenses	18,873	12,876	13,027	10,703	8,251

Earnings before income taxes	13,157	34,452	41,484	32,250	20,229
Provision for income taxes	5,891	15,012	17,953	14,066	8,776

Net earnings before preferred dividend requirements	7,266	19,440	23,531	18,184	11,453
Preferred dividend requirements	41	—	—	—	—

Net earnings available to common stockholders	$7,225	$19,440	$23,531	$18,184	$11,453

Per Common Share Data:
Basic earnings per share	$0.87	$2.35	$2.98	$2.65	$1.89
Diluted earnings per share	0.87	2.31	2.82	2.47	1.71
Cash dividends per share	0.25	0.25	—	—	—
Book value per share	22.84	22.23	20.31	17.41	14.37
Market price per share	3.99	17.22	34.41	24.04	19.74

Other Data and Ratios:
Common shares outstanding	8,270,812	8,075,812	8,371,595	7,823,058	6,271,433
Common stock warrants and options outstanding	959,512	332,640	195,000	696,465	696,465
Average common shares used to calculate:
Basic earnings per common share	8,259,091	8,275,539	7,893,489	6,861,667	6,068,755
Diluted earnings per common share	8,267,781	8,422,017	8,401,379	7,449,658	6,828,176
Adjusted net earnings used for diluted earnings per share	$7,225	$19,484	$23,679	$18,399	$11,707
Net interest margin	1.79%	2.11%	2.75%	2.70%	2.52%
Return on average assets	0.34%	0.96%	1.28%	1.20%	1.02%
Return on average common equity	3.94%	11.05%	15.82%	16.91%	14.14%
Noninterest income to average assets	0.23%	0.44%	0.37%	0.44%	0.46%
Noninterest expenses to average assets	0.87%	0.64%	0.71%	0.71%	0.74%
Nonperforming assets to total assets	5.18%	4.49%	0.17%	0.04%	0.35%
Nonaccrual loans to total loans	6.33%	5.59%	0.22%	0.05%	0.45%
Loans, net of unearned income to deposits	92%	97%	94%	99%	102%
Loans, net of unearned income to deposits (bank only)	85%	88%	84%	88%	86%
Allowance for loan losses to total net loans	1.67%	1.34%	1.20%	1.11%	1.09%
Allowance for loan losses to nonaccrual loans	26%	24%	545%	2024%	241%
Efficiency ratio	44%	25%	23%	23%	25%
Average stockholders’ equity to average total assets	8.55%	8.69%	8.06%	7.11%	7.23%
Stockholders’ equity to total assets	9.33%	8.88%	8.62%	7.98%	6.84%
Tier 1 capital to average assets	12.21%	11.59%	11.43%	10.85%	9.03%
Tier 1 capital to risk-weighted assets	14.27%	13.53%	13.85%	12.39%	10.49%
Total capital to risk-weighted assets	15.52%	14.78%	14.95%	14.42%	14.23%

RATIO OF EARNINGS TO FIXED CHARGES

The computations of the ratios of earnings to fixed charges shown below are unaudited and should be read in conjunction with the consolidated financial statements and management’s discussion and analysis of financial condition and results of operations in this prospectus.

($ in thousands)	Intervest Bancshares Corporation Consolidated	Intervest Bancshares Corporation (Stand Alone)
For the Nine Months Ended September 30, 2009:
Earnings before income taxes (1)	$3,959	$924
Fixed charges, excluding interest on deposits (2)	5,675	3,411

Earnings before income taxes and fixed charges, excluding interest on deposits	9,634	4,335
Interest on deposits	57,468	—

Earnings before income taxes and fixed charges, including interest on deposits	$67,102	$4,335

Earnings to fixed charges ratios: excluding interest on deposits	1.70 x	1.27 x
Earnings to fixed charges ratios: including interest on deposits	1.06 x	1.27 x

For the Year Ended December 31, 2008:
Earnings before income taxes (1)	$13,157	$138
Fixed charges, excluding interest on deposits (2)	9,740	3,537

Earnings before income taxes and fixed charges, excluding interest on deposits	22,897	3,675
Interest on deposits	80,636	—

Earnings before income taxes and fixed charges, including interest on deposits	$103,533	$3,675

Earnings to fixed charges ratios: excluding interest on deposits	2.35 x	1.04 x
Earnings to fixed charges ratios: including interest on deposits	1.15 x	1.04 x

For the Year Ended December 31, 2007:
Earnings before income taxes (1)	$34,452	$292
Fixed charges, excluding interest on deposits (2)	11,106	3,647

Earnings before income taxes and fixed charges, excluding interest on deposits	45,558	3,939
Interest on deposits	78,547	—

Earnings before income taxes and fixed charges, including interest on deposits	$124,105	$3,939

Earnings to fixed charges ratios: excluding interest on deposits	4.10 x	1.08 x
Earnings to fixed charges ratios: including interest on deposits	1.38 x	1.08 x

For the Year Ended December 31, 2006:
Earnings before income taxes (1)	$41,484	$118
Fixed charges, excluding interest on deposits (2)	12,666	4,910

Earnings before income taxes and fixed charges, excluding interest on deposits	54,150	5,028
Interest on deposits	65,631	—

Earnings before income taxes and fixed charges, including interest on deposits	$119,781	$5,028

Earnings to fixed charges ratios: excluding interest on deposits	4.28 x	1.02 x
Earnings to fixed charges ratios: including interest on deposits	1.53 x	1.02 x

For the Year Ended December 31, 2005:
Earnings before income taxes (1)	$32,250	$112
Fixed charges, excluding interest on deposits (2)	12,528	5,003

Earnings before income taxes and fixed charges, excluding interest on deposits	44,778	5,115
Interest on deposits	44,919	—

Earnings before income taxes and fixed charges, including interest on deposits	$89,697	$5,115

Earnings to fixed charges ratios: excluding interest on deposits	3.57 x	1.02 x
Earnings to fixed charges ratios: including interest on deposits	1.56 x	1.02 x

For the Year Ended December 31, 2004:
Earnings before income taxes (1)	$20,229	$107
Fixed charges, excluding interest on deposits (2)	12,353	4,351

Earnings before income taxes and fixed charges, excluding interest on deposits	32,582	4,458
Interest on deposits	26,330	—

Earnings before income taxes and fixed charges, including interest on deposits	$58,912	$4,458

Earnings to fixed charges ratios: excluding interest on deposits	2.64 x	1.02 x
Earnings to fixed charges ratios: including interest on deposits	1.52 x	1.02 x

(1)	IBCs stand alone earnings before income taxes includes dividends received from INB for purposes of this calculation as follows: $3,102,000 in the 2009 period, $3,507,000 in 2008; $3,540,000 in 2007; $4,884,000 in 2006 ; $4,356,000 in 2005; and $3,429,000 in 2004.
(2)	Fixed charges for purposes of this calculation represent the aggregate of interest expense on debentures and other short- term borrowings, amortization of debenture offering costs and preferred stock dividend requirements, which are comprised of preferred stock dividends and related preferred stock discount amortization.

RISK FACTORS

Investing in IBC’s debentures involve significant risks, including the risks described below. You should carefully consider the following information about these risks, together with the other information contained in this prospectus before purchasing the debentures. The risks that we have highlighted here are not the only ones that we face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. In addition, there are risks beyond our control. If any of these risks actually occurs, our business, financial condition or results of operations could be negatively affected, and you could lose part or all of your investment.

Risks Related to Our Business

Additional increases in our level of nonperforming assets could have an adverse effect on our financial condition and results of operations.

Our results of operations for the last two years have been negatively impacted by the weak economy, high rates of unemployment, increased office and retail vacancy rates and lower real estate values, all of which have resulted in a significant increase in our level of nonperforming assets and associated loan loss provisions and related expenses to carry these assets. We expect these unfavorable conditions to continue for some period of time. As described in more detail elsewhere in this prospectus, our nonperforming assets at September 30, 2009 amounted to $164.6 million, or 6.91% of total assets, compared to $148.0 million, or 6.22% of total assets at June 30, 2009, $117.7 million, or 5.18%, at December 31, 2008 and $90.8 million, or 4.49% at December 31, 2007. At September 30, 2009, our nonperforming assets were comprised of $131.7 million of nonaccrual loans, or 38 loans, and $32.9 million of real estate acquired through foreclosure, or 9 properties. At September 30, 2009, we also had $71.2 million of accruing restructured loans on which we have granted certain concessions to provide payment relief generally consisting of the deferral of principal payments and/or a partial reduction in interest payments for a period of time. If loans that are currently nonperforming further deteriorate, we would need to increase our allowance to cover additional charge-offs. If loans that are currently performing become nonperforming, we may need to continue to increase our allowance for loan losses if additional losses are anticipated which would have an adverse impact on our financial condition and results of operations. The increased time and expense associated with the work out of existing nonperforming assets and potential new nonperforming assets also could adversely affect our operations.

Our ability to recover our investment in the mortgage loans we originate is solely or primarily dependent on the market value of the properties underlying such loans because many of our mortgage loans have nonrecourse or limited recourse. In addition, our losses in connection with delinquent and foreclosed loans may be more pronounced because our commercial and multifamily real estate mortgage loans generally defer repayment of a substantial part of the original principal amount until maturity.

In the event we are required to foreclose on a property securing one of our mortgage loans or otherwise pursue our remedies in order to protect our investment, there can be no assurance that we will recover funds in an amount equal to our projected return on our investment or in an amount sufficient to prevent a loss to us due to prevailing economic conditions, real estate values and other factors associated with the ownership of real property. As a result, the market value of the real estate or other collateral underlying our loans may not, at any given time, be sufficient to satisfy the outstanding principal amount of our loans.

Until economic and market conditions improve, we expect to continue to incur additional losses relating to an increase in nonperforming loans. We do not record interest income on non-accrual loans or other real estate owned, thereby adversely affecting our income, and we also incur increased related loan administration costs. When we take title to collateral in foreclosure and similar proceedings, we are required to mark the related loan to the then estimated fair market value of the collateral, which may result in a loss. Our level of nonaccrual loans and real estate owned through foreclosure also increase our risk profile and the capital our regulators believe is appropriate in light of such risks. While we have reduced our problem assets through loan sales, workouts, restructurings and otherwise, further decreases in the estimate fair value of these assets or in the borrowers’ performance or financial condition could adversely affect our business, results of operations and financial condition. In addition, the resolution of our nonperforming assets requires significant commitments of time from us and our directors, which can be detrimental to the performance of their other responsibilities. There can be no assurance that we will not experience further increases in nonperforming loans in the future, or that our nonperforming assets will not result in further losses in the future.

We may have higher loan losses than we have allowed for, in which case our results of operations and financial condition will be adversely affected.

A variety of factors could cause our borrowers to default on their loan payments and the collateral securing such loans to be insufficient to pay any remaining indebtedness. We maintain an allowance for loan losses in order to mitigate the effect of possible losses inherent in our loan portfolio. There is a risk that we may experience losses which could exceed the allowance for loan losses we have set aside. In determining the size of the allowance, we make various assumptions and judgments about the collectibility of our loan portfolio, which are discussed under the caption “Critical Accounting Policies” in this prospectus.

If our assumptions and judgments prove to be incorrect, we may have to increase our allowance for loan losses or loan chargeoffs, which could have an adverse effect on our operating results and financial condition. There can be no assurances that our allowance for loan losses will be adequate to protect us against loan losses that we may incur. Furthermore, bank regulators may require us to make a provision for loan losses or otherwise recognize further loan charge-offs following their periodic review of our loan portfolio, our underwriting procedures, and our loan loss allowance. Any increase in our allowance for loan losses or loan charge-offs as required by such regulatory authorities could also have a material adverse effect on our financial condition and results of operations.

Since we engage in collateral-based lending and may be forced to foreclose on the collateral property and own the underlying real estate, we may be subject to the risks and increased costs associated with the ownership of real estate, which could adversely affect our operating results.

We may need to foreclose on properties that collateralize our mortgage loans that are in default as a means of repayment and may thereafter own and operate such properties, which expose us to risks and costs inherent in the ownership of real estate. The amount that we, as a mortgagee, may realize from the sale of collateral property, is dependent upon various factors including: limitations on interest rates imposed by local law, general or local economic conditions; neighborhood real estate values; real estate tax rates; operating expenses of the properties; supply of and demand for rental units or properties; ability to obtain and maintain adequate occupancy of the properties; zoning laws; governmental rules, regulations and fiscal policies; and acts of God. The costs associated with the ownership of real estate, principally real estate taxes and maintenance costs, may exceed the rental income earned from such property, if any, and we may therefore have to advance additional funds in order to protect our investment or we may be required to dispose the property at a loss. Further, hazardous substances could be discovered on the foreclosed properties and we may be required to remove the substances from and remediate the properties at our expense, which could be substantial. We may not have adequate remedies against the owners of the properties or other responsible parties and could find it difficult or impossible to sell the affected properties. All of the above could adversely affect our operating results.

Changes in business and economic conditions, in particular those of the New York and Florida markets in which we operate, could continue to lead to lower asset quality and negatively affect our financial condition and results of operations.

Unlike larger national or regional banks that are more geographically diversified, our business and earnings are closely tied to the local economic conditions and commercial real estate values in New York and Florida. The local economies and commercial real estate values in both states continued to weaken during the first nine months of 2009 and we expect conditions may stay as such for some period of time. A sustained and prolonged economic and real estate downturn has already and could continue to adversely affect the quality of our assets, further increase our credit losses and related expenses, and reduce the demand for our products and services, which will negatively affect our financial condition and results of operations.

Our loan portfolio is concentrated in commercial and multifamily real estate mortgage loans, which increases the risk associated with our loan portfolio.

Our loan portfolio is concentrated in loans secured by commercial and multifamily real estate (including rental and cooperative/condominium apartment buildings, office buildings, mixed-use properties, shopping centers, hotels, restaurants, industrial/warehouse properties, parking lots/garages, mobile home parks, self-storage facilities and vacant land). This concentration increases the risk associated with our loan portfolio because commercial real estate and multifamily loans are generally considered riskier than many other kinds of loans, like single family residential real estate loans, since these loans tend to involve larger loan balances to one borrower or groups of related borrowers and repayment of loans secured by income-producing property is typically dependent upon the successful operation of the underlying real estate.

Additionally, we have loans secured by vacant or substantially vacant properties as well as vacant land, all of which typically do not have adequate or any income streams and depend upon other sources of cash flow from the borrower for repayment. Furthermore, many of our borrowers have more than one mortgage loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship may expose us to a greater risk of loss. Our average real estate loan size is currently $2.6 million and it may continue to increase in the future. We plan to continue the origination of commercial and multifamily real estate loans. Regardless of the underwriting criteria we utilize, losses may be experienced as a result of various factors beyond our control, including, among other things, changes in market and economic conditions affecting the value of our loan collateral and problems affecting the credit and business of our borrowers.

The properties securing our loans are concentrated in New York and Florida, which increases the risk associated with our loan portfolio.

The properties securing our mortgage loans are concentrated in New York and Florida (our two primary lending market areas), which have and continue to suffer weak economic conditions and lower real estate values. Additionally, we have and will continue to lend in geographical areas that are in the process of being revitalized or redeveloped which can be negatively impacted to a greater degree in an economic downturn. Properties securing our loans in these types of neighborhoods may be more susceptible to fluctuations in property values than in more established areas. Many of the multifamily properties located in New York City and surrounding boroughs are also subject to rent control and rent stabilization laws, which limit the ability of the property owners to increase rents, which may in turn limit the borrower’s ability to repay those mortgage loans which results in a higher degree of risk.

In addition, since a large portion of our portfolio is secured by properties located in Florida, the occurrence of a natural disaster, such as a hurricane and tropical storms and related flooding and wind damage could result in a decline in loan originations, a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by us in that state. Such weather events can disrupt operations and negatively affect the local economies in the markets where they operate. We cannot predict whether or to what extent damage that may be caused by future hurricanes will affect us.

Political issues, including armed conflicts and acts of terrorism, may have an adverse impact on economic conditions of the country as a whole and may be more pronounced in specific geographic regions. Economic conditions affect the market value of the mortgaged properties underlying our loans as well as the levels of rent and occupancy of income-producing properties. Since a large number of properties underlying our mortgage loans are located in New York City, we may be more vulnerable to the adverse impact of such occurrences than other institutions. Acts of terrorism could have a significant impact on our ability to conduct our business. Such events could affect the ability of our borrowers to repay their loans, could impair the value of the collateral securing our loans, and could cause significant property damage, thus increasing our expenses and/or reducing our revenues.

We may be required to recognize additional impairment charges on our investment in trust preferred securities, which would adversely affect our results of operations and financial position.

INB owns corporate securities with an original cost of $8.0 million that are classified as held to maturity investments. In addition to the impact of changing interest rates, the estimated fair value of these securities have been and continue to be very depressed due to the unusual credit conditions that the financial industry has faced since the middle of 2008 and a weak economy, all of which has severely reduced the demand for these securities and rendered their trading market inactive. In the first nine months of 2009, other than temporary impairment (“OTTI”) charges of $1.4 million were recorded on these securities. The OTTI conclusion was based on an increase in the aggregate amount of deferred and defaulted interest payments on the underlying collateral by the issuing banks such that it is no longer probable that INB will recover its full investment in the applicable security. There can be no assurance that there will not be further write downs in the future on trust preferred securities INB owns as conditions change, which would adversely affect our results of operations and financial position.

Our business strategy may not be successful.

Our business strategy has been and will continue to be the attraction of new deposits and the origination of new commercial and multifamily real estate loans. Our ability to execute this strategy depends on factors outside of our control, including the state of economic conditions generally and in our market areas in particular, as well as interest rate trends, the state of credit markets, loan demand, competition, banking laws and other factors.

We can provide no assurance that we will continue to be successful in maintaining or increasing the volume of our loans and deposits at acceptable risk and asset quality levels and upon acceptable terms, while managing the associated costs and implementation risks of our strategy. There can be no assurance that will be any future growth in our business or that it will be profitable. In addition, we rely on a small number of key executives in relation to our size and there can be no assurance that such executives will be able to manage future growth successfully.

We depend on a small number of executive officers and other key employees to implement our business strategy and our business may suffer if we lose their services.

Our success is dependent on the business expertise of a small number of executive officers and other key employees. Mr. Lowell Dansker, age 59, our Chairman, and Mr. Keith Olsen, age 56, President of INB, serve as our only officers with significant real estate lending experience and they make all the underwriting and lending decisions for us.

If their services or any of our other executive officers or key employees were to become unavailable for any reason, our business may be adversely affected because of their skills and knowledge of the markets in which we operate, their years of real estate lending experience and the difficulty of promptly finding qualified replacement personnel. To attract and retain qualified personnel to support our business, we offer various employee benefits, including executive employment agreements. We have a written management succession plan that identifies internal officers to perform executive officer functions in case of temporary disruptions due to such things as illnesses or leaves of absence. The plan contains procedures regarding the selection of permanent replacements, if any, for key officers. There can be no assurance that this plan would be effective or that we would be able to attract and retain qualified personnel. Competition for qualified personnel may lead to increased hiring and retention costs.

We face strong competition in our market areas.

Our primary markets consist of the New York City area and the Tampa Bay area of Florida, which are very competitive and such competition may increase further, which may limit our growth and profitability. We experience competition in both lending and attracting deposits from other banks and nonbanks located within and outside our primary market areas, some of which are significantly larger institutions or with greater resources, lower cost of funds or a more established market presence.

Nonbank competitors for deposits and deposit-type accounts include savings associations, credit unions, securities firms, investment bankers, money market funds, life insurance companies and the mutual fund industry. For loans, we experience competition from other banks, savings associations, finance companies, mortgage bankers and brokers, insurance companies, credit card companies, credit unions, pension funds and securities firms. Because our profitability depends on our ability to attract deposits and originate loans, our continued ability to compete profitably for depositors and borrowers is critical to our success. External factors that may impact our ability to compete include changes in local economic conditions and real estate values, changes in interest rates, changes in the credit markets, changes in regulations and the consolidation of banks and thrifts within our marketplace.

We depend on brokers for our mortgage lending activities and any reduction in referrals could limit our ability to grow or maintain the size of our loan portfolio.

We rely significantly on referrals from mortgage brokers for our loan originations. Our loan volume depends on our ability to continue to attract these referrals from mortgage brokers. If those referrals were to decline or not expand, there can be no assurances that other sources of loan originations would be available to us.

Liquidity risks could affect our operations

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, or other sources could have a substantial negative effect on our liquidity. In addition to deposits, our current primary funding sources include unsecured federal funds that we purchase from correspondent banks as well as secured advances, both short- and longer-term, we take from the Federal Home Loan Bank of New York and the Federal Reserve Bank of New York, with the use of our security investments as collateral. Other sources of liquidity that may be available to us, but cannot be assured, include our ability to issue and sell debentures, preferred stock or common stock in public or private transactions.

Our access to adequate amounts of funding sources on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Our ability to borrow could also be impaired by factors that are not specific to us, such as further disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the credit markets. We have been and remain a well capitalized institution and have not suffered any liquidity issues as a result of these recent events to date. However, there can be no assurance that illiquid credit markets in general will not adversely affect the future cost and availability of funds to us.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for more than a year. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial condition or performance. If current levels of market disruption and volatility continue or worsen, we may experience adverse effects, which may be material, on our ability to maintain or access capital and on our business, financial condition and results of operations.

Changes in interest rates could adversely impact our earnings and we must continually identify and invest in mortgage loans or other instruments with rates of return above our cost of funds.

As a financial institution, we are subject to the risk of fluctuations in interest rates. A significant change in interest rates could have a material adverse effect on our profitability, which depends primarily on the generation of net interest income which is dependent on our interest rate spread, which is the difference between yields earned on our interest-earning assets and the rates paid on our interest-bearing liabilities. As a result, our success depends on our ability to invest a substantial percentage of our assets in mortgage loans with rates of return that exceed our cost of funds. We may also experience lower rates of return from the investment of our assets, including but not limited to proceeds from the prepayment of loans, in liquid assets such as government securities and overnight funds. Both the pricing and mix of our interest-earning assets and our interest-bearing liabilities are impacted by such external factors as the local economy, competition for loans and deposits, the state of the credit markets, the monetary policy of the Federal Open Market Committee of the Federal Reserve Board of Governors and market interest rates. Fluctuations in interest rates are difficult to predict and are not controllable and, therefore, there can be no assurance of our ability to maintain a consistent positive interest rate spread. There can be no assurances that a sudden and substantial change in interest rates may not adversely impact our earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. For a further discussion of our management of interest rate risk, see the caption entitled “Asset and Liability Management” in this prospectus.

Our level of indebtedness may adversely affect our financial condition and execution of our business strategy.

At September 30, 2009, our borrowed funds (exclusive of deposits) and related interest payable was approximately $108 million. This level of indebtedness could make it difficult for us to satisfy all of our obligations to the holders of our debt and could limit our ability to obtain additional debt financing to fund our working capital requirements. The inability to incur additional indebtedness could adversely affect our business and financial condition by, among other things, limiting our flexibility in planning for, or reacting to, changes in our industry; and placing us at a competitive disadvantage with respect to our competitors who may operate on a less leveraged basis. As a result, this may make us more vulnerable to changes in economic conditions and require us to dedicate a substantial portion of our cash flow from operations to the repayment of our indebtedness, which would reduce the funds available for other purposes.

Reputational risk and social factors may impact our results.

Our ability to attract and maintain depositors and customers is highly dependent upon consumer and other external perceptions of our business practices and/or our financial health. Adverse perceptions regarding our business practices and/or our financial health could damage our reputation in both the customer and funding markets, leading to difficulties in generating and maintaining accounts as well as in financing them. Adverse developments with respect to the consumer or other external perceptions regarding the practices of our competitors, or our industry as a whole, may also adversely impact our reputation. In addition, adverse reputational impacts on third parties with whom we have important relationships may also adversely impact our reputation.

Adverse impacts on our reputation, or the reputation of our industry, may also result in greater regulatory and/or legislative scrutiny, which may lead to laws or regulations that may change or constrain the manner in which we engage with our customers and the products we offer. Adverse reputational impacts or events may also increase our litigation risk. We carefully monitor internal and external developments for areas of potential reputational risk and have established governance structures to assist in evaluating such risks in our business practices and decisions.

Regulatory Risks

We operate in a highly regulated industry and government regulations significantly affect our business.

The banking industry is extensively regulated with regulations intended primarily to protect depositors, consumers and the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (FDIC) and not stockholders. We are subject to regulation and supervision by the Board of Governors of the Federal Reserve System, or Federal Reserve Board (FRB) and INB is also subject to regulation and supervision by the Office of the Comptroller of the Currency (OCC). Regulatory requirements affect our lending practices, capital structure, investment practices, asset allocations, operating practices, growth and dividend policy.

The bank regulatory agencies have broad authority to prevent or remedy unsafe or unsound practices or violations of law. Recently, regulators have intensified their focus on the USA PATRIOT Act’s anti-money laundering and Bank Secrecy Act compliance requirements resulting in an increased burden to us. There is also increased scrutiny of our compliance with the rules enforced by the Office of Foreign Assets Control (OFAC). We are also subject to regulatory capital requirements, and a failure to meet minimum capital requirements or to comply with other regulations could result in actions by regulators that could adversely affect our business. In addition, changes in law, regulations and regulatory practices affecting the banking industry may limit the manner in which we may conduct our business.

Our operations and activities are subject to heightened regulatory oversight which increases our operating expenses and may negatively impact our ability to grow our business.

On April 7, 2009, INB entered into a Memorandum of Understanding (“MOU”) with the Comptroller of the Currency (“OCC”), which requires INB to (1) appoint a Compliance Committee to monitor and coordinate INB’s adherence to the MOU and to submit progress reports to the OCC; (2) develop and implement a Strategic Plan in accordance with guidelines set forth in the MOU; (3) review and revise INB’s Contingency Funding Plan to address matters outlined in the MOU; (4) develop and implement a written program to improve credit risk management processes that are consistent across INB’s two primary markets; (5) develop and implement a three-year capital program in accordance with guidelines set out in the MOU; and (6) review and revise INB’s interest rate risk policy and procedures to address matters set forth in the MOU. We believe that we have satisfied a number of the conditions of the MOU and have commenced the steps necessary to resolve any and all remaining issues presented therein.

INB has also agreed with the OCC to maintain minimum capital ratios at specified levels higher than those otherwise required by applicable regulations as follows: Tier 1 capital to total average assets (leverage ratio) - 9%; Tier 1 capital to risk-weighted assets - 10%; and total capital to risk-weighted assets - 12%. At September 30, 2009, INB’s actual capital ratios were in excess of these levels and were 10.22%, 12.71% and 13.96%, respectively. As a result of the MOU, our operations, lending activities and capital levels are now subject to heightened regulatory oversight, over and above the extensive regulation which normally applies to us under existing regulations, which will increase our expenses and may negatively impact our ability to grow our business. In addition, failure by INB to comply with these heightened requirements could lead to additional regulatory actions, more expenses and other restrictions.

FDIC deposit insurance premiums have increased substantially and may increase further, which will adversely affect our results of operations

Our FDIC insurance expense for the nine months ended September 30, 2009, full year 2008 and full year 2007 amounted to $4.0 million, $1.5 million and $1.1 million, respectively. The expense for the 2009 period included a $1.1 million special assessment imposed in June 2009. We expect deposit insurance premiums will continue to increase for all banks, including the possibility of additional special assessments, due to recent strains on the FDIC deposit insurance fund resulting from the cost of recent bank failures and an increase in the number of banks likely to fail over the next few years. Our current level of FDIC insurance expense as well as any further increases thereto will continue to adversely affect our operating results.

We rely on the dividends we receive from our subsidiaries.

IBC is a separate and distinct legal entity from INB and IMC, and a substantial portion of the revenues it receives consists of dividends from INB. IBC has raised working capital in the past though the sale of debentures as well as preferred stock to the U.S. Treasury and has down streamed the resulting proceeds from such transactions to INB as capital investments. INB currently makes dividend payments to IBC to fund the interest and principal payments on IBC’s outstanding debentures and cash dividend requirements on the outstanding preferred stock.

Various federal and state laws and regulations limit the amount of dividends that a bank may pay to its parent company as described in more detail under the caption “Supervision and Regulation” in this prospectus. In addition, IBC’s right to participate in a distribution of assets upon the liquidation or reorganization of a subsidiary may be subject to the prior claims of the subsidiary’s creditors. If INB is unable to pay dividends to IBC for any reason, in turn IBC may not be able to service its debt, pay its other obligations, or pay dividends on its common and preferred stock, which could have a material adverse effect on our business and your investment in the debentures being offered in this prospectus.

Accounting, Systems and Internal Control Risks

Changes in accounting standards may affect our performance.

Our accounting policies and procedures are fundamental to how we record and report our financial condition and results of operations. From time to time, there are changes in the financial accounting and reporting standards that govern the preparation of financial statements in accordance with GAAP. These changes can be difficult to predict and can materially impact how we record and report our financial condition and statements of operations. The Financial Accounting Standards Board (FASB) has and continues to issue a large number of accounting standards that necessarily require all companies to exercise significant judgment and interpretation in their application of those standards. For example, banks now need to use “significant” judgment when assessing the estimated fair value of the assets and liabilities sitting on their balance sheets even though market values can change rapidly day to day and or may not be representative due to the inactivity of certain markets. These judgments and estimates could lead to inaccuracy and/or incomparability of financial statements in the banking industry. Future changes in financial accounting and reporting standards could require us to apply a new or revised standard retroactively, which could result in a material adverse effect on our financial condition or could even require us to restate prior period financial statements.

The accuracy of our judgments and estimates about financial and accounting matters will impact operating results and financial condition.

We necessarily make certain estimates and judgments in preparing our financial statements. The quality and accuracy of those estimates and judgments will have an impact our operating results and financial condition. The discussion under the caption “Critical Accounting Policies” in this prospectus and the information referred to in that discussion is incorporated by reference in this paragraph.

Failure to maintain an effective system of internal control over financial reporting may not allow us to be able to accurately report our financial results or prevent fraud.

We regularly review and update our internal control over financial reporting, disclosure controls and procedures, and corporate governance policies and procedures. We maintain controls and procedures to mitigate against risks such as processing system failures and errors, and customer or employee fraud, and maintains insurance coverage for certain of these risks. Any system of controls and procedures, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Events could occur which are not prevented or detected by our internal controls or are not insured against or are in excess of our insurance limits. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

A breach of information security could negatively affect our business.

We depend upon data processing, communication and information exchange on a variety of computing platforms and networks, including over the internet. Communications and information systems are essential to the conduct of our business, as we use such systems to manage our customer relationships, general ledger, deposits, and loans.

We cannot be certain that all of our systems are entirely free from vulnerability to attack, despite safeguards we have instituted. We also rely on the services of a variety of vendors to meet our data processing and communication needs. If information security is breached, information can be lost or misappropriated and could result in financial loss or costs to us or damages to others. These costs or losses could materially exceed the amount of insurance coverage, if any, which would adversely affect our earnings. Our ability to meet the needs of our customers competitively, and in a cost-efficient manner, is dependent on our ability to keep pace with technological advances and to invest in new technology as it becomes available. Many of our competitors have greater resources to invest in technology than we do and may be better equipped to market new technology-driven products and services. The ability to keep pace with technological change is important, and the failure to do so on our part could also have a material adverse impact on our business and therefore on our financial condition and results of operations.

We are subject to several restrictions including restrictions on our ability to declare or pay dividends and repurchase our shares as well as restrictions on our executive compensation.

We have participated in the U.S Treasury’s Capital Purchase Program and are subject to various restrictions as defined therein, including the Treasury’s standards for executive compensation and corporate governance for as long as the Treasury holds our Series A preferred stock, or any common stock that may be issued to them pursuant to the warrant they hold. These standards generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments to senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. This deductibility limit on executive compensation, which currently only affects our Chairman’s compensation, will increase the overall cost of our compensation programs in future periods and we could potentially be subject to the above restrictions for a ten-year time period. Pursuant to the American Recovery and Reinvestment Act of 2009, further compensation restrictions, including significant limitations on incentive compensation and “golden parachute” payments, have been imposed on our most highly compensated employees, which may make it more difficult for us to retain and recruit qualified personnel.

Risks Relating to this Offering

The underwriter is not obligated to purchase the debentures being offered, which may limit the net proceeds we actually receive in this offering

This offering is being made on a “best efforts” basis, which means there is no guarantee that we will be able to sell all or any of the debentures offered. No commitment exists from the underwriter to purchase all or any part of the debentures. Consequently, no assurance can be given as to the amount of debentures that will be sold, if any. If at least $10,000,000 of debentures are not sold by a certain date noted elsewhere in this prospectus, all subscription funds will be refunded to subscribers.

We have broad discretion to use the proceeds of this offering.

We expect to use the net proceeds from this offering for the down streaming of working capital to INB (see the section “Use of Proceeds” in this prospectus). Accordingly, we will have broad discretion as to the application of such proceeds. You will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the net proceeds from this offering. Our failure to use these funds effectively could have a material adverse effect on our financial condition and results of operations.

The debentures being offered are not FDIC insured bank deposits and are subject to market risk.

IBC’s debentures are not deposits, savings accounts or other obligations of our subsidiaries or any other depository institution, are not guaranteed by us or any other entity, and are not insured by the FDIC or any other governmental agency. The debentures offered may lose part or all of their value.

The debentures are unsecured and we cannot make payments under the debentures if we default on any senior indebtedness.

The payment of principal and interest on the debentures is subordinated to the prior payment in full of all of our existing and future senior indebtedness.

As of September 30, 2009, IBC had senior indebtedness in the form of guarantees for the payment of distributions on, payments on any redemptions of, and any liquidation distribution with respect to an aggregate of $55 million of Trust Preferred Securities issued by IBC’s wholly owned statutory business trusts, Intervest Statutory Trust II, III, IV and V. Consequently, in the event we undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets will be available to pay obligations on the debentures only after all of our senior indebtedness has been paid in full. There may not be sufficient assets remaining to pay amounts due on the debentures after such senior indebtedness has been paid. Neither the debentures nor the indenture limit or restrict our ability to incur senior indebtedness or indebtedness that is pari passu with the debentures. Indebtedness that is pari passu with the debentures has no priority of payment over and is not subordinated in right of payment to the debentures. Accordingly, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, any assets of ours remaining after payment to lenders of senior indebtedness will be paid pro rata among the holders of the debentures and the holders of pari passu indebtedness.

Absence of a public market for the debentures will limit your opportunities to sell your debentures in the future.

The debentures are new securities for which there is no trading market. We do not intend to apply for listing of the debentures on any securities exchange or for quotation through an automated quotation system. There is currently no established trading market for previous debentures we have issued. Although there are generally no restrictions on the transfer of debentures, the absence of an established trading market makes it more difficult to sell or transfer debentures. There can be no assurance that a market may develop in the future, and there can be no assurance as to the ability of holders of debentures to sell their debentures. If such a market were to exist, the debentures could trade at prices that may be higher or lower than their principal amount depending on many factors, including prevailing interest rates, the market for similar debt instruments and our financial performance. Accordingly, investors should consider an investment in our debentures to be illiquid relative to securities of other companies.

We are a holding company, and we may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments principal and interest on the debentures.

There is no sinking fund for retirement of the debentures at or prior to their maturity. Although all our business is conducted principally through INB, INB is not obligated to make funds available to us for payment of principal and interest on the preferred stock. Accordingly, our ability to make payments on the debentures is dependent on the earnings and the distribution of funds from INB. If INB cannot pay IBC dividends for any reason, we may be unable to make the principal and interest payments on the debentures as they come due. We cannot assure you that we will have access to cash flows sufficient to fund such payments when due. Further, our ability to receive dividends from INB is subject to extensive government regulation. The debentures are subordinated and unsecured obligations of ours. As a result, if we are unable to pay the debentures at their maturity, your ability to recover the principal amount of the debentures and any outstanding interest may be limited.

Holders of our debentures will have no say over our management and affairs.

Our executive officers and directors will make all decisions with respect to our management. Holders of our debentures have no right or power to take part in management. Prospective investors will be entirely reliant on our executive officers and directors and will not be able to evaluate for themselves the merits of the proposed use and investment of the debenture proceeds. The interests of our directors and executive officers may differ from the interests of the debenture holders. Accordingly, no person should purchase debentures unless he or she is willing to entrust all aspects of our management to our executive officers and directors.

The offering prices are not necessarily an indication of the value of our debentures.

The offering price of the debentures does not necessarily bear any relationship to the book value of our assets, past operations, cash flows and ability to repay the debentures, losses, financial condition or any other established criteria for value. Our directors determined the offering price, including the interest rate to be paid per annum and other terms, after consulting with our underwriter and considering general market conditions, among other factors.

USE OF PROCEEDS

The net proceeds of the offering, after payment of underwriting fees and commissions and offering expenses, are estimated to be $14,120,000, if the maximum amount ($15,000,000) of the debentures are sold, or estimated to be $9,370,000, if the minimum amount ($10,000,000) of the debentures are sold.

We expect to use the net proceeds from this offering to make a capital investment in our banking subsidiary, INB. INB will invest these proceeds at its discretion, including into investment securities or new mortgage loans originated. The investment of the net proceeds will meet the criteria and characteristics embodied in INB’s current lending and investment policies. The capital investment by IBC into INB will immediately increase INB’s regulatory capital and related ratios and provide INB with the additional flexibility to expand its business and/or aid its efforts to reduce its nonperforming assets.

The following table sets forth the sources and amount of funds which will be available to us upon completion of the offering and the approximate use of said funds.

	Minimum Offering Amount	Percent	Maximum Offering Amount	Percent
Source of Proceeds:
Sales of Debentures	$10,000,000	100%	$15,000,000	100%

Use of Proceeds:
Underwriting fees and commissions	$500,000	5%	$750,000	5%
Offering expenses	130,000	1%	130,000	1%
Working capital	9,370,000	94%	14,120,000	94%

Total	$10,000,000	100%	$15,000,000	100%

CAPITALIZATION

The following tables set forth our capitalization as of September 30, 2009 on an actual basis and on a pro-forma basis to give effect to this offering. For purposes of the tables below, we have assumed that $15,000,000 of Intervest Bancshares Corporation’s debentures being offered by this prospectus will be sold for net proceeds of $14,120,000. These proceeds will be down streamed to Intervest National Bank as a capital investment. You should read the information below together with our consolidated financial statements and related notes thereto, which are included elsewhere in this prospectus.

Consolidated

($ in thousands)	Actual At September 30, 2009 (Unaudited)	Pro-Forma At September 30, 2009 (Unaudited)
Debt Outstanding:
FHLB Advances - (held by INB)	$50,500	$50,500
Debentures payable (1)	—	15,000
Debentures payable - trust preferred securities	56,702	56,702
All other	345	345

Total indebtedness	$107,547	$122,547

Stockholders’ Equity:
Preferred stock, 300,000 shares authorized, 25,000 shares issued and outstanding	$23,370	$23,370
Class A common stock, $1.00 par value, 12,000,000 shares authorized, 8,095,151 shares issued and 7,690,812 outstanding	8,095	8,095
Class B common stock, $1.00 par value, 700,000 shares authorized, 580,000 shares issued and outstanding	580	580
Additional paid-in capital- common	81,311	81,311
Retained earnings	110,263	110,263
Treasury common stock (404,339 shares at cost)	(10,000)	(10,000)

Total stockholders’ equity	213,619	213,619

Total capitalization	$321,166	$336,166

Total regulatory capital to risk-weighted assets (1)	15.34%	16.13%
Tier 1 regulatory capital to risk-weighted assets	14.09%	14.09%
Tier 1 regulatory capital to average assets (leverage ratio)	11.29%	11.29%

Intervest National Bank

Debt Outstanding:
FHLB Advances	$50,500	$50,500
All other	263	263

Total indebtedness	$50,763	$50,763

Stockholder’s Equity:
Common stock owned by IBC	600	600
Additional paid-in capital- common	155,454	169,574
Retained earnings	83,334	83,334

Total stockholder’s equity	239,388	253,508

Total capitalization	$290,151	$304,271

Total regulatory capital to risk-weighted assets	13.96%	14.71%
Tier 1 regulatory capital to risk-weighted assets	12.71%	13.45%
Tier 1 regulatory capital to average assets (leverage ratio)	10.22%	10.82%

(1)	The debentures being offered by IBC in this prospectus will have an original maturity of ten years and they will qualify as regulatory Tier 2 capital for purposes of computing IBC’s regulatory capital ratios. Subordinated debt together with any intermediate-term preferred stock is considered Tier 2 capital and is limited to 50 percent of Tier 1 capital. As the debentures approach maturity, the amount eligible for inclusion in Tier 2 capital will be reduced as follows: one-fifth of the outstanding amount is excluded each year during the instrument’s last five years before maturity. When remaining maturity is less than one year, the entire instrument is excluded from Tier 2 capital. The maximum amount of Tier 2 capital that is allowable in qualifying total capital is 100 percent of Tier 1 capital.

DIVIDEND POLICY

Common Dividends

IBC’s Class A and Class B common stockholders are entitled to receive cash dividends when and if declared by IBC’s board of directors out of funds legally available for such purposes. No common dividends were declared or paid in the first nine months of 2009. In June 2008, a cash dividend of $0.25 per share on outstanding Class A and Class B common stock totaling $2.1 million was paid. In June 2007, a total cash dividend of $2.1 million, or $0.25 per share, on outstanding Class A and Class B common stock was paid. Although IBC may pay common dividends in the future, the amount of and timing of any dividend has not been determined, nor is the payment of dividends assured.

Preferred Dividends

On December 23, 2008, IBC sold to the U.S. Treasury 25,000 shares of its Series A Cumulative Perpetual Preferred Stock and a ten year warrant to purchase up to 691,882 shares of its Class A common stock for a total investment from the Treasury of $25 million as more fully described in the notes to the consolidated financial statements. The securities were sold to the Treasury in a transaction exempt from registration under the Securities Act of 1933 pursuant to the exemption available under Section 4(2) of that Act.

The Treasury is entitled to receive cumulative cash dividends on these preferred shares when and if declared by IBC’s board of directors at the current annual rate of 5% payable quarterly, including the amount of any accrued and unpaid dividends for any prior periods out of funds legally available for such purposes. The current annual cash preferred stock dividend requirement is $1.3 million. For the first nine months of 2009, cash dividends of $0.8 million were paid on the preferred stock.

Restrictions on Payment of Dividends

IBC’s ability to pay any cash dividends is limited to an amount equal to the surplus, which represents the excess of its net assets over paid-in-capital or, if there is no surplus, net earnings for the current and/or immediately preceding fiscal year. The primary source of funds for cash dividends payable by IBC to its common as well as its preferred stockholders is the cash dividends, if any, received from its subsidiaries, INB and IMC. The payment of cash dividends by a subsidiary to IBC is determined by that subsidiary’s board of directors and is dependent upon a number of factors, including the subsidiary’s capital requirements, applicable regulatory limitations, results of operations, financial condition and any restrictions arising from outstanding indentures. The members of IBC’s board of directors are also members of the board of directors for each of IBC’s subsidiaries.

INB currently pays a monthly cash dividend to IBC in order to provide the necessary funds for the debt service on IBC’s outstanding trust preferred securities as well as the cash dividend requirements on the Series A preferred stock. Total dividends paid by INB to IBC during the first nine months of 2009, full year 2008 and full year 2007 amounted to $3.1 million, $3.5 million and $3.5 million, respectively. For a further discussion of legal limitations with regard to the payment of dividends, see the caption entitled “Supervision and Regulation” in this prospectus.

IBC’s ability to pay cash dividends to its common or preferred shareholders is further limited by the funding requirements of its outstanding trust preferred securities. These securities were issued at various times by IBC’s wholly owned business trusts, which were formed for the sole purpose of issuing trust preferred securities, the proceeds of which have been contributed to INB as capital contributions at various times to support INB’s growth in assets.

Additionally, for as long as any Series A Preferred Stock is outstanding, IBC may not declare or pay dividends on its common stock, or repurchase shares of its common stock, unless all accrued and unpaid dividends for all past dividend periods on the Series A Preferred Stock have been paid in full. Further, until the earlier of December 23, 2012 or when all of the Series A Preferred Stock is no longer owned by the Treasury or its affiliates, IBC may, subject to limited exceptions, increase the quarterly cash dividend on its common stock in excess of the most recent common stock dividend of $0.25 per share only with the consent of the Treasury.

BUSINESS

General

Intervest Bancshares Corporation

Intervest Bancshares Corporation (“IBC”) is a holding company under the Bank Holding Company Act and was incorporated in 1993 under the laws of the State of Delaware. IBC’s Class A common stock is listed for trading on the Nasdaq Global Select Market under the symbol “IBCA.” There is no public trading market for IBC’s Class B common stock. IBC is the parent company of Intervest National Bank (“INB”) and Intervest Mortgage Corporation (“IMC”) and IBC owns 100% of the outstanding capital stock of each entity. References to “we,” “us,” and “our” in this prospectus refer to IBC and its consolidated subsidiaries on a consolidated basis, unless otherwise specified.

IBC owns 100% of the outstanding capital stock of four statutory business trusts (Intervest Statutory Trust II, III, IV and V), all of which are unconsolidated entities for financial statement purposes as required by U.S. generally accepted accounting principles (“GAAP”). The trusts were formed for the sole purpose of issuing and administering trust preferred securities and lending the proceeds to IBC. They do not conduct any trade or business.

The offices of IBC and IMC and INB’s headquarters and full-service banking office are located on the entire fourth floor of One Rockefeller Plaza in New York City, New York, 10020-2002. The main telephone number is 212-218-2800. Our business is banking and real estate lending. IBC’s primary business is the ownership and operation of its subsidiaries. It does not engage in any other substantial business activities other than a limited amount of real estate mortgage lending, including the participation in loans originated by INB. From time to time, IBC also issues debt and equity securities to raise funds for working capital purposes. IBC is subject to examination and regulation by the Federal Reserve Board (FRB). IBC is also a participant in the U.S. Treasury’s Capital Purchase Program.

Intervest National Bank

INB is a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, Suite 400, in New York City, and a total of six full-service banking offices in Pinellas County, Florida - four in Clearwater, one in Clearwater Beach and one in South Pasadena. INB conducts a personalized commercial and consumer banking business that attracts deposits from the general public in the areas served by its banking offices. INB also provides internet banking services through its web site: www.intervestnatbank.com, which also attracts deposit customers from outside its primary market areas. Information on this web site is not and should not be considered part of this prospectus and is not incorporated by reference. The deposits, together with funds generated from operations, principal repayments on loans and securities and other sources, are mainly used to originate mortgage loans secured by commercial and multifamily real estate and to purchase investment securities.

INB’s revenues are primarily derived from interest and fees received from originating loans, and from interest and dividends earned on securities and other short-term investments. The principal sources of funds for the INB’s lending activities are deposits, repayment of loans, maturities and calls of securities and cash flow generated from operations. INB’s principal expenses consist of interest paid on deposits and operating, general and administrative expenses. INB’s deposit flows and the rates paid on deposits are influenced by interest rates on competing investments available to depositors and general market rates of interest. INB’s lending activities are affected by the interest rates it charges on loans, customer demand for loans, the supply of money available for lending purposes, the rates offered by its competitors, and the terms and credit risks associated with the loans. INB faces strong competition in the attraction of deposits and in the origination of loans. INB’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to the extent permitted by law.

INB’s operations are significantly influenced by general and local economic conditions, particularly those in the New York City metropolitan area and the State of Florida where most of the properties that secure INB’s mortgage loans are concentrated, and by related monetary and fiscal policies of banking regulatory agencies, including the FRB and FDIC. INB is subject to the supervision, regulation and examination of the Office of the Comptroller of the Currency of the United States of America (OCC). INB maintains capital ratios in excess of applicable regulatory requirements to be designated as a well-capitalized institution. As discussed in more detail elsewhere in this prospectus, in April 2009, INB and the OCC entered into a Memorandum of Understanding. INB also agreed to maintain minimum capital ratios at specified levels higher than those otherwise required by applicable regulations.

Intervest Mortgage Corporation

IMC’s business had focused on the origination of first and junior mortgage loans secured by commercial and multifamily real estate, and it also provided loan origination services to INB, its affiliate, through an intercompany service agreement. IMC funded its loan originations through the issuance of subordinated debentures in public offerings. Since early 2007, competitive market conditions and lower pricing for new loans reduced IMC’s loan originations significantly from its historical levels, and only one loan has been originated since December 31, 2007. As a result of these conditions, IMC has been applying the proceeds from its loan repayments to redeem its outstanding debentures and in many cases prior to contractual maturity. At September 30, 2009, IMC had no more debentures outstanding. It had total assets of $22 million (primarily consisting of $18 million in loans, of which $7.2 million were on nonaccrual status, and $2.3 million of foreclosed real estate) and stockholder’s equity of $21 million. Due to the significant reduction in IMC’s business activities, effective January 1, 2009, the employees of IMC became employees of INB and they continue to perform loan origination services for INB consistent with past practice. Certain personnel of INB administer the remaining net assets of IMC and IMC reimburses INB monthly for the cost of such services. Intercompany fee income and expenses are eliminated in the consolidated financial statements. We expect IMC to have no new business activities going forward and for INB to eventually acquire all of the remaining net assets of IMC and IMC would be subsequently dissolved. In 2009, INB acquired $30.8 million of performing loans from IMC at cost. Any future transactions continue to be subject to regulatory approval and no assurance can be given that such approval will be received. In September 2009, IMC paid a cash dividend to IBC in the amount of $9.3 million which was used by IBC to make an additional capital investment in INB for the same amount.

Business Overview and Strategy

Our principal operating subsidiary is INB, which accounts for 99% of our total consolidated assets. INB is and will continue to be our principal operating entity in generating our future business and consolidated results of operations. Our business strategy is committed to the continued attraction of deposits and the origination of commercial and multifamily real estate loans. We expect to continue to rely upon the relationships we have developed both with our good borrowers and with many of the brokers with whom we have done business in the past as primary sources of new loans. We believe that our ability to rapidly and efficiently process and close mortgage loans gives us a competitive advantage. From time to time, we will explore other opportunities to diversify our revenues, including the possibility of originating loans for sale and the expansion of deposit services, although no assurance can be given that we will be success in identifying and implementing new forms of revenues. Our business is affected by a number of factors that are discussed in the section “Risk Factors” in this prospectus and should be read carefully.

Our lending activities are comprised almost entirely of the origination for our loan portfolio of mortgage loans secured by commercial and multifamily real estate (including rental and cooperative/condominium apartment buildings, office buildings, mixed-use properties, shopping centers, hotels, restaurants, industrial/warehouse properties, parking lots/garages, mobile home parks, self-storage facilities and vacant land). Loans in the portfolio had an average life of approximately 4 years at September 30, 2009. We do not own or originate construction/development loans or condominium conversion loans.

We have and expect to continue to lend in geographical areas that are in the process of being revitalized or redeveloped, with a concentration of loans on properties located in New York and Florida. Our new originations during the last two years have nearly been all fixed-rate loans due to the demand by borrowers for longer-term, fixed-rate product that has been driven by the historically low interest rate environment. We expect this demand for longer-term, fixed-rate product to continue and expect that most of our new loan originations for the foreseeable future will have similar terms. Fixed-rate loans constituted approximately 75% of our consolidated loan portfolio at September 30, 2009.

In lieu of finding suitable lending opportunities for us, we have historically purchased mainly securities that are issued directly by the U.S. government or one of its agencies with short- to intermediate-maturity terms that have either adjustable rates, predetermined rate increases or fixed rates of interest, including many with callable features by the issuer. Our security investing activities are designed to provide and maintain liquidity, without incurring undue interest rate risk and credit risk. Our goal is to maintain a securities portfolio with a short weighted-average life of no more than five years, which allows for the resulting cash flows to either be reinvested in securities at current market interest rates, used to fund loan demand or repay borrowings as needed. Our securities portfolio has historically yielded significantly less than our loan portfolio.

Our results of operations for the last two years have been negatively impacted by the weak economy, high rates of unemployment, increased office and retail vacancy rates and lower real estate values, all of which have resulted in a significant increase in our level of nonperforming assets and associated loan loss provisions and related expenses to carry these assets. We expect these unfavorable conditions to continue for some period of time. As described in more detail elsewhere in this prospectus, our nonperforming assets at September 30, 2009 amounted to $164.6 million, or 6.91% of total assets, compared to $148.0 million, or 6.22% of total assets at June 30, 2009, $117.7 million, or 5.18%, at December 31, 2008 and $90.8 million, or 4.49% at December 31, 2007. At September 30, 2009, our nonperforming assets were comprised of $131.7 million of nonaccrual loans, or 38 loans, and $32.9 million of real estate acquired through foreclosure, or 9 properties. At September 30, 2009, we also had $71.2 million of accruing restructured loans on which we have granted certain concessions to provide payment relief generally consisting of the deferral of principal payments and/or a partial reduction in interest payments for a period of time. These loans are also considered impaired loans under GAAP.

For the nine months ended September 30, 2009, full year 2008 and 2007, we recorded loan loss provisions of $6.9 million, $11.2 million and $3.8 million, respectively, and incurred a total of $4.8 million, $5.4 million and $0.7 million, respectively, in various expenses and legal costs associated with nonaccrual loans/foreclosed real estate. Additionally, interest not accrued on nonaccrual loans and excluded from interest income totaled $7.3 million in the 2009 period, $8.0 million in 2008 and $4.5 million in 2007.

Our results of operations have also been negatively impacted by an increase in FDIC premiums. Our FDIC insurance expense for the nine months ended September 30, 2009, full year 2008 and full year 2007 amounted to $4.0 million, $1.5 million and $1.1 million, respectively. The expense for the 2009 period included a $1.1 million special assessment imposed in June 2009. We expect deposit insurance premiums will continue to increase for all banks, including the possibility of additional special assessments, due to recent strains on the FDIC deposit insurance fund resulting from the cost of recent bank failures and an increase in the number of banks likely to fail over the next few years. Our current level of FDIC insurance expense as well as any further increases thereto will continue to adversely affect our operating results.

We are taking various steps to resolve our nonaccrual loans, including proceeding with foreclosures on many of the collateral properties, working with certain borrowers to provide payment relief and, in limited cases, accepting partial payment as full satisfaction of a nonaccrual loan. In the first nine months of 2009, nonperforming assets with an original carrying value of $23.3 million were repaid or sold for total proceeds of $22.8 million. We cannot predict for the foreseeable future whether the pace of resolution of our nonperforming assets will increase. We believe that concentrating our efforts towards the individual collection of nonaccrual loans either through the restructure of certain loans or through the acquisition and eventual sale of the collateral properties will in most cases maximize the recovery of our investment.

Our ability to complete foreclosure or other proceedings to acquire and sell certain collateral properties however continues to be delayed by various factors including bankruptcy proceedings and an overloaded court system. As a result of these delays, the timing and amount of the resolution/disposition of nonaccrual loans as well as foreclosed real estate cannot be predicted with certainty. In addition, if the current downturn in commercial real estate values and local economic conditions in both New York and Florida as well as other factors noted above continue for an additional extended period, it could have an adverse impact on our future asset quality and level of nonperforming assets, charge offs and profitability. There can be no assurance that we will not have significant additional loan loss provisions or expenses in connection with the ultimate collection of nonaccrual loans or in carrying and disposing of foreclosed real estate.

Market Area

Our primary market area for our New York office is considered to be the New York metropolitan area, consisting of the five boroughs of New York City and the areas surrounding them. Historically, the New York City metropolitan area has benefited from being the corporate headquarters of many large industrial and commercial national companies, which have, in turn, attracted many smaller companies, particularly within the service industry. However, as a consequence of being the home of many national companies and to a large number of national securities and investment banking firms, as well as being a popular travel destination, the New York City metropolitan area is particularly sensitive to the economic health of the United States. As a result, economic conditions in other parts of the United States can also affect the economic climate of New York City.

Our primary market area for our Florida offices is considered to be Pinellas County, which is the most populous county in the Tampa Bay area of Florida. This area also has many seasonal residents. The Tampa Bay area is located on the West Coast of Florida, midway up the Florida peninsula. The major cities in the area are Tampa (Hillsborough County) and St. Petersburg and Clearwater (Pinellas County). We believe that INB’s offices are located in middle and upper income communities. INB’s deposit-gathering market also includes its internet web site: www.intervestnatbank.com, which attracts deposit customers from both within and outside our primary market areas.

Competition

In one or more aspects of our business, we compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with large financial holding companies, have substantially greater financial and marketing resources and lending limits, and may offer services that we do not currently provide. In addition, many of our nonbank competitors are not subject to the same extensive federal regulations that govern financial holding companies and federally insured banks. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality and scope of the services rendered, the convenience of banking facilities, and an institution’s regulatory lending limits. An increase in the general availability of funds may increase competition in the origination of mortgage loans and may reduce the yields available therefrom.

Lending Activities

General

Our volume of loan originations is dependent on a number of factors, including the following: customer demand; interest rates charged by us; availability of funds to lend; rates offered by competitors; and whether the terms and credit risks associated with the loans are suitable for our portfolio. Our lending activities emphasize the origination of first mortgage loans secured by commercial and multifamily real estate. We tend to lend in areas that are in the process of being revitalized or redeveloped, with a concentration of loans on properties located in New York and Florida. A large number of the properties in New York are located in Manhattan, Brooklyn, Queens, Long Island, Staten Island and the Bronx. A large number of the properties in Florida are located in Clearwater, Tampa, St. Petersburg, Orlando, Fort Lauderdale, Hollywood and Miami. Many of the multifamily properties located in New York City and surrounding boroughs are also subject to rent control and rent stabilization laws, which limit the ability of the property owners to increase rents, which may in turn limit the borrower’s ability to repay those mortgage loans. At September 30, 2009, we also had loans on properties in Alabama, Connecticut, Georgia, Illinois, Indiana, Kentucky, Massachusetts, Maryland, North Carolina, New Jersey, Ohio, Pennsylvania, South Carolina and Virginia. We also offer commercial and consumer loans, but we do not emphasize nor presently expect to become active in such lending.

Our lending activities are conducted pursuant to written policies and defined lending limits. In originating real estate loans, we primarily consider the net operating income generated by the underlying property to support the loan’s debt service, the marketability and value of the property, the financial resources, income level and managerial expertise of the borrower, and our lending experience with the borrower. All potential new loans are referred to either of our two senior lending officers, the Chairman and the President, both of whom have substantial experience in commercial and multifamily real estate lending. Generally, all loans originated by us must be first reviewed and approved by our Loan Committee, which is comprised of three members of the Board of Directors, one of whom is also our Chairman. As a national bank, INB may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of INB’s unimpaired capital and surplus. Additional amounts may be loaned, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are secured by readily-marketable collateral.

Our loan portfolio is concentrated in mortgage loans secured by commercial and multifamily real estate properties (including rental and cooperative/condominium apartment buildings, office buildings, mixed-use properties, shopping centers, hotels, restaurants, industrial/warehouse properties, parking lots/garages, mobile home parks, self storage facilities and vacant land). At September 30, 2009, such loans consisted of 652 loans with an aggregate principal balance of $1.70 billion and an average loan size of $2.6 million. Loans with principal balances of more than $10 million consisted of 18 loans or $247 million, with the largest loan being $20.4 million. Loans with principal balances of $5 million to $10 million consisted of 54 loans and aggregated to $393 million.

The following table sets forth information regarding the consolidated loan portfolio:

	At Sept 30, 2009	At December 31,
($ in thousands)		2008	2007	2006	2005
Commercial real estate loans	$1,121,702	$1,081,865	$932,351	$812,063	$735,650
Residential multifamily loans	542,453	599,721	657,387	634,753	538,760
Land development and other land loans	38,004	31,430	33,318	54,917	105,251
Residential 1-4 family loans	447	464	486	35	100
Commercial business loans	666	684	575	745	1,089
Consumer loans	635	373	315	218	194

Loans receivable	1,703,907	1,714,537	1,624,432	1,502,731	1,381,044
Deferred loan fees	(7,843)	(8,826)	(10,400)	(12,078)	(13,058)

Loans receivable, net of deferred fees	1,696,064	1,705,711	1,614,032	1,490,653	1,367,986
Allowance for loan losses	(31,815)	(28,524)	(21,593)	(17,833)	(15,181)

Loans receivable, net	$1,664,249	$1,677,187	$1,592,439	$1,472,820	$1,352,805

Loans included above that were on nonaccrual status	$131,742	$108,610	$90,756	$3,274	$750
Loan included above that have been restructured and were on accrual status	$71,156	$—	$—	$—	$—
Accruing loans included above which were contractually past due 90 days or more	$1,947	$1,964	$11,853	$—	$2,649
Interest income not recorded on loans that were on nonaccrual status during the period	$7,256	$7,999	$4,546	$153	$75

The following table sets forth the geographic distribution of the loan portfolio in the aggregate:

	At Sept 30,		At December 31
	2009		2008		2007		2006		2005
($ in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
New York	$1,140,625	67%	$1,122,459	66%	$1,046,704	64%	$1,005,946	67%	$896,746	65%
Florida	380,187	22	403,553	23	412,076	26	366,393	24	323,764	24
Connecticut & New Jersey	66,695	4	74,698	4	62,552	4	52,185	4	84,373	6
All Other	116,400	7	113,827	7	103,100	6	78,207	5	76,161	5

	$1,703,907	100%	$1,714,537	100%	$1,624,432	100%	$1,502,731	100%	$1,381,044	100%

The following table sets forth the scheduled contractual principal repayments of the loan portfolio:

	At Sept 30, 2009	At December 31,
($ in thousands)		2008	2007	2006	2005
Due within one year	$144,516	$377,081	$401,061	$366,457	$419,749
Due over one to five years	1,018,136	941,504	870,558	918,255	805,905
Due over five years	541,255	395,952	352,813	218,019	155,390

	$1,703,907	$1,714,537	$1,624,432	$1,502,731	$1,381,044

The following table sets forth the scheduled contractual principal repayments of the loan portfolio by type:

	At Sept 30, 2009
($ in thousands)	Due Within One Year	Due Over One to Five Years	Due Over Five Years	Total
Commercial real estate loans	$80,287	$661,029	$380,386	$1,121,702
Residential multifamily loans	35,893	346,138	160,422	542,453
Land development and other land loans	28,083	9,921	—	38,004
Residential 1-4 family loans	—	—	447	447
Commercial business loans	238	428	—	666
Consumer loans	15	620	—	635

	$144,516	$1,018,136	$541,255	$1,703,907

The following table sets forth the types of properties securing the mortgage loan portfolio:

	At Sept 30, 2009	At December 31
($ in thousands)		2008	2007	2006	2005
Commercial Real Estate:
Retail stores	$539,337	$550,905	$428,170	$298,652	$266,965
Office buildings	300,752	265,123	242,240	244,767	198,326
Industrial/warehouse	104,011	83,903	82,968	103,971	134,817
Hotels	94,348	93,168	100,446	89,333	80,665
Mobile home parks	23,488	21,351	15,449	18,627	26,173
Parking lots/garages	26,453	29,010	23,305	18,551	8,367
Other	38,304	38,405	39,773	38,162	20,337
Residential Multifamily (5 or more units)	537,462	599,721	657,387	634,753	536,624
Residential All Other	447	464	486	998	2,236
Vacant Land	38,004	31,430	33,318	54,917	105,251

	$1,702,606	$1,713,480	$1,623,542	$1,502,731	$1,379,761

The following table sets forth the activity in the loan portfolio in the aggregate:

	For The Nine Months Ended Sept 30, 2009	For the Year Ended December 31,
($ in thousands)		2008	2007	2006	2005
Loans receivable, net, at beginning of period	$1,677,187	$1,592,439	$1,472,820	$1,352,805	$1,004,290
Originations	164,748	386,892	554,630	548,474	706,672
Principal repayments	(143,191)	(267,490)	(431,954)	(426,787)	(352,371)
Transfers to foreclosed real estate	(27,210)	(25,070)	(975)	—	—
Chargeoffs	(4,977)	(4,227)	—	—	—
Decrease (increase) in deferred loan fees	983	1,574	1,678	980	(1,711)
Net increase in allowance for loan losses	(3,291)	(6,931)	(3,760)	(2,652)	(4,075)

Loans receivable, net, at end of period	$1,664,249	$1,677,187	$1,592,439	$1,472,820	$1,352,805

Loan originations and repayments by entity are summarized in the following table:

	For The Nine Months Ended Sept 30, 2009	For the Year Ended December 31,
($ in thousands)		2008	2007	2006	2005
Originations (1):
INB	$164,748	$385,692	$506,242	$487,952	$660,595
IMC	—	1,200	48,388	60,522	46,077

	$164,748	$386,892	$554,630	$548,474	$706,672

Principal Repayments (1):
INB	$142,060	$223,601	$399,813	$360,567	$277,746
IMC	1,109	43,840	30,184	65,958	71,335
IBC	22	49	1,957	262	3,290

	$143,191	$267,490	$431,954	$426,787	$352,371

(1)	Amounts exclude intercompany transactions.

Commercial and Multifamily Real Estate Lending

Commercial and multifamily real estate lending is generally considered to have more credit risk than traditional 1-4 family residential lending because these loans tend to involve larger loan balances to single borrowers and their repayment is typically dependent upon the successful operation and management of the underlying real estate for income-producing properties. In addition, we may originate loans on vacant or substantially vacant properties as well as vacant land, all of which typically have limited or no income streams and depend upon other sources of cash flow from the borrower for repayment. All the above loans require ongoing evaluation and monitoring since they may be affected to a greater degree by adverse conditions in the real estate market or the economy or changes in government regulation.

Mortgage loans on commercial and multifamily properties typically provide for periodic payments of interest and principal during the term of the mortgage, with the remaining principal balance and any accrued interest due at the maturity date. The majority of the mortgage loans originated by us provide for balloon payments at maturity, which means that a substantial part of or the entire original principal amount is due in one lump sum payment at maturity. If the net revenue from the property is not sufficient to make all debt service payments due on the mortgage or, if at maturity or the due date of any balloon payment, the owner of the property fails to raise the funds (by refinancing the loan, sale of the property or otherwise) to make the lump sum payment, we may and have in the past sustained a loss on our investment in the mortgage loan. As noted elsewhere in this report, we have experienced a significant increase in nonaccrual loans since March 2007 and have incurred loan chargeoffs and a high level of loan loss provisions.

We have historically originated short-term real estate mortgage loans with either fixed or variable interest rates. Commencing in early 2007, as a result of competitive market conditions and lower pricing in originating loans, we began placing greater reliance on fixed-rate loan originations with somewhat longer maturities. To illustrate, fixed-rate loans constituted approximately 75% of the loan portfolio at September 30, 2009, compared to approximately 40% at December 31, 2006. Loans in the portfolio had an average life of approximately 4 years at December 31, 2009, compared with 3 years at December 31, 2006. Our loans are normally originated for a term of no more than 10 years. For those loans originated with terms of greater than 10 years, a large number of them are self-liquidating loans. We may also experience loan prepayments, the amount of which cannot be predicted, and reinvestment risk associated with the investment of the resulting proceeds.

As part of our written policies for real estate loans, loan-to-value ratios (the ratio that the original principal amount of the loan bears to the lower of the purchase price or appraised value of the property securing the loan at the time of origination) on loans originated by us typically do not exceed 80%. Debt service coverage ratios (the ratio of the net operating income generated by the property securing the loan to the required debt service) on multi-family and commercial real estate loans originated typically are not less than 1.2 times. As noted earlier, we have originated from time to time mortgage loans on vacant or substantially properties and vacant land for which there is limited or no cash flow being generated by the operation of the underlying real estate.

In originating loans, we may require guarantees from the principals of our borrowers, although loans are often made on a limited recourse basis and we do have some nonrecourse loans in our loan portfolio. Under the terms of nonrecourse mortgages, the owner of the property subject to the mortgage has no personal obligation to pay the mortgage note which the mortgage secures. Therefore, in the event of a default, our ability to recover our investment is solely dependent upon the value of the mortgaged property. Our mortgage loans are also not insured or guaranteed by governmental agencies.

Our loan portfolio may also include a limited number of junior mortgages. Junior mortgages are subordinate in right of repayment to the senior mortgage on the property. As a result, in the event of a default on a senior mortgage secured by the property, the holder of the senior mortgage may independently commence foreclosure proceedings. In such an event, a junior mortgage holder must often cure the default in order to prevent foreclosure. If there is a foreclosure on the senior mortgage, the owner of the junior mortgage is only entitled to share in liquidation proceeds after all amounts due to senior lienholders have been fully paid. Actual proceeds available for distribution upon foreclosure may not be sufficient to pay all sums due on the senior mortgage, other senior liens and the junior mortgage, and the costs and fees associated with the foreclosure proceedings.

Loan Solicitation and Processing

Historically, mortgage brokers have been the source of substantially all of the real estate loans we originate. To a lesser extent, our loan originations are also derived from advertising in newspapers and trade journals, existing customers, direct solicitation by its officers and walk-in customers. The mortgage brokers are paid a fee by the borrower upon our funding of the loan.

Our underwriting procedures require the following: an appraisal of the property securing the mortgage loan that is performed by a licensed or certified appraiser approved by us to determine the property’s adequacy as collateral; a physical inspection of the property; mortgage title insurance; flood insurance when required, fire and casualty insurance and environmental surveys. We also perform analyses for relevant real property and financial factors, which may include: the condition and use of the subject property; the property’s income-producing capacity; and the quality, experience and creditworthiness of the property’s owner. Credit reports and other verifications, including searches related to the requirements of the Office of Foreign Assets Control (OFAC) and the USA Patriot Act, are obtained to substantiate specific information relating to the applicant’s income, credit standing and legal status. In addition, we have an internal appraisal review process to monitor third party appraisals.

Data Processing

INB has an agreement that expires in 2010 with Fidelity Information Services, a division of Fidelity National Financial, to provide INB with its core data processing using the Kirchman Bankway software, a product of the Kirchman Corporation, which is a division of Metavante Corporation. We are currently evaluating whether to renew this contract or use a new vendor.

Loan Origination, Loan Fees and Prepayment Income From the Early Repayment of Loans.

We normally charge loan origination fees on the mortgage loans we originate based on a percentage of the principal amount of the loan. These fees are normally comprised of a fee that is received from the borrower at the time the loan is originated and another similar fee that is contractually due when the loan is repaid. The total fees, net of related direct loan origination costs, are deferred and amortized over the contractual life of the loan as an adjustment to the loan’s yield. At September 30, 2009, we had $7.8 million of net unearned loan fees and $8.0 million of loan fees receivable. We also earn other fee income from the servicing of our loans.

When a mortgage loan is repaid prior to maturity, we may recognize prepayment income, which consists of the recognition of unearned fees associated with such loans at the time of payoff and the receipt of additional prepayment fees and or interest in certain cases in accordance with the prepayment provisions in the mortgage loan.

The amount and timing of, as well as income from loan prepayments, if any, cannot be predicted and can fluctuate significantly. Normally, the number of mortgage loans that are prepaid tends to increase during periods of declining interest rates and tends to decrease during periods of increasing interest rates. However, given the nature and type of the mortgage loans we originate, including their short average life, we may still experience loan prepayments notwithstanding the effects of movements in interest rates. Loan prepayment income totaled $0.7 million for the nine months ended September 30, 2009, $2.4 million in 2008 and $7.0 million in 2007. For the 2009 period and full year 2008, we have experienced a lower volume of loan prepayments and prepayment income derived therefrom primarily due to the effects of the recent crisis in the credit markets (which has reduced funding sources available for both new real estate lending and refinancing of existing loans) as well as lower real estate values.

Temporary Investments in Loans and Loan Participations

Prior to January 1, 2008, IMC periodically originated a real estate mortgage loan in its own name and temporarily held it in its portfolio for a short period and subsequently transferred the loan to INB at cost. From time to time, IBC or IMC may also have purchased a participation in a real estate mortgage loan originated by INB. All participations were purchased at face value and the interest of the participant in the collateral securing the loan was pari passu with INB. The above transactions were undertaken from time to time to provide INB additional flexibility in originating loans.

Real Estate Investing Activities

We may acquire and retain title in real property pursuant to a foreclosure of a mortgage loan in the normal course of business either directly or through a subsidiary or an affiliated entity. See the section that follows for a discussion of foreclosed real estate.

Asset Quality

We consider asset quality to be of primary importance to our business and results of operations and we have procedures in place designed to mitigate the risks associated with our lending activities. After a loan is originated, various steps are undertaken (such as an annual physical inspection of the subject property and periodic reviews of loan files in order to monitor loan documentation and the value of the property securing the loan) with the objective of quickly identifying, evaluating and initiating corrective actions if necessary. We also constantly monitor the payment status of our outstanding loans and pursue a timely follow-up on any delinquencies, including initiating collection procedures when necessary. We also assess late fees on delinquent loan payments.

All of our loans are subject to the risk of default, otherwise known as credit risk, which represents the possibility of us not recovering amounts due from our borrowers. A borrower’s ability to make payments due under a mortgage loan is dependent upon the risks associated with real estate investments in general, including the following: general or local economic conditions in the areas where the properties are located, neighborhood values, interest rates, real estate tax rates, operating expenses of the mortgaged properties, supply of and demand for rental units, supply of and demand for properties, ability to obtain and maintain adequate occupancy of the properties, zoning laws, governmental rules, regulations and fiscal policies. Additionally, political issues, including armed conflicts, acts of terrorism, or natural disasters, such as hurricanes, may have an adverse impact on economic conditions of the country as a whole and may be more pronounced in specific geographic regions. Economic conditions as well as the levels of rent and occupancy of income-producing properties affect the market value of the mortgaged properties underlying our loans.

Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities or on properties located in a particular geographic area. Our loan portfolio has historically been concentrated in commercial real estate and multifamily mortgage loans (including land loans), which represented 99.9% of the total loan portfolio at September 30, 2009.

The properties securing our mortgage loans are also concentrated in two states, New York and Florida, representing 67% and 22%, respectively, of the total dollar amount of loans outstanding at September 30, 2009. Many of the properties in New York State are located in New York City and are subject to rent control and rent stabilization laws, which limit the ability of the property owners to increase rents, which in turn may affect the borrower’s ability to repay the mortgage loan. As such, these properties may not be affected by the general movement of real estate values in the same manner as other income-producing properties. Many of the properties securing our loans are also located in areas that are being revitalized or redeveloped.

We place loans on nonaccrual status when principal or interest becomes 90 days or more past due unless the loan is well secured and in the process of collection. In addition, all previously accrued and uncollected interest and late charges are reversed through a charge to interest income. While loans are on nonaccrual status, interest income is normally recognized only to the extent cash is received until a return to accrual status is warranted. In some circumstances, interest continues to accrue on mortgage loans that have matured and the borrower continues to make monthly payments of principal and interest.

Our asset quality has been negatively impacted by the weak economy, high rates of unemployment, increased office and retail vacancy rates and lower real estate values, all of which have resulted in a significant increase in our level of nonperforming assets. Total nonperforming assets at September 30, 2009 amounted to $164.6 million, or 6.91% of total assets, compared to $117.7 million, or 5.18%, at December 31, 2008.

At September 30, 2009, our nonperforming assets were comprised of $131.7 million of nonaccrual loans, or 38 loans, and $32.9 million (net of a $1.2 million valuation allowance) of real estate acquired through foreclosure, or 9 properties. At September 30, 2009, we also had $71.2 million of accruing restructured loans (TDRs) on which we have granted certain concessions to the borrower to provide payment relief generally consisting of the deferral of principal payments and/or a partial reduction in interest payments for a period of time. At September 30, 2009 and December 31, 2008, a specific valuation allowance (included as part of the overall allowance for loan losses) in the aggregate amount of $13.5 million and $8.2 million, respectively, was maintained on nonaccrual and restructured loans, all of which are considered impaired loans under GAAP. Estimated loan-to-value ratios, net of specific valuation allowances, on nonaccrual loans ranged from 50% to 99% at September 30, 2009. At September 30, 2009 and December 31, 2008, there were no other loans classified as impaired.

At September 30, 2009 there were also $12.0 million of loans for which there were concerns regarding the ability of the borrowers to meet existing repayment terms. Such potential problem loans are normally classified as substandard for regulatory purposes and reflect the distinct possibility, but not the probability, that we will not be able to collect all amounts due according to the contractual terms of the loan. Such loans may never become delinquent, nonaccrual or impaired. Potential problem loans are considered in the determination of the overall adequacy of the allowance for loan losses.

We estimate the fair value of our collateral properties based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of our two senior lending officers (the Chairman and the President of INB) related to values of properties in our geographical market areas. These two lending officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Determination of the need for updating appraisals, where practical, is made on a loan-by-loan basis.

The following table sets forth information concerning nonperforming assets by entity at September 30, 2009:

($ in thousands)	INB	IMC	Consolidated
Nonaccrual loans	$124,495	$7,247	$131,742
Real estate acquired through foreclosure	30,588	2,327	32,915

Total nonperforming assets	$155,083	$9,574	$164,657

Nonperforming assets to total assets	6.58%	42.53%	6.91%
Nonaccrual loans to total gross loans	7.39%	39.79%	7.73%
Allowance for loan losses to total net loans	1.86%	3.25%	1.88%
Allowance for loan losses to nonaccrual loans	25.08%	8.14%	24.15%

The following table summarizes the change in nonaccrual loans:

($ in thousands)	Amount
Balance at December 31, 2008	$108,610
New nonaccrual loans	75,285
Principal repayments	(19,966)
Loan chargeoffs	(4,977)
Loans transferred to foreclosed real estate	(27,210)

Balance at September 30, 2009	$131,742

Nonaccrual loans are detailed in the table that follows:

($ in thousands)					Principal Balance as of:
Property Type	City	State	Lender	Month Nonaccrual	Sep 30, 2009	Dec 31, 2008	Notes
Retail	Flushing	New York	INB	Aug 2008	$13,060	$13,060
Hotel	St. Augustine	Florida	INB	Jun 2007	13,000	15,087	(1)
Multifamily	Long Island	New York	INB	Jun 2007	—	11,316	(2)
Undeveloped Land	Long Island City	New York	INB	Mar 2008	11,001	11,001
Multifamily	Philadelphia	Pennsylvania	INB	Sep 2009	9,512	—
Mixed Use	New York	New York	INB	Nov 2008	8,104	8,104
Multifamily	Tampa	Florida	INB	Oct 2008	7,475	7,475
Hotel	Clearwater	Florida	INB	Nov 2008	6,954	6,954	(3)
Hotel	Orlando	Florida	INB	Aug 2008	—	5,939	(4)
Multifamily	Brooklyn	New York	INB	Sep 2009	6,470	—
Office Building	Staten Island	New York	INB	May 2008	6,150	6,150	(5)
Multifamily	Jacksonville	Florida	INB	Sep 2009	4,644	—
Warehouse	New York	New York	INB	Feb 2009	4,456	—
Office Building	Wappinger Falls	New York	INB	Sep 2009	4,156	—
Undeveloped Land	Perryville	Maryland	INB	May 2008	4,024	4,024
Retail	Avenel	New Jersey	INB	Mar 2007	—	3,064	(6)
Hotel	Clearwater	Florida	INB	Nov 2008	—	2,977	(4)
Multifamily	Cleveland	Ohio	INB	Sep 2009	3,529	—
Office Building	East Orange	New Jersey	INB	Mar 2009	2,869	—
Mobile Home	Venice	Florida	INB	Aug 2009	2,603	—	(7)
Hotel	Far Rockaway	New York	INB	Aug 2009	2,274	—
Office Building	Yonkers	New York	INB	Nov 2008	—	2,644	(4)
Various nonaccrual loans with individual balances of less than $2 million					21,461	10,815

					$131,742	$108,610

(1)	Loan was originated by INB and IMC owns a 40% participation. The loan is secured by a waterfront hotel, restaurant and marina resort. In April 2009, INB and the debtor reached a multi-faceted settlement agreement whereby the loan’s principal balance was reduced (charged off by $2.0 million) to a principal amount of $13 million and the debtor agreed to and paid a portion of outstanding real estate taxes. This agreement was further modified in October 2009 and now calls for the borrower to begin making new loan payments as per the modified agreement beginning on March 1, 2010. The borrower is also required to make escrow payments for real estate taxes, with any previous shortfall to be paid in a lump sum by February 1, 2010. This loan will remain on nonaccrual status until a satisfactory payment history has been achieved under the restructured terms. The modified agreement is subject to the approval of the bankruptcy court.
(2)	Loan paid off in full in September 2009.
(3)	The loan is secured by a hotel that has 148 suites and is operational but revenues are currently insufficient to service the loan. INB agreed to allow an existing borrower of INB, experienced in hotel management, to assume the loan under modified terms. This loan will be maintained on nonaccrual status and be accounted for on a cash basis until such time the normal payments resume and a satisfactory payment history has been achieved.
(4)	Title to collateral property was acquired and the loan was transferred to foreclosed real estate at the lower of its carrying value or estimated fair value less estimated selling costs.
(5)	INB agreed to the deferral of contractual loan payments through June 2010 to give the borrower time to lease vacant space at the property. The borrower will continue to make monthly escrow payments as required under INB’s $5.8 million first mortgage loan. IMC holds a second mortgage of $0.4 million on this property. This loan will remain on nonaccrual status until such time normal payments resume and a satisfactory payment history has been achieved.
(6)	Loan paid off in full in August 2009, including receipt of all nonaccrual interest.
(7)	Restructured terms are being negotiated which will include deferral of principal and/or interest for a short period of time.

The table that follows summarizes nonaccrual loans at September 30, 2009 by collateral type and location.

($ in thousands)
Property Type	NY	FL	NJ	MA	PA	MD	OH	Totals
Retail	$16,775	$—	$2,590	$—	$—	$—	$—	$19,365
Hotel	2,274	19,953	3,049	—	—	—	—	25,276
Office Building	10,306	—	4,470	—		—		14,776
Warehouse	6,349	—	—	—	—	—	—	6,349
Mixed Use	11,569	—	—	—	—	—	—	11,569
Mulitifamily	7,361	12,129	710	1,272	9,512	—	3,529	34,513
Mobile home	—	2,604	—	—	—	—	—	2,604
Undeveloped Land	11,697	1,569	—	—	—	4,024	—	17,290

	$66,331	$36,255	$10,819	$1,272	$9,512	$4,024	$3,529	$131,742

Real estate properties that we acquire through, or in lieu of, loan foreclosure are held for sale. Upon foreclosure of the property, the related loan is transferred from the loan portfolio to foreclosed real estate at the lower of the loan’s carrying value at the date of transfer, or the estimated fair value of the property less estimated selling costs. Such amount becomes the new cost basis of the property. Adjustments made to the carrying value at the time of transfer are charged to the allowance for loan losses. After foreclosure, management periodically performs market valuations and the property continues to be carried at the lower of cost or estimated fair value less estimated selling costs. Revenue and expenses from operations and changes in the valuation allowance of the property are included in the caption “Real Estate Activities Expenses” in the consolidated statements of earnings.

The properties we own are detailed in the table that follows. A number of these properties are being actively marketed with local brokers and through the internet, which has prompted significant investor interest in several properties. Contracts of sale on several properties are being negotiated but no assurance can be given as to the timing of any sale. In September 2009, one property (a hotel in Clearwater, Florida) with a carrying value of $2.7 million was sold. INB provided financing of $2.6 million in connection with this sale.

Real estate acquired through foreclosure is detailed as follows:

					Net carrying value (1)
($ in thousands)					At Sept 30, 2009	At Dec 31, 2008
Property Type	City	State	Owned By	Acquired
Undeveloped land	North Fort Myers	Florida	INB	May 2008	$2,545	$2,933
Undeveloped land	Hollywood	Florida	INB	Feb 2008	3,821	3,821
Office building	Brooklyn	New York	IMC	Sep 2008	2,327	2,327
Undeveloped land	Hollywood	Florida	INB	Jan 2009	709	—
Hotel	Orlando	Florida	INB	Apr 2009	5,924	—
Office Building	Yonkers	New York	INB	Aug 2009	2,158	—
Multifamily	Austell	Georgia	INB	Sep 2009	4,757	—
Multifamily	Melbourne	Florida	INB	Sep 2009	9,478	—
Office Building	Oakland Park	Florida	INB	Sep 2009	1,196	—

					$32,915	$9,081

(1)	Net carrying value is reported net of any valuation allowance that has been recorded due to decreases in the estimated fair value of the property subsequent to the date of foreclosure. The total valuation allowance amounted to $1.2 million and $0.5 million at September 30, 2009 and December 31, 2008, respectively.

The following table summarizes the change in foreclosed real estate:

($ in thousands)	Amount	Number of Properties
Balance at December 31, 2008	$9,081	3
Transfers from loan portfolio (1)	27,210	7
Writedowns to carrying values subsequent to foreclosure	(688)	—
Sales	(2,698)	(1)
Gain on sale	10	—

Balance at September 30, 2009	$32,915	9

(1)	At the time of transfer, loan chargeoffs of $2.2 million were taken and charged to the allowance for loan losses.

Allowance for Loan Losses

A detailed discussion of the factors and estimates that we use in computing the allowance for loan losses can be found under the caption “Critical Accounting Policies” in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following table sets forth information regarding the activity in the consolidated allowance for loan losses:

	At Sept 30, 2009	At December 31,
($ in thousands)		2008	2007	2006	2005
Allowance at beginning of period	$28,524	$21,593	$17,833	$15,181	$11,106
Provision for loan losses charged to expense	6,939	11,158	3,760	2,652	4,075
Chargeoffs	(4,977)	(4,227)	—	—	—
Recoveries	1,329	—	—	—	—

Allowance at end of period (1) (2)	$31,815	$28,524	$21,593	$17,833	$15,181

Total loans, net of deferred fees	$1,696,064	$1,705,711	$1,614,032	$1,490,653	$1,367,986
Average loans outstanding during the period	$1,729,587	$1,693,749	$1,601,271	$1,451,366	$1,206,089
Ratio of allowance to net loans receivable	1.88%	1.67%	1.34%	1.20%	1.11%
Ratio of net chargeoffs to average loans	0.29%	0.25%	—	—	—

(1)	Nearly all of the allowance for loan losses is allocated to real estate loans.
(2)	At September 30, 2009 and December 31, 2008, the allowance for loan losses included a specific valuation allowance for impaired loans in the aggregate amount of $13.5 million and $8.2 million, respectively.

The following table summarizes the activity in the allowance for loan losses by entity:

($ in thousands)	INB	IMC	IBC	Consolidated
Balance at December 31, 2008	$27,506	$988	$30	$28,524
Recoveries	1,329	—	—	1,329
Chargeoffs	(3,932)	(1,045)	—	(4,977)
Provision (credit) for loan losses charged to expense	6,322	647	(30)	6,939

Balance at September 30, 2009	$31,225	$590	$—	$31,815

Security Investment Activities

Our securities investment policy is designed to provide and maintain liquidity, without incurring undue interest rate risk and credit risk. Securities we purchase are classified as held to maturity and are carried at amortized cost when we have the intent and ability to hold them to maturity. Historically we have purchased securities that are issued directly by the U.S. government or one of its agencies with short- to intermediate-maturity terms that have either adjustable rates, predetermined rate increases or fixed rates of interest, and callable features by the issuer. From time to time, we selectively purchased corporate securities, consisting of trust-preferred notes. Our goal is to maintain a securities portfolio with a short weighted-average life of no more than five years, which allows for the resulting cash flows to either be reinvested in securities at current market interest rates, used to fund loan growth or pay off short-term borrowings as needed.

INB has from time to time maintained a securities available-for-sale portfolio for securities that are held for indefinite periods of time for use in its asset/liability management strategies, or that may be sold in response to changes in interest rates or other factors. Such securities would be carried at estimated fair value. INB has not classified securities as available for sale since 2002. We do not engage in trading activities. We do not own or invest in any collateralized debt obligations, collateralized mortgage obligations, or any preferred or common stock of the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

We also invest in various money market instruments (including overnight and term federal funds, short-term bank commercial paper and certificates of deposit) to temporarily invest funds resulting from deposit-gathering activities, normal cash flow from operations and sales of debentures. Cash and cash equivalents amounted to $31 million at September 30, 2009.

The following table depicts the amortized cost (carrying value), contractual maturities and weighted-average yields of INB’s portfolio of securities held to maturity. The table excludes the Federal Home Loan Bank of New York (FHLB) and the Federal Reserve Bank of New York (FRB) stock investments required to be held by INB in order to be a member of the FHLB and FRB.

	Due One Year or Less		Due After One Year to Five Years		Due After Five Years to Ten Years		Due After Ten Years		Total
($ in thousands)	Carrying Value	Avg. Yield	Carrying Value	Avg. Yield	Carrying Value	Avg. Yield	Carrying Value	Avg. Yield	Carrying Value	Avg. Yield
At September 30, 2009:
U.S. government agencies (1)	$18,275	2.74%	$411,365	2.46%	$144,663	3.81%	$17,350	4.71%	$591,653	2.87%
Corporate (2)	—	—	—	—	—	—	6,660	2.64	6,660	2.64

	$18,275	2.74%	$411,365	2.46%	$144,663	3.81%	$24,010	4.13%	$598,313	2.86%

At December 31, 2008:
U.S. government agencies (1)	$15,773	3.41%	$356,804	3.53%	$82,991	4.73%	$11,982	4.97%	$467,550	3.77%
Corporate (2)	—	—	—	—	—	—	8,031	5.32	8,031	5.32

	$15,773	3.41%	$356,804	3.53%	$82,991	4.73%	$20,013	5.11%	$475,581	3.80%

At December 31, 2007:
U.S. government agencies (1)	$73,952	5.01%	$183,984	4.90%	$74,150	5.17%	$3,988	4.98%	$336,074	4.99%
Corporate (2)	—	—	—	—	—	—	8,031	5.78	8,031	5.78

	$73,952	5.01%	$183,984	4.90%	$74,150	5.17%	$12,019	5.52%	$344,105	5.01%

At December 31, 2006:
U.S. government agencies (1)	$112,454	4.11%	$284,555	5.17%	$996	5.02%	$—	—%	$398,005	4.87%
Corporate (2)	—	—	—	—	—	—	6,010	5.62	6,010	5.62

	$112,454	4.11%	$284,555	5.17%	$996	5.02%	$6,010	5.62%	$404,015	4.88%

At December 31, 2005:
U.S. government agencies (1)	$124,413	2.71%	$127,095	3.79%	$—	—%	$—	—%	$251,508	3.26%

(1)	Consist of debt obligations of U.S. government sponsored agencies - FHLB, FNMA, FHLMC or FFCB.
(2)	Consist of variable-rate pooled trust preferred securities backed by obligations of companies in the banking industry. The amortized cost reported as of September 30,2009 is net of $1.4 million of impairment charges, of which $0.3 million, $0.4 million and $0.7 million was recorded in the first, second and third quarter of 2009, respectively. See the notes to the consolidated financial statements in this report for a further discussion of impairment charges.

Sources of Funds

We manage our liquidity position on a daily basis to assure that funds are available to meet our operating requirements, loan and investment commitments, deposit withdrawals and debt service obligations. Our primary sources of funds currently consist of the following: retail deposits obtained through INB’s branch offices and the mail; principal repayments of loans; maturities and calls of securities; borrowings from the federal funds market and through FHLB advances; and cash flow provided by operating activities. For additional detail concerning our actual cash flows, see the consolidated statements of cash flows.

INB’s deposit accounts are solicited from individuals, small businesses and professional firms located throughout INB’s primary market areas through the offering of a variety of deposit products. INB also uses its internet web site: www.intervestnatbank.com to attract deposit customers from both within and outside its primary market areas. INB believes it does not have a concentration of deposits from any one source.

INB relies heavily on certificates of deposit (time deposits) as its main source of funds. Consolidated deposits amounted to $2.01 billion at September 30, 2009 and time deposits represented 76% or $1.52 billion of those deposits, down from 82% at December 31, 2008, which is the result of a 43% increase in money market deposit accounts to $468 million at September 30, 2009. Time deposits of $100,000 or more at September 30, 2009 totaled $689 million, compared to $663 million at December 31, 2008, and included $170 million and $173 million of brokered deposits at each date, respectively. Brokered deposits had a weighted average remaining term and stated interest rate of 3.5 years and 4.96%, respectively, at September 30, 2009 and $10.9 million of those deposits mature by September 30, 2010. INB’s brokered deposits are sold by investment firms, which are paid a fee by INB for placing the deposit. INB must maintain its status as a well-capitalized insured depository institution in order to solicit and accept, renew or roll over any brokered deposit without restriction. Additionally, INB has agreed with the OCC not to have its total brokered deposits exceed 10% of INB’s total deposits without obtaining prior approval of the OCC. Time deposits are the only deposit accounts offered by INB that have stated maturity dates. These deposits are generally considered to be rate sensitive and have a higher cost than deposits with no stated maturities, such as checking, savings and money market accounts. At September 30, 2009, $584 million, or 38%, of INB’s total time deposits mature by September 30, 2010. INB expects to retain or replace a significant portion of such deposits based on its competitive pricing and historical experience.

INB’s deposit products include the following: certificates of deposit (including denominations of $100,000 or more); individual retirement accounts (IRAs); checking and other demand deposit accounts; negotiable order of withdrawal (NOW) accounts; savings accounts; and money market accounts. Interest rates offered by INB on deposit accounts are normally competitive with those in INB’s principal market areas. In addition, the determination of rates and terms on deposit accounts takes into account INB’s liquidity requirements, loan demand, growth goals, capital levels and federal regulations. Maturity terms, service fees and withdrawal penalties on deposit products are reviewed and established by INB on a periodic basis. INB offers internet banking services, ATM services with access to local, state and national networks, wire transfers, automated clearing house (ACH) transfers, direct deposit of payroll and social security checks and automated drafts for various accounts. In addition, INB offers safe deposit boxes to its customers in Florida. INB periodically reviews the scope of the banking products and services it offers consistent with market opportunities and its available resources.

The following table sets forth the distribution of deposit accounts by type:

	At Sept 30,		At December 31,
	2009		2008		2007		2006		2005
($ in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Demand	$4,015	0.2%	$3,275	0.2%	$4,303	0.3%	$4,849	0.3%	$9,188	0.7%
Interest checking	7,672	0.4	4,512	0.2	5,668	0.3	12,934	0.8	7,202	0.5
Savings	10,863	0.5	8,262	0.5	8,399	0.5	10,684	0.7	17,351	1.3
Money Market	468,808	23.3	328,660	17.6	235,804	14.2	224,673	14.1	223,075	16.2
Certificates of deposit	1,521,637	75.6	1,519,426	81.5	1,405,000	84.7	1,335,394	84.1	1,118,514	81.3

	$2,012,995	100.0%	$1,864,135	100.0%	$1,659,174	100.0%	$1,588,534	100.0%	$1,375,330	100.0%

The following table sets forth total deposits by offices in New York and Florida:

	At Sept 30, 2009	At December 31,
($ in thousands)		2008	2007	2006	2005
New York Main Office	$985,876	$964,117	$933,403	$875,474	$712,181
Florida Offices (six offices)	1,027,119	900,018	725,771	713,060	663,149

	$2,012,995	$1,864,135	$1,659,174	$1,588,534	$1,375,330

The following table sets forth certificate of deposits by remaining maturity:

	At Sept 30,		At December 31,
	2009		2008		2007		2006		2005
($ in thousands)	Amount	Wtd-Avg Stated Rate	Amount	Wtd-Avg Stated Rate	Amount	Wtd-Avg Stated Rate	Amount	Wtd-Avg Stated Rate	Amount	Wtd-Avg Stated Rate
Within one year	$584,051	3.71%	$571,085	4.27%	$495,002	4.82%	$630,454	4.77%	$381,968	3.77%
Over one to two years	274,285	4.31	333,041	4.62	296,318	4.74	193,993	4.49	259,698	4.30
Over two to three years	223,635	4.50	171,647	5.08	233,248	4.81	204,636	4.59	126,546	4.13
Over three to four years	160,368	4.37	168,814	5.09	129,949	5.27	178,767	4.71	160,344	4.43
Over four years	279,298	4.69	274,839	5.05	250,483	5.16	127,544	5.36	189,958	4.69

	$1,521,637	4.18%	$1,519,426	4.67%	$1,405,000	4.90%	$1,335,394	4.75%	$1,118,514	4.18%

The following table sets forth net deposit flows:

	For The Nine Months Ended Sept 30, 2009	For the Year Ended December 31,
($ in thousands)		2008	2007	2006	2005
Net increase (decrease) before interest credited	$89,034	$124,487	$(5,460)	$148,600	$338,053
Net interest credited	59,826	80,474	76,100	64,604	43,405

Net deposit increase	$148,860	$204,961	$70,640	$213,204	$381,458

The following table sets forth the remaining maturities of certificates of deposit of $100,000 or more:

	At Sept 30,	At December 31
($ in thousands)	2009	2008	2007	2006	2005
Due within three months or less	$31,812	$78,458	$52,540	$60,534	$30,165
Due over three months to six months	85,794	36,436	31,128	69,121	25,109
Due over six months to one year	89,892	89,549	75,284	111,387	65,077
Due over one year	481,758	458,458	427,106	249,840	251,403

Total (1)	$689,256	$662,901	$586,058	$490,882	$371,754

As a percentage of total deposits	34%	36%	35%	31%	27%
(1) Includes brokered CDs as follows:	$170,117	$173,012	$165,865	$55,652	$40,459

The following is a summary of certain information regarding INB’s short-term borrowings in the aggregate:

	For The Nine Months Ended Sept 30,	For the Year Ended December 31
($ in thousands)	2009	2008	2007	2006	2005
Balance at year end	$50,500	$50,500	$—	$25,000	$—
Maximum amount outstanding at any month end	$59,500	$95,200	$49,000	$46,200	$17,000
Average outstanding balance for the year	$50,991	$33,897	$16,908	$10,215	$4,871
Weighted-average interest rate paid for the year	3.83%	3.07%	5.44%	5.31%	2.85%
Weighted-average interest rate at year end	3.81%	3.81%	—%	5.44%	—%

At September 30, 2009, INB had agreements with correspondent banks whereby it could borrow up to $28 million on an unsecured basis. In addition, as a member of the FHLB and the FRB, INB can also borrow from these institutions on a secured basis. At September 30, 2009, INB had available collateral consisting of investment securities to support additional total borrowings of approximately $519 million from the FHLB and FRB if needed.

IMC had funded its loan originations through the issuance of subordinated debentures in public offerings. As discussed elsewhere in this prospectus, IMC has repaid all of its outstanding debentures. We do not intend for IMC to issue any new debentures.

IBC’s current sources of funds are derived from the following: interest income from short-term investments; monthly dividends from INB; and monthly management fees from IMC and INB for providing these subsidiaries with certain administrative services. IBC’s historical sources of capital have been derived from the issuance of its common stock through public offerings, exercise of common stock warrants and conversion of debentures; the issuance of trust preferred securities through its wholly owned business trusts; the issuance of its preferred stock to the U.S Treasury and the direct issuance of other subordinated debentures to the public.

The following table summarizes debentures and related accrued interest payable outstanding:

	At Sept 30, 2009	At December 31,
($ in thousands)		2008	2007	2006	2005
IMC:
Subordinated debentures	$—	$40,000	$76,250	$83,750	$82,750
Accrued interest payable – debentures	—	1,960	3,145	2,875	4,699

	$—	$41,960	$79,395	$86,625	$87,449

Weighted average interest rate paid for the year	8.01%	7.90%	7.98%	8.17%	8.30%
IBC:
Subordinated debentures	$—	$—	$—	$1,250	$2,500
Subordinated debentures – convertible into Class A common stock	—	—	—	1,710	2,140
Subordinated debentures - trust preferred securities	56,702	56,702	56,702	56,702	61,856
Accrued interest payable – debentures	82	122	137	1,396	1,551

	$56,784	$56,824	$56,839	$61,058	$68,047

Weighted average interest rate paid for the year	5.16%	6.16%	6.30%	7.13%	7.25%

Employees

At September 30, 2009, we employed 72 full-time equivalent employees. We provide our employees with various benefit plans, including group life insurance, health insurance and a 401(k) Plan. None of our employees are covered by a collective bargaining agreement and we believe our employee relations are good.

Federal and State Taxation

IBC and its subsidiaries file a consolidated federal income tax return and combined state and city income tax returns in New York. IBC also files a franchise tax return in Delaware. INB files a state income tax return in Florida. All the returns are filed on a calendar year basis. Consolidated income tax returns have the effect of eliminating intercompany income and expense, including dividends, from the computation of consolidated taxable income for the taxable year in which the items occur. In accordance with an income tax sharing agreement, income tax charges or credits are allocated among IBC and its subsidiaries on the basis of their respective taxable income or taxable loss that is included in the consolidated income tax return.

Banks and bank holding companies are subject to federal and state income taxes in essentially the same manner as other corporations. Florida, New York State and New York City taxable income is calculated under applicable sections of the Internal Revenue Code of 1986, as amended (the “Code”), with some modifications required by state and city law. Although INB’s federal income tax liability is determined under provisions of the Code, which is applicable to all taxpayers, Sections 581 through 597 of the Code apply specifically to financial institutions. The deductibility of our executive compensation is currently limited as described in more detail in the notes to the consolidated financial statements.

As a Delaware corporation not earning income in Delaware, IBC is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware. The tax is imposed as a percentage of the capital base of IBC and is reported in the line item “All other” in the noninterest expense section of the consolidated statement of earnings. Total franchise tax expense has amounted to approximately $0.1 million per annum since 2007.

Investment in Subsidiaries

The following table provides information regarding IBC’s subsidiaries:

	At Sept 30, 2009			Subsidiaries’ Earnings (Loss) For The Period:
($ in thousands)	% of Voting Stock	Total Investment	Equity in Underlying Net Assets	For The Nine Months Ended Sept 30, 2009	For the Year Ended December 31,
					2008	2007	2006	2005
Interevst National Bank	100%	$239,388	$239,388	$4,615	$8,256	$20,306	$22,969	$17,355
Intervest Mortgage Corporation	100%	21,444	21,444	(1,013)	831	890	3,126	$3,089
Intervest Statutory Trusts	100%	1,702	1,702	—	—	—	—	—

Supervision and Regulation

The supervision and regulation of bank or financial holding companies and their subsidiaries is intended primarily for the protection of depositors, the FDIC deposit insurance fund and the banking system as a whole, and not for the protection of the bank or financial holding company stockholders or creditors. The regulatory agencies have broad enforcement power, including the power to impose substantial fines and other penalties for violations of laws and regulations. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable law or regulation may have a material effect on our business.

Bank Holding Company Regulation - Intervest Bancshares Corporation

On October 3, 2008, the Emergency Economic Stabilization Act of 2008 (“EESA”) was enacted. Under that act, the United States Treasury Department (“Treasury”) has authority, among other things, to purchase mortgages, mortgage backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. On October 3, 2008, the Troubled Asset Relief Program (“TARP”) was also signed into law. TARP gave the Treasury authority to deploy up to $750 billion into the financial system with an objective of improving liquidity in capital markets. On October 24, 2008, Treasury announced plans to direct $250 billion of this authority into preferred stock investments in banks. The general terms of this preferred stock program are as follows for a participating bank: pay 5% dividends on the Treasury’s preferred stock for the first five years and 9% dividends thereafter; cannot increase common stock dividends for three years while Treasury is an investor; cannot redeem the Treasury preferred stock for three years unless the participating bank raises high-quality private capital; must receive Treasury’s consent to buy back their own stock; Treasury receives warrants entitling Treasury to buy participating bank’s common stock equal to 15% of Treasury’s total investment in the participating bank; and participating bank executives must agree to certain compensation restrictions, and restrictions on the amount of executive compensation which is tax deductible. The terms of this Treasury preferred stock program could reduce investment returns to participating banks’ shareholders by restricting dividends to common shareholders, diluting existing shareholders’ interests, and restricting capital management practices.

On December 23, 2008, IBC participated in the above program and sold to the Treasury 25,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A with a liquidation preference of $1,000 per share, along with a ten year warrant to purchase at any time up to 691,882 shares of IBC’s Class A common stock for $5.42 per share, for a total cash investment of $25 million from the Treasury. See note 10 to the consolidated financial statements in this report for a further discussion of this transaction.

Federal and state governments will most likely pass additional legislation responsive to current credit conditions. As an example, we could experience higher credit losses because of federal or state legislation or regulatory action that reduces the amount or the time within which our borrowers are otherwise contractually required to pay under existing loan contracts. Also, we could experience higher credit losses because of federal or state legislation or regulatory action that limits its ability to foreclose on property or other collateral or makes foreclosure less economically feasible.

IBC is a holding company under the Bank Holding Company Act of 1956, referred to as the BHCA, and is subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System, referred to as the FRB. The BHCA, as amended, and other federal laws subject financial and bank holding companies to particular restrictions on the types of activities in which they may engage, and to a broad range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

Scope of Permissible Activities. Under the BHCA, a bank holding company generally may not, subject to certain exceptions, engage in, or acquire or control, directly or indirectly, voting securities or assets of any company that is engaged in activities other than those of banking, managing or controlling banks or certain activities that the FRB determines to be closely related to banking, managing and controlling banks as to the proper incident thereto. Additionally, the Gramm-Leach Bliley Financial Services Modernization Act of 1999, referred to as the Modernization Act, permits bank holding companies to become financial holding companies and thereby engage in, or acquire shares of any company engaged in, activities that are financial in nature or incidental to financial activities. “Financial in nature” activities include, among other matters, securities underwriting, dealings in or making a market in securities and insurance underwriting and agency activities.

A bank holding company may become a financial holding company under the Modernization Act if each of the depository institutions controlled by it is “well-capitalized,” is and remains well managed and has at least a satisfactory rating under the Community Reinvestment Act. In addition, a bank holding company must have an effective election filed with the FRB to become a financial holding company. A bank holding company that falls out of compliance with some of these requirements may be required to cease engaging in some of its activities.

The FRB serves as the “umbrella” regulator for financial holding companies and has the power to examine new activities, regulate and supervise activities that are financial in nature or determined to be incidental to such financial activities. Accordingly, activities of subsidiaries of a financial holding company are regulated by the agency or authorities with the most experience regulating that activity as it is conducted in a financial holding company.

Source of Strength for Subsidiaries. Under Regulation Y, a bank holding company must serve as a source of financial and managerial strength for its subsidiary banks and must not conduct its operations in an unsafe or unsound manner. If the FRB believes that an activity of a bank holding company or control of a nonbank subsidiary constitutes a serious risk to the financial safety, soundness or stability of a subsidiary bank or the bank holding company and is inconsistent with sound banking practices, the FRB may require that the bank holding company terminate the activity or terminate its control of the subsidiary engaging in that activity.

Mergers and Acquisitions by Bank Holding Companies. Subject to certain exceptions, the BHCA requires every bank holding company to obtain the prior approval of the FRB before the bank holding company may merge or consolidate with another bank holding company, acquire all or substantially all of the assets of any bank, or, direct or indirect, ownership or control of any voting securities of any bank or bank holding company, if after such acquisition the bank holding company would control, directly or indirectly, more than 5% of the voting securities of such bank or bank holding company. In approving bank acquisitions by bank holding companies, the FRB is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors.

Anti-Tying Restrictions. Subject to certain exceptions, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

Capital Adequacy. The FRB has capital adequacy guidelines for bank holding companies. These guidelines are based upon a risk-based capital determination, whereby a bank holding company’s capital adequacy is determined by assigning different categories of assets and off-balance sheet items to broad risk categories. The guidelines divide the qualifying total capital of a bank holding company into Tier 1 capital (core capital elements), Tier 2 capital (supplementary capital elements) and Tier 3 capital (market risk capital elements). Tier 1 capital consists primarily of, subject to certain limitations, common stock, noncumulative perpetual preferred stock, minority interests in consolidated subsidiaries and qualifying trust preferred securities; goodwill and certain other intangibles are excluded from Tier 1 capital. Tier 2 capital may consist of, subject to certain limitations, an amount equal to the allowance for loan and lease losses, limited other types of preferred stock not included in Tier 1 capital, hybrid capital instruments and term subordinated debt. Tier 3 capital includes qualifying unsecured subordinated debt. The Tier 1 capital must comprise at least 50% of the qualifying total capital categories. Every bank holding company has to achieve and maintain a minimum Tier I capital ratio of at least 4% and a minimum total capital ratio of at least 8% of risk-weighted assets. In addition, bank holding companies are required to maintain a minimum ratio of Tier 1 capital to average total consolidated assets (leverage capital ratio) of at least 3% for strong banks and bank holding companies and a minimum leverage ratio of at least 4% for all other bank holding companies. At September 30, 2009, IBC’s Tier I capital and total capital ratios were 15.34% and 14.09%, respectively, and its leverage capital ratio was 11.29%.

Dividends. IBC’s ability to pay cash dividends currently depends upon the cash dividends and management fees received from INB and management fees received from IMC. IBC must first pay its operating and interest expenses from funds it receives from its subsidiaries. As a result, stockholders may receive cash dividends from IBC only to the extent that funds are available after payment of the aforementioned expenses. In addition, the FRB generally prohibits a bank holding company from paying cash dividends except out of its net income, provided that the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

Control Acquisitions. The Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless the FRB has been notified and has not objected to the transaction. Under a rebuttable presumption established by the FRB, the acquisition of 10% or more of a class of voting securities of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, would, under the circumstances set forth in the presumption, constitute acquisition of control of such company. In addition, any entity is required to obtain the approval of the FRB before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of our outstanding voting securities.

Enforcement Authority. The FRB may impose civil or criminal penalties or may institute a cease-and-desist proceeding, in accordance with the Financial Institutions Supervisory Act of 1966, as amended, for the violation of applicable laws and regulations. IBC is also under the jurisdiction of the Securities and Exchange Commission (SEC) and various state securities commissions for matters related to the offering and sale of its securities, and is subject to the SEC rules and regulations relating to periodic reporting, reporting to shareholders, proxy solicitation and insider trading. IBC’s Class A common stock is listed on the Nasdaq Global Select Market and, as a result, IBC is also subject to the rules of Nasdaq for listed companies.

Bank Regulation – Intervest National Bank

INB is a nationally chartered banking association that is subject to the regulation and examination by the OCC, its primary regulator, and by virtue of the insurance of INB’s deposits, it is also subject to the supervision and regulation of the FDIC. Because INB is a member of the Federal Reserve System, it is subject to regulation pursuant to the Federal Reserve Act. In addition, because the FRB regulates IBC, as described above, the FRB also has supervisory authority, which directly affects INB.

Transactions with Affiliates. Under Section 23A of the Federal Reserve Act, subject to certain exemptions, INB may engage in a transaction with an affiliate, including, but not limited to, a loan or extension of credit to the affiliate, a purchase of or an investment in securities issued by the affiliate, a purchase of assets from the affiliate or the issuance of a guarantee or letter of credit on behalf of an affiliate, only if the aggregate amount of the transactions with one affiliate or with all affiliates does not exceed 10% or 20%, respectively, of the capital stock and surplus of the INB. INB is also generally prohibited from purchasing a low-quality asset from an affiliate. Any transaction between INB and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. Each loan or extension of credit to, or guarantee, acceptance, or letter of credit issued on behalf of, an affiliate by INB must be secured at the time of the transaction by certain collateral, as specified in Section 23A of the Federal Reserve Act.

Under Section 23B of the Federal Reserve Act, INB can engage in transactions with affiliates only on terms and under circumstances, including credit standards, that are substantially the same, or at least as favorable to INB, as those prevailing at the time for comparable transactions with nonaffiliated companies, or, in the absence of comparable transactions, on terms and under circumstances, including credit standards, that in good faith would be offered to nonaffiliated companies. The term “affiliate” with respect to INB includes any company that controls INB and any other company that is controlled by the company that controls INB (i.e., the term affiliate includes IBC and its nonblank subsidiaries).

Loans to Insiders. Under Regulation O, INB is prohibited from extending credit to its executive officers, directors, principal shareholders and their related interests, collectively referred to as “insiders,” unless the extension of credit is made on substantially the same terms and in accordance with underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with unrelated persons. Regulation O also sets limits on the amount of the loan extended to insiders and stipulates what types of loans should be reported to and/or approved by INB’s board of directors.

Reserve Requirements. Pursuant to Regulation D, INB must hold a percentage of certain types of deposits as reserves in the form of vault cash, as a deposit in a Federal Reserve Bank or as a deposit in a pass-through account at a correspondent institution. For net transaction accounts in 2010, the first $10.7 million, up from $10.3 million in 2009, will be exempt from reserve requirements. A three percent reserve ratio will be assessed on net transaction accounts over $10.7 million up to and including $55.2 million, up from $44.4 million in 2009. A 10 percent reserve ratio will be assessed on net transaction accounts in excess of $55.2 million.

Dividends. INB pays all its cash dividends to IBC since it is the sole shareholder of INB. INB’s dividend policy is to pay dividends at levels consistent with maintaining its desired liquidity and capital ratios and debt servicing obligations. Under the National Bank Act and the OCC regulations, INB’s board of directors may declare dividends to be paid out of INB’s undivided profits.

No dividends may be paid by INB without the OCC’s approval if the total amount of all dividends, including the proposed dividend, declared by INB in any calendar year exceeds INB’s total retained net income for that year, combined with its retained net income of the preceding two years. Also, INB may not declare or pay any dividends if, after making the dividend, INB would be “undercapitalized” and no dividend may be paid by INB if it is in default of any deposit insurance assessment due to the FDIC.

Capital Adequacy. In general, capital adequacy regulations, which apply to national banks such as INB, are similar to the FRB guidelines discussed above with respect to bank holding companies. Under the Office of the Comptroller of the Currency (“OCC”) regulations and guidelines, all banks must maintain a minimum ratio of total capital (after deductions) to risk-weighted assets of 8%, total assets leverage ratio (i.e., Tier 1 capital in an amount equal to at least 3% of adjusted total assets) and Tier 1 leverage ratio. For all but the most highly rated banks, the minimum Tier 1 leverage ratio is 4%. At September 30, 2009, INB’s regulatory capital exceeded the threshold to be considered a well-capitalized institution as defined in the prompt corrective action section below. As discussed below, INB has agreed with the OCC to maintain minimum capital ratios at specified levels higher than those otherwise required by applicable regulations as follows: Tier 1 capital to total average assets (leverage ratio) - 9%; Tier 1 capital to risk-weighted assets - 10%; and total capital to risk-weighted assets - 12%. At September 30, 2009, INB’s Tier I capital and total capital ratios were 13.96% and 12.71%, respectively, and its leverage capital ratio was 10.22%.

Prompt Corrective Action. Federal banking agencies have the authority to take “prompt corrective action” with respect to depository institutions that do not meet minimum capital requirements. Applicable regulations divide banks into five different categories, depending on their level of capital: (i) a well-capitalized bank; (ii) an adequately capitalized bank; (iii) an undercapitalized bank; (iv) a significantly undercapitalized bank; and (v) a critically undercapitalized bank.

A bank is deemed to be “well-capitalized” if it has a total risk-based capital ratio of 10% or more, a Tier 1 risk-based capital ratio of 6% or more and a leverage ratio of 5% or more, and if the bank is not subject to an order or capital directive to meet and maintain a specific capital level. A bank is deemed to be “adequately capitalized” if it has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more and a leverage ratio of 4% or more (unless the bank is rated 1 in its most recent examination, in which instance it must maintain a leverage ratio of 3% or more) and does not meet the definition of a well-capitalized bank. A bank is deemed to be “undercapitalized” if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or a leverage ratio of less than 4%. A bank is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3% or a leverage ratio of less than 3%. A bank is deemed to be “critically undercapitalized” if it has a ratio of tangible equity to total tangible assets that is equal to or less than 2%. In addition, the OCC may reclassify a well-capitalized bank as adequately capitalized and may require an adequately capitalized or an undercapitalized bank to comply with certain supervisory actions, except that the OCC may not reclassify a significantly undercapitalized bank as a critically undercapitalized bank, if the OCC has determined that the bank is in unsafe or unsound condition or that the bank has not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity. A bank’s capital category is determined solely for the purpose of applying prompt corrective action regulations and the capital category may not constitute an accurate representation of a bank’s overall financial condition or prospects for other purposes. If a bank is classified as undercapitalized, significantly undercapitalized or critically undercapitalized, it is required to submit a capital restoration plan to the OCC and becomes subject to certain requirements restricting the bank’s payment of capital distributions, management fees and compensation of senior executive officers of the bank, requiring that the OCC monitor the condition of the bank, restricting the growth of the bank’s assets, requiring prior approval of certain expansion proposals and restricting the activities of the bank.

Memorandum of Understanding. On April 7, 2009, INB entered into a Memorandum of Understanding (“MOU”) with the OCC which requires INB to (1) appoint a Compliance Committee to monitor and coordinate INB’s adherence to the MOU and to submit progress reports to the OCC; (2) develop and implement a Strategic Plan in accordance with guidelines set forth in the MOU; (3) review and revise INB’s Contingency Funding Plan to address matters outlined in the MOU; (4) develop and implement a written program to improve credit risk management processes that are consistent across INB’s two primary markets; (5) develop and implement a three-year capital program in accordance with guidelines set out in the MOU; and (6) review and revise INB’s interest rate risk policy and procedures to address matters set forth in the MOU.

As of September 30, 2009, INB believes that it has satisfied a number of the conditions of the MOU and has commenced the steps necessary to resolve any and all remaining issues presented therein.

Deposit Insurance Assessments. INB’s deposits are insured up to applicable limits through the FDIC’s Deposit Insurance Fund (DIF) generally up to a maximum of $100,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. The FDIC temporarily increased the maximum to $250,000 per separately insured depositor until December 2013. Should a bank fail, the FDIC promises to replace all funds up to that amount. The FDIC can terminate a depository institution’s deposit insurance if it finds that the institution is being operated in an unsafe and unsound manner or has violated any rule, regulation, order or condition administered by the institution’s regulatory authorities. Any such termination of deposit insurance would likely have a material adverse effect on INB, the severity of which would depend on the amount of deposits affected by such a termination. The FDIC evaluates the risk of each financial institution based on its supervisory rating, its financial ratios, and its long-term debt issuer rating.

In February 2009, the FDIC (1) modified the risk-based deposit insurance assessment system and sets initial base assessment rates beginning April 1, 2009, at 12 to 45 basis points; (2) extended the period of the Restoration Plan for the Deposit Insurance Fund (DIF) from five to seven years to restore the reserve ratio to 1.15; and (3) adopted an interim rule to impose an emergency special insurance assessment on June 30, 2009 to be collected on September 30, 2009, and (4) was given the authority to impose possible additional special assessments thereafter to maintain public confidence in the DIF.

The modified the risk-based assessment system (1) introduces a new financial ratio into the financial ratios method applicable to most Risk Category I institutions that includes certain brokered deposits above a threshold that are used to fund rapid asset growth; (2) revises a large bank method for a large Risk Category I institution with long-term debt issuer ratings; and (3) broadens the spread between minimum and maximum initial base assessment rates for Risk Category I institutions. In addition, an institution’s assessment rate can be adjusted for: (1) a decrease for long-term unsecured debt, including most senior and subordinated debt and, for small institutions, a portion of Tier 1 capital; (2) an increase for secured liabilities above a threshold amount; and (3) for non-Risk Category I institutions, an increase for brokered deposits above a threshold amount.

In May 2009, the FDIC levied a special assessment applicable to all insured depository institutions totaling 5 basis points of each institution’s total assets less Tier 1 capital as of June 30, 2009, not to exceed 10 basis points of domestic deposits. The special assessment is part of the FDIC’s efforts to rebuild the DIF and was collected on September 30, 2009. The FDIC also has the ability to impose additional special assessments of 5 basis points for the fourth quarters of 2009, if the FDIC estimates that the DIF reserve ratio will fall to a level that would adversely affect public confidence in federal deposit insurance or to a level that would be close to or below zero. Any additional special assessment would also be capped at 10 basis points of domestic deposits.

We cannot provide any assurance as to the ultimate amount or timing of any such special assessments, should such special assessments occur, as such special assessments depend upon a variety of factors which are beyond our control. The changes to deposit insurance premiums discussed above have significantly increased FDIC insurance expense for all insured depository institutions. In September 2009, the FDIC proposed that insured institutions prepay their estimated quarterly insurance assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. The FDIC also proposed a three-basis point increase in assessment rates effective on January 1, 2011, and an extension to the restoration period from seven to eight years. The FDIC believes that this arrangement is much less likely to impair bank lending than additional one-time special assessments.

Community Reinvestment. Under the Community Reinvestment Act of 1977, referred to as the CRA, and regulations promulgated under the CRA, INB must assist in meeting the credit needs of the communities in its market areas by, among other things, providing credit to low and moderate-income individuals and neighborhoods. The FDIC applies the lending, investment and service tests to assess a bank’s CRA performance and assigns to a bank a rating of “outstanding,” “satisfactory,” “needs to improve,” or “substantial noncompliance” on the basis of the bank’s performance under these tests. All banks are required to publicly disclose their CRA performance ratings.

Enforcement Authority. The FDIC and other federal banking agencies have broad enforcement powers, including, but not limited to, the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties.

Regulation of Lending Activity. In addition to the laws and regulations discussed above, INB is also subject to certain consumer laws and regulations, including, but not limited to, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act of 1974, and their associated Regulations Z, X and B, respectively.

Monetary Policy and Economic Control. Commercial banking is affected not only by general economic conditions, but also by the monetary policies of the FRB. Changes in the discount rate on member bank borrowing, availability of borrowing at the “discount window,” open market operations, the imposition of changes in reserve requirements against member banks’ deposits and assets of foreign branches and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the instruments of monetary policy available to the FRB. These monetary policies are used in varying combinations to influence overall growth and distributions of bank loans, investments and deposits, and this use may affect interest rates charged on loans or paid on deposits. The monetary policies of the FRB, which have a significant effect on the operating results of commercial banks, are influenced by various factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and in the fiscal policies of the United States Government. Future monetary policies and the effect of such policies on our future business and earnings cannot be predicted.

Other Regulation - Mortgage Lending

Investment in mortgages on real properties may be affected by government regulation in several ways. Residential properties may be subject to rent control and rent stabilization laws. As a consequence, the owner of the property may be restricted in its ability to raise the rents on apartments. If real estate taxes, fuel costs and maintenance of and repairs to the property were to increase substantially, and such increases are not offset by increases in rental income, the ability of the owner of the property to make the payments due on the mortgage as and when they are due might be adversely affected.

Laws and regulations relating to asbestos have been adopted in many jurisdictions, including New York City, which require that whenever any work is undertaken in a property in an area in which asbestos is present, the asbestos must be removed or encapsulated in accordance with such applicable local and federal laws and regulations. The cost of asbestos removal or encapsulation may be substantial, and if there were not sufficient cash flow from the property, after debt service on mortgages, to fund the required work, and the owner of the property fails to fund such work from other sources, the value of the property could be adversely affected, with consequent impairment of the security for the mortgage.

Laws regulating the storage, disposal and clean up of hazardous or toxic substances at real property have been adopted at the federal, state and local levels. Such laws may impose a lien on the real property superior to any mortgages on the property. In the event such a lien were imposed on any property which serves as security for a mortgage owned by us, the security for such mortgage could be impaired.

Our lending business is regulated by federal, state and, in certain cases, local laws, including, but not limited to, the Equal Credit Opportunity Act of 1974 and Regulation B. The Equal Credit Opportunity Act and Regulation B prohibit creditors from discriminating against applicants on the basis of race, color, religion, national origin, sex, age or marital status. Regulation B also restricts creditors from obtaining certain types of information from loan applicants. Among other things, it also requires lenders to advise applicants of the reasons for any credit denial. Equal Credit Opportunity Act violations can also result in fines, penalties and other remedies.

We are also subject to various other federal, state and local laws, rules and regulations governing, among other things, the licensing of mortgage lenders and servicers. We must comply with procedures mandated for mortgage lenders and servicers, and must provide disclosures to certain borrowers. Failure to comply with these laws, as well as with the laws described above, may result in civil and criminal liability, termination or suspension of licenses, rights of rescission for mortgage loans, lawsuits and/or administrative enforcement actions.

Interstate Banking and Other Legislation Affecting Us

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 facilitates the interstate expansion and consolidation of banking organizations by permitting bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state. The Act also permits interstate mergers of banks, with some limitations and the establishment of new branches on an interstate basis provided that such action is authorized by the law of the host state.

The Gramm-Leach-Bliley Act of 1999 permits banks, securities firms and insurance companies to affiliate under a common holding company structure. In addition to allowing new forms of financial services combinations, this Act clarifies how financial services conglomerates will be regulated by the different federal and state regulators. The Gramm-Leach-Bliley Act amended the BHCA and expanded the permissible activities of certain qualifying bank holding companies, known as financial holding companies. In addition to engaging in banking and activities closely related to banking, as determined by the FRB by regulation or order, financial holding companies may engage in activities that are financial in nature or incidental to financial activities that are complementary to a financial activity and do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. Under the Gramm-Leach-Bliley Act, all financial institutions, including us, were required to develop privacy policies, restrict the sharing of nonpublic customer data with nonaffiliated parties at the customer’s request, and establish procedures and practices to protect customer data from unauthorized access.

A major focus of governmental policy on financial institutions recently is the emphasis on combating money laundering and terrorist financing. Under the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001 (adopted as Title III of the USA PATRIOT Act), all financial institutions are subject to additional requirements to collect customer information, monitor transactions and report certain information to U.S. law enforcement agencies concerning customers and their transactions. In general, accounts maintained by or on behalf of “non-United States persons,” as defined in the Act, are subject to particular scrutiny. Correspondent accounts for or on behalf of foreign banks with profiles that raise money-laundering concerns are subject to even greater scrutiny, and correspondent accounts for or on behalf of foreign banks with no physical presence in any country are barred altogether. Additional requirements are imposed by this Act on financial institutions, all with a view towards encouraging information sharing among financial institutions, regulators and law enforcement agencies. Financial institutions are also required to adopt and implement “anti-money-laundering programs.” The United States has imposed economic sanctions that affect transactions with designated countries, nationals and others. These rules are administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”). The OFAC-administered sanctions targeting countries take different forms, but generally contain one or more of the following elements: restrictions on trade with or investment in the sanctioned country, including prohibitions on U.S. persons engaging in financial transactions relating to making investments in, or providing investment related advice or assistance to a sanctioned country; and blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction. Blocked assets may not be paid out, withdrawn, set off or transferred without a license from OFAC.

The Sarbanes-Oxley Act of 2002 implements legislative reforms intended to address corporate and accounting fraud. In addition to establishing a new accounting oversight board to enforce auditing, quality control and independence standards, the Act restricts auditing and consulting services by accounting firms. To ensure auditor independence, any nonaudit services being provided to an audit client will require pre-approval by a company’s audit committee. In addition, audit partners must be rotated. The Act requires chief executive and chief financial officers, or their equivalent, to certify to the accuracy of reports filed with the SEC, subject to civil and criminal penalties. In addition, under the Act, legal counsel will be required to report evidence of material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer and, if such officer does not appropriately respond, to report such evidence to the audit committee of the board or the board itself. Executives are also prohibited from trading during retirement plan “blackout” periods, and loans to executives are restricted. The Act accelerates the time frame for disclosures by public companies, and directors and executive officers must also provide information for most changes in ownership of company securities within two business days of the change.

The Act also prohibits any officer or director or any other person under their direction from taking any action to fraudulently induce, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of a company’s financial statements for the purpose of rendering the financial statement’s materially misleading. The Act also required the SEC to prescribe rules requiring the inclusion of an internal report and assessment by management in the annual report to shareholders.

Additional legislative and regulatory proposals have been made and others can be expected. It is not possible to predict whether or in what form final proposals may be adopted and, if adopted, what their effect will be on us.

Properties

The office of IBC, IMC and INB’s headquarters and full-service banking office are located in leased premises (of approximately 21,500 sq. ft.) on the entire fourth floor of One Rockefeller Plaza in New York City, New York, 10020. The lease expires in March 2014.

INB’s principal office in Florida is located at 625 Court Street, Clearwater, Florida, 33756. INB also operates five other branch offices in Florida; three of which are in Clearwater, Florida, at 1875 Belcher Road North, 2175 Nursery Road and 2575 Ulmerton Road, one is at 6750 Gulfport Blvd, South Pasadena, Florida, and one is at 483 Mandalay Avenue, Clearwater Beach, Florida. With the exception of the Belcher and Mandalay offices, which are leased through June 2012 and January 2011, respectively, INB owns all the properties in which its offices are located in Florida. Additionally, INB has options to extend the terms of the Belcher lease (for an additional five years) and the Mandalay lease (for up to an additional 10 years). All the above leases contain operating escalation clauses related to real estate taxes and operating costs based upon various criteria and are accounted for as operating leases. INB’s office at 625 Court Street consists of a two-story building containing approximately 22,000 sq. ft. INB occupies the ground floor (approximately 8,500 sq. ft.) and leases the 2nd floor to a single commercial tenant. The branch office at 1875 Belcher Road is a two-story building in which INB leases approximately 5,100 sq. ft. on the ground floor.

The branch office at 2175 Nursery Road is a one-story building containing approximately 2,700 sq. ft., which is entirely occupied by INB. The branch office at 2575 Ulmerton Road is a three-story building containing approximately 17,000 sq. ft. INB occupies the ground floor (approximately 2,500 sq. ft.) and leases the upper floors to various commercial tenants. The branch office at 6750 Gulfport Blvd. is a one-story building containing approximately 2,800 sq. ft., which is entirely occupied by INB. The branch office at 483 Mandalay Avenue is located in a shopping center known as Pelican Walk Plaza in which INB leases approximately 2,100 sq. ft. In addition, each of INB’s Florida offices include drive-through teller facilities (except for Mandalay) and Automated Teller Machines (ATMs). INB also owns a two-story building located on property contiguous to its Court Street office in Florida, which. contains approximately 12,000 sq. ft. and is leased to commercial tenants. INB also owns property across from its Court Street office, which consists of an office building with approximately 1,400 sq.ft. that is leased to one commercial tenant. This property provides additional parking for the Court Street branch. We believe that our facilities are adequate to meet our present and currently foreseeable needs.

Legal Proceedings

We are periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as foreclosure proceedings. Based on review and consultation with legal counsel, we do not believe that there is any pending or threatened proceeding against us, which, if determined adversely, would have a material effect on our business, results of operations, financial position or liquidity.

MANAGEMENTS DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Management’s discussion of financial condition and results of operations of Intervest Bancshares Corporation and Subsidiaries that follows should be read in conjunction with the accompanying consolidated financial statements included in this prospectus.

Intervest Bancshares Corporation has two wholly owned consolidated subsidiaries, Intervest National Bank and Intervest Mortgage Corporation. Intervest Bancshares Corporation, Intervest National Bank and Intervest Mortgage Corporation may be referred to individually as “IBC,” “INB” and “IMC,” respectively, in this prospectus. IBC also has four wholly owned unconsolidated subsidiaries, Intervest Statutory Trust II, III, IV and V, all of which were formed at various times in connection with the issuance of trust preferred securities. References in this prospectus to “we,” “us,” and “our” refer to Intervest Bancshares Corporation and its consolidated subsidiaries, unless otherwise specified. For a more detailed discussion of our business, see the section “Business” in this prospectus.

Critical Accounting Policies

The preparation of our consolidated financial statements and the information included in Management’s Discussion and Analysis herein is governed by policies that are based on accounting principles generally accepted in the United States (GAAP) and general practices within the banking industry. The financial information contained in our financial statements is, to a significant extent, based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. In addition, GAAP itself may change from one previously acceptable method to another method.

An accounting policy is deemed to be “critical” if it is important to a company’s results of operations and financial condition, and requires significant judgment and estimates on the part of management in its application. The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect certain amounts reported in the financial statements and related disclosures. Actual results could differ from these estimates and assumptions. We believe that the estimates and assumptions used in connection with the amounts reported in our consolidated financial statements and related disclosures are reasonable and made in good faith.

We consider our critical accounting policies to be those that relate to the determination of our: allowance for loan losses; valuation allowance for real estate losses; and other than temporary impairment charges on security investments. These three items are considered critical accounting estimates because each is highly susceptible to change from period to period and require us to make numerous assumptions about a variety of information that directly affect the calculation of the amounts reported in the consolidated financial statements. For example, the impact of a large unexpected chargeoff could deplete the allowance for loan losses and potentially require increased provisions to replenish the allowance, which could negatively affect our earnings and financial condition. For a summary of our other significant accounting policies, see the notes to the consolidated financial statements.

The allowance for loan losses reflects our judgment as to the estimated losses that may result from defaults in our loan portfolio. The allowance for loan losses is established through a provision charged to expense. Loans are charged off against the allowance when we believe that the collection of principal is unlikely. Subsequent recoveries of previous chargeoffs are added back to the allowance.

We evaluate the adequacy of the allowance for loan losses at least monthly or more frequently when necessary with consideration given to the following factors:

(i) Size of the loans in the portfolio. The loan portfolio has many individual loans with large principal balances, which increases the portfolio’s risk profile. At September 30, 2009 the average real estate loan was $2.6 million, with the largest loan being $20.4 million. In addition, loans with principal balances of $5 million or more represented 38% of the portfolio;

(ii) Nature (concentration) of the loans in the portfolio. The loan portfolio is concentrated in loans secured by commercial and multifamily real estate, including some vacant properties and vacant land, all of which are generally considered to have more credit risk than traditional 1-4 family residential lending because these loans tend to involve larger loan balances to single borrowers and their repayment is typically dependent upon the successful operation of the underlying real estate for income-producing properties. Loans on vacant properties and vacant land typically do not have adequate or any income streams and depend upon other sources of cash flow from the borrower for repayment. The number of vacant land loans in the portfolio has decreased substantially over the last several years. The properties collateralizing the loans in our portfolio are also concentrated by location, and this concentration also increases the risk associated with the portfolio. The properties are concentrated in two states, New York and Florida. Economic conditions and real estate values in Florida are currently depressed and New York is also experiencing weakening economic conditions and lower real estate values. Additionally, many of the multifamily properties located in New York City and surrounding boroughs are also subject to rent control and rent stabilization laws, which limit the ability of the property owners to increase rents, which may in turn limit the borrower’s ability to repay those mortgage loans. Many of the properties are also located in sections of the cities noted above that are being revitalized or redeveloped. All of these factors increase the risk profile of the loan portfolio;

(iii) Specific problem loans, including loans on nonaccrual status, and estimates of fair value of the underlying properties. Whenever a loan experiences payment problems, an internal review of that loan is performed by either or both of our two senior lending officers (the Chairman and the President of INB) to re-evaluate the internal credit rating that is assigned to the loan. This credit rating directly affects the computation of the allowance for loan losses. The estimated loss factors that we apply to our loans to calculate the allowance for loan losses increase as a loan’s credit rating decreases. Nonaccrual and/or problem loans are normally downgraded based on known facts and circumstances at the time of review, which in turn impacts the level of the allowance for loan losses. The review includes the physical inspection of such properties and the monitoring of impositions and insurance premiums to preserve our security interest in the properties. Additionally, we engage independent third parties to perform quarterly loan portfolio reviews, which include all loans on nonaccrual status. We also take into consideration the nature and extent of the collateralization of nonaccrual loans, loans past due 90 days and still accruing and any other problem loans, including troubled debt restructurings, in the determination of the allowance for loan losses. Estimates of fair value of the collateral properties is determined based on a variety of information, including available appraisals and the knowledge and experience of the two senior lending officers related to values of properties in our lending market areas. Determination of the need for updated appraisals is made on a loan-by-loan basis. In addition to appraisals, consideration is also given to the type, location and occupancy of the property and current economic conditions in the area the property is located in assessing estimates of fair value;

(iv) Historical chargeoffs and recoveries. We has experienced a limited number of loan charge offs and recoveries to date. In computing the allowance for loan losses, we currently do not place much reliance on our historical losses as an indicator of future losses. In determining potential losses that may exist in the loan portfolio, we place a greater weight on our current level of nonaccrual and problem loans and the specific facts and circumstances associated with such loans;

(v) Adverse situations which may affect the borrowers’ ability to repay. All nonaccrual and problem loans are reviewed individually based on the facts and circumstances known to us at the time of the review. Based on these reviews, our two senior lending officers make an assessment as to whether there are specific issues unique to each problem loan or whether such issues identified are generic to the portfolio, which may in turn necessitate a change to the overall estimated loss factors that are used to calculate the allowance;

(vi) The perception of our two senior lending officers of current and anticipated economic conditions in our primary lending areas, which are concentrated in New York and Florida, and national economic conditions. Our loan portfolio has and continues to been negatively impacted by the weak economies in Florida and New York, including the impact of high rates of unemployment, increased office and retail vacancy rates and lower real estate values. We have also experienced the effects of misconduct committed by certain of our borrowers, which required us to place certain loans that are collateralized by income producing properties on nonaccrual status, in some instances due to involuntary bankruptcy filings filed against the borrowers by third party creditors. Such filings resulted in the cessation of monthly loan payments despite cash flows being generated by the underlying property. We also continue to experience delays in our ability to move forward with foreclosure or other proceedings to acquire and sell collateral properties, which could also negatively affect our ability to recover our principal, particularly in a period where commercial real estate values are decreasing. These factors have increased the level of risk in the portfolio and will likely continue to negatively impact the portfolio for some period of time;

(vii) Trends in loan volume and loan terms, changes in risk selection, underwriting standards and lending policies and procedures. We have not relaxed our underwriting standards or our lending policies and/procedures, and we believe we have become more risk averse by being more selective in originating loans in the current economic environment. Loan-to-value ratios (the ratio that the original principal amount of the loan bears to the lower of the purchase price or appraised value of the property securing the loan at the time of origination) on new loans typically do not exceed 80%. Debt service coverage ratios (the ratio of the net operating income generated by the property securing the loan to the required debt service) on new real estate loans typically are not less than 1.2 times; and

(viii) Experience, ability and depth of lending officers and other underwriting staff. All potential new loans are referred to either of our two senior lending officers, both of whom have substantial experience in commercial and multifamily real estate lending. All loans originated by us must be first reviewed and approved by our Loan Committee, which is comprised of three members of our Board of Directors. We believe that there is substantial lending experience and depth on both our lending staff and Loan Committee.

Based on our assessment of all the factors discussed above, we maintain an allowance for loan losses that is comprised of an unallocated portion (which is derived from estimated loss factors currently ranging from 0.30% to 1.35% multiplied by the principal amount of loans rated acceptable, and higher percentages for loans that are assigned a lower credit grade) and an allocated (or specific) portion on loans that have been identified as being impaired under GAAP.

GAAP specifies how the portion of the allowance for loan losses related to impaired loans is computed. A loan is normally deemed impaired when, based upon current information and events, it is probable that we will be unable to collect both principal and interest due according to the contractual terms of the loan agreement. Impairment for larger balance loans such as our portfolio of commercial real estate and multifamily loans are measured based on one of the following methods: the present value of expected future cash flows, discounted at the loan’s effective interest rate; the observable market price of the loan; or the estimated fair value of the loan’s collateral, if payment of the principal and interest is dependent upon the collateral. When the fair value of the property is less than the recorded investment in the loan, this deficiency is recognized as a specific valuation allowance (recorded as part of the overall allowance for loan losses) with a charge to expense through the provision for loan losses. We consider a variety of factors in determining whether a loan is impaired, including (i) any notice from the borrower that the borrower will be unable to repay all principal and interest amounts contractually due under the loan agreement, (ii) any delinquency in the principal and/or interest payments other than minimum delays or shortfalls in payments, and (iii) other information known by us that would indicate the full repayment of principal and interest is not probable. In evaluating loans for impairment, we generally consider delinquencies of 60 days or less to be minimum delays, and accordingly do not consider such delinquent loans to be impaired in the absence of other indications. Impaired loans normally consist of loans on nonaccrual status and loans classified as troubled debt restructurings. Generally, all of our loans are evaluated for impairment on a loan-by-loan basis using the estimated fair value of the loan’s collateral.

We believe, based on information known to us at September 30, 2009, that the allowance for loan losses was adequate to cover estimated credit losses in the loan portfolio at such date. Although we believe we use the best information available to make determinations with respect to the allowance for loan losses, future adjustments to the allowance may be necessary if facts and circumstances differ from those previously assumed in the determination of the allowance. For example, a prolonged downturn in real estate values and economic conditions could have an adverse impact on our asset quality and may result in an increase in future loan charge-offs and loan loss provisions, and may also result in the decrease in the estimated value of real estate acquired through foreclosure. Additionally, our regulators, as an integral part of their examination process, periodically review the allowance for loan losses and the estimated values of real estate acquired through foreclosure. Accordingly, we may be required to take certain chargeoffs and/or recognize additions to the allowance for loan losses, or record write downs on the carrying values of foreclosed real estate based, on the regulators’ judgment concerning information available to them during their examination.

We also maintain a valuation allowance for real estate we acquire through foreclosure or similar proceedings. We estimate the fair value of our real estate in the same manner as impaired loans. As the properties are actively marketed for sale, we may periodically adjust the carrying values of the real estate to reflect changes in fair values resulting from changing market conditions though a charge to the valuation allowance for real estate losses.

For a discussion of the factors and estimates used in computing other than temporary impairment charges on security investments, see the notes to the consolidated financial statements.

Comparison of Financial Condition at September 30, 2009 and December 31, 2008

Selected balance sheet information by entity as of September 30, 2009 follows:

($ in thousands)	IBC	INB	IMC	Eliminations (1)	Consolidated
Cash and cash equivalents	$6,670	$29,492	$1,697	$(7,199)	$30,660
Security investments	—	608,242	—	—	608,242
Loans receivable, net of deferred fees	—	1,677,901	18,163	—	1,696,064
Allowance for loan losses	—	(31,225)	(590)	—	(31,815)
Foreclosed real estate	—	30,588	2,327	—	32,915
Investments in consolidated subsidiaries	260,832	—	—	(260,832)	—
All other assets	3,187	42,083	911	(77)	46,104

Total assets	$270,689	$2,357,081	$22,508	$(268,108)	$2,382,170

Deposits	$—	$2,020,197	$—	$(7,202)	$2,012,995
Borrowed funds and related interest payable	56,784	50,763	—	—	107,547
All other liabilities	286	46,733	1,064	(74)	48,009

Total liabilities	57,070	2,117,693	1,064	(7,276)	2,168,551
Stockholders’ equity	213,619	239,388	21,444	(260,832)	213,619

Total liabilities and stockholders’ equity	$270,689	$2,357,081	$22,508	$(268,108)	$2,382,170

(1)	All significant intercompany balances and transactions are eliminated in consolidation. Nearly all the amounts arise from intercompany deposit accounts and investments in consolidated subsidiaries.

A comparison of selected consolidated balance sheet information follows:

	At September 30, 2009		At December 31, 2008
($ in thousands)	Carrying Value	% of Total Assets	Carrying Value	% of Total Assets
Cash and cash equivalents	$30,660	1.3%	$54,903	2.4%
Security investments	608,242	25.5	484,482	21.4
Loans receivable, net of deferred fees and loan loss allowance	1,664,249	69.9	1,677,187	73.8
Foreclosed real estate	32,915	1.4	9,081	0.4
All other assets	46,104	1.9	46,180	2.0

Total assets	$2,382,170	100.0%	$2,271,833	100.0%

Deposits	$2,012,995	84.5%	$1,864,135	82.1%
Borrowed funds and related interest payable	107,547	4.5	149,566	6.6
All other liabilities	48,009	2.0	46,158	2.0

Total liabilities	2,168,551	91.0	2,059,859	90.7
Stockholders’ equity	213,619	9.0	211,974	9.3

Total liabilities and stockholders’ equity	$2,382,170	100.0%	$2,271,833	100.0%

Cash and Cash Equivalents

Cash and cash equivalents include interest-bearing and noninterest-bearing cash balances with banks, and other short-term investments that have original maturities of three months or less. Cash and cash equivalents decreased to $31 million at September 30, 2009 from $55 million at December 31, 2008. The level of cash and cash equivalents fluctuates based on various factors, including liquidity needs, loan demand, deposit flows, calls of securities, repayments of borrowed funds and alternative investment opportunities.

Security Investments

Security investments consist of securities held to maturity and Federal Reserve Bank (FRB) and Federal Home Loan Bank of New York (FHLB) stock. Securities are classified as held to maturity and are carried at amortized cost when we have the intent and ability to hold them to maturity. Such investments, all of which are held by INB, increased to $598 million at September 30, 2009, from $476 million at December 31, 2008. The increase reflected $564 million of new purchases exceeding a total of $439 million of calls and maturities of securities during the period. We invest in U.S. government agency debt obligations to emphasize safety and liquidity. We do not own or invest in any collateralized debt obligations, collateralized mortgage obligations, or any preferred or common stock of the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

At September 30, 2009, securities held to maturity consisted of investment grade rated debt obligations of the Federal Home Loan Bank, Federal Farm Credit Bank, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation totaling $591.7 million and noninvestment grade rated corporate securities (consisting of variable-rate pooled trust preferred securities backed by obligations of companies in the banking industry) totaling $6.7 million. As discussed in more detail in the notes to the consolidated financial statements, in the first nine months of 2009, INB recorded impairment charges of $1.4 million on six trust preferred securities.

At September 30, 2009, the securities held to maturity portfolio had a weighted-average yield of 2.86% and a weighted-average remaining maturity of 4.6 years, compared to 3.80% and 4.2 years, respectively, at December 31, 2008. Nearly all of the securities have fixed interest rates or have predetermined rate increases, and have call features that allow the issuer to call the security before its stated maturity without penalty. In the first nine months of 2009, $428 million of agency securities with a weighted average yield of approximately 3.62% were called by the issuers and the resulting proceeds were invested into new securities yielding 91 basis points less. Largely as a result of these calls, the overall average yield on the portfolio decreased from December 31, 2008. At September 30, 2009 and December 31, 2008, the held-to-maturity portfolio’s estimated fair value was $597 million and $475 million, respectively. At September 30, 2009, the portfolio had a net unrealized loss of $1.5 million, compared to a net unrealized loss of $0.5 million at December 31, 2008. See the notes to the consolidated financial statements for a discussion regarding unrealized losses. In order for INB to be a member of the FRB and FHLB, INB maintains an investment in the capital stock of each entity, which amounted to $4.4 million and $5.5 million, respectively, at September 30, 2009. For further information on the securities portfolio, see the caption entitled “Security Investment Activities” in the “Business” section of this prospectus.

Loans Receivable, Net of Deferred Fees

Loans receivable, net of deferred fees, amounted to $1.70 billion at September 30, 2009, a $10 million decrease from $1.71 billion at December 31, 2008. The decrease was due to the aggregate of $143 million of principal repayments, $27.2 million of transfers to foreclosed real estate and $4.9 million of loan chargeoffs exceeding $165 million of new loan originations that were primarily secured by commercial real estate. The new originations are nearly all fixed-rate loans with a weighted-average yield and term of 6.71% and 5.1 years, respectively. The terms of the loans have largely been a function of the demand by borrowers for longer-term, fixed-rate product that has been driven by the historically low interest rate environment. We expect this demand for longer-term, fixed-rate product to continue and expect that most of our new loan originations for the foreseeable future will have similar terms. Fixed-rate loans constituted approximately 75% of the consolidated loan portfolio at September 30, 2009, up from 72% at December 31, 2008. New loan originations for the first nine-months of 2008 amounted to $327 million. The lower level of originations as compared to the same period of 2009 primarily reflects a decrease in suitable lending opportunities for us. For further information on the loan portfolio, see the caption entitled “Lending Activities” in the “Business” section of this prospectus.

Nonaccrual and Restructured (Impaired) Loans

Nonaccrual loans increased to $131.7 million (38 loans) at September 30, 2009, from $108.6 million (26 loans) at December 31, 2008. At September 30, 2009 and December 31, 2008, there was one loan for $1.9 million classified as ninety days past due and still accruing interest. This loan is past its maturity date but the borrower continues to make monthly loan payments. At September 30, 2009, there also were $71.2 million of accruing loans on which INB has granted certain concessions to provide payment relief to the borrower generally consisting of the deferral of principal and/or a partial reduction in interest payments for a period of time. These loans are considered troubled debt restructurings (TDRs). Nonaccrual loans and TDRs are considered impaired under GAAP. At September 30, 2009 and December 31, 2008, nonaccrual loans had a specific valuation allowance (included as part of the overall allowance for loan losses) in the aggregate amount of $11.7 million and $8.2 million, respectively. Estimated loan-to-value ratios, net of specific valuation allowances, on nonaccrual loans ranged from 50% to 99% at September 30, 2009. At September 30, 2009, there was an additional specific valuation allowance of $1.8 million maintained for TDRs. At September 30, 2009 there were also $12.0 million of loans for which there were concerns regarding the ability of the borrowers to meet existing repayment terms. Such potential problem loans are normally classified as substandard for regulatory purposes and reflect the distinct possibility, but not the probability, that we will not be able to collect all amounts due according to the contractual terms of the loan. Such loans may never become delinquent, nonaccrual or impaired. Potential problem loans are considered in the determination of the overall adequacy of the allowance for loan losses. For a further discussion of nonaccrual loans, see the caption entitled “Asset Quality” in the “Business” section of this prospectus.

Allowance For Loan Losses

The allowance for loan losses increased to $31.8 million at September 30, 2009, from $28.5 million at December 31, 2008. The allowance represented 1.88% of total loans (net of deferred fees) outstanding at September 30, 2009 compared to 1.67% at December 31, 2008. The increase in the allowance was due to $6.9 million of loan loss provisions and a $1.3 million partial recovery of a previous chargeoff, partially offset by $4.9 million of new chargeoffs. The loan loss provision of $6.9 million was attributable to downgrades of internal risk ratings on nonaccrual loans as well as lower estimates of real estate values on certain collateral properties. At September 30, 2009 and December 31, 2008, the allowance for loan losses included a specific valuation allowance in the aggregate amount of $13.5 million and $8.2 million, respectively, for nonaccrual and restructured loans, all of which are considered impaired loans. For further information on the allowance for loan losses, see the caption entitled “Allowance for Loan Losses” in the “Business” section of this prospectus.

Real Estate Acquired Through Foreclosure

Real estate acquired through foreclosure amounted to $32.9 million at September 30, 2009. For a discussion of real estate acquired through foreclosure, see the caption entitled “Asset Quality” in the “Business” section of this prospectus.

All Other Assets and Liabilities

All other assets at September 30, 2009 amounted to $46 million and remained unchanged from December 31, 2008. All other liabilities at September 30, 2009 remained relatively unchanged at $48 million, compared to $46 million at December 31, 2008.

Deposits

Deposits increased to $2.01 billion at September 30, 2009, from $1.86 billion at December 31, 2008, primarily reflecting an increase of $140 million in money market accounts. At September 30, 2009, certificate of deposit accounts totaled $1.52 billion, and checking, savings and money market accounts aggregated to $491 million. The same categories of deposit accounts totaled $1.52 billion and $345 million, respectively, at December 31, 2008. Certificate of deposit accounts represented 76% of total consolidated deposits at September 30, 2009, compared to 82% at December 31, 2008. At September 30, 2009 and December 31, 2008, certificate of deposit accounts included $170 million and $173 million of brokered deposits, respectively. For additional information on deposits, see the caption entitled “Sources of Funds” in the “Business” section of this prospectus.

Borrowed Funds and Related Interest Payable

Borrowed funds and related interest payable decreased to $107 million at September 30, 2009, from $149 million at December 31, 2008, due to the early repayment of $40 million of higher cost, fixed-rate debentures by IMC. For additional information on borrowed funds, see the caption entitled “Sources of Funds” in the “Business” section of this prospectus.

Stockholders’ Equity

The following table sets forth the change in stockholders’ equity:

		Outstanding
($ in thousands, except per share amounts)	Amount	Class A Shares	Class B Shares	Total Shares	Amount Per Share
Common stockholders’ equity at December 31, 2008	$188,894	7,690,812	580,000	8,270,812	$22.84
Net earnings available to common stockholders	1,201	—	—	—	0.14
Compensation from stock options	154	—	—	—	0.02

Common stockholders’ equity at September 30, 2009	$190,249	7,690,812	580,000	8,270,812	$23.00

Preferred stockholder’s equity at December 31, 2008 (1)	$23,080
Amortization of preferred stock discount	290

Preferred stockholder’s equity at September 30, 2009	$23,370

Total stockholders’ equity at September 30, 2009	$213,619

(1)	On December 23, 2008, IBC sold to the United States Department of the Treasury 25,000 shares of IBC’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a liquidation preference of $1,000 per share, along with a ten year warrant to purchase at any time up to 691,882 shares of IBC’s Class A common stock for $5.42 per share, for a total cash investment of $25 million from the Treasury. The total investment was allocated between preferred and common equity as described in more detail in the notes to the consolidated financial statements.

Comparison of Financial Condition at December 31, 2008 and 2007.

Overview

Selected balance sheet information by entity as of December 31, 2008 follows:

($ in thousands)	IBC	INB	IMC	Eliminations (1)	Consolidated
Cash and cash equivalents	$2,875	$45,215	$19,949	$(13,136)	$54,903
Security investments	—	484,482	—	—	484,482
Loans receivable, net of deferred fees	2,589	1,652,184	50,938	—	1,705,711
Allowance for loan losses	(30)	(27,506)	(988)	—	(28,524)
Foreclosed real estate	—	6,754	2,327	—	9,081
Investment in consolidated subsidiaries	260,179	—	—	(260,179)	—
All other assets	3,359	39,766	3,241	(186)	46,180

Total assets	$268,972	$2,200,895	$75,467	$(273,501)	$2,271,833

Deposits	$—	$1,877,273	$—	$(13,138)	$1,864,135
Borrowed funds and related interest payable	56,824	50,782	41,960	—	149,566
All other liabilities	174	44,405	1,763	(184)	46,158

Total liabilities	56,998	1,972,460	43,723	(13,322)	2,059,859
Total stockholders’ equity	211,974	228,435	31,744	(260,179)	211,974

Total liabilities and stockholders’ equity	$268,972	$2,200,895	$75,467	$(273,501)	$2,271,833

(1)	All significant intercompany balances and transactions are eliminated in consolidation. Such amounts arise largely from intercompany deposit accounts and investments in subsidiaries.

A comparison of selected consolidated balance sheet information follows:

	At December 31, 2008		At December 31, 2007
($ in thousands)	Carrying Value	% of Total Assets	Carrying Value	% of Total Assets
Cash and cash equivalents	$54,903	2.4%	$33,086	1.6%
Security investments	484,482	21.4	350,456	17.3
Loans receivable, net of deferred fees and allowance for loan losses	1,677,187	73.8	1,592,439	78.8
Foreclosed real estate	9,081	0.4	—	—
All other assets	46,180	2.0	45,411	2.3

Total assets	$2,271,833	100.0%	$2,021,392	100.0%

Deposits	$1,864,135	82.1%	$1,659,174	82.1%
Borrowed funds and related interest payable	149,566	6.6	136,434	6.7
All other liabilities	46,158	2.0	46,223	2.3

Total liabilities	2,059,859	90.7	1,841,831	91.1
Total stockholders’ equity	211,974	9.3	179,561	8.9

Total liabilities and stockholders’ equity	$2,271,833	100.0%	$2,021,392	100.0%

Cash and Cash Equivalents

Cash and cash equivalents increased to $55 million at December 31, 2008, from $33 million at December 31, 2007. The level of cash and cash equivalents fluctuates based on various factors, including liquidity needs, loan demand, deposit flows, calls of securities, repayments of borrowed funds and alternative investment opportunities.

Security Investments

Securities classified as held to maturity increased to $476 million at December 31, 2008, from $344 million at December 31, 2007. The increase reflected new purchases with lower yields exceeding maturities and calls of securities with higher yields during the period.

At December 31, 2008, securities held to maturity consisted of investment grade rated debt obligations of the Federal Home Loan Bank, Federal Farm Credit Bank, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation totaling $468 million and corporate securities (consisting of variable-rate pooled trust preferred securities backed by obligations of companies in the banking industry) of $8 million. At December 31, 2008, the entire portfolio had a weighted-average yield of 3.80% and a weighted-average remaining maturity of 4.2 years, compared to 5.01% and 4.0 years, respectively, at December 31, 2007. The sharp decline in market interest rates during 2008 resulted in a large number of securities being called by the issuers with the resulting proceeds being invested in new lower yielding securities.

At December 31, 2008 and 2007, the held-to-maturity portfolio’s estimated fair value was $475 million and $346 million, respectively. At December 31, 2008, the portfolio had a net unrealized loss of $0.5 million, compared to a net unrealized gain of $1.4 million at December 31, 2007.

In order for INB to be a member of the Federal Reserve Bank (FRB) and the Federal Home Loan Bank of New York (FHLB), INB maintains an investment in the capital stock of each entity, which amounted to $3.6 million and $5.3 million, respectively, at December 31, 2008. The FRB stock has historically paid a dividend of 6%, while the FHLB stock dividend fluctuates quarterly and was as follows for four quarters of 2008: 7.80%, 6.50%, 3.50% and 1.09%. The total required investment, which amounted to $8.9 million at December 31, 2008, compared to $6.4 million at December 31, 2007, fluctuates based on INB’s capital level for the FRB stock and INB’s loans and outstanding FHLB borrowings for the FHLB stock. For further information on the securities portfolio, see the caption entitled “Security Investment Activities” in the “Business” section of this prospectus.

Loans Receivable, Net of Deferred Fees

Loans receivable, net of deferred fees, increased to $1.71 billion at December 31, 2008, from $1.61 billion at December 31, 2007. The growth reflected $387 million of originations secured by commercial and multi-family real estate exceeding the aggregate of $267 million of principal repayments, $25 million of loans transferred to foreclosed real estate and $4.3 million of loan chargoffs. Nearly all the new loans have fixed interest rates and collectively have a weighted-average yield and term of 6.33% and 5.2 years, respectively. Commencing in early 2007, as a result of competitive market conditions, we began placing greater reliance on fixed-rate loan originations with somewhat longer maturities. To illustrate, fixed-rate loans constituted approximately 72% of the loan portfolio at December 31, 2008, compared to approximately 40% at December 31, 2006. Loans in the portfolio had an average life of approximately 4 years at December 31, 2008, compared with 3 years at December 31, 2006. For further information on the loan portfolio, see the caption entitled “Lending Activities” in the “Business” section of this prospectus.

Nonaccrual Loans

Nonaccrual loans increased to $108.6 million at December 31, 2008, from $90.8 million at December 31, 2007. For a further discussion of nonaccrual loans, see the caption entitled “Asset Quality” in the “Business” section of this prospectus.

Allowance for Loan Losses

The allowance for loan losses was $28.5 million at December 31, 2008, compared to $21.6 million at December 31, 2007. The increase was due to $11.2 million of provisions, partially offset by $4.3 million of loan charge offs. The allowance represented 1.67% of total loans (net of deferred fees) at December 31, 2008 and 1.34% at December 31, 2007. The loan loss provision for 2008 was attributable to the following: $10.3 million resulted from downgrades of internal risk ratings on nonaccrual loans as well as lower estimates of real estate values on collateral properties and $0.9 million resulted from net loan growth of $90 million. For further information on the allowance for loan losses, see the caption entitled “Allowance for Loan Losses” in the “Business” section of this prospectus.

Foreclosed Real Estate

Real estate acquired through foreclosure amounted to $9.1 million at December 31, 2008. For a discussion of foreclosed real estate, see the caption entitled “Asset Quality” in the “Business” section of this prospectus.

All Other Assets

The following table sets forth the composition of all other assets:

	At December 31,
($ in thousands)	2008	2007
Accrued interest receivable	$11,965	$10,981
Loan fees receivable	8,590	9,781
Premises and equipment, net	5,415	5,897
Deferred income tax asset	13,503	10,387
Deferred debenture offering costs, net	2,750	4,098
Investment in unconsolidated subsidiaries	1,702	1,702
Prepaid estimated income taxes	352	586
Deferred issuance costs from brokered CDs	1,486	1,729
All other	417	250

	$46,180	$45,411

Accrued interest receivable fluctuates based on the level of interest-earning assets and the timing of interest payments received. Loan fees receivable are fees due in accordance with the terms of mortgage loans. Such amounts are generally due upon the full repayment of the loan.

This fee is recorded as deferred income at the time a loan is originated and is then amortized to interest income over the life of the loan as a yield adjustment. The decrease was due to payments exceeding new fees that were charged on new loan originations.

Premises and equipment decreased as purchases were more than offset by normal depreciation and amortization. The deferred income tax asset relates primarily to the unrealized tax benefit on the allowance for loan losses. The allowance has been expensed for financial statement purposes but it is currently not deductible for income tax purposes until actual loan chargeoffs are incurred. The increase in the deferred tax asset is primarily a function of the net increase in the allowance for loan losses.

Deferred debenture offering costs consist primarily of underwriters’ commissions and are amortized over the terms of the debentures. The net decrease was due to normal amortization as well as the accelerated expensing of costs associated with early repayments of debentures prior to their contractual maturity dates. The investment in unconsolidated subsidiaries consists of IBC’s total common stock investment in its wholly owned business trusts, Intervest Statutory Trust II, III, IV and V. Prepaid estimated income taxes fluctuates based on tax payments made during the year. Deferred issuance costs from brokered deposits decreased due to normal amortization. These costs are being amortized to interest expense over the life of the deposits.

Deposits

Deposits increased to $1.86 billion at December 31, 2008, from $1.66 billion at December 31, 2007, reflecting increases of $93 million in money market accounts and $114 million in certificates of deposit. For additional information on deposits, see the caption entitled “Sources of Funds” in the “Business” section of this prospectus.

Borrowed Funds and Related Interest Payable

The following table summarizes borrowed funds and related interest payable:

	At December 31, 2008		At December 31, 2007
($ in thousands)	Principal	Accrued Interest	Principal	Accrued Interest
Debentures - IMC	$40,000	$1,960	$76,250	$3,145
Debentures Capital Securities - IBC	56,702	122	56,702	137
FHLB advances - INB	50,500	98	—	—
Mortgage note payable - INB	184	—	200	—

	$147,386	$2,180	$133,152	$3,282

The increase in borrowed funds and accrued related interest payable reflected a $50 million increase in lower cost FHLB advances, partially offset by the early repayment of $37 million of higher rate subordinated debentures. For additional information on borrowed funds, see the caption entitled “Sources of Funds” in the “Business” section of this prospectus.

All Other Liabilities

The following table sets forth the composition of all other liabilities:

	At December 31,
($ in thousands)	2008	2007
Mortgage escrow funds payable	$24,028	$24,079
Official checks outstanding	11,859	12,417
Accrued interest payable on deposits	6,868	6,706
All other liabilities	3,403	3,021

	$46,158	$46,223

Mortgage escrow funds payable fluctuate and represent advance payments made to us by borrowers for property taxes and insurance that are remitted by us to third parties. Official checks outstanding fluctuate based on banking activity.

Accrued interest payable on deposits fluctuates based on total deposits and the timing of interest payments. All other liabilities are comprised mainly of accrued expenses and fees received on loan commitments that have not yet been funded.

Stockholders’ Equity

The following table sets forth the change in stockholders’ equity:

($ in thousands)	Amount	Class A Shares	Class B Shares	Total Shares	Amount Per Share
Common stockholders’ equity at December 31, 2007	$179,561	7,690,812	385,000	8,075,812	$22.23
Net annual earnings available to common stockholders	7,225	—	—	—	0.87
Cash dividends paid to common stockholders (1)	(2,068)	—	—	—	(0.25)
Compensation from stock options	443	—	—	—	0.05
Exercise of Class B common stock warrants (2)	1,803	—	195,000	195,000	9.25
Common stock warrant sold to U.S. Treasury (3)	1,930	—	—	—	0.23

Common stockholders’ equity at December 31, 2008	$188,894	7,690,812	580,000	8,270,812	$22.84

Preferred stock sold to U.S. Treasury (3)	25,000
Preferred stock discount (3)	(1,930)
Amortization of preferred stock discount (3)	10

Preferred stockholder’s equity at December 31, 2008	23,080

Total stockholders’ equity at December 31, 2008	$211,974

(1)	Dividend was paid on June 16, 2008 to common stockholders of record on the close of business June 2, 2008.
(2)	195,000 warrants were exercised at an average exercise price of $7.52 per share for total cash proceeds of $1.5 million. A $0.3 million income tax benefit in connection with the exercise was recorded to paid-in capital for a total increase of $1.8 million.
(3)	On December 23, 2008, IBC sold to the United States Department of the Treasury 25,000 shares of IBC’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a liquidation preference of $1,000 per share, along with a ten year warrant to purchase at any time up to 691,882 shares of IBC’s Class A common stock for $5.42 per share, for a total cash investment of $25 million from the Treasury. The total investment was allocated between preferred and common equity as described in more detail in the notes to the consolidated financial statements.

Comparison of Results of Operations for the Quarters Ended September 30, 2009 and 2008

Overview

Consolidated net earnings for the third quarter of 2009 (“Q3-09”) decreased by $2.3 million, or 88%, to $0.3 million, or $0.04 per diluted share, from $2.6 million, or $0.32 per diluted share, in the third quarter of 2008 (“Q3-08”). The decrease in net earnings was due a $2.1 million increase in noninterest expenses, a $2.2 million decrease in noninterest income and $0.4 million of dividend requirements related to outstanding preferred stock held by the U.S. Treasury under the TARP program. The aggregate of these items was partially offset by a $1.4 million decrease in the provision for income tax expense and a $1.0 million decrease in the provision for loan losses.

Selected information regarding results of operations by entity follows:

					Consolidated
($ in thousands)	INB	IMC	IBC	Elim (1)	Q3-2009	Q3-2008
Interest and dividend income	$30,470	$478	$20	$(29)	$30,939	$33,508
Interest expense	19,235	58	660	(29)	19,924	22,424

Net interest and dividend income (expense)	11,235	420	(640)	—	11,015	11,084
Provision (credit) for loan losses	2,246	150	—	—	2,396	3,446
Noninterest income	101	(6)	113	(113)	95	2,318
Noninterest expenses	6,577	703	169	(113)	7,336	5,276

Earnings (loss) before taxes	2,513	(439)	(696)	—	1,378	4,680
Provision (credit) for income taxes	1,147	(201)	(319)	—	627	2,054

Net earnings (loss) before preferred dividend requirements	1,366	(238)	(377)	—	751	$2,626
Preferred dividend requirements (2)	—	—	(409)	—	(409)	—

Net earnings (loss) available to common stockholders	1,366	(238)	(786)	—	342	2,626
Intercompany dividends (3)	(984)	—	984	—	—	—

Net earnings (loss) after intercompany dividends	$382	$(238)	$198	$—	$342	$2,626

Net earnings (loss) after intercompany dividends for Q3-08	$1,224	$972	$430	$—	$2,626

(1)	All significant intercompany balances and transactions are eliminated in consolidation. Such amounts arise from intercompany deposit accounts and management agreements.
(2)	Represents the total of accrued dividends (5%) on $25 million of cumulative Series A preferred stock held by U.S. Treasury and amortization of related preferred stock discount.
(3)	Dividends paid to IBC from INB provided funds for the debt service on IBC’s outstanding subordinated debentures-capital securities, which is included in IBC’s interest expense, and for the cash dividend requirements on the Series A preferred stock.

Net Interest and Dividend Income

Net interest and dividend income is our primary source of earnings and is influenced by the amount, distribution and repricing characteristics of our interest-earning assets and interest-bearing liabilities, as well as by the relative levels and movements of interest rates. Net interest and dividend income is the difference between interest income earned on interest-earning assets, such as loans and securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowings.

As detailed in the table that follows, net interest and dividend income decreased by $0.1 million to $11.0 million in Q3-09, from $11.1 million in Q3-08. A $23 million increase in net interest earning assets from the investment of TARP proceeds was more than offset by a lower net interest margin (1.86% in Q3-09 compared to 2.04% in Q3-08).

Total average interest-earning assets increased by $180 million in Q3-09 from Q3-08, due to growth of $14 million in loans and $166 million in total security and other short-term investments. Asset growth was funded by a $222 million increase in interest-bearing deposits and a $29 million increase in stockholders’ equity (largely due to the participation in TARP as described in the notes to the consolidated financial statements), partially offset by a $66 million decrease in borrowed funds.

The net interest margin decreased primarily due to the impact of calls of $428 million of higher yielding U.S. government agency security investments (coupled with the reinvestment of the proceeds into similar securities at lower market rates of 91 basis points) and a higher level ($1.3 million) of interest income not recorded on nonaccrual loans. The historically low interest rate environment resulted in the call of a large number of investment securities that were purchased in 2007 and 2008. These factors were partially offset by lower rates paid for deposits and adjustable-rate borrowings as well as the early retirement of IMC’s higher-cost, fixed rate debentures. The yield on interest-earning assets decreased by 92 basis points to 5.24% in Q3-09, while the cost of funds decreased by 82 basis points to 3.75% in Q3-09.

The following table provides information on: average assets, liabilities and stockholders’ equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for the periods indicated. The yields and rates shown are based on a computation of income/expense (including any related fee income or expense) for each period divided by average interest-earning assets/interest-bearing liabilities during each period. Average balances are derived from daily balances. Net interest margin is computed by dividing net interest and dividend income by the average of total interest-earning assets during each period. The interest rate spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The net interest margin is greater than the interest rate spread due to the additional income earned on those assets funded by non-interest-bearing liabilities, primarily demand deposits and stockholders’ equity.

	For the Quarter Ended
	September 30, 2009			September 30, 2008
($ in thousands)	Average Balance	Interest Inc./Exp.	Yield/ Rate (2)	Average Balance	Interest Inc./Exp.	Yield/ Rate (2)
Interest-earning assets:
Loans (1)	$1,734,983	$26,581	6.08%	$1,720,596	$28,840	6.67%
Securities	601,338	4,356	2.87	437,463	4,642	4.22
Other interest-earning assets	7,071	2	0.11	5,642	26	1.83

Total interest-earning assets	2,343,392	$30,939	5.24%	2,163,701	$33,508	6.16%

Noninterest-earning assets	34,980			24,893

Total assets	$2,378,372			$2,188,594

Interest-bearing liabilities:
Interest checking deposits	$7,443	$30	1.60%	$5,695	$26	1.82%
Savings deposits	10,125	43	1.68	8,716	64	2.92
Money market deposits	443,317	1,955	1.75	326,202	2,738	3.34
Certificates of deposit	1,536,805	16,683	4.31	1,434,694	17,068	4.73

Total deposit accounts	1,997,690	18,711	3.72	1,775,307	19,896	4.46
FHLB advances	51,466	492	3.79	55,182	365	2.63
Debentures and related interest payable	2,905	58	7.92	65,195	1,279	7.80
Debentures - capital securities	56,702	660	4.62	56,702	881	6.18
Mortgage note payable	174	3	6.84	191	3	6.25

Total borrowed funds	111,247	1,213	4.33	177,270	2,528	5.67

Total interest-bearing liabilities	2,108,937	$19,924	3.75%	1,952,577	$22,424	4.57%

Noninterest-bearing deposits	3,269			3,496
Noninterest-bearing liabilities	53,163			48,025
Preferred stockholder’s equity	23,337			—
Common stockholders’ equity	189,666			184,496

Total liabilities and stockholders’ equity	$2,378,372			$2,188,594

Net interest and dividend income/spread		$11,015	1.49%		$11,084	1.59%

Net interest-earning assets/margin (3)	$234,455		1.86%	$211,124		2.04%

Ratio of total interest-earning assets to total interest-bearing liabilities	1.11			1.11

Other Ratios:
Return on average assets (2)	0.13%			0.48%
Return on average common equity (2)	1.58%			5.69%
Noninterest expense to average assets (2)	1.23%			0.96%
Efficiency ratio (4)	45%			25%
Average stockholders’ equity to average assets	8.96%			8.43%

(1)	Includes average nonaccrual loans of $135.4 million in the 2009 period and $105.9 million in the 2008 period. Interest not accrued on such loans and excluded from the table totaled $2.4 million in the 2009 period and $1.1 million in the 2008 period.
(2)	Annualized.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of income from loan prepayments, the margin would compute to 1.97% and 2.31% for the 2009 and 2008 period, respectively.
(4)	Defined as noninterest expenses (excluding the provision for loan losses and real estate expenses) as a percentage of net interest and dividend income plus noninterest income.

The following table provides information regarding changes in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

	For the Quarter Ended September 30, 2009 vs. 2008
	Increase (Decrease) Due To Change In:
($ in thousands)	Rate	Volume	Rate/Volume	Total
Interest-earning assets:
Loans	$(2,538)	$240	$39	$(2,259)
Securities	(1,476)	1,729	(539)	(286)
Other interest-earning assets	(24)	7	(7)	(24)

Total interest-earning assets	(4,038)	1,976	(507)	(2,569)

Interest-bearing liabilities:
Interest checking deposits	(3)	8	(1)	4
Savings deposits	(27)	10	(4)	(21)
Money market deposits	(1,297)	978	(464)	(783)
Certificates of deposit	(1,506)	1,207	(86)	(385)

Total deposit accounts	(2,833)	2,203	(555)	(1,185)

FHLB advances	160	(24)	(9)	127
Debentures and accrued interest payable	20	(1,215)	(26)	(1,221)
Debentures - capital securities	(221)	—	—	(221)
Mortgage note payable	—	—	—	—

Total borrowed funds	(41)	(1,239)	(35)	(1,315)

Total interest-bearing liabilities	(2,874)	964	(590)	(2,500)

Net change in interest and dividend income	$(1,164)	$1,012	$(83)	$(69)

Provision for Loan Losses

The provision for loan losses decreased to $2.4 million in Q3-09 from $3.4 million in Q3-08. The decrease was due to $0.3 million attributable to a larger decrease in net loans as compared to the prior year period (loans outstanding decreased by $51.1 million in Q3-09, compared to a $32.1 million decrease in Q3-08) and a $1.7 million specific valuation allowance associated with an $11.3 million impaired loan that was no longer required because the loan was repaid in full, which amounts were partially offset by $1.0 million of provisions associated with new credit downgrades and lower estimated real estate values on certain properties collateralizing nonaccrual loans. We continue to be negatively impacted by the weak economy, increased vacancy rates and lower real estate values, all of which have resulted in an increase in our nonaccrual loans and a high level of loan loss provisions.

Noninterest Income

Noninterest income decreased by $2.2 million to $0.1 million in Q3-09, from $2.3 million in Q3-08. The decrease was primarily due to a $0.9 million decrease in income from early repayment of loans, a $0.5 million decrease in deposit and loan service charge income and a $0.7 million impairment charge on trust preferred security investments (which is discussed in more detail in the notes to the consolidated financial statements). We attribute the decrease in the volume of loan prepayments and prepayment income derived therefrom primarily to the effects of the crisis in the credit markets (which has reduced funding sources available for both new real estate lending and refinancing of existing loans) as well as lower real estate values.

Noninterest Expenses

Noninterest expenses increased by $2.1 million to $7.4 million in Q3-09, from $5.3 million in Q3-08. The increase was primarily due to the following: a $0.8 million increase in FDIC insurance premiums due to higher rates imposed on all FDIC insured depository institutions (as discussed in the notes to the consolidated financial statements in this report); a $0.6 million increase in expenses associated with nonperforming assets (which included $0.9 million related to one property that is not expected to recur); a $0.4 million increase in expense from the early retirement of $40 million of IMC’s higher-cost, fixed-rate debentures; and a $0.2 million increase in compensation and benefits expense (primarily due to additional employees, salary increases and higher medical insurance costs). IMC has repaid all of its outstanding debentures as September 30, 2009. We had 72 employees at September 30, 2009, compared to 70 at September 30, 2008.

Expenses associated with nonperforming assets are comprised of real estate taxes, insurance, utilities and other charges required to protect our interest in real estate acquired through foreclosure and/or various properties collateralizing our nonaccrual loans (all of which are categorized as “real estate activities expense” in the consolidated statements of earnings), as well as certain legal costs incurred in our collection efforts with such assets (which are included as part of the line item “professional fees and services expense”).

Expenses associated with the retirement of debentures represent unamortized issuance costs that were expensed in connection with the repayment of debentures prior to their stated maturity as detailed in the notes to the consolidated financial statements.

Primarily as a result of the negative effects of nonperforming assets on our operating results, our efficiency ratio, which is a measure of our ability to control expenses as a percentage of our revenues, increased to 45% in Q3-09 from 25% in Q3-08.

Provision for Income Taxes

The provision for income taxes decreased by $1.4 million to $0.6 million in Q3-09, from $2.0 million in Q3-08 due to a decrease in pre-tax income. Our effective income tax rate (inclusive of state and local taxes) was 45.5% in Q3-09, compared 43.9% in Q3-08. The higher rate is primarily a function of certain restrictions on compensation deductions due to IBC’s participation in the TARP program.

Comparison of Results of Operations for the Nine-Months Ended September 30, 2009 and 2008

Overview

Consolidated net earnings for the nine-months ended September 30, 2009 (“9mths-09”) decreased by $5.6 million, or 82%, to $1.2 million, or $0.14 per diluted share, from $6.8 million, or $0.82 per diluted share, in the first nine-months of 2008 (“9mths-08”). The decrease in consolidated net earnings was due to a $6.8 million increase in noninterest expenses, a $4.2 million decrease in noninterest income and $1.2 million of dividend requirements related to outstanding preferred stock held by the U.S. Treasury under the TARP program. The aggregate of these items was partially offset by a $3.6 million decrease in the provision for income taxes, a $1.5 million increase in net interest and dividend income and a $1.5 million decrease in the provision for loan losses.

Selected information regarding results of operations by entity follows:

					Consolidated
($ in thousands)	INB	IMC	IBC	Elim (1)	9mths-09	9mths-08
Interest and dividend income	$90,551	$1,851	$125	$(105)	$92,422	$97,072
Interest expense	59,041	796	2,188	(105)	61,920	68,069

Net interest and dividend income (expense)	31,510	1,055	(2,063)	—	30,502	29,003
Provision (credit) for loan losses	6,322	647	(30)	—	6,939	8,462
Noninterest income	222	(18)	359	(338)	225	4,400
Noninterest expenses	17,400	2,263	504	(338)	19,829	12,991

Earnings (loss) before taxes	8,010	(1,873)	(2,178)	—	3,959	11,950
Provision (credit) for income taxes	3,395	(860)	(1,000)	—	1,535	5,182

Net earnings (loss) before preferred dividend requirements	4,615	(1,013)	(1,178)	—	2,424	6,768
Preferred dividend requirements (2)	—	—	(1,223)	—	(1,223)	—

Net earnings (loss) available to common stockholders	4,615	(1,013)	(2,401)	—	1,201	6,768
Intercompany dividends (3)	(3,102)	—	3,102	—	—	—

Net earnings (loss) after intercompany dividends	$1,513	$(1,013)	$701	$—	$1,201	$6,768

Net earnings (loss) after intercompany dividends- 9mths-08	$4,553	$941	$1,274	$—	$6,768

(1)	All significant intercompany balances and transactions are eliminated in consolidation. Such amounts arise from intercompany deposit accounts and management agreements.
(2)	Represents the total of accrued dividends (5%) on $25 million of cumulative Series A preferred stock held by U.S. Treasury and amortization of related preferred stock discount.
(3)	Dividends paid to IBC from INB provided funds for the debt service on IBC’s outstanding subordinated debentures-capital securities, which is included in IBC’s interest expense, and for the cash dividend requirements on the Series A preferred stock.

Net Interest and Dividend Income

As detailed in the table that follows, net interest and dividend income increased by $1.5 million to $30.5 million in 9mths-09 from $29.0 million in 9mths-08. The increase was primarily due to a $25 million increase in net interest earning assets resulting from the investment of TARP proceeds. Total average interest-earning assets increased by $178 million in 9mths-09 from 9mths-08, due to growth of $40 million in loans and $138 million in total security and other short-term investments. Asset growth was funded by a $186 million increase in interest-bearing deposits and a $29 million increase in stockholders’ equity, partially offset by a $33 million decrease in borrowed funds.

Our net interest margin decreased to 1.76% in 9mths-09 from 1.82% in 9mths-08. This decrease was nearly all due to the impact of calls of $428 million of higher yielding U.S. government agency security investments (coupled with the reinvestment of the proceeds into similar securities at market rates that were 91 basis points lower) and a higher level ($1.3 million) of interest income not recorded on nonaccrual loans. The historically low interest rate environment has resulted in the call of a large number of investment securities that were purchased in 2007 and 2008. These factors were largely offset by lower rates paid on deposits and adjustable-rate borrowings as well as the early retirement of IMC’s higher-cost, fixed-rate debentures. Our yield on interest-earning assets decreased to 5.35% in 9mths-09 from 6.08% in 9mths-08, while our cost of funds decreased to 3.99% in 9mths-09 from 4.73% in 9mths-08.

The following table provides information for the periods indicated, the contents of which are described above a similar table in the section entitled “Comparison of Results of Operations for the Quarters Ended September 30, 2009 and 2008” under the caption “Net Interest and Dividend Income.”

	For the Nine-Months Ended
	September 30, 2009			September 30, 2008
($ in thousands)	Average Balance	Interest Inc./Exp.	Yield/ Rate (2)	Average Balance	Interest Inc./Exp.	Yield/ Rate (2)
Interest-earning assets:
Loans (1)	$1,729,587	$79,277	6.13%	$1,689,846	$82,704	6.54%
Securities	567,717	13,129	3.09	422,457	13,974	4.42
Other interest-earning assets	13,498	16	0.16	20,961	394	2.51

Total interest-earning assets	2,310,802	$92,422	5.35%	2,133,264	$97,072	6.08%

Noninterest-earning assets	29,395			21,386

Total assets	$2,340,197			$2,154,650

Interest-bearing liabilities:
Interest checking deposits	$5,973	$74	1.66%	$5,743	$77	1.79%
Savings deposits	9,299	141	2.03	8,432	186	2.95
Money market deposits	416,844	6,567	2.11	297,119	7,928	3.56
Certificates of deposit	1,521,186	50,686	4.45	1,455,535	52,468	4.82

Total deposit accounts	1,953,302	57,468	3.93	1,766,829	60,659	4.59
FHLB advances	50,991	1,459	3.83	26,196	521	2.66
Debentures and related interest payable	13,285	796	8.01	71,363	4,226	7.91
Debentures - capital securities	56,702	2,188	5.16	56,702	2,653	6.25
Mortgage note payable	178	9	6.76	195	10	6.85

Total borrowed funds	121,156	4,452	4.91	154,456	7,410	6.41

Total interest-bearing liabilities	2,074,458	$61,920	3.99%	1,921,285	$68,069	4.73%

Noninterest-bearing deposits	3,142			3,991
Noninterest-bearing liabilities	49,962			45,813
Preferred stockholder’s equity	23,241			—
Common stockholders’ equity	189,394			183,561

Total liabilities and stockholders’ equity	$2,340,197			$2,154,650

Net interest and dividend income/spread		$30,502	1.36%		$29,003	1.35%

Net interest-earning assets/margin (3)	$236,344		1.76%	$211,979		1.82%

Ratio of total interest-earning assets to total interest-bearing liabilities	1.11			1.11

Other Ratios:
Return on average assets (2)	0.14%			0.42%
Return on average common equity (2)	1.71%			4.92%
Noninterest expense to average assets (2)	1.13%			0.80%
Efficiency ratio (4)	50%			30%
Average stockholders’ equity to average assets	9.09%			8.52%

(1)	Includes average nonaccrual loans of $124.6 million in the 2009 period and $108.3 million in the 2008 period. Interest not accrued on such loans and excluded from the table totaled $7.3 million in the 2009 period and $5.9 million in the 2008 period.
(2)	Annualized.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of income from loan prepayments, the margin would compute to 1.81% and 1.95% for the 2009 period and 2008 period, respectively.
(4)	Defined as noninterest expenses (excluding the provision for loan losses and real estate expenses) as a percentage of net interest and dividend income plus noninterest income.

The following table provides information regarding changes in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

	For the Nine-Months Ended September 30, 2009 vs. 2008
	Increase (Decrease) Due To Change In:
($ in thousands)	Rate	Volume	Rate/Volume	Total
Interest-earning assets:
Loans	$(5,196)	$1,949	$(180)	$(3,427)
Securities	(4,214)	4,815	(1,446)	(845)
Other interest-earning assets	(369)	(140)	131	(378)

Total interest-earning assets	(9,779)	6,624	(1,495)	(4,650)

Interest-bearing liabilities:
Interest checking deposits	(6)	3	—	(3)
Savings deposits	(58)	19	(6)	(45)
Money market deposits	(3,231)	3,197	(1,327)	(1,361)
Certificates of deposit	(4,039)	2,373	(116)	(1,782)

Total deposit accounts	(7,334)	5,592	(1,449)	(3,191)

FHLB advances	230	495	213	938
Debentures and accrued interest payable	54	(3,445)	(39)	(3,430)
Debentures - capital securities	(464)	—	(1)	(465)
Mortgage note payable	—	(1)	—	(1)

Total borrowed funds	(180)	(2,951)	173	(2,958)

Total interest-bearing liabilities	(7,514)	2,641	(1,276)	(6,149)

Net change in interest and dividend income	$(2,265)	$3,983	$(219)	$1,499

Provision for Loan Losses

The provision for loan losses decreased by $1.5 million to $6.9 million in 9mths-09, from $8.4 million in 9mths-08. The decrease was due to $1.0 million attributable to a decrease in net loan growth from the prior year period ($76 million of loan growth in the 2008 period, compared to an $11 million decrease in the 2009 period) and a $1.7 million specific valuation allowance associated with an $11.3 million impaired loan that was no longer required because the loan was repaid in full, which items were partially offset by $1.2 million of provisions associated with new credit downgrades and lower estimated real estate values on certain properties collateralizing nonaccrual loans.

Noninterest Income

Noninterest income decreased by $4.2 million to $0.2 million in 9mths-09, from $4.4 million in 9mths-08. The decrease was due to a $1.5 million decrease in income from early repayment of loans, a $0.7 million decrease in deposit and loan service charge income, $1.4 million of impairment charges on trust preferred security investments (as discussed in the notes to the consolidated financial statements) and a $0.6 million decrease in income from calls of investment securities (such income consists of the immediate recognition of any remaining unamortized premium or discount at time the security is called).

Noninterest Expenses

Noninterest expenses increased by $6.8 million to $19.8 million in 9mths-09, from $13.0 million in 9mths-08. The increase was primarily due to the following: a $2.9 million increase in FDIC insurance premiums; a $1.6 million increase in expenses associated with nonperforming assets (which included $0.9 million related to one property that is not expected to recur); a $1.5 million increase in expense from the early retirement of debentures; and a $0.4 million increase in compensation and benefits expense. The reasons for the increases in FDIC insurance premiums, expenses associated with nonperforming assets and compensation and benefits expenses are the same as those described in “Comparison of Results of Operations for the Quarters September 30, 2009 and 2008.”

Provision for Income Taxes

The provision for income taxes decreased by $3.6 million to $1.5 million in 9mths-09, from $5.2 million in 9mths-08. The decrease was due to less pre-tax income as well as a $0.2 million refund of prior year income taxes paid resulting from the completion of an audit of our 2005 Florida income tax return. Our effective income tax rate (inclusive of state and local taxes) was 38.8% in the 2009 period, compared 43.4% in the 2008 period. The lower effective rate was due to the tax refund noted above.

Comparison of Results of Operations for the Years Ended December 31, 2008 and 2007.

Overview

Consolidated net earnings for 2008 decreased by $12.2 million to $7.2 million, or $0.87 per diluted common share, from $19.4 million, or $2.31 per diluted common share, in 2007. Lower earnings was due to a $7.4 million increase in the provision for loan losses, a $6.0 million increase in noninterest expenses, a $4.1 million decrease in net interest and dividend income, and a $3.8 million decrease in noninterest income. The aggregate of these items was partially offset by a $9.1 million decrease in the provision for income tax expense. Return on average assets and equity decreased to 0.34% and 3.94%, respectively, in 2008, from 0.96% and 11.05%, respectively, in 2007

Selected information regarding results of operations follows:

					Consolidated
($ in thousands)	INB	IMC	IBC	Elim (1)	2008	2007
Interest and dividend income	$122,118	$6,573	$259	$(453)	$128,497	$131,916
Interest expense	82,142	5,150	3,496	(453)	90,335	89,653

Net interest and dividend income (expense)	39,976	1,423	(3,237)	—	38,162	42,263
Provision (credit) for loan losses	11,465	(307)	—	—	11,158	3,760
Noninterest income	3,809	3,799	450	(3,032)	5,026	8,825
Noninterest expenses	17,335	3,988	582	(3,032)	18,873	12,876

Earnings (loss) before taxes	14,985	1,541	(3,369)	—	13,157	34,452
Provision (credit) for income taxes	6,729	710	(1,548)	—	5,891	15,012

Net earnings (loss) before preferred dividend requirements	8,256	831	(1,821)	—	7,266	19,440
Preferred dividend requirements (2)	—	—	(41)	—	(41)	—

Net earnings (loss) available to common stockholders	8,256	831	(1,862)	—	7,225	19,440

Intercompany dividends (3)	(3,507)	—	3,507	—	—	—

Net earnings after intercompany dividends	$4,749	$831	$1,645	$—	$7,225	$19,440

Net earnings after intercompany dividends for 2007	$16,766	$890	$1,784	$—	$19,440

(1)	All significant intercompany balances and transactions are eliminated in consolidation. Such amounts arise from intercompany deposit accounts and management and service agreements.
(2)	Represents the total of accrued dividends on $25 million of 5% cumulative preferred stock sold to U.S. Treasury on December 23, 2008 and amortization of related preferred stock discount for the period December 23 through December 31, 2008.
(3)	Dividends paid to IBC in 2008 from INB provided funds for the debt service on IBC’s subordinated debentures-capital securities, which is included in IBC’s interest expense.

Net Interest and Dividend Income

Net interest and dividend income decreased by $4.1 million to $38.2 million in 2008, from $42.3 million in 2007. Nearly all of the decrease was due to the impact of nonaccrual loans. Interest income that was not recorded on nonaccrual loans totaled $8.0 million in 2008, compared to $4.5 million in 2007, or $3.5 million of additional foregone interest income. Our net interest margin (excluding loan prepayment income) decreased to 1.79% in 2008, from 2.11% in 2007, due to the yield on our interest-earning assets decreasing at a faster pace than our cost of funds.

The yield on interest-earning assets decreased to 6.01% in 2008 from 6.58% in 2007 primarily due the impact of nonaccrual loans noted above, as well as lower competitive pricing for new loans, lower yields earned on investment securities and short-term investments. Our cost of funds decreased to 4.69% in 2008 from 4.99% in 2007, reflecting lower deposit rates as well as the early repayment of higher cost borrowings. Due to strong competition for deposits in 2008, INB was not able to decrease the rates offered on its deposits fully in step with the Federal Reserve’s rate reductions, which totaled 500 basis points since September 2007.

Total average interest-earning assets increased $130 million in 2008 from 2007, due to growth of $92 million in loans and $38 million in security and other short-term investments. This growth was funded primarily by a $130 million increase in average interest-bearing deposits and a $9 million increase in average stockholders’ equity.

The following table provides information for the periods indicated, the contents of which are described above a similar table in the section entitled “Comparison of Results of Operations for the Quarters Ended September 30, 2009 and 2008” under the caption “Net Interest and Dividend Income.”

	For the Year Ended December 31,
	2008			2007
($ in thousands)	Average Balance	Interest Inc./Exp.	Yield/ Rate	Average Balance	Interest Inc./Exp.	Yield/ Rate
Interest-earning assets:
Loans (1)	$1,693,749	$109,793	6.48%	$1,601,271	$111,249	6.95%
Securities	422,356	18,287	4.33	386,797	19,769	5.11
Other interest-earning assets	20,297	417	2.05	18,187	898	4.94

Total interest-earning assets	2,136,402	$128,497	6.01%	2,006,255	$131,916	6.58%

Noninterest-earning assets	26,317			18,345

Total assets	$2,162,719			$2,024,600

Interest-bearing liabilities:
Interest checking deposits	$5,455	$97	1.78%	$7,226	$135	1.87%
Savings deposits	8,448	249	2.95	9,455	278	2.94
Money market deposits	302,027	10,571	3.50	228,438	9,947	4.35
Certificates of deposit	1,455,059	69,719	4.79	1,396,179	68,187	4.88

Total deposit accounts	1,770,989	80,636	4.55	1,641,298	78,547	4.79
FHLB advances and Federal funds purchased	33,897	1,039	3.07	16,908	919	5.44
Debentures and related interest payable	65,225	5,150	7.90	82,965	6,629	7.99
Debentures - capital securities	56,702	3,496	6.17	56,702	3,544	6.25
Mortgage note payable	193	14	7.25	208	14	6.73

Total borrowed funds	156,017	9,699	6.22	156,783	11,106	7.08

Total interest-bearing liabilities	1,927,006	90,335	4.69%	1,798,081	89,653	4.99%

Noninterest-bearing deposits	3,885			4,343
Noninterest-bearing liabilities	46,884			46,295
Preferred stockholder’s equity	609			—
Common stockholders’ equity	184,335			175,881

Total liabilities and stockholders’ equity	$2,162,719			$2,024,600

Net interest and dividend income/spread		$38,162	1.32%		$42,263	1.59%

Net interest-earning assets/margin (2)	$209,396		1.79%	$208,174		2.11%

Ratio of total interest-earning assets to total interest-bearing liabilities	1.11x			1.12x
Other Ratios:
Return on average assets	0.34%			0.96%
Return on average common equity	3.94%			11.05%
Noninterest expense to average assets	0.87%			0.64%
Efficiency ratio (3)	44%			25%
Average stockholders’ equity to average assets	8.55%			8.69%

(1)	Includes average nonaccrual loans of $105.6 million in 2008 and $51.0 million in 2007. Interest not recorded on such loans totaled $8.0 million in 2008 and $4.5 million in 2007.
(2)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of income from loan prepayments, the margin would compute to 1.90% and 2.46% for 2008 and 2007, respectively.
(3)	Defined as noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.

The following table provides information regarding changes in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

	For the Year Ended December 31, 2008 vs. 2007
	Increase (Decrease) Due To Change In:
($ in thousands)	Rate	Volume	Rate/Volume	Total
Interest-earning assets:
Loans	$(7,526)	$6,427	$(357)	$(1,456)
Securities	(3,017)	1,817	(282)	(1,482)
Other interest-earning assets	(526)	104	(59)	(481)

Total interest-earning assets	(11,069)	8,348	(698)	(3,419)

Interest-bearing liabilities:
Interest checking deposits	(7)	(33)	2	(38)
Savings deposits	1	(30)	—	(29)
Money market deposits	(1,942)	3,201	(635)	624
Certificates of deposit	(1,257)	2,873	(84)	1,532

Total deposit accounts	(3,205)	6,011	(717)	2,089

FHLB advances and Federal funds purchased	(401)	924	(403)	120
Debentures and related interest payable	(75)	(1,417)	13	(1,479)
Debentures - capital securities	(45)	—	(3)	(48)
Mortgage note payable	1	(1)	—	—

Total borrowed funds	(520)	(494)	(393)	(1,407)

Total interest-bearing liabilities	(3,725)	5,517	(1,110)	682

Net change in interest and dividend income	$(7,344)	$2,831	$412	$(4,101)

Provision for Loan Losses

The provision for loan losses increased by $7.4 million to $11.2 million in 2008, from $3.8 million in 2007. The increase was due to $8.1 million resulting from credit downgrades on nonaccrual loans and lower estimates of real estate values on collateral properties, partially offset by a reduction of $0.7 million resulting from a decrease in net loan growth. Total loans outstanding grew by $90 million in 2008, compared to $122 million in 2007.

Noninterest Income

Noninterest income decreased by $3.8 million to $5.0 million in 2008 and is summarized as follows:

	For the Year Ended December 31,
($ in thousands)	2008	2007
Customer service fees	$684	$419
Income from mortgage lending activities (1)	1,675	1,228
Income from the early repayment of mortgage loans (2)	2,363	7,044
Gain from early call of investment securities (3)	304	134

	$5,026	$8,825

(1)	Consists mostly of fees from expired loan commitments and loan servicing, maintenance and inspection charges.
(2)	Consists of the recognition of unearned fees associated with such loans at the time of payoff and the receipt of prepayment penalties and interest in certain cases.
(3)	Consists of the recognition of any unamortized premium or discount at time of call.

The decrease in noninterest income was due to a lower level of income from loan prepayments (which included $2.5 million from the early payoff of one loan in 2007).

Noninterest Expenses

Noninterest expenses increased by $6.0 million to $18.9 million in 2008 and are summarized as follows:

	For the Year Ended December 31,
($ in thousands)	2008	2007
Salaries and employee benefits	$6,039	$5,675
Occupancy and equipment, net	1,755	1,854
Data processing	1,016	895
Professional fees and services	1,549	1,142
Stationery, printing and supplies	175	198
Postage and delivery	106	117
FDIC and general insurance	1,733	1,303
Director and committee fees	336	356
Advertising and promotion	253	247
Loss on the early extinguishment of debentures	570	44
Real estate activities expense	4,799	489
All other expenses	542	556

	$18,873	$12,876

Salaries and employee benefits expense increased primarily due to a higher level of stock-based compensation expense of $0.2 million as well as salary increases of $0.1 million. We had 72 employees at December 31, 2008 and 2007. Occupancy and equipment expense decreased primarily due to lower real estate taxes, as well as lower operating lease escalation charges, utilities expense, and repair and maintenance expenses.

Data processing expense increased due to the growth in INB’s assets. INB uses a third-party service provider to run its core computer system. Such cost is based on total assets. Professional fees and services increased primarily due to a higher level of legal costs incurred in our collection efforts with nonaccrual loans as well as increased internal audit and consulting fees. FDIC and general insurance expense increased due to a higher rate structure for insurance premiums imposed by the FDIC on all insured financial institutions as well as growth in deposits. The loss on the early extinguishment of debentures represents unamortized issuance costs that were expensed in connection with the repayment of debentures prior to their stated maturity.

Real estate activities expense is comprised of expenditures consisting of real estate taxes, insurance, utilities and other charges required to protect our interest in real estate acquired through foreclosure and/or various properties collateralizing our nonaccrual loans. The amount for 2008 included $0.5 million from write downs of the carrying value of foreclosed real estate as well as a $0.3 million loss from the sale of a property in Florida. The amount for 2007 included a $0.1 million loss from the sale of a property in New Jersey.

Our efficiency ratio, which is a measure of our ability to control expenses as a percentage of our revenues, was 44% for 2008, compared to 25% for 2007. In 2008, the efficiency ratio was negatively affected by the impact of nonperforming assets, which has increased related expenses and decreased net interest income. For 2008, we incurred $5.4 million in various expenses and costs associated with nonaccrual loans/foreclosed real estate.

Provision for Income Taxes

The provision for income taxes decreased by $9.1 million to $5.9 million in 2008, from $15.0 million in 2007, due to lower pre-tax income. Our effective tax rate (inclusive of state and local taxes) was 44.8% in 2008, compared to 43.6% in 2007. The higher tax rate for 2008 is due to a deductibility limit on certain executive compensation as required by the U.S. Treasury’s Capital Purchase Program, which is described in the notes to the consolidated financial statements.

Comparison of Results of Operations for the Years Ended December 31, 2007 and 2006.

Overview

Consolidated net earnings for 2007 decreased by $4.1 million to $19.4 million, or $2.31 per diluted share, from $23.5 million, or $2.82 per diluted share, in 2006. Lower earnings was due to an $8.0 million decrease in net interest and dividend income and a $1.1 million increase in the provision for loan losses, partially offset by a $2.0 million increase in noninterest income, a $2.9 million decrease in the provision for income taxes and a $0.1 million decrease in noninterest expenses. Return on average assets and equity decreased to 0.96% and 11.05%, respectively, in 2007, from 1.28% and 15.82%, respectively, in 2006.

Selected information regarding results of operations by entity for 2007 follows:

						Consolidated
($ in thousands)	INB	IMC	ISC (2)	IBC	Elim (3)	2007	2006
Interest and dividend income	$124,331	$7,639	$—	$511	$(565)	$131,916	$128,605
Interest expense	80,045	6,526	—	3,647	(565)	89,653	78,297

Net interest and dividend income (expense)	44,286	1,113	—	(3,136)	—	42,263	50,308
Provision (credit) for loan losses	2,782	1,033	—	(55)	—	3,760	2,652
Noninterest income	7,984	4,653	—	468	(4,280)	8,825	6,855
Noninterest expenses	13,438	3,083	—	635	(4,280)	12,876	13,027

Earnings (loss) before taxes	36,050	1,650	—	(3,248)	—	34,452	41,484
Provision (credit) for income taxes	15,744	760	—	(1,492)	—	15,012	17,953

Net earnings (loss)	$20,306	$890	$—	$(1,756)	$—	$19,440	$23,531

Intercompany dividends (1)	(3,540)	—	—	3,540	—	—	—

Net earnings after intercompany dividends	$16,766	$890	$—	$1,784	$—	$19,440	$23,531

Net earnings after intercompany dividends for 2006	$18,085	$3,126	$1	$2,319	$—	$23,531

(1)	Dividends to IBC from INB provide funds for the debt service on the subordinated debentures-capital securities, which is included in IBC’s interest expense.
(2)	The limited operations of Intervest Securities Corporation were discontinued in the fourth quarter of 2006 as discussed in the notes to the consolidated financial statements.
(3)	All significant intercompany balances and transactions are eliminated in consolidation. Such amounts arise from intercompany deposit accounts and management and service agreements.

Net Interest and Dividend Income

The following table provides information for the periods indicated, the contents of which are described above a similar table in the section entitled “Comparison of Results of Operations for the Quarters Ended September 30, 2009 and 2008” under the caption “Net Interest and Dividend Income.”

	For the Year Ended December 31,
	2007			2006
($ in thousands)	Average Balance	Interest Inc./Exp.	Yield/ Rate	Average Balance	Interest Inc./Exp.	Yield/ Rate
Interest-earning assets:
Loans (1)	$1,601,271	$111,249	6.95%	$1,451,366	$112,390	7.74%
Securities	386,797	19,769	5.11	343,728	14,647	4.26
Other interest-earning assets	18,187	898	4.94	32,105	1,568	4.88

Total interest-earning assets	2,006,255	$131,916	6.58%	1,827,199	$128,605	7.04%

Noninterest-earning assets	18,345			17,634

Total assets	$2,024,600			$1,844,833

Interest-bearing liabilities:
Interest checking deposits	$7,226	$135	1.87%	$7,991	$148	1.85%
Savings deposits	9,455	278	2.94	13,803	407	2.95
Money market deposits	228,438	9,947	4.35	234,723	9,782	4.17
Certificates of deposit	1,396,179	68,187	4.88	1,226,258	55,294	4.51

Total deposit accounts	1,641,298	78,547	4.79	1,482,775	65,631	4.43
FHLB advances and Federal funds purchased	16,908	919	5.44	10,215	543	5.32
Debentures and related interest payable	82,965	6,629	7.99	92,820	7,617	8.21
Debentures - capital securities	56,702	3,544	6.25	64,144	4,490	7.00
Mortgage note payable	208	14	6.73	222	16	7.21

Total borrowed funds	156,783	11,106	7.08	167,401	12,666	7.57

Total interest-bearing liabilities	1,798,081	89,653	4.99%	1,650,176	78,297	4.74%

Noninterest-bearing deposits	4,343			5,322
Noninterest-bearing liabilities	46,295			40,554
Stockholders’ equity	175,881			148,781

Total liabilities and stockholders’ equity	$2,024,600			$1,844,833

Net interest and dividend income/spread		$42,263	1.59%		$50,308	2.30%

Net interest-earning assets/margin (2)	$208,174		2.11%	$177,023		2.75%

Ratio of total interest-earning assets To total interest-bearing liabilities	1.12x			1.11x
Other Ratios:
Return on average assets	0.96%			1.28%
Return on average equity	11.05%			15.82%
Noninterest expense to average assets	0.64%			0.71%
Efficiency ratio (3)	25%			23%
Average stockholders’ equity to average assets	8.69%			8.06%

(1)	Includes average nonaccrual loans of $51.0 million in 2007 and $6.7 million in 2006. Interest not recorded on such loans totaled $4.5 million in 2007 and $0.2 million in 2006.
(2)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of income from loan prepayments, the margin would compute to 2.46% and 3.02% for 2007 and 2006, respectively.
(3)	Defined as noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for 2006 included a one-time charge of $1.5 million.

Net interest and dividend income decreased by $8.0 million to $42.3 million in 2007, from $50.3 million in 2006 due to a lower net interest margin, which more than offset growth in our interest-earning assets. The net interest margin (excluding loan prepayment income) decreased to 2.11% in 2007, from 2.75% in 2006. The margin was adversely affected by the following: an increase in nonaccrual loans; a higher cost of deposits and repayments of higher yielding loans coupled with lower competitive pricing for new loans.

Total average interest-earning assets increased by $179 million in 2007 due to growth in loans of $150 million and a $29 million net increase in security and short-term investments. The growth in average earning assets was funded primarily by the following: a $159 million increase in interest-bearing deposits and a $27 million increase in stockholders’ equity (largely due to retained earnings and the exercise of common stock warrants and conversion of debentures into common stock), partially offset by an $11 million decrease in borrowed funds.

The yield on our interest-earning assets decreased by 46 basis points to 6.58% in 2007, due to an increase in nonaccrual loans (which resulted in a higher level of unrecorded interest income from nonaccrual loans of $4.5 million in 2007, compared to $0.2 million in 2006) and repayments of higher yielding loans coupled with new loan originations with lower competitive pricing. These factors were partially offset by higher yields earned on security and other short-term investments. The cost of our funds increased by 25 basis points to 4.99% in 2007 due to higher rates paid on deposit accounts, partially offset by a decrease in the cost of borrowed funds resulting from the early repayment of certain debentures with higher rates of interest.

The following table provides information regarding changes in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

	For the Year Ended December 31, 2007 vs. 2006
	Increase (Decrease) Due To Change In:
($ in thousands)	Rate	Volume	Rate/Volume	Total
Interest-earning assets:
Loans	$(11,466)	$11,603	$(1,278)	$(1,141)
Securities	2,922	1,835	365	5,122
Other interest-earning assets	19	(679)	(10)	(670)

Total interest-earning assets	(8,525)	12,759	(923)	3,311

Interest-bearing liabilities:
Interest checking deposits	2	(14)	(1)	(13)
Savings deposits	(1)	(128)	—	(129)
Money market deposits	423	(262)	4	165
Certificates of deposit	4,537	7,663	693	12,893

Total deposit accounts	4,961	7,259	696	12,916

FHLB advances and Federal funds purchased	12	356	8	376
Debentures and related interest payable	(204)	(809)	25	(988)
Debentures - capital securities	(481)	(512)	56	(946)
Mortgage note payable	(1)	(1)	—	(2)

Total borrowed funds	(674)	(975)	89	(1,560)

Total interest-bearing liabilities	4,287	6,284	785	11,356

Net change in interest and dividend income	$(12,812)	$6,475	$(1,708)	$(8,045)

Provision for Loan Losses

The provision for loan losses increased by $1.1 million to $3.8 million in 2007, from $2.7 million in 2006. The increase was nearly all due to $1.0 million of additional provisions resulting from downgrades of internal risk ratings on nonaccrual loans. Total loans outstanding grew by $122 million in 2007 and 2006.

Noninterest Income

Noninterest income increased by $2.0 million to $8.8 million in 2007 and is summarized as follows:

	For the Year Ended December 31,
($ in thousands)	2007	2006
Customer service fees	$419	$447
Income from mortgage lending activities (1)	1,228	1,409
Income from the early repayment of mortgage loans (2)	7,044	4,937
Commissions and fees	—	50
Gain from early call of investment securities (3)	133	12
All other	1	—

	$8,825	$6,855

(1)	Consists mostly of fees from expired loan commitments and loan servicing, maintenance and inspection charges.
(2)	Consists of the recognition of unearned fees associated with such loans at the time of payoff and the receipt of prepayment penalties and interest in certain cases.
(3)	Consists of the recognition of any unamortized premium or discount at time of call.

The increase in noninterest income was nearly all due to a higher level of income from loan prepayments (which included $2.5 million from the early payoff of one loan in 2007).

Noninterest Expenses

Noninterest expenses decreased by $0.1 million to $12.9 million in 2007 and are summarized as follows:

	For the Year Ended December 31,
($ in thousands)	2007	2006
Salaries and employee benefits	$5,675	$6,935
Occupancy and equipment, net	1,854	1,675
Data processing	895	743
Professional fees and services	1,142	1,160
Stationery, printing and supplies	198	230
Postage and delivery	117	142
FDIC and general insurance	1,303	374
Director and committee fees	356	407
Advertising and promotion	247	281
Loss on the early extinguishment of debentures	44	501
Real estate activities expense	489	—
All other expenses	556	579

	$12,876	$13,027

Salaries and employee benefits expense decreased due to a one-time charge of $1.5 million in 2006 that did not recur associated with our contractual obligation to provide death benefit payments to the spouse of our former Chairman and founder, Jerome Dansker (as discussed in the notes to the consolidated financial statements). All other payroll costs increased by $0.6 million (due to salary increases, a higher cost of employee benefits and stock-based compensation expense), partially offset by a decrease of $0.3 million in executive cash bonuses. We had 72 employees at December 31, 2007 and 2006.

Occupancy and equipment expense increased primarily due to additional rent and depreciation expense for INB’s new Mandalay branch (which opened in December 2006) and a lower level of sublease income. There were also increases in real estate taxes, operating escalation charges, utilities and repair and maintenance expenses.

Data processing expense increased due to the growth in INB’s assets.

FDIC and general insurance expense increased due to a higher rate structure for insurance premiums imposed by the FDIC on all insured financial institutions. The new rates for nearly all institutions vary between five and seven cents for every $100 of domestic deposits.

The loss on the early extinguishment of debentures represents unamortized issuance costs that were expensed in connection with the repayment of debentures prior to their stated maturity, of which $0.4 million was associated with the early repayment in 2006 of $15.5 million of trust preferred securities.

Real estate activities expense represents expenditures consisting of real estate taxes, insurance, utilities and other charges required to protect our interest in real estate acquired through foreclosure and/or various properties collateralizing our nonaccrual loans. The amount for 2007 included a $0.1 million loss from the sale of a New Jersey property acquired through foreclosure.

Our efficiency ratio, which is a measure of our ability to control expenses as a percentage of our revenues, continues to be favorable and was 25% for 2007, compared to 23% for 2006. The efficiency ratio was negatively affected by nonaccrual loans and higher FDIC insurance premiums.

Provision for Income Taxes

The provision for income taxes decreased by $2.9 million to $15.0 million in 2007, from $17.9 million in 2006, due to lower pre-tax income. Our effective tax rate (inclusive of state and local taxes) was 43.6% in 2007, compared to 43.3% in 2006.

Off-Balance Sheet and Other Financing Arrangements

We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. For a further discussion of these financial instruments, see the notes to the consolidated financial statements.

Liquidity and Capital Resources

General. We manages our liquidity position on a daily basis to assure that funds are available to meet our operating requirements, loan and investment commitments, deposit withdrawals and debt service obligations. Our primary sources of funds currently consist of the following: retail deposits obtained through INB’s branch offices and the mail; principal repayments of loans; maturities and calls of securities; borrowings from the federal funds market and through FHLB advances; and cash flow provided by operating activities. For additional detail concerning our actual cash flows, see the consolidated statements of cash flows.

Intervest National Bank. INB’s lending business is dependent on its ability to generate a positive interest rate spread between the yields earned on its loans and the rates offered on its deposits. INB needs to pay competitive interest rates to attract and retain deposits to fund its loan originations.

INB relies heavily on certificates of deposit (time deposits) as its main source of funds. Consolidated deposits amounted to $2.01 billion at September 30, 2009 and time deposits represented 76% or $1.52 billion of those deposits, down from 82% at December 31, 2008, which is the result of a 43% increase in money market deposit accounts to $468 million at September 30, 2009. Time deposits of $100,000 or more at September 30, 2009 totaled $689 million, compared to $663 million at December 31, 2008, and included $170 million and $173 million of brokered deposits at each date, respectively. Brokered deposits had a weighted average remaining term and stated interest rate of 3.5 years and 4.96%, respectively, at September 30, 2009 and $10.9 million of those deposits mature by September 30, 2010. INB’s brokered deposits are sold by investment firms, which are paid a fee by INB for placing the deposit. INB must maintain its status as a well-capitalized insured depository institution in order to solicit and accept, renew or roll over any brokered deposit without restriction. Additionally, INB has agreed with the OCC not to have its total brokered deposits exceed 10% of INB’s total deposits without obtaining prior approval of the OCC. Time deposits are the only deposit accounts offered by INB that have stated maturity dates. These deposits are generally considered to be rate sensitive and have a higher cost than deposits with no stated maturities, such as checking, savings and money market accounts. At September 30, 2009, $584 million, or 38%, of INB’s total time deposits mature by September 30, 2010. INB expects to retain or replace a significant portion of such deposits based on its competitive pricing and historical experience.

INB also borrows funds on an overnight or short-term basis to manage its liquidity needs. At September 30, 2009, INB had agreements with correspondent banks whereby it could borrow up to $28 million on an unsecured basis. As a member of the FHLB of New York and FRB of New York, INB can also borrow from these institutions on a secured basis. At September 30, 2009, INB had $51 million of FHLB advances outstanding, which mature at various times beginning in March 2010 through September 2013, of which $20 million will mature by September 30, 2010. At September 30, 2009, INB had available collateral consisting of investment securities to support additional total secured borrowings of $519 million if needed. INB expects to have the flexibility to either repay or rollover its outstanding borrowings as they mature. The disruption in the credit markets that began in 2008 has not affected INB’s access to ordinary course borrowings.

INB invests in U.S. government agency debt obligations to emphasize safety and liquidity. All of INB’s security investments are classified as held to maturity, and nearly all of the securities have fixed rates of interest or have predetermined scheduled rate increases, and many have call features that allow the issuer to call the security at par before its stated maturity without penalty. At September 30, 2009, the securities held to maturity portfolio had a weighted-average remaining stated maturity of 4.6 years, and $18 million, or 3%, of the portfolio matures by September 30, 2010. INB expects to reinvest the proceeds from these maturities as well as any calls into new securities. INB’s loan-to-deposit ratio was 80% at September 30, 2009 compared to 85% at December 31, 2008. INB’s goal is to target its loan-to-deposit ratio at approximately 85%. A decrease in suitable lending opportunities for us in 2009 has negatively impacted this ratio.

INB had cash and short-term investments of $29 million at September 30, 2009 and $237 million of its loan portfolio (excluding nonaccrual loans) matures by September 30, 2010. INB expects to extend or refinance a portion of these maturing loans. At September 30, 2009, INB had commitments to lend of $40 million, most of which are anticipated to be funded over the next 12 months from the sources of funds described above.

In April 2009, INB agreed with the OCC, its primary regulator, to maintain minimum capital ratios at specified levels higher than those otherwise required by applicable regulations as follows: Tier 1 capital to total average assets (leverage ratio) - 9%; Tier 1 capital to risk-weighted assets - 10%; and total capital to risk-weighted assets - 12%. At September 30, 2009, INB’s actual capital ratios exceeded these specified percentages and it had excess regulatory capital to support an additional $308 million of asset growth and still be in compliance with this new threshold. See the section entitled “Regulatory Capital” and the notes to the consolidated financial statements for a further discussion. In September 2009, IBC invested $9.3 million as a capital contribution into INB.

Intervest Mortgage Corporation. As more fully described in the “Business” section of this prospectus, IMC has been applying cash inflows from its maturing loans to the early repayment of its outstanding debentures (which have a higher cost than INB’s sources of funds). In the first nine months of 2009, IMC also sold $30.8 million of its performing loans to INB at cost to provide additional funds for debenture repayments. In the first nine months of 2009, IMC repaid all ($40 million) of its outstanding debentures. In September 2009, IMC paid a cash dividend to IBC in the amount of $9.3 million which was used by IBC to make an additional capital investment in INB for the same amount. At September 30, 2009, IMC had cash and short-term investments of $1.7 million.

Intervest Bancshares Corporation. IBC’s current sources of funds are derived from the following: interest income from short-term investments; monthly dividends from INB; and monthly management fees from IMC and INB for providing these subsidiaries with certain administrative services. IBC’s historical sources of capital have been derived from the issuance of its common stock through public offerings, exercise of common stock warrants and conversion of debentures; the issuance of trust preferred securities through its wholly owned business trusts; the issuance of its preferred stock to the U.S Treasury and the direct issuance of other subordinated debentures to the public.

In December 2008, IBC sold to the U.S. Treasury 25,000 shares of its 5% Fixed Rate Cumulative Perpetual Preferred Stock, Series A, along with a ten year warrant to purchase at any time up to 691,882 shares of IBC’s Class A common stock for $5.42 per share, for a total cash investment of $25 million from the Treasury. The $25 million of proceeds was invested by IBC into INB as a capital contribution.

IBC, through its wholly owned business trusts, also has $56.7 million of trust preferred securities outstanding and $55.0 million (representing outstanding debentures net of IBC’s common stock investments in the trusts) qualified for and are included in IBC’s regulatory Tier 1 capital. The proceeds from these securities have also been invested in INB at various times through capital contributions. The securities have fixed rates of interest for the initial five-year period and thereafter variable rates and contractually mature at various times through 2036.

INB provides funds to IBC for the cash dividend requirements on the preferred stock and for the debt service on trust preferred securities in the form of cash dividends paid to IBC, which totaled $3.9 million annually as of September 30, 2009. If INB is unable to pay cash dividends to IBC, IBC may not be able to service its debt, pay its other obligations, or pay cash dividends on its outstanding common or preferred stock. At September 30, 2009, IBC had $6.7 million in cash and short-term investments.

Other. Additional information regarding security investments, time deposits, trust preferred securities and other borrowings, including interest rates and maturity dates, can be found in the notes the consolidated financial statements.

IBC, INB and IMC each consider their current liquidity and sources of funds sufficient to satisfy their outstanding lending commitments, if any, and maturing liabilities. We are not aware of any trends, known demand, commitments or uncertainties other than those discussed above or elsewhere in this prospectus that are expected to have a material impact on future operating results, liquidity or capital resources of each entity. However, there can be no assurances that adverse conditions may not arise in credit markets that would adversely impact our liquidity and ability to raise funds (either through attracting deposits, from borrowings or sales of assets) to meet our operations and satisfy our outstanding lending commitments and maturing liabilities.

Regulatory Capital

INB is subject to various regulatory capital requirements. As discussed elsewhere in this prospectus, the Federal Deposit Insurance Corporation (FDIC) and other bank regulatory agencies use five capital categories ranging from well capitalized to critically undercapitalized to determine various matters, including prompt corrective action and each institution’s FDIC deposit insurance premiums. These categories involve quantitative measures of a bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can result in certain mandatory and discretionary actions by the regulators that, if undertaken, could have a direct material effect on INB’s and our consolidated financial statements.

Regulations require banks to maintain regulatory defined minimum Tier 1 leverage and Tier 1 and total risk-based capital ratio levels of at least 4%, 4% and 8%, respectively. At September 30, 2009, INB maintained its regulatory capital at levels to be classified as a well-capitalized institution under the regulatory framework for prompt corrective action, which requires minimum Tier 1 leverage and Tier 1 and total risk-based capital ratios of 5%, 6% and 10%, respectively. In April 2009, INB agreed with the OCC, its primary regulator, to maintain minimum capital ratios at specified levels higher than those otherwise required by applicable regulations as follows: Tier 1 capital to total average assets (leverage ratio) - 9%; Tier 1 capital to risk-weighted assets - 10%; and total capital to risk-weighted assets - 12%. INB met its capital adequacy requirements as of September 30, 2009 and December 31, 2008. As of the date of filing of this prospectus, we are not aware of any conditions or events that would have changed INB’s or IBC’s compliance with each of its regulatory capital requirements.

Information regarding INB’s regulatory capital and related ratios is summarized as follows:

($ in thousands)	At September 30, 2009	At December 31, 2008
Tier 1 Capital	$239,388	$228,435
Tier 2 Capital	23,647	22,674

Total risk-based capital	$263,035	$251,109

Net risk-weighted assets	$1,884,163	$1,809,079
Average assets for regulatory purposes	$2,343,165	$2,116,762

Tier 1 capital to average assets	10.22%	10.79%
Tier 1 capital to risk-weighted assets	12.71%	12.63%
Total capital to risk-weighted assets	13.96%	13.88%

IBC on a consolidated basis is subject to minimum regulatory capital requirements administered by the FRB. These guidelines require a ratio of Tier 1 or Core Capital, as defined in the guidelines, to total risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The guidelines also require a ratio of Tier 1 capital to adjusted total average assets of not less than 3%. At September 30, 2009 and December 31, 2008, IBC met its capital adequacy requirements.

Information regarding consolidated regulatory capital and related ratios is summarized below:

	At September 30, 2009	At December 31, 2008
($ in thousands)
Tier 1 Capital (1)	$268,619	$266,974
Tier 2 Capital	23,935	23,455

Total risk-based capital	$292,554	$290,429

Net risk-weighted assets	$1,906,901	$1,871,343
Average assets for regulatory purposes	$2,378,372	$2,186,753

Tier 1 capital to average assets	11.29%	12.21%
Tier 1 capital to risk-weighted assets	14.09%	14.27%
Total capital to risk-weighted assets	15.34%	15.52%

(1)	Tier 1 capital includes $55 million of qualifying trust preferred securities, which represent outstanding debentures issued to Intervest Statutory Trust II, III, IV and V by IBC, net of the IBC’s investments in those trusts. The inclusion of these securities in Tier 1 capital is currently limited to 25% of core capital elements, as defined in the FDIC regulations. Tier 1 capital also includes $25 million of cumulative perpetual preferred stock sold to the U.S. Treasury for which there is no limit.

In March 2009, the Federal Reserve Board announced the adoption of a final rule that delays until March 31, 2011, the effective date of new limits on the inclusion of trust preferred securities and other restricted core capital elements in Tier 1 capital of all bank holding companies (BHCs). This action was taken in light of continued stress in financial markets and the efforts of BHCs to increase their overall capital levels.

These new limits were scheduled to take effect on March 31, 2009, pursuant to a final rule adopted by the Board on March 10, 2005. This delay will further the Board’s efforts, as well as the efforts of the other Federal banking agencies and the U.S. Department of the Treasury, to respond to the recent crisis in the financial markets. Until the new effective date in 2011, all BHCs may include cumulative perpetual preferred stock and trust preferred securities in Tier 1 capital up to 25 percent of total core capital elements (excluding senior preferred stock issued to the U.S. Treasury, all of which qualifies as Tier 1 capital without restriction).

Asset and Liability Management

Our interest rate risk arises from differences in the repricing of our assets and its liabilities within a given time period. The primary objective of our asset/liability management strategy is to limit, within established guidelines, the adverse effect of changes in interest rates on our net interest income and capital. We have never engaged in trading or hedging activities, nor invested in interest rate derivatives or entered into interest rate swaps.

We use “gap analysis,” which measures the difference between interest-earning assets and interest-bearing liabilities that mature or reprice within a given time period, to monitor our interest rate sensitivity. An asset or liability is normally considered to be interest-rate sensitive if it will reprice or mature within one year or less. The interest-rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within one-year. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. Conversely, a gap is considered negative when the opposite is true.

In a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to increase net interest income. In a period of falling interest rates, a negative gap would tend to increase net interest income, while a positive gap would tend to adversely affect net interest income. If the repricing of our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on our net interest income would be minimal.

A simple interest rate gap analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates for the following reasons. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in market rates. Callable features of certain assets and liabilities, in addition to the foregoing, may also cause actual experience to vary from the analysis.

In addition, certain assets, such as adjustable-rate mortgage loans, may have features generally referred to in the industry as “interest rate caps and floors,” which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, asset prepayment and early deposit withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest-rate increase, and the behavior of depositors may be different from those assumed in the gap analysis.

We have a limited number of floating-rate loans that have a “floor” or minimum rate that was determined in relation to prevailing market rates on the date of origination. This floor only adjusts upwards in the event of increases in the loan’s interest rate. This feature reduces the unfavorable effect on interest income of a falling rate environment because the interest rates on such loans do not reset downward. We may nonetheless experience loan prepayments, the amount of which cannot be predicted, and reinvestment risk associated with the investment of the resulting proceeds. The number of floating rate loans our loan portfolio has decreased significantly over the last two years. To illustrate, fixed-rate loans constituted approximately 72% of our loan portfolio at December 31, 2008, compared to approximately 40% at December 31, 2006.

There can be no assurances that a sudden and substantial change in interest rates may not adversely impact the our earnings and capital, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

At September 30, 2009, our interest-bearing liabilities that are scheduled to mature or reprice within one-year exceeded our interest-earning assets that are scheduled to mature or reprice within one-year. This one-year interest rate sensitivity gap amounted to a negative $631 million, or (26.5)% of total assets, at September 30, 2009, compared to a negative gap of $425 million, or (18.7)% of total assets at December 31, 2008. As a result of the negative one-year gap, we continue to be “liability-sensitive,” indicating that our interest-bearing liabilities would generally reprice with changes in interest rates more rapidly than our interest-earning assets.

The change in the one-year gap from December 31, 2008 was primarily due to the following: the continued runoff of accruing loans with a repricing or remaining maturity of less than one year being replaced with new fixed rate loans with maturities averaging 5.1 years; an increase in nonaccrual loans; and purchases of security investments with maturities averaging 4.8 years. The new loans and securities have been funded largely through an increase in money market accounts. INB’s deposit flows and deposit rates offered are monitored daily and adjusted as needed. Beginning in the fourth quarter of 2008, INB has emphasized the attraction of longer-term deposits by offering competitive rates on these products and being less competitive on the rates offered for shorter-term deposits. Notwithstanding this strategy, INB has still experienced a significant inflow of money market deposit accounts. There can be no assurance that the behavior of depositors will match our expectations. INB’s objective is to maintain its deposit rates at levels that will promote a stable deposit base and at the same time adjust to its cash flow needs.

INB, whose assets represent 99% of consolidated assets, performs internal analyses by preparing interest rate shock scenarios (representing the effects of specific interest rate changes on its net interest income and capital) to its basic one-year gap model as a quantitative tool to measure the amount of INB’s interest rate risk associated with changing market interest rates. Based on the September 30, 2009 negative one-year static gap adjusted for various assumptions, if market rates were assumed to immediately increase by either 100, 200 or 300 basis points, INB’s annualized net interest income would be reduced in each scenario from current levels by an estimated 12%, 25% and 38%, respectively. It should be noted that for purposes of computing the one-year interest rate sensitivity gap, all of INB’s deposits with no stated maturities are treated as readily accessible accounts (as noted in footnote 3 to the GAP table follows), which contributes significantly to the liability sensitive position reported per the one-year gap. However, if such deposits were treated differently, the one-year gap would then change. Depositors may not necessarily immediately withdraw funds in the event deposit rates offered by INB did not change as quickly and uniformly as changes in general market rates. For example, if only 25% of deposits with no stated maturity were assumed to be readily accessible, the one-year interest rate sensitivity gap would have been a negative 11% at September 30, 2009, compared to a negative 7% at December 31, 2008, which would have resulted in a significantly lower level of perceived interest rate sensitivity when using gap analysis for such measure.

The table that follows summarizes interest-earning assets and interest-bearing liabilities as of September 30, 2009, that are scheduled to mature or reprice within the periods shown.

($ in thousands)	0-3 Months	4-12 Months	Over 1-4 Years	Over 4 Years	Total
Loans (1)	$137,340	$241,865	$892,486	$300,474	$1,572,165
Securities held to maturity (2)	15,345	86,918	283,174	212,458	597,895
Short-term investments	20,114	—	—	—	20,114
FRB and FHLB stock	5,531	—	—	4,398	9,929

Total rate-sensitive assets	$178,330	$328,783	$1,175,660	$517,330	$2,200,103

Deposit accounts (3) :
Interest checking deposits	$7,672	$—	$—	$—	$7,672
Savings deposits	10,863	—	—	—	10,863
Money market deposits	468,808	—	—	—	468,808
Certificates of deposit	93,336	490,715	658,288	279,298	1,521,637

Total deposits	580,679	490,715	658,288	279,298	2,008,980

FHLB advances	—	20,000	30,500	—	50,500
Debentures and mortgage note payable (1)	46,392	—	10,310	171	56,873
Accrued interest on all borrowed funds	174	—	—	—	174

Total borrowed funds	46,566	20,000	40,810	171	107,547

Total rate-sensitive liabilities	$627,245	$510,715	$699,098	$279,469	$2,116,527

GAP (repricing differences)	$(448,915)	$(181,932)	$476,562	$237,861	$83,576

Cumulative GAP	$(448,915)	$(630,847)	$(154,285)	$83,576	$83,576

Cumulative GAP to total assets	(18.8)%	(26.5)%	(6.5)%	3.5%	3.5%

Significant assumptions used in preparing the gap table above follow:

(1)	Adjustable-rate loans and debentures payable are included in the period in which their interest rates are next scheduled to adjust rather than in the period in which they mature. Fixed-rate loans, debentures payable and FHLB advances are scheduled, including repayments, according to their contractual maturities. Deferred loan fees and the effect of possible loan prepayments are excluded from the analysis. Nonaccrual loans of $131.7 million and foreclosed real estate of $32.9 million are also excluded from the table although some portion is expected to return to an interest-earning status in the near term.
(2)	Securities are scheduled according to the earlier of their contractual maturity or the date in which the interest rate is scheduled to increase. The effects of possible prepayments that may result from the issuer’s right to call a security before its contractual maturity date are not considered in the analysis. The net carrying value ($0.4 million) of corporate securities that are on a cash basis of accounting are excluded from the table.
(3)	Interest checking, savings and money market deposits are regarded as readily accessible withdrawable accounts and certificates of deposit are scheduled according to their contractual maturity dates.

Recent Regulatory Developments

As discussed in more detail in the notes to the consolidated financial statements, INB and its primary regulator, the OCC, have entered into a Memorandum of Understanding. INB has also agreed to maintain minimum capital ratios at specified levels higher than those otherwise required by applicable regulations. Changes have also been made by the FDIC to insurance premium rates that have and will continue to negatively affect the INB’s FDIC insurance expense and that of the banking industry as a whole.

Recent Accounting Standards

See the notes the consolidated financial statements for a discussion of this topic.

Contractual Obligations

The table below summarizes our contractual obligations as of September 30, 2009.

	Total	Amounts Due In
($ in thousands)		3 Months Ended Dec 31, 2009	2010 and 2011	2012 and 2013	2014 and Later
Subordinated debentures and mortgage note payable	$171	$4	$39	$44	$84
Subordinated debentures - capital securities	56,702	—	—	—	56,702
FHLB advances	50,500	—	33,000	17,500	—
Accrued interest payable on all borrowed funds	174	174	—	—	—
Death benefit payments	1,292	59	500	560	173
Deposits with no stated maturities	491,358	491,358	—	—	—
Deposits with stated maturities	1,521,637	93,336	799,716	474,209	154,376
Accrued interest payable on deposits	4,510	4,510	—	—	—
Mortgage escrow payable and official checks outstanding	39,487	39,487	—	—	—
Preferred cash dividend on Series A preferred stock (1)	5,313	313	2,500	2,500	—
Operating lease payments	5,069	808	2,119	1,912	230
Unfunded loan commitments (2)	39,448	39,448	—	—	—
Available lines of credit (2)	887	887	—	—	—

	$2,216,548	$670,384	$837,874	$496,725	$211,565

(1)	Assumes $25 million of cumulative perpetual preferred stock will be outstanding for five years with a dividend rate of 5% per year.
(2)	Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss from adverse changes in market prices and interest rates. Our market risk arises primarily from interest rate risk inherent in our lending, deposit-taking and borrowing activities. We do not engage in and accordingly have no risk related to trading accounts, commodities, interest rate hedges or foreign exchange. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on-and off-balance sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments as of September 30, 2009 and December 31, 2008, which reflect changes in market prices and rates, can be found in note the notes to the consolidated financial statements.

We actively monitor and manage our interest rate risk exposure. Our primary objective in managing interest rate risk is to limit, within established guidelines, the adverse impact of changes in interest rates on our net interest income and capital. To this regard, INB, whose assets represent 99% of total consolidated assets, performs internal analyses by preparing interest rate shock scenarios (representing the effects of specific interest rate changes on its net interest income and capital) to its basic one-year static gap model as a quantitative tool to measure the amount of interest rate risk associated with changing market interest rates. INB also engages an outside consultant to prepare quarterly reports using an earnings simulation model to quantify the effects of various interest rate scenarios on its projected net interest income and net income over projected periods. These computations rely on various assumptions regarding balance sheet growth and composition, and the pricing and repricing and maturity characteristics of the balance sheet. For a further discussion of GAP analysis, see the caption entitled “Asset and Liability Management.”

Controls and Procedures

We evaluated, with the participation of our Principal Executive and Financial Officers, the effectiveness of our company’s disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) under the Securities Exchange Act of 1934) as of the end of the period covered by this prospectus. Based on such evaluation, the Principal Executive and Financial Officers have concluded that our disclosure controls and procedures are designed to ensure that information required to be disclosed in the reports we file or furnish under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and regulations, and are operating in an effective manner. There has been no change in our internal control over financial reporting that occurred during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

MANAGEMENT AND BOARD OF DIRECTORS

At our Annual Meeting of May 20, 2009, nine directors were elected to our Board of Directors each to serve until our next annual meeting or until a successor is elected and qualified. Six of the directors were elected by the holders of our Class B common stock and three were elected by the holders of our Class A common stock. Mr. David J. Willmott who was elected at the meeting and has been our director since March 1994 passed away in August 2009. This vacancy was not filled and the size of our Board was reduced to eight directors. The holders of our Class B common stock, as a separate class, can elect two-thirds of our directors. The holders of our Class A common stock, as a separate class, can elect one-third of our board of directors.

Information concerning each of our directors is set forth below:

Paul R. DeRosa, age 67, has served as our Director since February 2003. He is also a Director of our subsidiaries. Mr. DeRosa received a Bachelor of Arts degree in Economics from Hobart College and a Ph.D degree in Economics from Columbia University. Mr. DeRosa is a principal of Mt. Lucas Management Corp., an asset management firm where he is responsible for management of fixed income investments of that firm’s Peak Partners Hedge Fund, and has served in that capacity since 1988. Since June 2008, Mr. DeRosa has served as director of Ambac Financial Group Inc., a leading provider of financial guarantees to the structured, asset-backed and mortgage-backed securities sectors. From July 1995 to March 1998, Mr. DeRosa was Chief Executive Officer of Eastbridge Holdings Inc., a bond and currency trading company.

Michael A. Callen, age 68, has served as our Director since May 1994. He is also a Director of our subsidiaries. Mr. Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Since January 15, 2008, Mr. Callen has served as Chairman of the Board of Ambac Financial Group Inc., a leading provider of financial guarantees to the structured, asset-backed and mortgage-backed securities sectors. Mr. Callen has been a director of Ambac since 1991. Mr. Callen has also been President of Avalon Argus Associates, a financial consulting firm, since 1996. From April 1993 to April 1996, Mr. Callen was a Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia. He was an independent consultant from January 1992 until June 1993, and an Adjunct Professor at Columbia University Business School during 1992. He was a Director of Citicorp and Citibank and a Sector Executive at Citicorp, responsible for corporate banking activities in North America, Europe and Japan, from 1987 to January 1992.

Lowell S. Dansker, age 58, has served as our Chairman of the Board of Directors and Chief Executive Officer since August 2006. He previously served as our Vice Chairman, President and Treasurer, except for Vice Chairman, since incorporation in 1993. Mr. Dansker served as Vice Chairman from October 2003 to August 2006. He also serves as Chairman of the Board of Directors and Chief Executive Officer of our subsidiaries, and as an Administrator of Intervest Statutory Trust II through V. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College and a Law degree from the University of Akron School of Law and is admitted to practice in New York, Ohio, Florida and the District of Columbia.

Stephen A. Helman, age 69, has served as our Director since December 2003, and as our Vice President and Secretary since February 2006. He is also a Director and Vice President of our subsidiaries, Secretary of Intervest Mortgage Corporation and an Administrator of Intervest Statutory Trust V. Mr. Helman received a Bachelor of Arts degree from the University of Rochester and a Law degree from Columbia University. Mr. Helman was a practicing attorney for more than 25 years when he joined us.

Wayne F. Holly, age 52, has served as our Director since June 1999. He is also a Director of our subsidiaries. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is Chairman and President of Sage, Rutty & Co., Inc., a diversified financial services firm that is a member of the NASD. Mr. Holly has been an Officer and Director of Sage Rutty & Co., Inc. since 1993.

Lawton Swan, III, age 65, has served as our Director since February 2000. He is also a Director of our subsidiaries. Mr. Swan received a Bachelor of Science degree from Florida State University in Business Administration and Insurance. Mr. Swan is President and Chairman of the Board of Interisk Corporation, a consulting firm specializing in risk management and employee benefit plans, which he founded in 1978.

Thomas E. Willett, age 61, has served as our Director since March 1999. He is also a Director of our subsidiaries. Mr. Willett received a Bachelor of Science degree from the United States Air Force Academy and a Law degree from Cornell University School of Law. Mr. Willett has been a member of Harris Beach PLLC, a law firm in Rochester, New York, since 1986.

Wesley T. Wood, age 65, has served as our Director since March 1994. He is also a Director of our subsidiaries. Mr. Wood received a Bachelor of Science degree from New York University School of Commerce. Mr. Wood is a Director and President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. Mr. Wood is also an Advisory Board Member of The Center of Direct Marketing at New York University, a member of the Advisory Trustees at Fairfield University in Connecticut, and a Trustee of St. Dominics R.C. Church in Oyster Bay, New York.

There are no family relationships between any director, executive officer or any person nominated or chosen by the Board of Directors to become a director or executive officer.

Executive Officers and Other Significant Employees

Other than our executive officers who serve as directors and whose information appears above, our principal officers and other significant employees are as follows:

John J. Arvonio, age 46, has served as Chief Financial Officer and Chief Accounting Officer of Intervest Bancshares Corporation since August 2006 and December 2005, respectively, and as Senior Vice President, Chief Financial Officer and Secretary of Intervest National Bank since September 2000. Prior to that, Mr. Arvonio served as Vice President, Controller and Secretary of Intervest National Bank from April 1999 to August 2000 and as an employee of Intervest Bancshares Corporation from April 1998 to March 1999. Mr. Arvonio also serves as an Administrator of Intervest Statutory Trust V. Mr. Arvonio received a Bachelor of Business Administration degree from Iona College and is a certified public accountant. Mr. Arvonio has more than 19 years of banking experience. Prior to joining the Company, Mr. Arvonio served as Second Vice President Accounting Policy, and Technical Advisor to the Controller for The Greater New York Savings Bank from 1992 to 1997. Prior to that, Mr. Arvonio was a Manager of Financial Reporting for the Leasing and Investment Banking Divisions of Citibank from 1989 to 1992, and a Senior Auditor for Ernst & Young from 1985 to 1989.

John H. Hoffmann, age 57, has served as Vice President and Chief Financial Officer of Intervest Mortgage Corporation since August 2006. He previously served as Vice President and Controller from 2002 to August 2006. Mr. Hoffmann received a Bachelor of Business Administration degree from Susquehanna University and is a certified public accountant. Mr. Hoffmann has more than 22 years of banking experience. Mr. Hoffmann was an Accounting Manager for Smart World Technologies, an Internet service provider, from 1998 to 2000 and a Vice President of Mortgage Accounting for The Greater New York Savings Bank from 1987 to 1997.

Erik E. Larson, age 36, has served as Vice President, Loan Operations Officer in the Florida Division of Intervest National Bank since October 2005. Prior to that, Mr. Larson was an Assistant Vice President with Intervest National Bank both in Loan Operations and Branch Management capacities. Mr. Larson joined Intervest National Bank in 1998. Prior to that, Mr. Larson served in a supervisory position with Barnett Bank. Mr. Larson received a Bachelors degree in Mathematics from Stockton State College, Pomona, New Jersey.

John W. Loock, age 58, has served as Vice President and Controller of Intervest National Bank since September 2007. He previously served as Assistant Vice President and Assistant Controller of Intervest National Bank from 1999 to August 2007. Mr. Loock received a Master and Bachelor of Business Administration degrees from Iona College. Mr. Loock has more than 30 years of banking experience encompassing various positions with small to large banking institutions.

Elizabeth Macias, age 53, has served as Vice President of Information Technology, Systems and Security for Intervest National Bank since October 2005. Ms. Macias has worked in the area of Bank Management Information Systems and Technology for over 24 years and Banking in general for over 30 years. Ms. Macias received a Bachelors of Science in Business from Manhattan College and an AAS, in Computer Digital Systems from PSI Institute in New York. Prior to joining Intervest National Bank, Ms. Macias served as Vice President and Director of Management Information Systems at First Central Savings Bank from April 2004 to September 2005. Prior to that, Ms. Macias served as Vice President-Director of Management Information Systems and Product Development for New York National Bank from 1983 to 2004.

Keith A. Olsen, age 56, has served as a Director and as President of Intervest National Bank since July 2001 and February 21, 2008, respectively. Mr. Olsen served as President of the Florida Division of Intervest National Bank from July 2001 to February 21, 2008. Prior to that, Mr. Olsen was the President of Intervest Bank from 1994 until it merged into Intervest National Bank in July 2001.

Mr. Olsen also served as Senior Vice President of Intervest Bank from 1991 to 1994. Mr. Olsen received an Associates degree from St. Petersburg Junior College and a Bachelors degree in Business Administration and Finance from the University of Florida, Gainesville. He is also a graduate of the Florida School of Banking of the University of Florida, Gainesville, the National School of Real Estate Finance of Ohio State University and the Graduate School of Banking of the South of Louisiana State University. Mr. Olsen has been in banking for more than 30 years.

Michael Primiani, age 48, has served as Vice President, Compliance/BSA Officer and New York Office Security Officer for Intervest National Bank since December 2005. Mr. Primiani received an Associate Degree in Business Management from Queensborough Community College. Mr. Primiani has more that 26 years of banking experience. Prior to joining Intervest National Bank, Mr. Primiani served as Vice President, BSA Officer and Branch Administrator for First Central Savings Bank from March 2001 to December 2005. Prior to that, Mr. Primiani served as Assistant Vice President and Branch Manager for Astoria Federal Savings from May 1987 to February 2001, and in various supervisory positions at Astoria Federal Savings from 1979 to 1987.

Diane S. Rathburn, age 46, has served as Vice President, Operations/Human Resource Manager of the Florida Division of Intervest National Bank since January 2003. Prior to that, Mrs. Rathburn was an Assistant Vice President, Branch Coordinator and Assistant Vice President, Branch Administrator since August 1999. Mrs. Rathburn joined Intervest National Bank in July 1991. Prior to that, Mrs. Rathburn served in a supervisory position of the Bookkeeping Department of Southeast Bank.

Director Nominations Process

We do not have a standing nominating committee, and our Board of Directors has determined that its director nomination policy works efficiently without the need for a separate nominating committee. Candidates for nomination for election by the holders of our Class A common stock are reviewed by those directors who qualify as “independent” directors, as such term is defined in the rules of the Nasdaq Stock Market. Our independent directors then recommend a slate of nominees for election by the holders of our Class A common stock to the full Board of Directors for review and approval.

Our Class B stockholders, who are comprised of the following family members: Jean Dansker; Lowell S. Dansker; and Helene D. Bergman, recommend the nominees for our Class B directors to the full Board of Directors. The full Board of Directors approves the nominees for election by the holders of our Class A and Class B common stock. Our independent directors will consider candidates recommended by our management and will also consider candidates recommended by any of our stockholders. There are no differences in the manner in which our independent directors would evaluate stockholder-recommended nominees, as compared with nominees obtained from other sources.

Any of our stockholders may nominate one or more persons for election by the holders of our Class A common stock as a director at an annual meeting if the stockholder complies with the notice, information and consent provisions contained in our bylaws. In order for a director nomination to be timely, a stockholder’s notice to our Secretary must be delivered not less than 90 days nor more than 120 days in advance of the corresponding date of the proxy statement released to stockholders in connection with our prior year’s annual meeting of stockholders.

In the event that we set an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual meeting, notice by the shareholder must be received no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date was made, whichever occurs first. To be in proper form, a notice must also contain information concerning the proposed nominee, including: the name, age, business address and residence address of the person; the principal occupation of the person; the beneficial ownership of our shares of the person; and any other information related to the person that would be required to be filed in a proxy statement or other filings required to be made in connection with the solicitation of proxies.

Meetings of the Board of Directors and Committees

Our Board of Directors and various committees of the Board meet throughout the year and also through telephone contact and other communications with the Chairman and others as needed. Regular meetings of our Board of Directors are held every other month and special meetings of the Board of Directors are held from time to time as needed. Our Board of Directors held six meetings in 2008.

The Independent Directors met at regularly scheduled sessions without our management. During the period that each director served as such, all of our directors attended at least 75% of the total meetings held by our Board of Directors and by the Committees on which they served during 2008. We do not have a policy that requires members of the Board to attend our annual meeting of stockholders. Three members of the Board attended last year’s annual meeting of stockholders.

Committees of Our Board of Directors

Executive Committee. Members are Lowell S. Dansker (Chairman), Michael A. Callen and Stephen A. Helman. The Executive Committee exercises all of the power of our Board of Directors between meetings of the Board. This committee held no meetings in 2008. In addition, the Board of Directors for each of our subsidiaries has a standing Executive Committee whose members are as follows. Intervest Mortgage Corporation: Lowell S. Dansker (Chairman), Michael A. Callen and Stephen A. Helman. Intervest National Bank: Lowell S. Dansker (Chairman), Michael A. Callen and Wayne F. Holly.

Audit Committee. Members are Michael A. Callen, Chairman, Paul R. DeRosa, and Lawton Swan, III. The members of the Audit Committee are independent directors under applicable Nasdaq and SEC rules. This committee held six meetings in 2008. Our Audit Committee considers matters pertinent to us and our subsidiaries. As set forth in more detail in its charter, the Audit Committee’s primary responsibilities fall into four broad categories: (1) monitoring the preparation of our quarterly and annual financial statements by our management, including providing direct communication between our Board of Directors and our internal and external auditors; (2) overseeing the relationship between us and our outside auditors, including recommending their appointment or removal, reviewing the scope of their audit services and related fees, as well as any other services that may be provided to us, and determining whether the outside auditors are independent; (3) overseeing the internal and external audit function; and (4) certain compliance oversight responsibilities, including monitoring the design and maintenance of our system of internal accounting and financial reporting controls as well as review and approval of any related party transactions. The Audit Committee’s activities during 2008 are described in the Report of the Audit Committee contained in this proxy statement.

Compensation Committee. Members are Wesley T. Wood, Chairman, Michael A. Callen and Paul R. DeRosa. All members of the Compensation Committee are independent directors under the Nasdaq corporate governance rules. This committee held one meeting in 2008. As set forth in more detail in its charter (a copy of which was included as Appendix B to our proxy statement for last year’s (2008) Annual Meeting of Stockholders), the Compensation Committee is responsible for making recommendations to the full Board concerning our Director and executive officer compensation and for general oversight of the compensation and benefit programs for all of our employees, including the employees of our subsidiaries.

Other Committees. The Board of Directors for Intervest National Bank and Intervest Mortgage Corporation each has a standing Loan Committee whose current members consist of Lowell S. Dansker, Chairman, Paul R. DeRosa and Wesley T. Wood. The Loan Committee is responsible for the review and approval of loans made by both Intervest National Bank and Intervest Mortgage Corporation in conformity with the loan policies approved by the Board of Directors of each entity.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee had any relationship with us or our subsidiaries requiring disclosure under applicable SEC rules regarding Compensation Committee interlocks and insider participation in compensation decisions. None of our executive officers served on any board of directors or compensation committee of any other company (except for our subsidiaries) for which any of our directors served as an executive officer.

Director Compensation

All of our directors are also directors of our subsidiaries. Except as denoted in the notes to the table that follows, all directors receive fees for attending meetings of each Board and their respective Committees. The fees are evaluated and adjusted periodically by our Board of Directors based on the recommendation of the Compensation Committee.

The fees payable to our directors for each meeting attended in 2008 are noted in the table that follows:

Chairman of all Boards of Directors (1)	$4,000
Other members of all Boards of Directors (1)	$1,250
Chairman of all Board Committees (2)	$1,000
Other members of all Board Committees (2)	$750

(1)	The same fee is paid for each Board meeting of Interest National Bank and Intervest Mortgage Corporation attended by directors. Mr. Olsen (director of Intervest National Bank only) and Mr. Helman do not receive fees for attending Board meetings.
(2)	The Chairman of the Audit Committee and the other members of the Audit Committee receive $3,500 and $1,500 for each meeting attended, respectively. The Chairman and other members of the Loan Committee for Intervest Mortgage Corporation receive a fee of $125 and $100, respectively, for each meeting attended. Mr. Dansker does not receive fees for attending meetings of the Executive Committee of Intervest National Bank and Mr. Helman does not receive any fees for attending committee meetings.

The following table sets forth information concerning all compensation awarded to, earned by or paid to our non-employee directors in 2008.

Name	Fees Earned or Paid in Cash (1) (3)	Stock Awards	Option Awards (2) (3)	Non-Equity Incentive Plan Comp.	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp.	Total
Michael A. Callen	$44,000	—	$22,022	—	—	—	$66,022
Paul R. DeRosa	$44,825	—	$23,023	—	—	—	$67,848
Wayne F. Holly	$27,000	—	$20,020	—	—	—	$47,020
Lawton Swan, III	$31,500	—	$21,021	—	—	—	$52,521
Thomas E. Willett	$31,500	—	$20,020	—	—	—	$51,520
David J. Willmott	$31,500	—	$21,021	—	—	—	$52,521
Wesley T. Wood	$36,850	—	$22,022	—	—	—	$58,872

(1)	Represent fees paid in cash to directors for attending board and committee meetings as per the fee table above.
(2)	Options were awarded to all directors on December 11, 2008 and December 13, 2007 pursuant to our shareholder approved 2006 Long-Term incentive Plan. Directors received options to acquire shares of our Class A common stock at an exercise price of $7.50 per share in 2008 and $17.10 per share in 2007. The number of options awarded for each grant was identical in each year and are as follows: Mr. Callen 6,600; Mr. DeRosa 6,900; Mr. Holly 6,000; Mr. Swan 6,300; Mr. Willett 6,000; Mr. Willmott 6,300; and Mr. Wood 6,600.

At December 31, 2008, the 2008 options are 100% vested and exercisable, and the 2007 options are 66.67% vested and exercisable and the remainder (33.33%) become vested and exercisable on December 13, 2009. All the options awarded expire upon the earlier of 10 years following the date of grant or one year following the date the executive ceases to be our director by reason of disability or death or ninety days if such termination is for a reason other than by death or disability.

For purposes of the table above, the total value of the option awards presented is calculated by multiplying the number of vested options as of December 31, 2008 by the estimated fair value of each option (which was estimated to be $1.63 for the 2008 grant and $5.12 for the 2007 grant). The value of each option was calculated pursuant to the Black-Scholes option valuation formula. The assumptions utilized in the calculation are set forth in note 14 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Mr. Dansker and Mr. Helman are employee directors who also received awards of stock options for their service as directors, the amount and value of which is reflected in the “Executive Compensation Summary Table” in this proxy statement. Mr. Dansker also receives director and committee fees, the amount of which is also reflected in such table.

EXECUTIVE COMPENSATION

Oversight. The Compensation Committee of our Board of Directors, which operates under a written charter adopted by the Board of Directors, a copy of which is included in our proxy statement from last year (2008) as Appendix B, oversees the compensation paid to our executive officers. Among other things, the Compensation Committee reviews the performance of our Chief Executive Officer and our other executive officers, as well as the executive officers of our subsidiaries, and makes recommendations concerning the compensation levels of those officers. In accordance with the marketplace rules of the Nasdaq Stock Market, the Compensation Committee is composed entirely of independent, non-management members of the Board of Directors.

Objectives of Executive Compensation. The objectives of our executive compensation are to attract, motivate and retain highly talented individuals. The Compensation Committee periodically reviews the competitiveness of our executive compensation in order to evaluate whether it is achieving the desired goals and objectives. Our executive compensation program is principally designed to give executives incentives to focus on and achieve our business objectives. Key elements of our executive compensation program are competitive base salaries, annual cash bonuses and, from time to time, equity based awards.

Competitive Factors. In determining the compensation levels of our executive officers, the Compensation Committee takes into account competitive market data from the banking industry as a whole and focuses on institutions of a size similar to us. Although the Compensation Committee has not historically established specific targets in relation to peer group compensation, it has taken into account the total compensation paid to executive officers by our competitors. Information regarding pay practices at other companies in the financial sector is useful because we recognize that our compensation must be competitive in the marketplace and also assists us in assessing the overall reasonableness of our compensation.

Elements of Compensation. Our executive compensation has four components: base salary, annual cash incentives, employee benefits and from time to time, certain equity incentives.

Base salary is designed to provide competitive levels of compensation to our executive officers based upon the responsibilities assigned to them and taking into account their experience and qualifications. As was discussed above, we have established base salaries at levels we consider appropriate to recruit and retain executives and which we believe are competitive with those paid by similar institutions. The Compensation Committee reviews base salaries on an annual basis to take into account changes in responsibilities and the individual performance of our executives.

We have also made annual cash bonus payments, which are intended to recognize individual accomplishments, as well as the overall performance of the company during the year. To date, except in the case of our Chairman in certain years, these bonus payments have not constituted a significant percentage of total compensation. Annual cash bonuses have not been awarded based upon the attainment of pre-established targets or other measurable criteria, but have been determined based on the company’s performance and various factors determined relevant by the Compensation Committee, including in the case of all other executive officers, the recommendations of the Chairman.

Our 2006 Long Term Incentive Plan, which was approved by our stockholders, allows the Compensation Committee to make various awards from time to time, including stock options and other forms of long-term incentives to those employees who may be selected by the Compensation Committee. In December 2008 and December 2007, we granted equity incentives in the form of options to purchase our Class A common stock to all of our full time employees, including our executive officers and directors. We believe that the Plan helps us to continue to attract and retain employees by providing us with the flexibility to award incentives to achieve our long-range goals. We also believe that these awards align the employees’ interests with those of our stockholders through long-term ownership of our stock. Awards under the Plan constitute longer-term, variable compensation, which will reward effective long-term management decision-making. We expect that awards under the Plan will continue to constitute an additional element of executive compensation in future years.

We also provide various benefits to all of our eligible employees, including executive officers, which include group life insurance, health insurance and a 401(k) Plan. The 401(k) Plan is a tax-qualified profit sharing plan under the Internal Revenue Code, and eligible employees meeting certain length of service requirements may make tax deferred contributions subject to certain limitations. We make discretionary matching contributions of up to 3% of employee compensation, which vest to the employee over a five-year period.

Perquisites and other benefits have not represented a significant part of total compensation for any of our executive officers, and are usually made available to a limited number of executive officers. The primary perquisites are the expense reimbursement allowance granted to our Chairman, which is presently in the amount of $870 per month and was established as a reasonable estimation of the normal, recurring expenses likely to be incurred by him in performing his duties. He is also entitled to the unlimited use of a car at our expense.

In 2007, the Compensation Committee retained Comp-unications, Inc., a compensation consulting firm, to provide advice and guidance concerning the competitive market value of ten specified executive positions and to provide advice concerning potential stock option awards to executive officers and others. The consultants were asked to provide guidance concerning the compensation paid to similarly situated executives in the financial services industry. Based on a review of a variety of published data, including the proxy statements of peer organizations selected by the consultant, the consultants furnished the Committee information concerning the competitive ranges of base and total compensation for each of the selected positions and the Committee considered that information in formulating its recommendations to the Board related to base salary adjustments and bonus awards. The consultants also provided advice to the Committee concerning the Committee’s proposals and recommendations related to stock option grants.

The Compensation Committee reviewed all of the components of our executive officers’ compensation for 2008, including the compensation of our Chairman, which includes base salary, cash bonuses, option awards and other benefits. In 2008, we believe that our executive management team continued to demonstrate exceptional management skills and a dedicated work ethic in executing our business strategy while dealing with a downturn in the economy and real estate values as well as turbulent credit markets and a very competitive lending environment. We believe that the aggregate compensation paid to all of our executive officers, including awards of stock options, was reasonable and not excessive.

Post-Termination Compensation. We do not offer any other pension or post-employment benefits, except with respect to certain of our executive officers who have contractual entitlements under employment agreements.

Our Chairman has an employment agreement with us, which provides him with certain severance, disability and death benefits. Our subsidiary, Intervest National Bank, has employment agreements with certain of its executive officers, which provide for the payment of six months base salary in the event of a termination without cause and also provide for the payment of certain compensation in connection with a change in control of the company. The agreement gives the executive the right, during the one year period following a change in control, to terminate employment, in which case the executive is entitled to compensation for the balance of the calendar year, as well as an additional payment of six months base salary. This provision has been included to insure that, if a change in control were to occur, those executives remain focused on our business and the interests of our stockholders. In that event, these executives are better able to react neutrally to a potential change in control and not be as influenced by personal concerns. The employment agreements are further described under the caption “Employment Agreements” in this proxy statement.

Role of Executive Officers in Compensation Decisions. The Compensation Committee makes all final recommendations to our Board of Directors for the compensation paid to our Chairman and to our other executive officers. The Chairman annually reviews the performance of all our other executive officers and presents his conclusions and recommendations to the Compensation Committee for its consideration and approval. The Compensation Committee has authority to exercise its discretion in modifying any such recommendation.

Changes in Executive Compensation. The discussion above relates to our recent practices, and most particularly those used in the most recent fiscal year. The Compensation Committee continually evaluates our executive compensation programs. The Compensation Committee, from time to time, with the assistance of a consultant if necessary, undertakes a comprehensive review of the company’s compensation programs and policies. In that regard, the Compensation Committee continually reviews the general elements of each executive officer’s compensation and makes adjustments as needed to ensure that it is consistent with our compensation philosophy and fairly reflects individual performance and the overall performance of the company.

Tax Considerations. It has been the Compensation Committee’s intent that all compensation payments be tax deductible to the company, unless such deductibility would undermine our ability to meet our objectives. In that regard, the Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Service Code and this year also considered stricter limitations arising out of our participation in the U.S. Treasury’s Capital Purchase Program (the “CPP”), which is designed to attract broad participation by healthy institutions to stabilize the financial system and increase lending for the benefit of the U.S. economy, and which is described in more detail below.

Section 162(m) does not permit publicly held companies like us to deduct compensation paid to certain executive officers (the Chief Executive Officer and the next four of the most highly compensated officers, each called a covered employee) to the extent that the amount of the compensation payable to the covered employee for the taxable year exceeds $1 million. Compensation payable under a performance-based compensation plan that is approved by stockholders at least once every five years is not be subject to this deduction limitation, so long as the plan complies with the other requirements of Section 162(m). The CPP amends Section 162(m) to prohibit institutions from deducting compensation paid to each of its “Covered Executives” (as defined above) that is in excess of $500,000 (as opposed to $1 million previously). Further, both performance-based compensation and commissions are now included in the calculation of this $500,000 threshold.

For 2008, we believe that all of the compensation paid to our executive officers, except for our Chairman, qualified for a deduction in computing our taxable income. With respect to our Chairman, we believe that the portion of his compensation in excess of $500,000 did not qualify for a deduction and the company’s 2008 provision for income tax expense has been computed accordingly. The deductibility limit under the CPP will increase the overall after tax cost of our compensation programs. Since the warrant sold to the U.S Treasury has a ten-year term, we could potentially be subject to the executive compensation restrictions for a ten-year time period.

As was indicated above, we became a participant in the CPP in December of 2008. The CPP was a component of the Emergency Economic Stabilization Act of 2008 (“EESA”). Under EESA and Treasury Department rules, we are required to comply with certain limits and restrictions concerning executive compensation throughout the time the Treasury Department holds an interest in our shares.

One of the requirements concerning executive compensation is that our Compensation Committee must review our senior executive officer compensation with our senior risk officers to determine whether arrangements encourage “unnecessary or excessive risks” to our company. This review was required to be completed no later than 90 days after the Treasury’s purchase of our shares, and must be performed annually thereafter. The Committee performed this review at a meeting held in February 2009. Because base salaries constitute the most significant percentage of our executives’ total compensation, the Committee concluded that this tends to discourage unnecessary risk taking by executive officers.

In addition, annual cash bonuses are determined after the end of the year at the discretion of the Committee and the Committee can reduce or eliminate such awards if it determines that any executive has caused the Company to incur excess risks. The equity incentives awarded to our executives do not in the view of the Committee encourage unnecessary risk because they are designed to focus the executives’ attention on the long-term interests of the Company. The Committee concluded that the overall compensation paid to its senior executives does not encourage unnecessary or excessive risk taking by those executives.

There are other requirements arising out our participation in the CPP, including the following: we may recover (or “claw back”) any payments that were based on materially inaccurate financial statements or other materially inaccurate performance metrics used to award bonuses or incentive compensation; and we are prohibited from making so-called golden parachute payments to our named executive officers. Some of these limitations are described in greater detail below.

Summary. In summary, we believe that the compensation paid to all of our executive officers has been consistent with our overall objectives and has enabled us to retain and motivate our management team.

Participation in Treasury’s Capital Purchase Program

IBC decided in December 2008 to participate in the Capital Purchase Program (“CPP”) under the Treasury’s Troubled Assets Relief Program (“TARP”). CPP participants must accept several named executive officer (“NEO”) compensation-related limitations that are associated with this program for as long as we are a participant in the CPP (the “covered period”).

In December 2008, each of our NEOs agreed in writing to accept the CPP compensation standards in existence at that time and thereby cap or eliminate some of their contractual or legal rights. The provisions agreed to were as follows:

No Golden Parachute Payments. “Golden parachute payments” are severance payments resulting from involuntary termination of employment, or from bankruptcy of the employer.

Recovery of Bonus, Retention Awards and Incentive Compensation if Based on Certain Material Inaccuracies. Our NEOs have also agreed to a “clawback provision,” which means that we can recover any bonus, retention award or incentive compensation paid during the covered period that is later found to have been based on materially inaccurate financial statements or other materially inaccurate measurements of performance.

No Compensation Arrangements That Encourage Excessive Risks. During the covered period, we are not allowed to enter into compensation arrangements that encourage NEOs to take “unnecessary and excessive risks that threaten the value” of our company. To make sure this does not happen, the Compensation Committee is required to meet at least once a year to review our executive compensation arrangements in the light of our risk management policies and practices. Our NEOs’ written agreements include an obligation to execute whatever documents we may require in order to make any changes in compensation arrangements resulting from the Committee’s review.

Limit on Federal Income Tax Deductions. During the covered period, we are not allowed to take federal income tax deductions for compensation paid to senior executive officers in excess of $500,000 per year, with certain exceptions that do not apply to our NEOs. This represents a 50% reduction in the income tax deductibility limit that would otherwise apply and the elimination of the exemption for performance-based compensation. On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (the “Stimulus Act”) into law. The Stimulus Act modified the compensation-related limitations contained in the CPP, created additional compensation-related limitations and directed the Secretary of the Treasury to establish standards for executive compensation applicable to participants in the TARP, regardless of when participation commenced. Thus, the newly enacted compensation-related limitations apply to us and we will apply these limitations to the extent we are entitled to do so unilaterally. The provisions may be retroactive. In their December 2008 agreements, our NEOs did not waive their contract or legal rights with respect to these new and retroactive provisions; and additional officers now covered for the first time by the Stimulus Act provisions were not asked and did not agree to waive their contract or legal rights. The compensation-related limitations applicable to us added or modified by the Stimulus Act which are subject to standards to be established by the Secretary of the Treasury are as follows:

No Severance Payments. Under the Stimulus Act, “golden parachutes” were redefined as any severance payment resulting from involuntary termination of employment, or from bankruptcy of the employer, except for payments for services performed or benefits accrued. Consequently, under the Stimulus Act, we are prohibited from making any severance payment during the covered period to our “senior executive officers” (defined in the Stimulus Act as the five highest paid NEOs).

Recovery of Bonus, Retention Awards and Incentive Compensations if Based on Certain Material Inaccuracies. The Stimulus Act also contains the “clawback provision” discussed above but extends its application to any bonus, retention award or awards and incentive compensation paid to any of our senior executive officers or our next 20 most highly compensated employees during the covered period that is later found to have been based on materially inaccurate financial statements or other materially inaccurate measurements of performance.

No Compensation Arrangements That Encourage Earnings Manipulation. Under the Stimulus Act, during the covered period, we are not allowed to enter into compensation arrangements that encourage manipulation of our earnings to enhance the compensation of any of our employees.

Limit on Incentive Compensation. The Stimulus Act contains a provision that prohibits the payment or accrual during the covered period of any bonus, retention award or incentive compensation to any of our senior executive officers or our next 10 most highly compensated employees other than awards of long-term restricted stock that (i) do not fully vest during the covered period, (ii) have a value not greater than one-third of the total annual compensation of the award recipient and (iii) are subject to such other restrictions as may be determined by the Secretary of the Treasury.

Compensation Committee Functions. The Stimulus Act requires that our Compensation Committee be comprised solely of independent directors and that it meet at least semiannually to discuss and evaluate our employee compensation plans in light of an assessment of any risk posed to us from such compensation plans. We are in compliance with such requirement.

Compliance Certifications. The Stimulus Act also requires written certification by our Chief Executive Officer and Chief Financial Officer of our compliance with the provisions of the Stimulus Act. The actual form of these certifications has not been finalized. We believe that we have complied with this requirement.

Treasury Review of Bonuses Previously Paid. The Stimulus Act directs the Secretary of the Treasury to review all compensation paid to our senior executive officers and our next 20 most highly compensated employees to determine whether any such payments were inconsistent with the purposes of the Stimulus Act or were otherwise contrary to the public interest. If the Secretary of the Treasury makes such a finding, the Secretary of the Treasury is directed to negotiate with the CPP recipient and the subject employee for appropriate reimbursements to the federal government with respect to compensation and bonuses found to be excessive.

Say on Pay. Under the Stimulus Act, the SEC is required to promulgate rules requiring an advisory, non-binding say on pay vote by the shareholders on executive compensation at annual meetings of stockholders during the covered period. In connection with this requirement, we are submitting “Proposal Two” below to our stockholders.

Executive Compensation Summary Table

The following table sets forth information concerning all compensation awarded to, earned by or paid to our principal executive and financial officers and our three other most highly compensated executive officers, collectively referred to as “named executive officers” in this proxy statement, for all services rendered in all capacities to us and our subsidiaries during each of the past three fiscal years.

Name Principal Position	Year	Salary (1)	Bonus	Stock Awards	Option Awards (2)	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation (3)	Total
Lowell S. Dansker, Chairman and Chief Executive Officer	2008	$893,201	—	—	$62,062	—	—	$96,650	$1,051,913
	2007	$842,641	—	—	$31,744	—	—	$103,125	$977,510
	2006	$369,598	$245,000	—	—	—	—	$105,850	$720,448
John J. Arvonio, Chief Financial Officer and Accounting Officer	2008	$219,635	$10,000	—	$18,968	—	—	$6,889	$255,492
	2007	$214,462	$10,000	—	$9,677	—	—	$6,221	$240,360
	2006	$193,654	$10,000	—	—	—	—	$6,110	$209,764
Keith A. Olsen, President- Intervest National Bank	2008	$346,596	$15,000	—	$40,040	—	—	$6,900	$408,536
	2007	$315,833	$15,000	—	$20,480	—	—	$6,750	$358,063
	2006	$258,654	$15,000	—	—	—	—	$6,600	$280,254
Stephen A. Helman, Vice President and Secretary	2008	$237,000	$10,000	—	$35,936	—	—	$6,900	$289,836
	2007	$230,000	$10,000	—	$18,381	—	—	$3,463	$261,844
	2006	$200,038	$10,000	—	—	—	—	—	$210,038
John H. Hoffmann, Chief Financial Officer - Intervest Mortgage Corp.	2008	$134,000	$7,500	—	$15,015	—	—	$4,245	$160,760
	2007	$130,000	$7,500	—	$7,680	—	—	$4,125	$149,305
	2006	$115,000	$7,500	—	—	—	—	$3,975	$126,475

(1)	This column includes the following items that have been earned from or paid in cash by us and our subsidiaries: base salary, vacation pay, commissions from sales of debentures and expense allowance.
(2)	Options were awarded to all employees and directors on December 11, 2008 and December 13, 2007 pursuant to our stockholder approved 2006 Long-Term incentive Plan. The above named executive officers received options to acquire shares of our Class A common stock at an exercise price of $7.50 per share in 2008 and $17.10 per share in 2007. The number of options awarded for each grant were identical in each year, except for those awarded to Mr. Arvonio, and are as follows: Mr. Dansker: 18,600 options (which includes 6,600 options awarded for his service as a director); Mr. Arvonio: 5,700 options in 2008 and 5,670 options in 2007; Mr. Olsen: 12,000 options; Mr. Helman: 10,770 options (which includes 6,300 options awarded for his service as a director); and Mr. Hoffmann: 4,500 options.

At December 31, 2008, the 2008 options are 100% vested and exercisable, and the 2007 options are 66.67% vested and exercisable and the remainder (33.33%) become vested and exercisable on December 13, 2009. All the options awarded expire upon the earlier of 10 years following the date of grant or one year following the date the executive ceases to be our employee by reason of disability or death or ninety days if such termination is for a reason other than by death or disability. For purposes of the Compensation Table above, the total value of the option awards presented is calculated by multiplying the number of vested options as of December 31, 2008 by the estimated fair value of each option (which was estimated to be $1.63 for the 2008 grant and $5.12 for the 2007 grant). The value of each option was calculated pursuant to the Black-Scholes option valuation formula. The assumptions utilized in the calculation are set forth in note 14 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Includes director and committee fees that have been paid in cash by us and our subsidiaries to Mr. Dansker as follows: $89,750 in 2008, $96,375 in 2007 and $99,250 in 2006. No other named executive officer is eligible for director and committee fees. The remaining amounts in this column represent matching contributions made by us to our 401(k) plan.

Stock Option Exercises, Grants and Outstanding Equity Awards

Exercises. No warrants or options were exercised in 2008 by any of the officers named in the Executive Compensation Summary Table.

Grants. The table below summarizes the grant in 2008 of all plan-based awards to the officers named in the Executive Compensation Summary Table.

Name	Grant Date	Estimated Future Payouts Under All Incentive Plan Awards			All Other Option Awards: Number of Shares or Units	Exercise or Base Price of Option Awards Per Share	Grant Date Fair Value of Stock and Option Awards (1)
		Threshold ($)	Target ($)	Maximum ($)
Lowell S. Dansker	Dec 11, 2008	—	—	—	18,600	$7.50	$30,318
John J. Arvonio	Dec 11, 2008	—	—	—	5,700	$7.50	$9,291
Keith A. Olsen	Dec 11, 2008	—	—	—	12,000	$7.50	$19,560
Stephen A. Helman	Dec 11, 2008	—	—	—	10,770	$7.50	$17,555
John H. Hoffmann	Dec 11, 2008	—	—	—	4,500	$7.50	$7,335

(1)	The grant date fair value of each of these options was $1.63 per share and was computed using a Black-Scholes valuation methodology pursuant to SFAS 123R. The assumptions utilized in the calculation are set forth in note 14 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2008. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures. These options are 100% vested and excercisable.

Outstanding Equity Awards at Year-End. The following table provides a summary of equity awards outstanding at December 31, 2008 for officers named in the Executive Compensation Summary Table.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
		Exercisable	Unexcercisable
Lowell S. Dansker	Dec 13, 2007	12,400	6,200	—	$17.10	Dec 13, 2017
	Dec, 11, 2008	18,600	—	—	$7.50	Dec 11, 2018
John J. Arvonio	Dec 13, 2007	3,780	1,890	—	$17.10	Dec 13, 2017
	Dec, 11, 2008	5,700	—	—	$7.50	Dec 11, 2018
Keith A. Olsen	Dec 13, 2007	8,000	4,000	—	$17.10	Dec 13, 2017
	Dec, 11, 2008	12,000	—	—	$7.50	Dec 11, 2018
Stephen A. Helman	Dec 13, 2007	7,180	3,590	—	$17.10	Dec 13, 2017
	Dec, 11, 2008	10,770	—	—	$7.50	Dec 11, 2018
John H. Hoffmann	Dec 13, 2007	3,000	1,500	—	$17.10	Dec 13, 2017
	Dec 11, 2008	4,500	—	—	$7.50	Dec 11, 2018

Employment Agreements

We have an employment and supplemental benefits agreement with Mr. Lowell S. Dansker, our Chairman, that expires on June 30, 2014 unless terminated earlier upon thirty days’ prior notice by Mr. Dansker. Pursuant to the agreement, his annual base salary as of July 1, 2009, is $893,262 and is subject to annual increases effective July 1st of each year of the term of the agreement. In addition to his base salary, Mr. Dansker is entitled to receive such bonuses or incentive compensation as may, from time to time, be awarded by our Board of Directors. He is also entitled to participate in our employee benefit programs to the extent he is eligible to participate and to five weeks paid vacation. Mr. Dansker also earns fees for attending our board and committee meetings.

Mr. Dansker’s employment agreement also entitles him to an expense account, currently amounting to $922 per month, which increases annually each July 1st in the same proportion as the increase in his base salary for such year.

We have agreed that such amount is a reasonable estimation of the normal, recurring expenses (other than travel expenses) likely to be incurred by Mr. Dansker in performing his duties for us and he is not required to account for those expenses.

Mr. Dansker is also entitled to reimbursement of travel expenses incurred by him in the performance of duties for us or our subsidiaries or affiliated entities, including travel in connection with attendance at conventions, trade associations and similar meetings. Mr. Dansker is also entitled to an unlimited use of a car at our expense.

Mr. Dansker’s employment agreement also requires that we provide him with an office at our offices in New York City, which he can use in connection with his duties as our Chairman and for any other purposes as he may determine at no cost to him. Upon the expiration of the agreement, we are obligated to continue to provide Mr. Dansker with an office for a period of two years at our cost. If we cease to maintain our offices in Midtown Manhattan, City of New York, then Mr. Dansker will be entitled to an amount from us, as reasonably determined by him, reflecting the cost of an office and secretarial services in New York City. Mr. Dansker will also be entitled to an unlimited use of a car for a period of two years at our expense.

Mr. Dansker’s employment agreement also contains certain other provisions, including disability and death benefits and indemnification. In the event of Mr. Dansker’s disability, as defined in the agreement, or death, we will pay to Mr. Dansker’s wife or his estate, as applicable, a specified amount over a period equal to the greater of (i) three years, and (ii) the number of months remaining in the stated term of the agreement. The specified amount is equal to a percentage, 50% in the case of disability and 25% in the case of death, of Mr. Dansker’s monthly base salary had the agreement continued in force and effect. This amount (or the balance of any remaining amount if monthly payments have previously commenced due to disability) will, in the case of death, be paid to Mr. Dansker’s estate in a lump sum and will, for these purposes, be calculated on the basis of annual base salary increases at the rate of six percent.

Subject to certain exceptions, we have agreed to indemnify Mr. Dansker to the fullest extent permitted by law, against all losses, claims, damages or liabilities, including legal fees, disbursements, and any other expenses incurred in investigating or defending against any such loss, claim, damage or liability.

Our subsidiary, Intervest National Bank, has employment agreements with Mr. Keith A. Olsen, President, Mr. John J. Arvonio, Senior Vice President and Chief Financial Officer, Stephen A. Helman, Vice President, and John H. Hoffmann, Vice President, that expire on December 31, 2009. The employment agreements are renewable from year to year upon mutual written consent between the executive and our subsidiary and have annual base salaries, effective January 1, 2009, as follows: Mr. Olsen, $350,000; Mr. Arvonio, $220,000; Mr. Helman, $245,000; and Mr. Hoffmann, $139,000. Mr. Arvonio also serves as our Chief Financial and Accounting Officer and Mr. Hoffmann also serves as Chief Financial Officer of Intervest Mortgage Corporation. These employment agreements provide for reimbursement of expenses incurred in the performance of the executive’s duties, medical and life insurance benefits, bonuses and any other incentive compensation or benefits as may from time to time be awarded by the Board of Directors.

The agreements also provide for an additional payment of up to six months base salary in the event of a termination without cause. The agreements give the executive the right, during the one year period following any change in our control as defined in the agreement, to terminate his employment, in which case the executive is entitled to receive compensation through December 31, 2009, together with an additional payment of up to six months base salary.

Based upon a hypothetical change in control as of January 1, 2009, we would have been obligated to make payments to Messrs. Olsen, Arvonio, Helman and Hoffmann if they were to terminate their employment. Those payments would be in the aggregate amount of $477,000, reflecting six months of their respective base salaries.

The potential severance payments, change in control payments and incentive compensation provisions described above may be prohibited or subject to limitation in connection with the recently enacted amendments to the executive compensation rules applicable to CPP participants, which are described under the heading “Participation in Treasury’s Capital Purchase Program.” .

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have written procedures for reviewing transactions between us or one of our subsidiaries and our directors, executive officers, their immediate family members and entities with which they have a position or relationship. These procedures require Audit Committee approval of such transactions and are intended to determine whether any such transaction impairs the independence to a director or presents a conflict of interest. The guidelines require that such transactions be on terms comparable to those that could be obtained in an arms’ length dealing with an unrelated party.

Our subsidiary, Intervest National Bank, has in the past and may in the future enter into various loan and other banking transactions in the ordinary course of business with our directors and executive officers (or associates of such persons). All such transactions: (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons, and (iii) do not involve more than the normal risk of collectability or present other unfavorable features. There were no loans outstanding or made to any of our directors or executive officers during the year ended December 31, 2008.

Our directors and entities affiliated with certain of our directors have in the past and may in the future participate in mortgage loans originated by our subsidiaries or us. Such participations are on substantially the same terms as would apply for comparable transactions with other persons and the interest of the participants in the collateral securing those loans is pari passu with such subsidiaries. At December 31, 2008, there were no such transactions outstanding.

We have deposit accounts aggregating $8 million at December 31, 2008 from our directors, executive officers and members of their immediate families and related business interests, which are on the same terms as those made available to non-affiliates.

Mr. Wayne F. Holly, our director, is the Chairman and President of Sage Rutty & Company, Inc. (“Sage Rutty”), a broker/dealer, which firm has acted as underwriter or placement agent from time to time in connection with our securities offerings and those of our subsidiary, Intervest Mortgage Corporation. Intervest Mortgage Corporation did not issue any debentures in 2008 and therefore no payments were made by it to Sage Rutty. Our other subsidiary, Intervest National Bank, also uses Sage Rutty to purchase investment securities. Intervest National Bank paid commissions of $52,000 in 2008 to Sage Rutty in connection with the purchase of investment securities, which was less than 5% of that firm’s gross revenues for that firm’s last full fiscal year.

Mr. Thomas E. Willett, our director, is a member of Harris Beach PLLC, a law firm that provides legal services to us and our subsidiaries. The total fees paid to Harris Beach in 2008 were $57,000, which was less than 5% of that firm’s gross revenues for that firm’s last full fiscal year.

Mr. Wesley Wood, our director, is a member of Marketing Capital Corporation, a marketing firm that provides marketing services to us. The total fees paid to Marketing Capital Corporation in 2008 was $18,000, which was less than 5% of that firm’s gross revenues for that firm’s last full fiscal year.

From time to time, certain relatives of our executive officers and directors may perform clerical or similar services for us or our subsidiaries on a part-time basis. The aggregate compensation paid to such individuals has never been material.

Except for the transactions described above and outside of normal customer relationships, none of our directors, officers or principal stockholders and no corporations or firms for which such persons or entities are associated, currently maintain or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with us or our subsidiaries other than such as arises by virtue of such position with us or ownership interest in us.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the amount and nature of beneficial ownership of our Class A and Class B common stock as of March 31, 2009 by (i) the shareholders we know to beneficially own more than 5% of our outstanding Class A or Class B common stock, (ii) each of our directors, (iii) each of our executive officers named in the Executive Summary Compensation Table included in this proxy statement and (iv) all of our directors and executive officers as a group.

	Class A Common Stock			Class B Common Stock
Name and Address of Beneficial Holder (1)	Shares (1)		% Class (1)	Shares (1)	% Class (1)
More Than 5% Shareholders
Jean Dansker	701,965	(2)	9.13%	355,000	61.21%
Helene D. Bergman	403,602	(2)(3)	5.25%	75,000	12.93%
FMR Company	698,911	(4)	9.09%	—	—
Directors and Named Executive Officers
John J. Arvonio	15,480		0.20%	—	—
Chief Financial and Accounting Officer
Michael A. Callen	36,000		0.47%	—	—
Director
Lowell S. Dansker	961,500	(2)(5)	12.45%	150,000	25.86%
Chairman and Chief Executive Officer
Paul R. DeRosa	42,500		0.55%	—	—
Director
Stephen A. Helman	94,037		1.22%	—	—
Director, Vice President
John H. Hoffmann	10,800		0.14%	—	—
CFO, Intervest Mortgage Corporation
Wayne F. Holly	65,500	(6)	0.85%	—	—
Director
Keith A. Olsen	22,250		0.29%	—	—
President, Intervest National Bank
Lawton Swan, III	11,000		0.14%	—	—
Director
Thomas E. Willett	20,000		0.26%	—	—
Director
David J. Willmott	109,547		1.42%	—	—
Director
Wesley T. Wood	88,500	(7)	1.15%	—	—
Director
All directors and named executive officers as a group (12 persons)	1,477,114		18.81%	150,000	25.86%

(1)

The address of all, except for FMR Company, is: c/o Intervest Bancshares Corporation, One Rockefeller Plaza (Suite 400) New York, New York 10020. The address of FMR Company (Fidelity Management and Research Company) is 82 Devonshire Street, Boston, MA 02109.

Percentages have been computed based upon 7,690,812 shares of Class A common stock and 580,000 shares of Class B common stock outstanding as of March 31, 2009, plus, for each person and the group, shares that person or the group has the right to acquire within 60 days of such date pursuant to the exercise of vested Class A common stock options.

Class A common shares that may be acquired pursuant to vested Class A common stock options as of March 31, 2009 are as follows: Mr. Arvonio: 9,480; Mr. Callen: 11,000; Mr. Dansker: 31,000; Mr. DeRosa: 11,500; Mr. Helman: 17,950; Mr. Hoffmann: 7,500; Mr. Holly: 10,000; Mr. Olsen: 20,000; Mr. Swan: 10,500; Mr. Willett: 10,000; Mr. Willmott: 10,500; Mr. Wood: 11,000; and by all directors and named executive officers as a group:160,430.

(2)	Does not include shares of Class A common stock issuable upon conversion of the shares of Class B common stock.

Each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder at any time.

(3)	Includes 148,032 shares held by adult children.
(4)

Based on information from a Form 13G filed with the Securities and Exchange Commission on February 17, 2009. FMR may be deemed to beneficially own shares owned or held by and/or for the account and/or benefit of other persons, including persons for whom FMR serves as an investment adviser and/or manager. Information is as of December 31, 2008.

(5)	Includes 207,336 shares held by a family limited liability company, 29,164 shares held by adult children and 5,200 shares held by his spouse.
(6)	Includes 500 shares held by minor children and 30,000 shares of Class A common stock held by Sage Rutty & Company, Inc.

Mr. Holly is Chairman and President of Sage Rutty & Company, Inc.

(7)	Includes 57,500 shares held by his spouse.

DESCRIPTION OF DEBENTURES

We will issue the debentures under an Indenture to be dated as of January 1, 2010 (the “Indenture”), between IBC and The Bank of New York, 101 Barclay Street, New York, New York 10001-1803 (the “Trustee”). In the summary which follows, parenthetical references to Articles and Sections are references to the corresponding Articles and Sections in the Indenture, and parenthetical references to paragraphs are references to the corresponding paragraphs in the form of debenture included in the Indenture. The terms and provisions of the debentures are stated in the Indenture. Such terms and provisions also include certain provisions of the Trust Indenture Act of 1939 (as in effect on the date of the Indenture) which are incorporated by reference into the Indenture. Debenture Holders are referred to the Indenture and the Trust Indenture Act of 1939 for a more complete statement of such terms and provisions. The following summary of certain provisions of the Indenture does not purport to be complete, and where particular provisions of the Indenture are referred to, such particular provisions are incorporated herein by reference, and such summary is qualified in its entirety by such incorporated provisions. The form of the Indenture is on file as an exhibit to the registration statement, of which this prospectus is a part.

The debentures will have a maturity date of January 1, 2020. The debentures will be issued in fully registered form without coupons. The debentures will be issued only in denominations of $10,000 and multiples thereof, and with a minimum purchase of $10,000. The debentures will be issued only if the minimum amount of $10,000,000 in principal amount of debentures is sold. At the time of purchase, the purchaser makes an election to either be paid interest quarterly or to have interest accrue.

The first date on which interest will be paid is the first day of the second calendar quarter after the date of sale, or earlier at the election of IBC. Interest is computed from the date of sale at an annual interest rate of 7.00% on the basis of a 360-day year consisting of twelve 30-day months, based on elapsed time. If the purchaser has elected to have interest accrue, then, in addition to interest accruing on the principal balance of the debenture, interest will also accrue each calendar year on the balance of the accrued interest as of the last day of the preceding year at the same interest rate, with all accrued interest payable at maturity. In either event, principal is payable at maturity.

For purchasers who elect to have interest accrue and be paid at maturity, the table below sets forth information concerning the accrual of interest on the debentures, assuming a closing of January 1, 2010.

$10,000 7.00% Debenture Due January 1, 2020

Calendar Year Ending	Interest For Year	Principal Plus Cumulative Interest
01/01/10		$10,000.00
12/31/10	$700.00	$10,700.00
12/31/11	$749.00	$11,449.00
12/31/12	$801.43	$12,250.43
12/31/13	$857.53	$13,107.96
12/31/14	$917.56	$14,025.52
12/31/15	$981.79	$15,007.31
12/31/16	$1,050.51	$16,057.82
12/31/17	$1,124.05	$17,181.87
12/31/18	$1,202.73	$18,384.60
12/31/19	$1,286.92	$19,671.52

The amounts in the table above are subject to minor adjustment due to computer processing of the annual compounding on interest. This should not exceed $1.00 per $10,000 investment.

Once we have received orders for at least $10,000,000 of debentures, we may close as to those debentures. Interest on the debentures will accrue from the date of closing. We will pay principal and interest on the debentures to the persons who are registered holders of the debentures on the record date for such payment (“Debenture Holder”). Principal and interest may be paid by check. We will maintain an office or agency where the debentures may be presented for payment (the “Paying Agent”) and an office or agency where the debentures may be presented for registration of transfer or for exchange (the “Registrar”).

The debentures are transferable on our books by the registered holders thereof upon surrender of the debentures to the Registrar appointed by us and, if requested by the Registrar, shall be accompanied by a written instrument of transfer in form satisfactory to the registrar. We have appointed The Bank of New York as the “Registrar” for the debentures.

The person in whose name any debenture is registered shall be treated as the absolute owner of the debenture for all purposes, and shall not be affected by any notice to the contrary. Upon transfer, the debentures will be canceled, and one or more new registered debentures, in the same aggregate face amount and with the same terms, will be issued to the transferee in exchange therefore (Art. 2, Sec. 2.07(a)). The Indenture does not contain any covenants or provisions that may afford the Debenture Holders protection in the event of highly leveraged transactions.

Duties of the Trustee

The Indenture provides that in case an Event of Default (as defined) shall occur and continue, the Trustee will be required to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs in the exercise of its power. While the Trustee may pursue any available remedies to enforce any provision of the Indenture or the debentures, the holders of a majority in principal amount of all outstanding debentures may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Debenture holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Authentication and Delivery of Debentures

The Registrar shall authenticate debentures for original issue in the aggregate principal amount of up to $15,000,000 upon receipt of a written order of IBC, specifying the amount of debentures to be authenticated and the date of authentication, which is signed by two officers of IBC. (Art. 2, Sec. 2.02). Certificates representing the debentures will be delivered to the purchasers of the debentures promptly after Closing.

Subordination

The debentures are IBC’s general unsecured obligations limited to $15,000,000 principal amount. The debentures will be subordinated in payment of principal and interest to all Senior Indebtedness. The term “Senior Indebtedness” is defined in the Indenture to mean all Indebtedness of IBC, whether outstanding on the date of the Indenture or thereafter created, which:

•	is secured, in whole or in part, by any asset or assets owned by us or by a corporation, a majority of whose voting stock is owned by us or a subsidiary of us (“Subsidiary”), or

•

arises from unsecured borrowings by us from commercial banks, savings banks, savings and loan associations, insurance companies, companies whose securities are traded in a national securities market, or any wholly-owned subsidiary of any of the foregoing, or

•	arises from unsecured borrowings by us from any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), or

•	arises from borrowings by us which are evidenced by commercial paper, or

•

other unsecured borrowings by us which are subordinate to Indebtedness of a type described in clauses (i), (ii) or (iv) above if, immediately after the issuance thereof, the total capital, surplus and retained earnings of IBC exceed the aggregate of the outstanding principal amount of such indebtedness, or

•	is a guarantee or other liability of us or of, or with respect to any indebtedness of, a Subsidiary of the type described in clauses (ii), (iii) or (iv) above. (Art. 10, Sec. 10.01).

As of September 30, 2009, IBC had senior indebtedness in the form of guarantees for the payment of distributions on, payments on any redemptions of, and any liquidation distribution with respect to an aggregate of $55 million of Trust Preferred Securities issued by IBC’s wholly owned statutory business trusts, Intervest Statutory Trust II, III, IV and V. At September 30, 2009 had stockholder’s equity of $213,619,000. There is no limitation or restriction in the debentures or the Indenture on our creation of Senior Indebtedness or on the amount of such Senior Indebtedness to which the debentures may be subordinated. There is also no limitation on the creation or amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the debentures (“Pari Passu Indebtedness”). As of September 30, 2009, we had no subordinated debentures which are pari passu with the debentures.

Upon any distribution of our assets in connection with any dissolution, winding up, liquidation or reorganization, the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereon, before the holders of the debentures are entitled to receive any payment upon the principal of or interest on the debentures, and thereafter payments to debenture holders will be pro rata with payments to holders of Pari Passu Indebtedness.

In the absence of any such events, we are not obligated to pay principal of and interest on the debentures in accordance with their terms. We will not maintain any sinking fund for the retirement of any of the debentures.

Redemption

Intervest Bancshares Corporation may, at its option, at any time call all or any part of the debentures for payment and redeem the same at any time after January 1, 2012 for face amount plus any interest accrued to the date of redemption. Notice of redemption must be sent by first class mail, postage prepaid, to the registered holders of the debentures not less than 30 days nor more than 90 days prior to the date the redemption is to be made. In the event of a call for redemption, no further interest shall accrue after the redemption date on any debentures called for redemption. (Art. 3, Section 3.03, Paragraph 5). Since the payment of principal of, interest on, or any other amounts due on the debentures is subordinate in right of payment to the prior payment in full of all Senior Indebtedness upon the dissolution, winding up, liquidation or reorganization of Intervest Bancshares Corporation, no redemption will be permitted upon the happening of such an event.

Limitation on Dividends and Other Payments

The Indenture will provide that we will not declare or pay any dividend or make any distribution on our Capital Stock (i.e. any and all shares, interests, participations, rights or other equivalents of stock) or to our shareholders (other than dividends or distributions payable in Capital Stock), or purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to purchase or otherwise acquire for value, our Capital Stock, if at the time of such payment, or after giving effect thereto, an Event of Default, as hereinafter defined, shall have occurred and be continuing or a default shall occur as a result thereof; provided, however, that the foregoing limitation shall not prevent (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment complied with the provisions of such limitation, or (B) the acquisition or retirement of any shares of our Capital Stock by exchange for, or out of the proceeds of the sale of shares of, our Capital Stock. (Art. 4, Section 4.04).

Discharge Prior to Redemption or Maturity

If we at any time deposit with the Trustee money or U.S. Government Obligations sufficient to pay principal and interest on the debentures prior to their redemption or maturity, we will be discharged from the Indenture, provided certain other conditions specified in the Indenture are satisfied. In the event of such deposit, which is irrevocable, Debenture Holders must look only to the deposited money and securities for payment. U.S. Government Obligations are securities backed by the full faith and credit of the United States. (Art. 8, Section 8.01(2)).

Access of Information to Security Holders

Debenture Holders may obtain from the Trustee information necessary to communicate with other Debenture Holders. Upon written application to the Trustee by any three or more Debenture Holders stating that such Debenture Holders desire to communicate with other Debenture Holders with respect to their rights under the Indenture or under the debentures, and upon providing the Trustee with the form of proxy or other communication which the Debenture Holders propose to transmit, and upon receipt by the Trustee from the Debenture Holders of reasonable proof that each such Debenture Holder has owned a debenture for a period of at least six months preceding the date of such application, the Trustee shall, within five business days after the receipt of such information, either (a) provide the applicant Debenture Holders access to all information in the Trustee’s possession with respect to the names and addresses of the Debenture Holders; or (b) provide the applicant Debenture Holders with information as to the number of Debenture Holders and the approximate cost of mailing to such Debenture Holders the form of proxy or other communication, if any, specified in the applicant Debenture Holders’ application, and upon written request from such applicant Debenture Holders and receipt of the material to be mailed and of payment, the Trustee shall mail to all the Debenture Holders copies of the form of proxy or other communication so specified in the request. (Art. 2, Section 2.08).

Compliance with Conditions and Covenants

Upon any request by us to the Trustee to take any action under the Indenture, we are required to furnish to the Trustee (i) an officers’ certificate stating that all conditions and covenants in the Indenture relating to the proposed action have been complied with and (ii) an opinion of counsel stating that, in the opinion of such counsel, all such conditions and covenants have been complied with. (Art. 11, Sec. 11.03).

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the debentures may be amended or supplemented, and compliance us with any provision of the Indenture or the debentures may be waived, with the consent of the holders of a majority in principal amount of the debentures outstanding. Without notice to or consent of any holders of debentures, we may amend or supplement the Indenture or the debentures to cure any ambiguity, omission, defect or inconsistency, or to make any change that does not adversely affect the rights of any holders of debentures. However, without the consent of each holder of debentures affected, an amendment, supplement or waiver may not reduce the amount of debentures whose holders must consent to an amendment, supplement or waiver, reduce the rate or extend the time for payment of interest on any debentures (except that the payment of interest on debentures may be postponed for a period not exceeding three years from its due date with the consent of holders of not less than 75% in principal amount of debentures at the time outstanding, which consent shall be binding upon all holders), reduce the principal of or extend the fixed maturity of any debentures, make any debentures payable in money other than that stated in the Indenture, make any change in the subordination provisions of the Indenture that adversely affects the rights of any holder of debentures or waive a default in the payment of principal of or interest on, or other redemption payment on any debentures. (Art. 9, Sec. 9.02).

Defaults and Remedies

Each of the following is an “Event of Default” under the Indenture:

•	failure by us to pay any principal on the debentures when due;

•	failure by us to pay any interest installment on the debentures within thirty days after the due date;

•

failure to perform any other covenant or agreement made by us in the Indenture or the debentures, continued for sixty days after receipt of notice thereof from the Trustee or the holders of at least 25% in principal amount of the debentures; and

•	certain events of bankruptcy, insolvency or reorganization.

If an Event of Default (other than a bankruptcy event) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the debentures, by notice to Intervest Bancshares Corporation, may declare the principal of and accrued interest on all of the debentures to be due and payable immediately. If an Event of Default due to a bankruptcy event occurs, all unpaid principal and accrued interest on the debentures shall automatically become due and payable without any declaration or other act on the part of the Trustee or any holder. (Art. 6, Sec. 6.02). Holders of debentures may not enforce the Indenture or the debentures except as provided in the Indenture. Among other things, a Holder may not pursue a remedy unless the Holders of at least 25% in principal amount make a written request to the Trustee to pursue the remedy. The Trustee may refuse to enforce the Indenture or the debentures unless it receives indemnity and security satisfactory to it. Subject to certain limitations, the holders of a majority in principal amount of the debentures may direct the Trustee in its exercise of any trust or power conferred on the Trustee, and may rescind an acceleration of the debentures. The Trustee may withhold from holders of debentures notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest. (Art. 6, Secs. 6.05 and 6.06).

The Indenture requires us to furnish to the Trustee an annual statement, signed by specified officers, stating whether or not such officers have knowledge of any Default under the Indenture, and, if so, specifying each such Default and the nature thereof. (Art. 4, Sec. 4.03).

Federal Income Tax Consequences

Interest payments received by or accrued for the account of Holders of debentures will be includible in the income of such Debenture Holders for federal income tax purposes for the taxable year in which the interest is received or accrued. Holders who hold the debentures for investment purposes should treat all reportable interest as portfolio income under applicable Internal Revenue Code provisions. Our deposit of funds with the Trustee to effect the discharge of our obligations under the debentures and the Indenture prior to redemption or maturity of the debentures, will have no effect on the amount of income realized or recognized (gain or loss) by the Debenture Holders or the timing of recognition of gain or loss for federal income tax purposes.

PLAN OF DISTRIBUTION

We have entered into an Underwriting Agreement with Sage, Rutty & Co., Inc., a New York corporation (the “underwriter”). Mr. Wayne F. Holly, who is our director, is the Chairman and President of the underwriter. Pursuant to the Underwriting Agreement, the underwriter will offer IBC’s debentures for sale on a minimum ($10,000,000) and maximum ($15,000,000) “best efforts” basis. The underwriter will not have any obligation to purchase any debentures from us in the event it is unable to affect the sale of part or all of the debentures. Moreover, no debenture may be sold unless we have received orders for at least $10,000,000 of debentures. If within 90 days after the registration statement is declared effective by the Securities and Exchange Commission (the “Offering Termination Date”), at least $10,000,000 of the debentures have been sold and subscriptions are accepted by us, we may close the offering to those debentures (the “First Closing”) and the underwriter may continue to offer the balance of the debentures and subscriptions will be accepted until 120 days after the minimum has been sold. The underwriter may enter into one or more Selected Dealer Agreements with other broker/dealer firms which are members of the Financial Industry Regulatory Authority (“FINRA”), pursuant to which such other broker/dealers may offer part of the debentures for sale. We have agreed to indemnify the underwriter and such broker/dealers participating in the offering against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.

Our officers, directors and employees and/or their family members, as well as employees and/or family members associated with the Selected Dealers may purchase debentures in this offering. All such purchases shall be made for investment purposes only and not with a view towards redistribution. Any such purchases will be made on the same terms and conditions that apply to any other purchaser and such purchases will count towards the minimum amount required for the Offering.

IBC will pay to the underwriter a commission equal to 4% of the purchase price of the debentures which are sold by the underwriter or participating broker/dealers. In addition, IBC will pay the underwriter a fee equal to 1% of the aggregate gross amount of debentures sold in the offering and pay the fee of the underwriter’s counsel. Pursuant to the Selected Dealer Agreements, broker/dealers referred to above will receive the entire commission on the price of each debenture sold by such broker/dealer. No additional discounts or commissions are to be allowed or paid to such other broker/dealers. Copies of this prospectus may be furnished or made available to our customers. The debentures are not FDIC insured and are not guaranteed by INB and may lose value.

	Per Debenture	Total
Public Offering Price	$10,000	$15,000,000
Underwriting commissions	$500	$750,000
Proceeds, before expenses, to us	$9,500	$14,250,000

Until the First Closing, subscription payments for debentures will be held by             , the escrow agent, and payments may be submitted by check or wire by federal wire transfer. Checks should be made payable to “            ” and checks will be submitted by broker/dealers to             , by noon of the next business day after receipt. Funds in the escrow account may be invested only as permitted by Rule 15c2-4 of the SEC rules. Payments received by the underwriter or participating broker/dealers will be promptly transmitted to              where they will be held for subscribers in a segregated escrow account until acceptable subscriptions for at least $10,000,000 of debentures have been received. At the First Closing, the funds in the escrow account (including interest earned thereon but after deducting commissions due to the underwriter) will be delivered us. As required by Rule 10b-9 of the SEC rules, if, on the Offering Termination Date, at least $10,000,000 of debentures have not been sold and subscriptions accepted by us, subscription documents and funds will be promptly refunded to subscribers and the offering will terminate. With respect to interest earned on the escrow account, such interest will, in the event of such termination, be distributed to subscribers in proportion to the amount paid by each subscriber without regard to the date when such subscription funds were paid by the subscriber. It shall be a condition to the refund of subscription funds that the subscriber furnish an executed IRS Form W-9 so that any interest earned and distributed to such subscriber may be properly reported. Once the Escrow Agent has received minimum of $10,000,000 in subscriptions for debentures which have been accepted by us, we may close the offering as to those subscribers, and the underwriter may continue to offer the balance of the debentures and subscriptions will be accepted until 120 days after such minimum has been sold. After the First Closing, subscription payments for the debentures in the form of checks should be made payable to Intervest Bancshares Corporation.

LEGAL MATTERS

Harris Beach PLLC, Rochester, New York, will pass upon the legality of the securities offered by this prospectus for us. Thomas E. Willett, a member of Harris Beach PLLC, serves as one of our directors. Certain legal matters will be passed upon for the underwriters by Harter Secrest & Emery LLP, Rochester, New York.

EXPERTS

The consolidated financial statements of Intervest Bancshares Corporation and Subsidiaries as of September 30, 2009 (unaudited) and December 31, 2008 and 2007 (audited), and for the quarter and nine-month periods ended September 30, 2009 and 2008 (unaudited), and each of the years in the three-year period ended December 31, 2008 (audited), have been included herein in reliance upon the reports of Hacker, Johnson & Smith, P.A., P.C. independent registered public accounting firm, as set forth in their reports appearing elsewhere herein. The consolidated financial statements of Intervest Bancshares Corporation and Subsidiaries are included herein in reliance upon such reports, given on the authority of that firm as experts in accounting and auditing.

INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES

Review Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Intervest Bancshares Corporation

New York, New York:

We have reviewed the accompanying condensed consolidated balance sheet of Intervest Bancshares Corporation and Subsidiaries (the “Company”) as of September 30, 2009 and the related condensed consolidated statements of earnings for the three- and nine-month periods ended September 30, 2009 and 2008, and the related condensed consolidated statements of changes in stockholders’ equity and cash flows for the nine-month periods ended September 30, 2009 and 2008. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board, the consolidated balance sheet of the Company as of December 31, 2008, and the related consolidated statements of earnings, changes in stockholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated February 24, 2009, we, based on our audit expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2008 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ HACKER, JOHNSON & SMITH, P.A., P.C.
HACKER, JOHNSON & SMITH, P.A., P.C.
Tampa, Florida
October 29, 2009

Intervest Bancshares Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

($ in thousands, except par value)	At September 30, 2009	At December 31, 2008
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$10,546	$13,170
Federal funds sold, commercial paper and other short-term investments	20,114	41,733

Total cash and cash equivalents	30,660	54,903

Securities held to maturity, net (estimated fair value of $596,855 and $475,100, respectively)	598,313	475,581
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	9,929	8,901
Loans receivable (net of allowance for loan losses of $31,815 and $28,524, respectively)	1,664,249	1,677,187
Accrued interest receivable	10,965	11,965
Loan fees receivable	7,928	8,590
Premises and equipment, net	5,037	5,415
Foreclosed real estate (net of valuation allowance of $1,206 and $518, respectively)	32,915	9,081
Deferred income tax asset	16,165	13,503
Deferred debenture offering costs, net	899	2,750
Other assets	5,110	3,957

Total assets	$2,382,170	$2,271,833

LIABILITIES
Deposits:
Noninterest-bearing demand deposit accounts	$4,015	$3,275
Interest-bearing deposit accounts:
Checking (NOW) accounts	7,672	4,512
Savings accounts	10,863	8,262
Money market accounts	468,808	328,660
Certificate of deposit accounts	1,521,637	1,519,426

Total deposit accounts	2,012,995	1,864,135

Borrowed Funds:
Federal Home Loan Bank advances	50,500	50,500
Subordinated debentures	—	40,000
Subordinated debentures - capital securities	56,702	56,702
Accrued interest payable on all borrowed funds	174	2,180
Mortgage note payable	171	184

Total borrowed funds	107,547	149,566

Accrued interest payable on deposits	4,510	6,868
Mortgage escrow funds payable	34,895	24,028
Other liabilities	8,604	15,262

Total liabilities	2,168,551	2,059,859

STOCKHOLDERS’ EQUITY
Preferred stock ($1.00 par value; 300,000 shares authorized; 25,000 issued and outstanding)	25	25
Additional paid-in-capital, preferred	24,975	24,975
Preferred stock discount	(1,630)	(1,920)
Class A common stock ($1.00 par value; 12,000,000 shares authorized; 8,095,151 shares issued; and 7,690,812 outstanding)	8,095	8,095
Class B common stock ($1.00 par value; 700,000 shares authorized; and 580,000 shares issued and outstanding, respectively)	580	580
Additional paid-in-capital, common	81,311	81,157
Retained earnings	110,263	109,062
Treasury common stock (404,339 shares, at cost)	(10,000)	(10,000)

Total stockholders’ equity	213,619	211,974

Total liabilities and stockholders’ equity	$2,382,170	$2,271,833

See accompanying notes to condensed consolidated financial statements.

Intervest Bancshares Corporation and Subsidiaries

Condensed Consolidated Statements of Earnings

(Unaudited)

	Quarter Ended September 30,		Nine-Months Ended September 30,
($ in thousands, except per share data)	2009	2008	2009	2008
INTEREST AND DIVIDEND INCOME
Loans receivable	$26,581	$28,840	$79,277	$82,704
Securities	4,356	4,642	13,129	13,974
Other interest-earning assets	2	26	16	394

Total interest and dividend income	30,939	33,508	92,422	97,072

INTEREST EXPENSE
Deposits	18,711	19,896	57,468	60,659
Subordinated debentures	58	1,279	796	4,226
Subordinated debentures - capital securities	660	881	2,188	2,653
Other borrowed funds	495	368	1,468	531

Total interest expense	19,924	22,424	61,920	68,069

Net interest and dividend income	11,015	11,084	30,502	29,003
Provision for loan losses	2,396	3,446	6,939	8,462

Net interest and dividend income after provision for loan losses	8,619	7,638	23,563	20,541

NONINTEREST INCOME
Income from the early repayment of mortgage loans	614	1,501	734	2,192
Income from mortgage lending activities	269	582	828	1,316
Customer service fees	84	309	304	535
(Loss) gain from early call of investment securities	(163)	(74)	(269)	357
Impairment writedown on investment securities	(709)	—	(1,372)	—

Total noninterest income	95	2,318	225	4,400

NONINTEREST EXPENSES
Salaries and employee benefits	1,612	1,455	4,717	4,331
Occupancy and equipment, net	461	446	1,448	1,315
FDIC and general insurance	1,249	434	4,331	1,297
Professional fees and services	505	322	1,303	1,161
Data processing	279	257	830	758
Director and committee fees	101	80	294	248
Stationery, printing and supplies	34	34	143	139
Advertising and promotion	25	71	140	185
Postage and delivery	28	24	84	82
Real estate activities expense	2,365	1,901	4,374	2,828
Loss on the early extinguishment of debentures	542	125	1,702	243
All other	135	127	463	404

Total noninterest expenses	7,336	5,276	19,829	12,991

Earnings before income taxes	1,378	4,680	3,959	11,950
Provision for income taxes	627	2,054	1,535	5,182

Net earnings	751	2,626	2,424	6,768
Preferred stock dividend requirements and discount amortization	(409)	—	(1,223)	—

Net earnings available to common stockholders	$342	$2,626	$1,201	$6,768

Basic earnings per common share	$0.04	$0.32	$0.14	$0.82
Diluted earnings per common share	$0.04	$0.32	$0.14	$0.82
Cash dividends per common share	$—	$—	$—	$0.25

See accompanying notes to condensed consolidated financial statements.

Intervest Bancshares Corporation and Subsidiaries

Condensed Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited)

	Nine-Months Ended September 30,
	2009		2008
($ thousands)	Shares	Amount	Shares	Amount
PREFERRED STOCK

Balance at beginning and end of period	25,000	$25	—	$—

ADDITIONAL PAID-IN-CAPITAL, PREFERRED

Balance at beginning and end of period		24,975		—

PREFERRED STOCK DISCOUNT
Balance at beginning of period		(1,920)		—
Amortization of preferred stock discount		290		—

Balance at end of period		(1,630)		—

CLASS A COMMON STOCK

Balance at beginning and end of period	8,095,151	8,095	8,095,151	8,095

CLASS B COMMON STOCK
Balance at beginning of period	580,000	580	385,000	385
Issuance of shares upon the exercise of warrants	—	—	195,000	195

Balance at end of period	580,000	580	580,000	580

ADDITIONAL PAID-IN-CAPITAL, COMMON
Balance at beginning of period		81,157		77,176
Issuance of shares upon the exercise of Class B warrants, inclusive of income tax benefits		—		1,608
Compensation expense related to common stock options		154		166

Balance at end of period		81,311		78,950

RETAINED EARNINGS
Balance at beginning of period		109,062		103,905
Net earnings		2,424		6,768
Cash dividends on common stock		—		(2,068)
Preferred stock dividend requirements and discount amortization		(1,223)		—

Balance at end of period		110,263		108,065

TREASURY COMMON STOCK

Balance at beginning and end of period	(404,339)	(10,000)	(404,339)	(10,000)

Total stockholders’ equity at end of period	8,295,812	$213,619	8,270,812	$186,230

Preferred stockholder’s equity	25,000	$23,370	—	$—
Common stockholders’ equity	8,270,812	190,249	8,270,812	186,230

Total stockholders’ equity at end of period	8,295,812	$213,619	8,270,812	$186,230

See accompanying notes to condensed consolidated financial statements.

Intervest Bancshares Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine-Months Ended September 30,
($ in thousands)	2009	2008
OPERATING ACTIVITIES
Net earnings	$2,424	$6,768
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	388	418
Provision for loan losses	6,939	8,462
Deferred income tax benefit	(2,662)	(1,642)
Amortization of deferred debenture offering costs	136	639
Compensation expense related to common stock options	154	166
Amortization of premiums (accretion) of discounts and deferred loan fees, net	(2,407)	(4,459)
Net gain from sale of foreclosed real estate	(10)	—
Impairment writedowns on investment securities	1,372	—
Net loss on early extinguishments of debentures	1,702	243
Writedowns of foreclosed real estate	688	—
Net decrease in accrued interest payable on debentures	(2,000)	(431)
Net decrease in official checks outstanding	(7,267)	(5,755)
Net decrease in loan fees receivable	662	909
Net change in all other assets and liabilities	234	957

Net cash provided by operating activities	353	6,275

INVESTING ACTIVITIES
Maturities and calls of securities held to maturity	438,808	286,903
Purchases of securities held to maturity	(563,744)	(353,255)
Net increase in loans receivable	(17,578)	(105,710)
Sales of foreclosed real estate	48	—
Purchases of Federal Reserve Bank and Federal Home Loan Bank stock, net	(1,028)	(4,561)
Purchases of premises and equipment, net	(10)	(60)

Net cash used by investing activities	(143,504)	(176,683)

FINANCING ACTIVITIES
Net increase in deposits	148,860	75,646
Net increase in mortgage escrow funds payable	10,867	9,472
Net increase in Federal Home Loan Bank advances	—	95,200
Principal repayments of debentures and mortgage note payable	(40,013)	(20,762)
Cash dividends paid to preferred stockholder	(806)	—
Cash dividends paid to common stockholders	—	(2,068)
Cash received from issuance of common stock upon exercise of stock warrants	—	1,467
Excess tax benefit from exercise of stock warrants recorded to paid in capital	—	336

Net cash provided by financing activities	118,908	159,291

Net decrease in cash and cash equivalents	(24,243)	(11,117)
Cash and cash equivalents at beginning of period	54,903	33,086

Cash and cash equivalents at end of period	$30,660	$21,969

SUPPLEMENTAL DISCLOSURES
Cash paid during the period for:
Interest	$66,148	$69,885
Income taxes	4,763	6,827
Noncash activities:
Loans transferred to foreclosed real estate	27,210	25,099
Loans to finance sales of foreclosed real estate	2,650	—
Preferred stock dividend requirements and amortization of discount	1,223	—

See accompanying notes to condensed consolidated financial statements.

Intervest Bancshares Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

For the Quarters and Nine-Months Ended September 30, 2009 and 2008

Note 1 - Principles of Consolidation, Basis of Presentation and Use of Estimates

The condensed consolidated financial statements of Intervest Bancshares Corporation and Subsidiaries (the “Company”) have not been audited except for information derived from the Company’s 2008 audited consolidated financial statements and notes thereto and should be read in conjunction with the Company’s 2008 audited consolidated financial statements. Certain information and note disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The accounting and reporting policies of the Company conform to GAAP and general practices within the banking industry and are consistent with those described in note 1 to the 2008 audited consolidated financial statements. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent liabilities as of the date of the consolidated financial statements, and revenues and expenses during the reporting periods. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation allowance for real estate losses and the other than temporary impairment of security investments. In the opinion of management, all material adjustments necessary for a fair presentation of financial condition and results of operations for the interim periods presented in this report have been made. These adjustments are of a normal recurring nature. All significant intercompany balances and transactions have been eliminated in consolidation. The results of operations for the interim periods are not necessarily indicative of results that may be expected for the entire year or any other interim period. Management has evaluated all significant events and transactions that occurred after September 30, 2009 through the date of filing of this prospectus for potential recognition or disclosure in these condensed consolidated financial statements.

Note 2 - Description of Business

Intervest Bancshares Corporation is a holding company under the Bank Holding Company Act and was incorporated in 1993 under the laws of the State of Delaware and is referred to by itself in this report as “IBC.” IBC’s wholly owned consolidated subsidiaries are Intervest National Bank (referred to as “INB”) and Intervest Mortgage Corporation (referred to as “IMC”). All three entities are referred to collectively in this report as the “Company” on a consolidated basis. The Company’s business is banking and real estate lending. IBC’s Class A common stock is listed on the NASDAQ Global Select Market under the Trading Symbol “IBCA.” There is no public trading market for IBC’s Class B common stock. The offices of IBC, IMC and INB’s headquarters and full-service banking office are located on the entire fourth floor of One Rockefeller Plaza in New York City, New York, 10020-2002 and the main telephone number is 212-218-2800.

IBC’s principal business is the ownership and operation of its subsidiaries. From time to time, it also engages in a limited amount of real estate mortgage lending, including participation in loans originated by INB. IBC also issues debt and equity securities to raise funds for working capital purposes as needed. IBC also has four other wholly owned subsidiaries, Intervest Statutory Trust II, III, IV and V that are unconsolidated entities as required by GAAP. These entities are statutory business trusts formed for the sole purpose of issuing and administering trust preferred securities and lending the proceeds to IBC. They do not conduct any trade or business. As discussed in note 10 to the consolidated financial statements in the Company’s 2008 annual report on Form 10-K, pursuant to the U.S. Treasury’s Capital Purchase Program, in December 2008 IBC sold to the U.S. Treasury 25,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock along with a ten year warrant to purchase at any time up to 691,882 shares of IBC’s Class A common stock for $5.42 per share, for a total cash investment of $25 million from the Treasury. The preferred stock carries a 5% annual cumulative preferred dividend rate, payable quarterly, which increases to 9% after five years. Both IBC and INB maintained capital ratios in excess of well-capitalized levels prior to and after this investment.

INB is a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, Suite 400, in New York City, and a total of six full-service banking offices in Pinellas County, Florida - four in Clearwater, one in Clearwater Beach and one in South Pasadena. INB conducts a personalized commercial and consumer banking business that attracts deposits from the general public in the areas served by its banking offices.

Intervest Bancshares Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

For the Quarters and Nine-Months Ended September 30, 2009 and 2008

Note 2 - Description of Business - Continued

INB also provides internet banking services through its web site: www.intervestnatbank.com, which also attracts deposit customers from outside its primary market areas. Information on this web site is not and should not be considered part of this report and is not incorporated herein by reference. The deposits, together with funds generated from operations, principal repayments on loans and securities and other sources, are mainly used to originate mortgage loans secured by commercial and multifamily real estate and to purchase investment securities. INB maintains capital ratios in excess of applicable regulatory requirements to be designated as a well-capitalized institution. On April 7, 2009, INB entered into a Memorandum of Understanding (“MOU”) with the Comptroller of the Currency (“OCC”), its primary regulator, and also agreed with the OCC to maintain minimum capital ratios at specified levels higher than those otherwise required by applicable regulations. See note 12 and 16 for a further discussion of INB’s regulatory capital requirements.

IMC’s business focused on the origination of first and junior mortgage loans secured by commercial and multifamily real estate, and it also provided loan origination services to INB, its affiliate, through an intercompany service agreement. IMC funded its loan originations through the issuance of subordinated debentures in public offerings. Since early 2007, competitive market conditions and lower pricing for new loans have decreased IMC’s loan originations significantly from its historical levels, and only one loan has been originated since December 31, 2007. As a result, IMC has been applying the proceeds from loan repayments to redeem its outstanding debentures, in many cases prior to contractual maturity. As of September 30, 2009, IMC has repaid all of its outstanding debentures. At September 30, 2009, IMC had total assets of $22 million, consisting primarily of $18 million in loans, and stockholder’s equity of $21 million. In light of the significant reduction in IMC’s business activities, effective January 1, 2009, the employees of IMC became employees of INB and they continue to perform loan origination services for INB consistent with past practice. Certain personnel of INB administer the remaining net assets of IMC and IMC reimburses INB monthly for the cost of such services. Intercompany fee income and expenses are eliminated in the consolidated financial statements. Management intends for INB to eventually acquire all of the remaining net assets of IMC and IMC would be subsequently dissolved. In the first nine months of 2009, INB has acquired $30.8 million of performing loans from IMC at cost. Any future transactions continue to be subject to regulatory approval and no assurance can be given that such approval will be received. Since IMC no longer has outstanding debentures as noted above, it no longer files its own separate reports on Forms 10-K, 10-Q and 8-K with the Securities and Exchange Commission. In September 2009, IMC paid a cash dividend to IBC in the amount of $9.3 million which was used by IBC to make an additional capital investment in INB for the same amount.

The Company’s lending activities are comprised almost entirely of the origination for its loan portfolio of mortgage loans secured by commercial and multifamily real estate (including rental and cooperative/condominium apartment buildings, office buildings, mixed-use properties, shopping centers, hotels, restaurants, industrial/warehouse properties, parking lots/garages, mobile home parks, self-storage facilities and vacant land). Loans in the portfolio had an average life of approximately 4 years at September 30, 2009. The Company does not own or originate construction/development loans or condominium conversion loans.

The Company tends to lend in areas that are in the process of being revitalized or redeveloped, with a concentration of loans on properties located in New York State and the State of Florida. A large number of the properties in New York are located in Manhattan, Brooklyn, Queens, Long Island, Staten Island and the Bronx. A large number of the properties in Florida are located in Clearwater, Tampa, St. Petersburg, Orlando, Fort Lauderdale, Hollywood and Miami. Many of the multifamily properties located in New York City and surrounding boroughs are also subject to rent control and rent stabilization laws, which limit the ability of the property owners to increase rents, which may in turn limit the borrower’s ability to repay those mortgage loans.

The Company’s revenues consist of interest, dividends and fees earned on its interest-earning assets, which are comprised of mortgage loans, securities and other short-term investments, and noninterest income. The Company’s expenses consist of interest paid on its interest-bearing liabilities, which are comprised of deposits, debentures and other borrowings, as well as its operating and general expenses.

Intervest Bancshares Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

For the Quarters and Nine-Months Ended September 30, 2009 and 2008

Note 2 - Description of Business - Continued

The Company’s profitability depends primarily on its net interest income, which is the difference between interest income generated from its interest-earning assets and interest expense incurred on its interest-bearing liabilities. Net interest income is dependent upon the interest-rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest-rate spread will generate net interest income. The interest-rate spread is affected by interest rates, deposit flows and loan demand. The Company’s profitability is also affected by the level of its noninterest income and expenses, provision for loan losses and income tax expense.

The Company’s noninterest income consists mostly of loan and other banking fees as well as income from loan prepayments. When a mortgage loan is repaid prior to maturity, the Company may recognize prepayment income, which consists of the recognition of unearned fees associated with such loans at the time of payoff and the receipt of additional prepayment fees and/or interest in certain cases, in accordance with the prepayment provisions of the mortgage loan. The Company’s income from loan prepayments fluctuates and cannot be predicted. Normally, loan prepayments tend to increase during periods of declining interest rates and tend to decrease during periods of increasing interest rates. However, given the nature and type of mortgage loans the Company originates, including their short average life, the Company may still experience loan prepayments notwithstanding the effects of movements in interest rates.

The Company’s noninterest expenses consist of the following: salaries and employee benefits; occupancy and equipment; data processing; advertising and promotion; professional fees and services; FDIC insurance; general insurance; real estate activities; and other operating and general expenses. The Company’s profitability is also significantly affected by general and local economic conditions, competition, changes in market interest rates, changes in real estate values, government policies and actions of regulatory authorities.

The Company continues to be negatively impacted by the weak economy, increased vacancy rates and lower real estate values, all of which have resulted in a higher level of nonperforming assets. Nonperforming assets at September 30, 2009 amounted to $164.6 million, or 6.91% of total assets, compared to $117.7 million, or 5.18%, at December 31, 2008. At September 30, 2009, nonperforming assets were comprised of $131.7 million of nonaccrual loans, or 38 loans, and $32.9 million (net of a $1.2 million valuation allowance) of real estate acquired through foreclosure, or 9 properties. At September 30, 2009, the Company also had $71.2 million of accruing restructured loans on which the Company has granted certain concessions to provide payment relief generally consisting of the deferral of principal payments and/or a partial reduction in interest payments for a period of time. At September 30, 2009 and December 31, 2008, a specific valuation allowance (included as part of the overall allowance for loan losses) in the aggregate amount of $13.5 million and $8.2 million, respectively, was maintained on nonaccrual and restructured loans, all of which are considered impaired loans.

The Company is taking various steps to resolve its nonaccrual loans, including proceeding with foreclosures on many of the collateral properties, working with certain borrowers to provide payment relief and, in limited cases, accepting partial payment as full satisfaction of a nonaccrual loan. The Company believes that concentrating its effort towards the individual collection of nonaccrual loans either through the restructure of certain loans or through the acquisition and eventual sale of the collateral properties will in most cases maximize the recovery of its investment. The ability to complete foreclosure or other proceedings to acquire and sell certain collateral properties however continues to be delayed by various factors including bankruptcy proceedings and an overloaded court system. As a result of these delays, the timing and amount of the resolution/disposition of nonaccrual loans as well as foreclosed real estate cannot be predicted with certainty. In addition, if the current downturn in commercial real estate values and local economic conditions in both New York and Florida as well as other factors noted above continue for an additional extended period, it could have an adverse impact on the Company’s future asset quality and level of nonperforming assets, charge offs and profitability. There can be no assurance that the Company will not have significant additional loan loss provisions or expenses in connection with the ultimate collection of nonaccrual loans or in carrying and disposing of foreclosed real estate.

Intervest Bancshares Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

For the Quarters and Nine-Months Ended September 30, 2009 and 2008

Note 3 - Securities

The carrying value (amortized cost) and estimated fair value of securities held to maturity are as follows:

($ in thousands)	Number of Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Wtd-Avg Yield	Wtd-Avg Remaining Maturity
At September 30, 2009
U.S. government agencies (1)	361	$591,653	$3,237	$1,087	$593,803	2.87%	4.4 Years
Corporate (2)	8	6,660	—	3,608	3,052	2.64%	23.9 Years

	369	$598,313	$3,237	$4,695	$596,855	2.86%	4.6 Years

At December 31, 2008
U.S. government agencies (1)	305	$467,550	$3,288	$365	$470,473	3.77%	3.9 Years
Corporate (2)	8	8,031	—	3,404	4,627	5.32%	24.6 Years

	313	$475,581	$3,288	$3,769	$475,100	3.80%	4.2 Years

(1)	Consist of debt obligations of U.S. government sponsored agencies - FHLB, FNMA, FHLMC or FFCB.
(2)	Consist of variable-rate pooled trust preferred securities backed by obligations of companies in the banking industry. The amortized cost reported as of September 30, 2009 is net of $1.4 million of impairment charges, of which $0.3 million, $0.4 million and $0.7 million was recorded in the first, second and third quarter of 2009, respectively.

The estimated fair values of securities with gross unrealized losses segregated between securities that have been in a continuous unrealized loss position for less than twelve months at the respective dates and those that have been in a continuous unrealized loss position for twelve months or longer are summarized as follows:

($ in thousands)		Less Than Twelve Months		Twelve Months or Longer		Total
	Number of Securities	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
At September 30, 2009
U.S. government agencies	98	$148,886	$1,063	$3,981	$24	$152,867	$1,087
Corporate	8	—	—	3,052	3,608	3,052	3,608

	106	$148,886	$1,063	$7,033	$3,632	$155,919	$4,695

At December 31, 2008
U.S. government agencies	33	$49,116	$354	$4,033	$11	$53,149	$365
Corporate	8	—	—	4,627	3,404	4,627	3,404

	41	$49,116	$354	$8,660	$3,415	$57,776	$3,769

Management believes that the cause of unrealized gains and losses on the agency securities portfolio is directly related to changes in market interest rates, which has been consistent with its experience. In general, as interest rates rise, the estimated fair value of fixed-rate securities will decrease; as interest rates fall, their value will increase. Nearly all of the securities in the agency portfolio have fixed interest rates or have predetermined scheduled rate increases and have call features that allow the issuer to call the security at par before its stated maturity without penalty. INB, which holds the portfolio, also has the ability and intent to hold all of the investments for a period of time sufficient for the estimated fair value of the securities to recover, which may be at time of maturity. Historically, INB has always recovered the cost of its investments in U.S. government agency securities upon maturity. Management views all the gross unrealized losses related to the agency portfolio to be temporary for the reasons noted above. The estimated fair values disclosed in the table above on U.S government agency securities are obtained from third-party brokers who provide quoted prices derived from active markets for identical or similar securities.

INB also owns corporate securities that are also classified as held to maturity. In addition to the impact of changing interest rates, the estimated fair value of these securities have been and continue to be very depressed due to the unusual credit conditions that the financial industry has faced since the middle of 2008 and a weak economy, all of which has severely reduced the demand for these securities and rendered their trading market inactive. In the first nine months of 2009, other than temporary impairment (“OTTI”) charges of $1.4 million were recorded on these securities which are detailed in the table that follows. Management concluded that an adverse change in the estimated future cash flows for six trust preferred securities had occurred to such a level that these securities have been other than temporarily impaired. The OTTI conclusion was based on an increase in the aggregate amount of deferred and defaulted interest payments on the underlying collateral by the issuing banks such that it is no longer probable that INB will recover its full investment in the applicable security over time as indicated by an expected cash flow analysis prepared by a third party broker utilizing GAAP guidance.

Intervest Bancshares Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

For the Quarters and Nine-Months Ended September 30, 2009 and 2008

Note 3 - Securities, Continued

The aggregate of defaults and deferrals on each of the two remaining trust preferred securities was not at a level to reach the same conclusion. There can be no assurance that there will not be further write downs in the future on trust preferred securities INB owns as conditions change. There were no securities classified as available for sale or sales of securities during the reporting periods in this report.

The following table provides various information regarding trust preferred securities as of September 30, 2009.

($ in thousands) Cusip # (4)	Credit Rating	Cost Basis	Write Downs (1)	Adj. Cost Basis	Estimated Fair Value (2)	Unrealized Loss	% of Collateral Defaulted	% of Collateral Deferred	# of Banks in Pool	OTTI (3)	Discount Margin
74041PAEO	CC	$1,000	$(582)	$418	$126	$(292)	13.60%	29.20%	39	Yes	1.90%
74040XAD6	CC	1,017	(150)	867	434	(433)	7.20%	19.10%	54	Yes	1.80%
74040XAE4	CC	994	(127)	867	433	(434)	7.20%	19.10%	54	Yes	1.80%
74040XAE4	CC	995	(128)	867	434	(433)	7.20%	19.10%	54	Yes	1.80%
74040YAF9	CC	981	(183)	798	296	(502)	8.30%	20.30%	58	Yes	1.70%
74040YAE2	CC	1,000	(202)	798	296	(502)	8.30%	20.30%	58	Yes	1.70%
74041UAE9	CC	1,022	—	1,022	516	(506)	1.60%	13.50%	64	No	1.57%
74041UAE9	CC	1,023	—	1,023	517	(506)	1.60%	13.50%	64	No	1.57%

		$8,032	$(1,372)	$6,660	$3,052	$(3,608)

(1)	Writedowns are derived from the difference between the book value of the security and the projected present value of the security’s cash flows as indicated per an analysis performed under GAAP guidance.
(2)	Obtained from Moody’s pricing service, which uses a complex valuation model that factors in numerous assumptions and data, including anticipated discounts related to illiquid trading markets, credit and interest rate risk, which under GAAP would be considered Level 3 inputs. INB believes that the actual values that would be realized in an orderly market under normal credit conditions between a willing buyer and seller would very likely be higher than those disclosed in the table above and, therefore, these estimated fair values are used for disclosure purposes only and are not used for recording impairment. INB also has the intent and the ability to retain these trust preferred securities until maturity and currently has no intention of selling them.
(3)	In determining whether there is OTTI, INB relies on a cash flow analysis as prescribed under GAAP and prepared by a third party broker to determine whether conditions are such that the projected cash flows are insufficient to recover INB’s principal investment. The basic methodology under GAAP is to compare the present value of the cash flows that are derived from assumptions made with respect to deferrals, defaults and prepayments from quarter to quarter. A decline in the present value versus that for the previous quarter is considered to be an “adverse change.” The discount margin in the table above represents the incremental credit spread used to derive the discount rate for present value computations. Other assumptions utilized: prepayments of 1% annually and 100% at maturity and annual defaults of 75 bps with a 15% recovery after a 2 year lag.
(4)	In July 2009, cusip 74041PAE0 was placed on cash basis accounting because 100% of the contractual interest payments on this security have been deferred. In October 2009, Cusip 74040YAF9 and 74040YAE2 were also placed on cash basis accounting for the same reason. The cash flows for the interest payments on these three securities are being redirected to a more senior class of bonds to pay down the principal balance on the more senior class faster. This occurs when deferral and default activity reduces the security’s underlying performing collateral to a level where a predetermined coverage test fails and requires cash flows from interest payments to be redirected to the senior class. If no additional deferrals or defaults occur, such test will eventually be met again through the redirection of the cash flow and cash interest payments would resume on INB’s bonds, although no such assurance can be given as to the amount and timing of the resumption.

INB evaluates all of its security investments for OTTI at least quarterly or more frequently when conditions warrant such evaluation. Impairment is assessed at the individual security level. INB considers an investment security to be impaired if, after a review of available evidence, the full collection of contractual principal and interest over the life of the security is no longer probable. The assessment for and the amount of impairment requires considerable judgment by INB and is entirely an estimate and not a precise determination. INB’s impairment evaluation process considers all available evidence, including factors such as the expected cash flows of the security, severity, length of time and anticipated recovery period of the cash shortfalls, recent events specific to the issuer, including investment downgrades by rating agencies and current and anticipated economic and regulatory conditions of its industry, and the issuer’s financial condition, capital strength and near-term prospects. INB also considers its intent and ability to retain the security for a period of time sufficient to allow for a recovery in fair value, or until maturity. Among the factors that are considered in determining INB’s intent and ability to retain the security is a review of its capital adequacy, interest rate risk position and liquidity. If it is deemed that OTTI has occurred, the security is written down to a new cost basis and the resulting loss is charged to earnings as a component of non-interest income.

Intervest Bancshares Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

For the Quarters and Nine-Months Ended September 30, 2009 and 2008

Note 3 - Securities, Continued

The amortized cost and estimated fair value of securities held to maturity by remaining term to contractual maturity as of September 30, 2009 is as follows:

($ in thousands)	Amortized Cost	Estimated Fair Value	Average Yield
Due in one year or less	$18,275	$18,554	2.74%
Due after one year through five years	411,366	413,671	2.46
Due after five years through ten years	144,663	144,367	3.81
Due after ten years	24,009	20,263	4.13

	$598,313	$596,855	2.86%

Note 4 - Loans Receivable

Major classifications of loans receivable are summarized as follows:

	At September 30, 2009		At December 31, 2008
($ in thousands)	# of Loans	Amount	# of Loans	Amount
Commercial real estate loans	398	$1,121,702	383	$1,081,865
Residential multifamily loans	237	542,453	231	599,721
Land development and other land loans	17	38,004	15	31,430
Residential 1-4 family loans	2	447	2	464
Commercial business loans	18	666	18	684
Consumer loans	24	635	21	373

Loans receivable	696	1,703,907	670	1,714,537
Deferred loan fees		(7,843)		(8,826)

Loans receivable, net of deferred fees		1,696,064		1,705,711
Allowance for loan losses		(31,815)		(28,524)

Loans receivable, net		$1,664,249		$1,677,187

At September 30, 2009 and December 31, 2008, there were $131.7 million and $108.6 million of loans on a nonaccrual status, respectively, and considered impaired. At September 30, 2009 and December 31, 2008, a specific valuation allowance (included as part of the overall allowance for loan losses) in the amount of $11.7 million and $8.2 million, respectively, was maintained on nonaccrual loans.

At September 30, 2009, there were also $71.2 million of accruing loans on which INB has granted certain concessions to provide payment relief generally consisting of the deferral of principal payments and/or a partial reduction in interest payments for a period of time. These loans are considered troubled debt restructurings (TDRs) and also impaired. An additional valuation allowance of $1.8 million was maintained on TDRs at September 30, 2009. At September 30, 2009 and December 31, 2008, one loan for $1.9 million was classified as ninety days past due and still accruing interest. This loan is past its maturity date but the borrower continues to make monthly loan payments.

Selected information related to impaired loans is summarized as follows:

	Quarter Ended September 30,		Nine-Months Ended September 30,
($ in thousands)	2009	2008	2009	2008
Interest income that was not recorded on nonaccrual loans under contractual terms	$2,408	$1,104	$7,257	$5,923
Average principal balance of nonaccrual loans	135,401	105,887	124,581	108,270
Average principal balance of restructured loans	71,727	—	53,215	—

Note 5 - Allowance for Loan Losses and Valuation Allowance for Real Estate Losses

Activity in the allowance for loan losses is summarized as follows:

	Quarter Ended September 30,		Nine-Months Ended September 30,
($ in thousands)	2009	2008	2009	2008
Balance at beginning of period	$32,054	$26,609	$28,524	$21,593
Provision for loan losses charged to expense	2,396	3,446	6,939	8,462
Loan recoveries	—	—	1,329	—
Loan chargeoffs	(2,635)	(4,227)	(4,977)	(4,227)

Balance at end of period	$31,815	$25,828	$31,815	$25,828

Intervest Bancshares Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

For the Quarters and Nine-Months Ended September 30, 2009 and 2008

Note 5 - Allowance for Loan Losses and Valuation Allowance for Real Estate Losses, Continued

Activity in the valuation allowance for real estate losses is summarized as follows:

	Quarter Ended September 30,		Nine-Months Ended September 30,
($ in thousands)	2009	2008	2009	2008
Balance at beginning of period	$806	$—	$518	$—
Write downs of carrying value charged to real estate activities expense	400	—	688	—

Balance at end of period	$1,206	$—	$1,206	$—

Note 6 - Deposits

Scheduled maturities of certificates of deposit accounts are as follows:

	At September 30, 2009		At December 31, 2008
($ in thousands)	Amount	Wtd-Avg Stated Rate	Amount	Wtd-Avg Stated Rate
Within one year	$584,051	3.71%	$571,085	4.27%
Over one to two years	274,285	4.31	333,041	4.62
Over two to three years	223,635	4.50	171,647	5.08
Over three to four years	160,368	4.37	168,814	5.09
Over four years	279,298	4.69	274,839	5.05

	$1,521,637	4.18%	$1,519,426	4.67%

Certificate of deposit accounts (CDs) of $100,000 or more totaled $689 million and $663 million at September 30, 2009 and December 31, 2008, respectively, and included brokered CDs of $170 million and $173 million at each date, respectively. At September 30, 2009, CDs of $100,000 or more by remaining maturity were as follows: $207 million due within one year; $117 million due over one to two years; $115 million due over two to three years; $90 million due over three to four years; and $160 million due over four years.

Note 7 - Subordinated Debentures and Mortgage Note Payable

IMC’s subordinated debentures by series and INB’s mortgage note payable are summarized as follows:

($ in thousands)	At September 30, 2009	At December 31, 2008
Series 03/21/05 - interest at 6.50% fixed - due April 1, 2011 (1)	$—	$4,500
Series 08/12/05 - interest at 6.50% fixed - due October 1, 2011 (1)	—	4,000
Series 06/07/04 - interest at 6.75% fixed - due January 1, 2012 (1)	—	5,000
Series 06/12/06 - interest at 6.75% fixed - due July 1, 2012 (1)	—	4,000
Series 03/21/05 - interest at 7.00% fixed - due April 1, 2013 (1)	—	6,500
Series 08/12/05 - interest at 7.00% fixed - due October 1, 2013 (1)	—	6,000
Series 06/12/06 - interest at 7.00% fixed - due July 1, 2014 (1)	—	10,000

	—	40,000
Mortgage note payable- interest at 7% fixed - due February 1, 2017 (2)	171	184

	$171	$40,184

(1)	These debentures were repaid at various times during the nine-months ended September 30, 2009 with cash on hand prior to their stated maturity for an aggregate of $40 million of principal and $1.3 million of related accrued interest payable. A loss aggregating $1.7 million from the early extinguishment of debentures was recorded in the first nine months of 2009, which represents the expensing of remaining related unamortized issuance costs associated with each debenture.
(2)	The note cannot be prepaid except during the last year of its term.

Intervest Bancshares Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

For the Quarters and Nine-Months Ended September 30, 2009 and 2008

Note 8 - FHLB Advances and Lines of Credit

At September 30, 2009, INB had agreements with correspondent banks whereby it could borrow up to $28 million on an unsecured basis. In addition, as a member of the Federal Home Loan Bank of New York (FHLB) and the Federal Reserve Bank of New York (FRB), INB can also borrow from these institutions on a secured basis. At September 30, 2009, INB had available collateral consisting of investment securities to support additional total borrowings of approximately $519 million from the FHLB and FRB if needed.

The following is a summary of certain information regarding FHLB advances in the aggregate:

	At or for the Quarter Ended September 30,		At or for the Nine-Months Ended September 30,
($ in thousands)	2009	2008	2009	2008
Balance at period end	$50,500	$95,200	$50,500	$95,200
Maximum amount outstanding at any month end	$53,500	$95,200	$59,500	$95,200
Average outstanding balance for the period	$51,466	$55,182	$50,991	$26,196
Weighted-average interest rate paid for the period	3.80%	2.63%	3.83%	2.66%
Weighted-average interest rate at period end	3.81%	3.20%	3.81%	3.20%

Scheduled contractual maturities of FHLB advances as of September 30, 2009 were as follows:

($ in thousands)	Amount	Wtd. Avg. Rate
Maturing in the period October 1 through December 31, 2009	$—	—%
Maturing in 2010	25,000	3.59%
Maturing in 2011	8,000	3.83%
Maturing in 2012	10,500	4.02%
Maturing in 2013	7,000	4.22%

	$50,500	3.81%

Note 9 - Common Stock Options and Warrant

IBC has a shareholder-approved Long Term Incentive Plan (the “Plan”) under which stock options and other forms of incentive compensation may be awarded from time to time to officers, employees and directors of IBC and its subsidiaries. The maximum number of shares of Class A common stock that may be awarded under the Plan is 750,000. As of September 30, 2009, 489,870 shares of Class A common stock remain available for awards under this plan. There were no grants of options or warrants during the reporting periods in this report.

Activity in IBC’s outstanding Class A common stock options and warrant and related information for the first nine-months of 2009 is summarized as follows:

	Exercise Price Per Warrant/Option				Wtd.-Avg.
	$5.42	$7.50	$17.10	Total	Exercise Price
Outstanding at December 31, 2008	691,882	135,590	132,040	959,512	$7.32
Forfeited	—	—	(3,600)	(3,600)	17.10
Expired (1)	—	(1,500)	(2,400)	(3,900)	13.41

Outstanding at September 30, 2009 (2)	691,882	134,090	126,040	952,012	7.26

Wtd-avg contractual remaining term (in years)	9.2	9.2	8.2	9.1
Intrinsic value at September 30, 2009 (3)	—	—	—	—

(1)	Represent vested options issued to former employees that expired unexercised under the terms of the option agreements.
(2)	The $5.42 warrant, held by the U.S. Treasury, expires on December 23, 2018 and is 100% exercisable. The $7.50 options held by officers, employees and directors expire on December 11, 2018 and are 100% vested and exercisable. The $17.10 options held by officers, employees and directors expire on December 13, 2017 and 88,560 of those options are vested and exercisable; and the remaining 37,480 options vest and become exercisable on December 13, 2009.
(3)	Intrinsic value is zero since the closing market price of the Class A common stock on September 30, 2009 of $3.53 was below the exercise price of all the options and warrant.

Compensation expense recorded in connection with stock options outstanding with a corresponding increase to paid in capital is as follows: For the quarter ended September 30, 2009 and 2008, $43,000 and $56,000, respectively, and for the nine-months ended September 30, 2009 and 2008, $154,000 and $166,000, respectively. At September 30, 2009, there was $43,000 of unrecognized compensation expense related to the $17.10 outstanding stock options granted in 2007 that is expected to be recognized in the fourth quarter of 2009.

Intervest Bancshares Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

For the Quarters and Nine-Months Ended September 30, 2009 and 2008

Note 10 - Earnings Per Common Share

Net earnings applicable to common stockholders and the weighted-average number of shares used for basic and diluted earnings per common share computations are summarized in the table that follows:

	Quarter Ended September 30,		Nine-Months Ended September 30,
($ in thousands, except share and per share amounts)	2009	2008	2009	2008
Basic Earnings Per Common Share:
Net earnings applicable to common stockholders	$342	$2,626	$1,201	$6,768
Weighted-Average number of common shares outstanding	8,270,812	8,270,812	8,270,812	8,255,155

Basic Earnings Per Common Share	$0.04	$0.32	$0.14	$0.82

Diluted Earnings Per Common Share:
Net earnings applicable to common stockholders	$342	$2,626	$1,201	$6,768
Weighted-Average number of common shares outstanding:
Common shares outstanding	8,270,812	8,270,812	8,270,812	8,255,155
Potential dilutive shares resulting from exercise of warrants /options (1)	—	—	—	2,049

Total average number of common shares outstanding used for dilution	8,270,812	8,270,812	8,270,812	8,257,204

Diluted Earnings Per Common Share	$0.04	$0.32	$0.14	$0.82

(1)	All outstanding options/warrants for the 2009 periods and for the 2008 quarterly period were not dilutive because their exercise prices were above the average market price of the Class A common stock during such period. For the 2008 nine-month period, 132,140 options were not dilutive.

Note 11 - Off-Balance Sheet Financial Instruments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These instruments are in the form of commitments to extend credit, unused lines of credit and standby letters of credit, and may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements. The Company’s maximum exposure to credit risk is represented by the contractual amount of those instruments.

Commitments to extend credit are agreements to lend funds to a customer as long as there is no violation of any condition established in the contract. Such commitments generally have fixed expiration dates or other termination clauses and normally require payment of fees to the Company. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. Standby letters of credit are conditional commitments issued by INB to guarantee the performance of a customer to a third party. The credit risk involved in the underwriting of letters of credit is essentially the same as that involved in originating loans.

The contractual amounts of off-balance sheet financial instruments are summarized as follows:

	At September 30, 2009	At December 31, 2008
($ in thousands)
Unfunded loan commitments	$39,448	$38,637
Available lines of credit	887	915

	$40,335	$39,552

Note 12 - Regulatory Capital

The Company is subject to regulation, examination and supervision by the FRB. INB is also subject to regulation, examination and supervision by the Federal Deposit Insurance Corporation (FDIC) and the Office of the Comptroller of the Currency of the United States of America (OCC).

The Company (on a consolidated basis) and INB are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet them can initiate certain mandatory and possible discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company’s and INB’s financial statements.

Intervest Bancshares Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

For the Quarters and Nine-Months Ended September 30, 2009 and 2008

Note 12 - Regulatory Capital, Continued

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and INB must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. These capital amounts are also subject to qualitative judgment by the regulators about components, risk weighting and other factors. Quantitative measures established by the regulations to ensure capital adequacy require the Company, on a consolidated basis, and INB on a stand alone basis, to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets, as defined by the regulations.

The Federal Reserve allows trust preferred securities to be included in the Tier 1 capital of bank holding companies but with stricter limitations on the use of such securities that are scheduled to become effective on March 31, 2011. Until then, bank holding companies may continue to include cumulative perpetual preferred stock and trust preferred securities in Tier 1 capital up to 25 percent of total core capital elements (excluding senior preferred stock issued to the U.S. Treasury, all of which qualifies as Tier 1 capital without restriction).

INB maintains its regulatory capital at levels to be classified as a well-capitalized institution under the regulatory framework for prompt corrective action, which requires minimum Tier 1 leverage and Tier 1 and total risk-based capital ratios of 5%, 6% and 10%, respectively. In April 2009, INB agreed with the OCC, its primary regulator, to maintain minimum capital ratios at specified levels higher than those otherwise required by applicable regulations as follows: Tier 1 capital to total average assets (leverage ratio) - 9%; Tier 1 capital to risk-weighted assets - 10%; and total capital to risk-weighted assets - 12%.

At September 30, 2009, the Company and INB met all capital adequacy requirements to which they are subject. As of the date of filing of this prospectus, management is not aware of any conditions or events that would have changed the Company’s or INB’s compliance with each of its regulatory capital requirements.

The actual capital of the Company (consolidated) and INB on a percentage basis are as follows:

	Actual Ratios	Minimum Requirement Under Regulatory Framework for Prompt Corrective Action	Minimum Requirement to be Considered Well Capitalized	Minimum Requirement Under Agreement with OCC
Consolidated at September 30, 2009 (1)
Total capital to risk-weighted assets	15.34%	8.00%	NA	NA
Tier 1 capital to risk-weighted assets	14.09%	4.00%	NA	NA
Tier 1 capital to total average assets – leverage ratio	11.29%	4.00%	NA	NA

Intervest National Bank at September 30, 2009
Total capital to risk-weighted assets	13.96%	8.00%	10.00%	12.00%
Tier 1 capital to risk-weighted assets	12.71%	4.00%	6.00%	10.00%
Tier 1 capital to total average assets – leverage ratio	10.22%	4.00%	5.00%	9.00%

(1)	At September 30, 2009, assuming IBC had excluded all of its eligible outstanding trust preferred capital securities (which totaled $55 million) from its Tier 1 capital and included the entire amount in its Tier 2 capital, consolidated proforma capital ratios would have been 15.34%, 11.20% and 8.98%, respectively.

Note 13 - Contingencies

The Company is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as foreclosure proceedings. Based on review and consultation with legal counsel, management does not believe that there is any pending or threatened proceeding against the Company, which, if determined adversely, would have a material effect on the business, results of operations, financial position or liquidity of the Company.

Note 14 - Fair Value Measurements

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Currently, the Company has no assets or liabilities that are recorded at fair value on a recurring basis, such as securities available for sale.

Intervest Bancshares Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

For the Quarters and Nine-Months Ended September 30, 2009 and 2008

Note 14 - Fair Value Measurements, Continued

From time to time, the Company may be required to record at fair value other assets or liabilities on a non-recurring basis, such as impaired loans, impaired investment securities and foreclosed real estate. These non-recurring fair value adjustments involve the application of lower-of-cost-or-market accounting or write-downs of individual assets. In accordance GAAP, the Company groups its assets and liabilities at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value, as follows:

Level 1 - Valuation is based upon quoted prices for identical instruments traded in active markets;

Level 2 - Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market; and

Level 3 - Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These assumptions reflect the Company’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques. The results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.

The Company bases its fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The following describes valuation methodologies used for assets measured at fair value on a non-recurring basis.

Impaired Loans. The Company’s real estate loans are evaluated individually for impairment. A loan is considered impaired when, based upon current information and events, it is probable that we will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement. The Company’s impaired loans are normally collateral dependent and, as such, are carried at the lower of the Company’s net recorded investment in the loan or the estimated fair value of the collateral less estimated selling costs. Adjustments to recorded investment are made through specific valuation allowances that are recorded as part of the overall allowance for loan losses. Estimates of fair value are determined based on a review of a variety of information, including formal appraisals, when available, and values derived from broker opinions, as well as the knowledge and experience of the Company’s two senior lending officers with respect to values of properties in the Company’s lending markets. Consideration is given to the type, location and occupancy of the collateral property as well as current economic conditions in the area in which the property is located in assessing and determining fair value. Accordingly, fair value estimates for impaired loans are classified as Level 3.

Other Than Temporary Impaired Investment Securities. See note 3 for a detailed discussion.

Foreclosed Real Estate. Foreclosed real estate represents real estate acquired as a result of foreclosure or by deed in lieu of foreclosure and is carried, net of a valuation allowance for real estate losses, at the lower of cost or estimated fair value less estimated selling costs. Fair value is estimated in the same manner as impaired loans and, as such, is also classified as Level 3. As these properties are actively marketed, estimated fair value may be periodically adjusted though the valuation allowance for losses to reflect changes in values resulting from changing market conditions.

Intervest Bancshares Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

For the Quarters and Nine-Months Ended September 30, 2009 and 2008

Note 14 - Fair Value Measurements, Continued

The following table provides the level of valuation assumptions used to determine the carrying value of assets measured at fair value on a nonrecurring basis at September 30, 2009.

	At September 30, 2009				Total Losses (3)
	Net carrying value				Nine Months Ended September 30,
($ in thousands)	Total	Level 1	Level 2	Level 3	2009	2008
Impaired loans (1)	$202,898	$—	$—	$202,898	$8,928	$9,584
Impaired securities (2)	4,615	—	—	4,615	1,372	—
Foreclosed real estate	32,915	—	—	32,915	678	—

(1)	Comprised of nonaccrual loans and troubled debt restructurings.
(2)	Comprised of certain trust preferred securities considered other than temporarily impaired.
(3)	The loss for impaired loans represents the change (before net chargeoffs) during the period in the corresponding specific valuation allowance. The loss for foreclosed real estate represents writedowns in carrying values subsequent to foreclosure, adjusted for any gains or losses from the sale of the properties, during the period that are charged to real estate activities expense. The loss on investment securities represents OTTI charges recorded as a component of noninterest income.

The following table presents information regarding the change is assets measured at fair value on a nonrecurring basis for the nine-months ended September 30, 2009.

($ in thousands)	Impaired Securities	Impaired Loans	Foreclosed Real Estate
Balance at December 31, 2008	$—	$108,610	$9,081
Net new impaired securities and loans	5,987	146,441	—
Other than temporary impairment writedowns	(1,372)	—	—
Principal repayments/sales	—	(19,966)	(2,698)
Loan chargeoffs	—	(4,977)	—
Loans transferred to foreclosed real estate	—	(27,210)	27,210
Writedowns of carrying value subsequent to foreclosure	—	—	(688)
Gain on sales	—	—	10

Balance at September 30, 2009	$4,615	$202,898	$32,915

The carrying and estimated fair values of the Company’s financial instruments are as follows:

	At September 30, 2009		At December 31, 2008
($ in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and cash equivalents	$30,660	$30,660	$54,903	$54,903
Securities held to maturity, net	598,313	596,855	475,581	475,100
FRB and FHLB stock	9,929	9,929	8,901	8,901
Loans receivable, net of allowance for loan losses	1,664,249	1,699,287	1,677,187	1,710,506
Loan fees receivable	7,928	6,246	8,590	6,768
Accrued interest receivable	10,965	10,965	11,965	11,965
Financial Liabilities:
Deposits	2,012,995	2,064,403	1,864,135	1,900,143
Borrowed funds plus accrued interest payable	107,547	109,141	149,566	152,684
Accrued interest payable on deposits	4,510	4,510	6,868	6,868
Off-Balance Sheet Instruments:
Commitments to lend	255	255	416	416

Discussion regarding the assumptions used to compute the fair values of financial instruments in the table above can be found in note 21 to the 2008 consolidated financial statements.

Note 15 - Recent Accounting Standards Update

Business Combinations. On January 1, 2009, the Company adopted a new standard which requires, among other things, the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. The adoption of this standard had no effect on the Company’s financial statements.

Intervest Bancshares Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

For the Quarters and Nine-Months Ended September 30, 2009 and 2008

Note 15 - Recent Accounting Standards Update, Continued

Noncontrolling Interest in Consolidated Financial Statements. On January 1, 2009, the Company adopted a new standard whose objective is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for deconsolidation of a subsidiary. The adoption of this standard had no effect on the Company’s financial statements.

Disclosures about Derivative Instruments and Hedging Activities. On January 1, 2009, the Company adopted a new standard which, among other things, provides for enhanced disclosures about how and why an entity uses derivatives and how and where those derivatives and related hedged items are reported in the entity’s financial statements. The Company currently does not engage in trading or hedging activities, nor does it invest in interest rate derivatives or enter into interest rate swaps. The adoption of this standard had no effect on the Company’s financial statements.

Subsequent Events. On January 1, 2009, the Company adopted a new standard which establishes accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. The standard defines (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. The adoption of this standard had no effect on the Company’s financial statements.

Accounting for Transfers of Financial Assets. This new standard enhances reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. It also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The standard will be effective January 1, 2010 and is not expected to have an impact on the Company’s financial statements.

Consolidation of Variable Interest Entities. This new standard changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The standard requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. The standard will be effective January 1, 2010 and is not expected to have a significant impact on the Company’s financial statements.

Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. On September 30, 2009, the Company adopted a new standard that makes the Financial Accounting Standards Board’s Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the Codification carries an equal level of authority. All non-grandfathered, non-SEC accounting literature not included in the Codification is superseded and deemed non-authoritative. The Codification does not change or alter existing GAAP and, therefore, the adoption of this standard had no effect on the Company’s financial statements, other than to eliminate previous references to accounting pronouncements that are no longer applicable as a result of this new codification scheme.

Intervest Bancshares Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

For the Quarters and Nine-Months Ended September 30, 2009 and 2008

Note 15 - Recent Accounting Standards Update, Continued

Impairment. On January 1, 2009, the Company adopted a new standard whose objective is to achieve more consistent determinations of whether OTTI has occurred. The adoption of this standard had no effect on the Company’s financial statements.

Fair Value Measurements and Impairments of Securities. On June 30, 2009, the Company adopted new accounting standards that provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities, as well as clarity and consistency in accounting for and presenting impairment losses on securities. The standards give guidance to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The standards also relate to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Previously, fair values for these assets and liabilities were only disclosed once a year, These disclosures are now required on a quarterly basis to provide qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value. Guidance on OTTI is intended to bring greater consistency to the timing of impairment recognition, and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. The standard also requires increased and timelier disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. The adoption of this standard had no impact on the Company’s financial statements.

Note 16 - Recent Regulatory Developments

Memorandum of Understanding and Level of Regulatory Capital. On April 7, 2009, Intervest National Bank (INB) entered into a Memorandum of Understanding (“MOU”) with the Comptroller of the Currency (“OCC”), which requires INB to (1) appoint a Compliance Committee to monitor and coordinate INB’s adherence to the MOU and to submit progress reports to the OCC; (2) develop and implement a Strategic Plan in accordance with guidelines set forth in the MOU; (3) review and revise INB’s Contingency Funding Plan to address matters outlined in the MOU; (4) develop and implement a written program to improve credit risk management processes that are consistent across INB’s two primary markets; (5) develop and implement a three-year capital program in accordance with guidelines set out in the MOU; and (6) review and revise INB’s interest rate risk policy and procedures to address matters set forth in the MOU. As of September 30, 2009, management believes that it has satisfied a number of the conditions of the MOU and has commenced the steps necessary to resolve any and all remaining issues presented therein.

INB has also agreed with the OCC to maintain minimum capital ratios at specified levels higher than those otherwise required by applicable regulations as follows: Tier 1 capital to total average assets (leverage ratio) - 9%; Tier 1 capital to risk-weighted assets - 10%; and total capital to risk-weighted assets - 12%. At September 30, 2009, INB’s capital ratios were in excess of these levels and were 10.22%, 12.71% and 13.96%, respectively.

Regulatory Core Capital. In March 2009, the Federal Reserve Board announced the adoption of a final rule that delays until March 31, 2011, the effective date of new limits on the inclusion of trust preferred securities and other restricted core capital elements in Tier 1 capital of all bank holding companies (BHCs). This action was taken in light of continued stress in financial markets and the efforts of BHCs to increase their overall capital levels. These new limits were scheduled to take effect on March 31, 2009, pursuant to a final rule adopted by the Board on March 10, 2005. Until the new effective date in 2011, BHCs may continue to include cumulative perpetual preferred stock and trust preferred securities in Tier 1 capital up to 25 percent of total core capital elements (excluding senior preferred stock issued to the U.S. Treasury, all of which qualifies as Tier 1 capital without restriction).

Intervest Bancshares Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

For the Quarters and Nine-Months Ended September 30, 2009 and 2008

Note 16 - Recent Regulatory Developments, Continued

FDIC Insurance Premiums. In February 2009, the FDIC adopted a final rule that (1) modified the risk-based assessment system and sets initial base assessment rates beginning April 1, 2009, at 12 to 45 basis points; (2) extended the period of the Restoration Plan for the Deposit Insurance Fund to seven years; and (3) adopted an interim rule to impose an emergency special insurance assessment on June 30, 2009 to be collected on September 30, 2009, and (4) allows the FDIC to impose possible additional special assessments thereafter to maintain public confidence in the Deposit Insurance Fund (DIF).

Risk-Based Assessments for Risk Category I: The final rule: (1) introduces a new financial ratio into the financial ratios method applicable to most Risk Category I institutions that includes certain brokered deposits above a threshold that are used to fund rapid asset growth; (2) revises a large bank method for a large Risk Category I institution with long-term debt issuer ratings; and (3) broadens the spread between minimum and maximum initial base assessment rates for Risk Category I institutions.

Adjustments to Assessment Rates: The final rule provides for the following adjustments to an institution’s assessment rate: (1) a decrease for long-term unsecured debt, including most senior and subordinated debt and, for small institutions, a portion of Tier 1 capital; (2) an increase for secured liabilities above a threshold amount; and (3) for non-Risk Category I institutions, an increase for brokered deposits above a threshold amount.

Amended Restoration Plan: Due to extraordinary circumstances, the FDIC extended the time within which the reserve ratio must be restored to 1.15 from five to seven years.

Emergency Special Assessment: In May 2009, the FDIC levied a special assessment applicable to all insured depository institutions totaling 5 basis points of each institution’s total assets less Tier 1 capital as of June 30, 2009, not to exceed 10 basis points of domestic deposits. The special assessment is part of the FDIC’s efforts to rebuild the DIF and was collected on September 30, 2009. The FDIC also has the ability to impose additional special assessments of 5 basis points for the fourth quarters of 2009, if the FDIC estimates that the DIF reserve ratio will fall to a level that would adversely affect public confidence in federal deposit insurance or to a level that would be close to or below zero. Any additional special assessment would also be capped at 10 basis points of domestic deposits. INB cannot provide any assurance as to the ultimate amount or timing of any such special assessments, should such special assessments occur, as such special assessments depend upon a variety of factors which are beyond INB’s control. The changes to deposit insurance premiums discussed above have significantly increased FDIC insurance expense for all insured depository institutions. INB’s FDIC insurance expense for the first nine months of 2009, including the additional special assessment, amounted to $4.0 million, compared to $1.1 million for same period of 2008, a 264% increase.

Prepaid Assessments: In September 2009, the FDIC proposed that insured institutions prepay their estimated quarterly insurance assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. The FDIC also proposed a three-basis point increase in assessment rates effective on January 1, 2011, and an extension to the restoration period from seven to eight years. The FDIC believes that this arrangement is much less likely to impair bank lending than additional one-time special assessments.

Management’s Report on Internal Control Over Financial Reporting

Board of Directors and Stockholders

Intervest Bancshares Corporation

New York, New York:

The management of Intervest Bancshares Corporation and subsidiaries (the “Company”) is responsible for establishing and maintaining effective internal control over financial reporting, including safeguarding of assets. The Company’s internal control structure contains monitoring mechanisms and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management assessed the effectiveness of the Company’s internal control over financial reporting, including safeguarding of assets as of December 31, 2008. This assessment was based on criteria for effective internal control over financial reporting, including safeguarding of assets, described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2008, the Company maintained effective internal control over financial reporting, including safeguarding of assets.

/s/ LOWELL S. DANSKER
Lowell S. Dansker, Chairman and Chief Executive Officer
(Principal Executive Officer)
February 24, 2009

/s/ JOHN J. ARVONIO
John J. Arvonio, Chief Financial and Accounting Officer
(Principal Financial Officer)
February 24, 2009

Report of Independent Registered Public Accounting Firm on Internal Control

Board of Directors and Stockholders

Intervest Bancshares Corporation

New York, New York:

We have audited Intervest Bancshares Corporation and Subsidiaries (the “Company”) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management assessment report (see previous page). Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting, may not prevent or detect misstatements. Also, projections of any evaluation effectiveness to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008 of the Company and our report dated February 24, 2009 expressed an unqualified opinion on those financial statements.

/s/ HACKER, JOHNSON & SMITH, P.A., P.C.
Hacker, Johnson & Smith, P.A., P.C.
Tampa, Florida February 24, 2009

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Intervest Bancshares Corporation

New York, New York:

We have audited the accompanying consolidated balance sheets of Intervest Bancshares Corporation and Subsidiaries (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of earnings, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ HACKER, JOHNSON & SMITH, P.A., P.C.
Hacker, Johnson & Smith, P.A., P.C.
Tampa, Florida February 24, 2009

Intervest Bancshares Corporation and Subsidiaries

Consolidated Balance Sheets

	At December 31,
($ in thousands, except par value)	2008	2007
ASSETS
Cash and due from banks	$13,170	$5,371
Federal funds sold, commercial paper and other short-term investments	41,733	27,715

Total cash and cash equivalents	54,903	33,086
Securities held to maturity, net (estimated fair value of $475,100 and $345,536, respectively)	475,581	344,105
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	8,901	6,351
Loans receivable (net of allowance for loan losses of $28,524 and $21,593, respectively)	1,677,187	1,592,439
Accrued interest receivable	11,965	10,981
Loan fees receivable	8,590	9,781
Premises and equipment, net	5,415	5,897
Foreclosed real estate (net of valuation allowance of $518)	9,081	—
Deferred income tax asset	13,503	10,387
Deferred debenture offering costs, net	2,750	4,098
Other assets	3,957	4,267

Total assets	$2,271,833	$2,021,392

LIABILITIES
Deposits:
Noninterest-bearing demand deposit accounts	$3,275	$4,303
Interest-bearing deposit accounts:
Checking (NOW) accounts	4,512	5,668
Savings accounts	8,262	8,399
Money market accounts	328,660	235,804
Certificate of deposit accounts	1,519,426	1,405,000

Total deposit accounts	1,864,135	1,659,174
Borrowed funds:
Federal Home Loan Bank advances	50,500	—
Subordinated debentures	40,000	76,250
Subordinated debentures - capital securities	56,702	56,702
Accrued interest payable on all borrowed funds	2,180	3,282
Mortgage note payable	184	200

Total borrowed funds	149,566	136,434
Accrued interest payable on deposits	6,868	6,706
Mortgage escrow funds payable	24,028	24,079
Other liabilities	15,262	15,438

Total liabilities	2,059,859	1,841,831

Commitments and contingencies (notes 5, 9,10,17,18 and 19)
STOCKHOLDERS’ EQUITY
Preferred stock ($1.00 par value; 300,000 shares authorized, 25,000 issued and outstanding)	25	—
Additional paid-in-capital, preferred	24,975	—
Preferred stock discount	(1,920)	—
Class A common stock ($1.00 par value; 12,000,000 shares authorized; 8,095,151 shares issued; and 7,690,812 outstanding)	8,095	8,095
Class B common stock ($1.00 par value; 700,000 shares authorized; and 580,000 and 385,000 shares issued and outstanding, respectively)	580	385
Additional paid-in-capital, common	81,157	77,176
Retained earnings	109,062	103,905
Treasury stock (404,339 shares, at cost)	(10,000)	(10,000)

Total stockholders’ equity	211,974	179,561

Total liabilities and stockholders’ equity	$2,271,833	$2,021,392

See accompanying notes to consolidated financial statements.

Intervest Bancshares Corporation and Subsidiaries

Consolidated Statements of Earnings

	Year Ended December 31,
($ in thousands, except per share data)	2008	2007	2006
INTEREST AND DIVIDEND INCOME
Loans receivable	$109,793	$111,249	$112,390
Securities	18,287	19,769	14,647
Other interest-earning assets	417	898	1,568

Total interest and dividend income	128,497	131,916	128,605

INTEREST EXPENSE
Deposits	80,636	78,547	65,631
Subordinated debentures	5,150	6,629	7,617
Subordinated debentures - capital securities	3,496	3,544	4,490
Other borrowed funds	1,053	933	559

Total interest expense	90,335	89,653	78,297

Net interest and dividend income	38,162	42,263	50,308
Provision for loan losses	11,158	3,760	2,652

Net interest and dividend income after provision for loan losses	27,004	38,503	47,656

NONINTEREST INCOME
Income from the early repayment of mortgage loans	2,363	7,044	4,937
Income from mortgage lending activities	1,675	1,228	1,409
Customer service fees	684	419	447
Gain from early call of investment securities	304	133	12
All Other	—	1	50

Total noninterest income	5,026	8,825	6,855

NONINTEREST EXPENSES
Salaries and employee benefits	6,039	5,675	6,935
Occupancy and equipment, net	1,755	1,854	1,675
FDIC and general insurance	1,733	1,303	374
Professional fees and services	1,549	1,142	1,160
Data processing	1,016	895	743
Director and committee fees	336	356	407
Stationery, printing and supplies	175	198	230
Advertising and promotion	253	247	281
Postage and delivery	106	117	142
Real estate activities expense	4,799	489	—
Loss on the early extinguishment of debentures	570	44	501
All other	542	556	579

Total noninterest expenses	18,873	12,876	13,027

Earnings before income taxes	13,157	34,452	41,484
Provision for income taxes	5,891	15,012	17,953

Net earnings	7,266	19,440	23,531
Preferred dividend requirements and amortization of preferred stock discount	41	—	—

Net earnings available to common stockholders	$7,225	$19,440	$23,531

Basic earnings per common share	$0.87	$2.35	$2.98
Diluted earnings per common share	$0.87	$2.31	$2.82
Cash common stock dividends per share	$0.25	$0.25	$—

See accompanying notes to consolidated financial statements.

Intervest Bancshares Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

	Year Ended December 31,
($ in thousands)	2008	2007	2006
PREFERRED STOCK
Balance at beginning of year	$—	$—	$—
Issuance of 25,000 shares of Series A to U.S. Treasury	25	—	—

Balance at end of year	25	—	—

ADDITIONAL PAID-IN-CAPITAL, PREFERRED
Balance at beginning of year	—	—	—
Issuance of 25,000 shares of Series A to U.S. Treasury	24,975	—	—

Balance at end of year	24,975	—	—

PREFERRED STOCK DISCOUNT
Balance at beginning of year	—	—	—
Allocation of estimated fair value of common stock warrant issued to U.S. Treasury in tandem with preferred stock to common equity	(1,930)	—	—
Amortization of preferred stock discount	10	—	—

Balance at end of year	(1,920)	—	—

CLASS A COMMON STOCK
Balance at beginning of year	8,095	7,986	7,438
Issuance of 501,465 shares upon the exercise of warrants	—	—	501
Issuance of 108,556 and 47,072 shares upon the conversion of debentures	—	109	47

Balance at end of year	8,095	8,095	7,986

CLASS B COMMON STOCK
Balance at beginning of year	385	385	385
Issuance of 195,000 shares upon exercise of stock warrants	195	—	—

Balance at end of year	580	385	385

ADDITIONAL PAID-IN-CAPITAL, COMMON
Balance at beginning of year	77,176	75,098	65,309
Issuance of 501,465 Class A shares, inclusive of income tax benefits	—	—	9,092
Issuance of 108,556 and 47,072 Class A shares upon the conversion of debentures	—	1,833	697
Issuance of 195,000 Class B shares, inclusive of income tax benefits	1,608	—	—
Compensation expense related to common stock options issued to employees/directors	443	245	—
Estimated fair value of common stock warrant issued to U.S. Treasury	1,930	—	—

Balance at end of year	81,157	77,176	75,098

RETAINED EARNINGS
Balance at beginning of year	103,905	86,577	63,046
Net earnings for the year	7,266	19,440	23,531
Common stock dividends paid	(2,068)	(2,112)	—
Preferred stock dividend requirements and amortization of preferred stock discount	(41)	—	—

Balance at end of year	109,062	103,905	86,577

TREASURY STOCK
Balance at beginning of year	(10,000)	—	—
Repurchase of 404,339 shares of Class A common stock	—	(10,000)	—

Balance at end of year	(10,000)	(10,000)	—

Total stockholders’ equity at end of year	$211,974	$179,561	$170,046

RECONCILIATION OF COMMON SHARES OUTSTANDING
Total Class A and Class B shares outstanding at beginning of year	8,075,812	8,371,595	7,823,058
Repurchase of shares	—	(404,339)	—
Issuance of shares upon the exercise of common stock warrants	195,000	—	501,465
Issuance of shares upon the conversion of debentures	—	108,556	47,072

Total Class A and Class B shares outstanding at end of year	8,270,812	8,075,812	8,371,595

See accompanying notes to consolidated financial statements.

Intervest Bancshares Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
($ in thousands)	2008	2007	2006
OPERATING ACTIVITIES
Net earnings	$7,266	$19,440	$23,531
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	556	609	546
Provision for loan losses	11,158	3,760	2,652
Deferred income tax benefit	(3,116)	(1,693)	(1,706)
Amortization of deferred debenture offering costs	778	1,002	1,164
Compensation expense related to common stock options	443	245	—
Amortization of premiums (accretion) of discounts and deferred loan fees, net	(5,447)	(7,379)	(10,132)
Net loss on sales of foreclosed real estate	314	113	—
Net loss on early extinguishments of debentures	570	44	501
Net writedowns of foreclosed real estate	518	—	—
Net decrease in accrued interest payable on debentures	(1,200)	(163)	(1,656)
Net (decrease) increase in official checks outstanding	(558)	(761)	1,489
Net decrease in loan fees receivable	1,191	662	498
Net change in all other assets and liabilities	3,516	9,208	1,686

Net cash provided by operating activities	15,989	25,087	18,573

INVESTING ACTIVITIES
Maturities and calls of securities held to maturity	411,523	324,581	147,519
Purchases of securities held to maturity	(542,705)	(263,938)	(299,481)
Net increase in loans receivable	(119,431)	(122,676)	(121,687)
Sale of foreclosed real estate	15,186	862	—
(Purchases) redemptions of FRB and FHLB stock, net	(2,550)	587	(1,697)
Purchases of premises and equipment, net	(74)	(127)	(504)
Return of capital from unconsolidated subsidiaries, net	—	—	154

Net cash used in investing activities	(238,051)	(60,711)	(275,696)

FINANCING ACTIVITIES
Net increase in deposits	204,961	70,640	213,204
Net (decrease) increase in mortgage escrow funds payable	(51)	4,332	(555)
Net increase (decrease) in short-term FHLB advances	50,500	(25,000)	25,000
Principal repayments of debentures and mortgage note payable	(36,266)	(9,345)	(31,728)
Gross proceeds from issuance of debentures	—	—	26,310
Debentures issuance costs	—	—	(1,222)
Cash received from issuance of preferred stock and common stock warrant	25,000	—	—
Cash received from issuance of common stock upon exercise of stock warrants	1,467	—	3,345
Excess tax benefit from exercise of stock warrants recorded to paid in capital	336	—	6,248
Class A common stock repurchased	—	(10,000)	—
Cash dividends paid to common stockholders	(2,068)	(2,112)	—

Net cash provided by financing activities	243,879	28,515	240,602

Net increase (decrease) in cash and cash equivalents	21,817	(7,109)	(16,521)
Cash and cash equivalents at beginning of year	33,086	40,195	56,716

Cash and cash equivalents at end of year	$54,903	$33,086	$40,195

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for interest	$90,497	$86,378	$77,751
Cash paid during the year for income taxes	8,437	15,889	16,455
Loans transferred to foreclosed real estate	25,099	975	—
Preferred dividend requirements and amortization of preferred stock discount	41	—	—
Conversion of debentures and related accrued interest payable and deferred costs into Class A common stock, net	—	1,942	744

See accompanying notes to consolidated financial statements.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2008, 2007 and 2006

1. Description of Business and Summary of Significant Accounting Policies

Intervest Bancshares Corporation is a registered financial holding company incorporated in 1993 under the laws of the State of Delaware and is referred to by itself in this report as “IBC.” IBC’s wholly owned consolidated subsidiaries are Intervest National Bank (referred to as “INB”) and Intervest Mortgage Corporation (referred to as “IMC”). All three entities are referred to collectively in this report as the “Company” on a consolidated basis. The Company’s business is banking and real estate lending. IBC’s Class A common stock is listed on the NASDAQ Global Select Market under the Trading Symbol “IBCA.” There is no public trading market for IBC’s Class B common stock. The offices of IBC, IMC and INB’s headquarters and full-service banking office are located on the entire fourth floor of One Rockefeller Plaza in New York City, New York, 10020-2002 and the main telephone number is 212-218-2800.

IBC’s principal business is the ownership and operation of its subsidiaries and, from time to time, it also engages in a limited amount of real estate mortgage lending, including the purchase of participations in loans originated by INB. IBC also issues debt and equity securities to raise funds for working capital purposes as needed. IBC also has four wholly owned subsidiaries, Intervest Statutory Trust II, III, IV and V, that are unconsolidated entities as required by Financial Accounting Standards Board (FASB) Interpretation 46-R, “Consolidation of Variable Interest Entities.” These entities are statutory business trusts that were formed for the sole purpose of issuing and administering trust preferred securities and lending the proceeds to IBC. They do not conduct any trade or business. For a further discussion of the trusts, see note 9 herein.

INB is a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, Suite 400, in New York City, and a total of six full-service banking offices in Pinellas County, Florida - four in Clearwater, one in Clearwater Beach and one in South Pasadena. INB conducts a personalized commercial and consumer banking business that attracts deposits from the general public in the areas served by its banking offices. INB also provides internet banking services through its web site: www.intervestnatbank.com, which also attracts deposit customers from outside its primary market areas. Information on this web site is not and should not be considered part of this report and is not incorporated herein by reference. The deposits, together with funds generated from operations, principal repayments on loans and securities and other sources, are mainly used to originate mortgage loans secured by commercial and multifamily real estate and to purchase investment securities. INB maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution.

IMC’s business has focused on the origination of first and junior mortgage loans secured by commercial and multifamily real estate, and it has also provided loan origination services to INB, its affiliate, through an intercompany service agreement. IMC has funded its loan originations through the issuance of subordinated debentures in public offerings. Since early 2007, competitive market conditions and lower pricing for new loans have decreased IMC’s loan originations significantly from its historical levels, and only one loan was originated in 2008. As a result, IMC has been applying the proceeds from loan repayments to redeem its outstanding debentures, in many cases prior to contractual maturity. To the extent that current market conditions continue to exist, it is likely that the level of IMC’s loan originations will continue to be relatively modest, if any, and it is likely IMC will continue to apply the proceeds received from its maturing loans to the repayment of its outstanding debentures. IMC has sources of funds from its maturing loans sufficient to satisfy its maturing liabilities. Management will continue to closely monitor market trends to determine if additional loan originations or other real estate activities, consistent with IMC’s overall goals and objectives, are appropriate for pursuit. At December 31, 2008, IMC had total assets of $75 million, cash and short-term investments of $20 million, loans, net of deferred fees, of $51 million, debentures and related interest payable of $42 million, and stockholder’s equity of $32 million.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

1. Description of Business and Summary of Significant Accounting Policies, Continued

IMC has traditionally provided loan origination services to INB and has received fee income in connection with those services, which is eliminated in the consolidated financial statements. In light of the significant reduction in IMC’s business activities, effective January 1, 2009, the employees of IMC were transferred to and became employees of INB. They continue to perform loan origination services for INB consistent with past practice. Certain personnel of INB will administer the ongoing operations of IMC, including any origination services that it may require, and IMC will reimburse INB for the cost of such services on a monthly basis. Effective December 31, 2008, the intercompany service agreement noted above was terminated.

The Company’s lending activities are comprised almost entirely of the origination for its loan portfolio of mortgage loans secured by commercial and multifamily real estate (including rental and cooperative/condominium apartment buildings, office buildings, mixed-use properties, shopping centers, hotels, restaurants, industrial/warehouse properties, parking lots/garages, mobile home parks, self-storage facilities and vacant land). Loans in the portfolio had an average life of approximately 4 years at December 31, 2008.

The Company tends to lend in areas that are in the process of being revitalized or redeveloped, with a concentration of loans on properties located in New York State and the State of Florida. A large number of the properties in New York are located in Manhattan, Brooklyn, Queens, Long Island, Staten Island and the Bronx. A large number of the properties in Florida are located in Clearwater, Tampa, St. Petersburg, Orlando, Fort Lauderdale, Hollywood and Miami. Many of the multifamily properties located in New York City and surrounding boroughs are also subject to rent control and rent stabilization laws, which limit the ability of the property owners to increase rents, which may in turn limit the borrower’s ability to repay those mortgage loans. At December 31, 2008, the Company also had loans on properties in Alabama, Connecticut, Georgia, Illinois, Indiana, Kentucky, Massachusetts, Maryland, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina and Virginia.

The Company’s revenues consist of interest, dividends and fees earned on its interest-earning assets, which are comprised of mortgage loans, securities and other short-term investments, and noninterest income. The Company’s expenses consist of interest paid on its interest-bearing liabilities, which are comprised of deposits, debentures and other short-term borrowings, as well as its operating and general expenses.

The Company’s profitability depends primarily on its net interest income, which is the difference between interest income generated from its interest-earning assets and interest expense incurred on its interest-bearing liabilities. Net interest income is dependent upon the interest-rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest-rate spread will generate net interest income. The interest-rate spread is affected by interest rates, deposit flows and loan demand. The Company’s profitability is also affected by the level of its noninterest income and expenses, provision for loan losses and income tax expense.

Noninterest income consists mostly of loan and other banking fees as well as income from loan prepayments. When a mortgage loan is repaid prior to maturity, the Company may recognize prepayment income, which consists of the recognition of unearned fees associated with such loans at the time of payoff and the receipt of additional prepayment fees and or interest in certain cases, in accordance with the prepayment provisions of the mortgage loan. The Company’s income from loan prepayments fluctuates and cannot be predicted. Normally, loan prepayments tend to increase during periods of declining interest rates and tend to decrease during periods of increasing interest rates. However, given the nature and type of mortgage loans the Company originates, including their short average life, the Company may still experience loan prepayments notwithstanding the effects of movements in interest rates.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

1. Description of Business and Summary of Significant Accounting Policies, Continued

The Company’s noninterest expenses consist of the following: salaries and employee benefits, occupancy and equipment, data processing, advertising and promotion, professional fees and services, FDIC insurance, general insurance and other operating and general expenses. The Company’s profitability is also significantly affected by general and local economic conditions, competition, changes in market interest rates, changes in real estate values, government policies and actions of regulatory authorities.

The Company has experienced a significant increase in nonperforming assets since March 2007. As described in more detail elsewhere in this report, total nonperforming assets at December 31, 2008 amounted to $117.7 million, or 5.18% of total assets, and were comprised of $108.6 million of nonaccrual loans, or 26 loans, and $9.1 million of real estate acquired through foreclosure, or 3 properties. At December 31, 2008 and in accordance with SFAS No. 114, a specific valuation allowance in the aggregate amount of $8.2 million (included as part of the overall allowance for loan losses) was maintained on nonaccrual loans, which are considered impaired.

The Company’s ability to complete foreclosure or other proceedings to acquire and sell certain collateral properties continues to be delayed by bankruptcy proceedings. As a result of these delays and other factors, the timing of the resolution/disposition of nonperforming assets cannot be predicted with certainty. There can be no assurance that the Company will not incur significant additional loan loss provisions or expenses in connection with the ultimate collection of nonaccrual loans or in carrying and disposing of foreclosed real estate. Although the Company has never originated or acquired subprime loans nor invested in securities collateralized by subprime loans, the current world financial crisis has affected the Company indirectly through reductions in overall real estate values, reduced home sales and construction, and a weakening of the overall economy, particularly in the State of Florida. The Company does not own or originate construction/development loans. A prolonged downturn in real estate values and local economic conditions, as well as other factors, could have an adverse impact on the Company’s asset quality and the future level of nonperforming assets, chargeoffs and profitability.

On December 23, 2008, pursuant to the U.S. Treasury’s Capital Purchase Program, IBC sold to the U.S. Treasury 25,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock along with a ten year warrant to purchase at any time up to 691,882 shares of IBC’s Class A common stock for $5.42 per share, for a total cash investment of $25 million from the Treasury. The preferred stock carries a 5% annual cumulative preferred dividend rate, payable quarterly, which increases to 9% after five years. Both IBC and INB maintained capital ratios in excess of well-capitalized levels prior to and after this investment.

Principles of Consolidation, Basis of Presentation and Use of Estimates

The consolidated financial statements include the accounts of IBC and its consolidated subsidiaries, INB and IMC. All significant intercompany balances and transactions have been eliminated in consolidation.

Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation. The accounting and reporting policies of the Company conform to United States generally accepted accounting principles and to general practices within the banking industry.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities, as of the date of the consolidated financial statements, and revenues and expenses during the reporting periods. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the estimated fair value of real estate acquired through foreclosure.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

1. Description of Business and Summary of Significant Accounting Policies, Continued

Cash Equivalents

For purposes of the consolidated statements of cash flows, cash equivalents include federal funds sold (generally sold for one-day periods) and commercial paper and other short-term investments that have maturities of three months or less from the time of purchase.

Securities

Securities that the Company has the ability and intent to hold until maturity are classified as securities held to maturity and are carried at cost, adjusted for accretion of discounts and amortization of premiums, which are recognized into interest income using the interest method over the period to maturity. Securities that are held for indefinite periods of time which management intends to use as part of its asset/liability management strategy, or that may be sold in response to changes in interest rates or other factors, are classified as available for sale and are carried at fair value. Unrealized gains and losses on securities available for sale, net of related income taxes, are reported as a separate component of comprehensive income. Realized gains and losses from sales of securities are determined using the specific identification method. The Company does not acquire securities for the purpose of engaging in trading activities.

Loans Receivable

Loans that the Company has the intent and ability to hold for the foreseeable future or until maturity or satisfaction are carried at their outstanding principal net of chargeoffs, the allowance for loan losses, unamortized discounts and deferred loan fees or costs. Loan origination and commitment fees, net of certain costs, are deferred and amortized to interest income as an adjustment to the yield of the related loans over the contractual life of the loans using the interest method. When a loan is paid off or sold, or if a commitment expires unexercised, any unamortized net deferred amount is credited or charged to earnings accordingly.

Loans are placed on nonaccrual status when principal or interest becomes 90 days or more past due unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, accrued interest receivable previously recognized is reversed and amortization of net deferred fee income is discontinued. Interest payments received on loans in nonaccrual status are recognized as income on a cash basis unless future collections of principal are doubtful, in which case the payments received are applied as a reduction of principal. Loans remain on nonaccrual status until principal and interest payments are current.

Allowance for Loan Losses

The allowance for loan losses is netted against loans receivable and is increased by provisions charged to operations and decreased by chargeoffs (net of recoveries). The adequacy of the allowance is evaluated monthly with consideration given to the following factors: the nature and size of the loan portfolio; overall portfolio quality; loan concentrations; specific problem loans and estimates of fair value thereof; historical chargeoffs and recoveries; trends in nonaccrual loans; adverse situations which may affect the borrowers’ ability to repay; management’s perception of the current and anticipated economic conditions in the Company’s lending areas as well as national economic conditions; trends in the Company’s loan volume and loan terms; changes in the Company’s risk selection, underwriting standards, and policies and procedures; and experience, ability and depth of the Company’s lending team and other staff.

In addition, Statement of Financial Accounting Standards (SFAS) No. 114 specifies the manner in which the portion of the allowance for loan losses is computed related to certain loans that are impaired. A loan is normally deemed impaired when, based upon current information and events, it is probable the Company will be unable to collect both principal and interest due according to the contractual terms of the loan agreement. Impaired loans normally consist of loans on nonaccrual status. Interest income on impaired loans is recognized on a cash basis.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

1. Description of Business and Summary of Significant Accounting Policies, Continued

Allowance for Loan Losses, Continued

Impairment for commercial real estate and multifamily loans is measured based on: the present value of expected future cash flows, discounted at the loan’s effective interest rate; or the observable market price of the loan; or the estimated fair value of the loan’s collateral, if payment of the principal and interest is dependent upon the collateral. When the fair value of the property is less than the recorded investment in the loan, this deficiency is recognized as a valuation allowance within the overall allowance for loan losses and a charge through the provision for loan losses. The Company may charge off any portion of the recorded investment in the loan that exceeds the fair value of the collateral. The net carrying amount of an impaired loan does not at any time exceed the recorded investment in the loan.

Lastly, the Company’s regulators, as an integral part of their examination process, periodically review the allowance for loan losses. Accordingly, the Company may be required to take certain chargeoffs and/or recognize additions to the allowance based on the regulators’ judgment concerning information available to them during their examination.

Premises and Equipment

Land is carried at cost. Buildings, leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized using the straight-line method over the terms of the related leases, or the useful life of the asset, whichever is shorter. Maintenance, repairs and minor improvements are expensed as incurred, while major improvements are capitalized.

Deferred Debenture Offering Costs

Costs relating to offerings of debentures consisting primarily of underwriters’ commissions are amortized over the life of the debentures. At December 31, 2008, these costs totaled $2.8 million, net of accumulated amortization of $1.7 million, compared to $4.1 million, net of accumulated amortization of $3.0 million at December 31, 2007.

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold. Upon foreclosure of the property, the related loan is transferred from the loan portfolio to foreclosed real estate at the lower of the loan’s carrying value at the date of transfer, or estimated fair value of the property less estimated selling costs. Such amount becomes the new cost basis of the property. Adjustments made to the carrying value at the time of transfer are charged to the allowance for loan losses. After foreclosure, management periodically performs market valuations and the real estate is carried at the lower of cost or estimated fair value less estimated selling costs. Revenue and expenses from operations and changes in the valuation allowance of the property are included in the caption “Real Estate Activities Expenses” in the consolidated statements of earnings. Foreclosed real estate amounted to $9.1 million, net of a valuation allowance of $0.5 million, at December 31, 2008. There was no foreclosed real estate at December 31, 2007.

Stock-Based Compensation

IBC periodically issues stock options or warrants to its employees and directors in non-capital raising transactions for their services. SFAS No. 123R “Share-Based Payment,” and related interpretations is applied in accounting for compensation expense related to stock options and warrants, which requires such transactions be accounted for using a fair value based method. SFAS 123R requires that compensation cost be recorded for stock options or warrants awarded to employees and directors in return for their service. This cost is measured at the time of grant based on the estimated fair value of the options or warrants and is expensed over the employment service period, which is normally the vesting period of the warrants or options.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

1. Description of Business and Summary of Significant Accounting Policies, Continued

Advertising Costs

Advertising costs are expensed as incurred.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded if it is more likely than not that some portion or all of the deferred tax assets will not be realized based on a review of available evidence. The Company applies FASB Interpretation (FIN) No. 48 “Accounting for Uncertainty in Income Taxes–an interpretation of FASB Statement 109. in accounting for uncertain tax positions. The Company believes it does not have uncertain tax positions. Certain tax benefits attributable to stock options and restricted stock are credited to additional paid-in-capital. Accruals of interest and penalties related to unrecognized tax benefits are recognized in income tax expense.

Earnings Per Common Share (EPS)

Basic and diluted EPS are calculated in accordance with SFAS No. 128, “Earnings per Share.” Basic EPS is calculated by dividing net earnings available to common stockholders by the weighted-average number of shares of common stock outstanding. Diluted EPS is calculated by dividing adjusted net earnings available to common stockholders by the weighted-average number of shares of common stock and dilutive potential common stock shares that may be outstanding in the future.

Potential common stock shares consist of shares that may arise from outstanding dilutive common stock warrants and options (the number of which is computed using the “treasury stock method”) and from outstanding convertible debentures (the number of which is computed using the “if converted method”). Diluted EPS considers the potential dilution that could occur if IBC’s outstanding common stock warrants, and option and convertible debentures were converted into shares of common stock that then shared in net earnings available to common stockholders (after being adjusted for interest expense, net of taxes, that would no longer occur if the debentures were assumed to be converted).

Off-Balance Sheet Financial Instruments

The Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, unused lines of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Recent Accounting Developments

SFAS 141(R) - Business Combinations. SFAS 141(R) is effective for the Company’s 2009 financial statements. SFAS 141(R) requires, among other things, the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. The adoption of this statement is expected to have no effect on the Company’s financial statements.

SFAS 157 - Fair Value Measurements. On January 1, 2008, the Company adopted SFAS 157, “Fair Value Measurements.” SFAS 157, among other things, defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. The adoption of this statement had no effect on the Company’s financial statements.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

1. Description of Business and Summary of Significant Accounting Policies, Continued

The following disclosures are included herein as a result of the adoption of SFAS 157.

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Currently, the Company has no assets or liabilities that are recorded at fair value on a recurring basis, such as securities available for sale. From time to time, however, the Company may be required to record at fair value other assets or liabilities on a non-recurring basis, such as impaired loans and foreclosed real estate. These non-recurring fair value adjustments involve the application of lower-of-cost-or-market accounting or write-downs of individual assets.

In accordance with SFAS 157, the Company groups its assets and liabilities at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value, as follows:

•	Level 1 - Valuation is based upon quoted prices for identical instruments traded in active markets;

•

Level 2 - Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market; and

•

Level 3 - Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These assumptions reflect the Company’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques. The results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.

The Company bases its fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The following describes valuation methodologies used for assets measured at fair value on a non-recurring basis.

Impaired Loans. Nearly all of the Company’s loans are evaluated individually for impairment. A loan is considered impaired when, based upon current information and events, it is probable that we will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement. The Company’s impaired loans are normally collateral dependent and, as such, are carried at the lower of the Company’s net recorded investment in the loan or the estimated fair value of the collateral less estimated selling costs. Adjustments to recorded investment are made through specific valuation allowances that are recorded as part of the overall allowance for loan losses.

Estimates of fair value is determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s two senior lending officers (the Chairman and the President of INB) related to values of properties in the Company’s market areas. These officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans is classified as Level 3.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

1. Description of Business and Summary of Significant Accounting Policies, Continued

Foreclosed Real Estate. Foreclosed real estate represents real estate acquired by the Company as a result of foreclosure or by deed in lieu of foreclosure and is carried, net of a valuation allowance for losses if any, at the lower of cost or estimated fair value less estimated selling costs. Fair value is estimated in the same manner as impaired loans and, as such, is also classified as Level 3. As these properties are actively marketed, estimated fair value may be periodically adjusted though the valuation allowance for losses to reflect changes in values resulting from changing market conditions.

The following table provides the level of valuation assumptions used to determine the carrying value of our assets measured at fair value at December 31, 2008.

	Net carrying value at December 31, 2008				Total Losses for 2008 (1)
($ in thousands)	Total	Level 1	Level 2	Level 3
Impaired loans	$108,610	—	—	$108,610	$12,433
Foreclosed real estate	$9,081	—	—	$9,081	$832

(1)	The loss for impaired loans represents a specific valuation allowance as of December 31, 2008 (included as part of the overall allowance for loan losses) in accordance with SFAS 114, plus loan chargeoffs during the year. The loss for foreclosed real estate represents write downs in carrying values, plus losses from the sale of foreclosed properties during the year.

In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2,” Effective Date of FASB Statement No. 157” This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. In October 2008, the FASB issued FASB Staff Position No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. This FASB Staff Position clarifies the application of SFAS 157, in determining the fair value of a financial asset when the market for that financial asset is not active. This FASB Staff Position was effective upon issuance.

SFAS 159 - Fair Value Accounting. On January 1, 2008, the Company adopted SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 allows companies to elect to follow fair value accounting for certain financial assets and liabilities in an effort to mitigate volatility in earnings without having to apply complex hedge accounting provisions. The adoption of this statement had no effect on the Company’s financial statements.

SFAS 160 - Noncontrolling Interest in Consolidated Financial Statements. In December 2007, the FASB issued SFAS 160 and will be effective for the Company’s 2009 financial statements. Its objective is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for deconsolidation of a subsidiary. The adoption of this statement is not expected to have any effect on the Company’s financial statements.

SFAS 161 - Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS 133. In March 2008, the FASB issued SFAS 161, which provides for enhanced disclosures about how and why an entity uses derivatives and how and where those derivatives and related hedged items are reported in the entity’s financial statements. SFAS 161 also requires certain tabular formats for disclosing such information. SFAS 161 is effective for the Company in 2009. SFAS 161 applies to all entities and all derivative instruments and related hedged items accounted for under SFAS 133. Among other things, SFAS 161 requires disclosures of an entity’s objectives and strategies for using derivatives by primary underlying risk and certain disclosures about the potential future collateral or cash requirements as a result of contingent credit-related features. The Company does not engage in trading or hedging activities, nor does it invest in interest rate derivatives or enter into interest rate swaps. Accordingly, the adoption of SFAS 161 is expected to have no impact on its financial statements.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

2. Securities Held to Maturity

The carrying value (amortized cost) and estimated fair value of securities held to maturity are as follows:

($ in thousands)	Number of Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Wtd-Avg Yield	Wtd-Avg Remaining Maturity
At December 31, 2008
U.S. government agencies (1)	305	$467,550	$3,288	$365	$470,473	3.77%	3.9 Years
Corporate (2)	8	8,031	—	3,404	4,627	5.32%	24.6 Years

	313	$475,581	$3,288	$3,769	$475,100	3.80%	4.2 Years

At December 31, 2007
U.S. government agencies (1)	214	$336,074	$1,640	$14	$337,700	4.99%	3.5 Years
Corporate (2)	8	8,031	7	202	7,836	5.78%	25.6 Years

	222	$344,105	$1,647	$216	$345,536	5.01%	4.0 Years

(1)	Consist of debt obligations of U.S. Government Sponsored Agencies: FHLB, FNMA, FHLMC or FFCB.
(2)	Consist of variable-rate pooled trust preferred securities backed by obligations of companies in the banking industry.

The estimated fair values of securities with gross unrealized losses segregated between securities that have been in a continuous unrealized loss position for less than twelve months at the respective dates and those that have been in a continuous unrealized loss position for twelve months or longer are summarized as follows:

($ in thousands)	Number of Securities	Less Than Twelve Months		Twelve Months or Longer		Total
		Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
At December 31, 2008
U.S. government agencies	33	$49,116	$354	$4,033	$11	$53,149	$365
Corporate	8	—	—	4,627	3,404	4,627	3,404

	41	$49,116	$354	$8,660	$3,415	$57,776	$3,769

At December 31, 2007
U.S. government agencies	6	$5,348	$6	$5,997	$8	$11,345	$14
Corporate	6	939	83	4,911	119	5,850	202

	12	$6,287	$89	$10,908	$127	$17,195	$216

Management believes that the cause of unrealized gains and losses on U.S. government agency securities is directly related to changes in interest rates, consistent with its experience. In general, as interest rates rise, the estimated fair value of fixed rate securities will decrease; as interest rates fall, their value will increase. Nearly all of the government agency securities have fixed rates or have predetermined scheduled rate increases, and many have call features that allow the issuer to call the security at par before its stated maturity without penalty. With respect to the corporate securities, in addition to the impact of interest rates, the estimated fair value of these securities is currently depressed as a result of the unusual credit conditions that the financial industry has faced during 2008, which has severely reduced the demand for these securities and consequently affected their pricing. All the securities continue to pay contractual interest and are rated investment grade by at least one rating agency as of December 31, 2008. The estimated fair values on all of the securities above are obtained from third-party brokers, who provide INB quoted prices derived from active markets for identical or similar securities when available.

Management views all the gross unrealized losses in the portfolio to be temporary for the reasons noted above. INB, which holds the portfolio, has the ability and intent to hold all of the investments for a period of time sufficient for the estimated fair value of the securities to recover, which may be at time of maturity. Historically, INB has always recovered the cost of its investment securities upon maturity. INB evaluates its security investments for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. There were no other-than-temporary impairment write-downs recorded, no securities classified as available for sale and no sales of securities in 2008, 2007 and 2006.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

2. Securities Held to Maturity, Continued

The amortized cost and estimated fair value of securities held to maturity by remaining term to contractual maturity as of December 31, 2008 is as follows:

($ in thousands)	Amortized Cost	Estimated Fair Value	Average Yield
Due in one year or less	$15,773	$15,902	3.41%
Due after one year through five years	356,804	359,125	3.53
Due after five years through ten years	82,991	83,461	4.73
Due after ten years	20,013	16,612	5.11

	$475,581	$475,100	3.80%

3. Loans Receivable

Major classifications of loans receivable are summarized as follows:

	At December 31, 2008		At December 31, 2007
($ in thousands)	# of Loans	Amount	# of Loans	Amount
Commercial real estate loans	383	$1,081,865	322	$932,351
Residential multifamily loans	231	599,721	244	657,387
Land development and other land loans	15	31,430	17	33,318
Residential 1-4 family loans	2	464	2	486
Commercial business loans	18	684	19	575
Consumer loans	21	373	15	315

Loans receivable	670	1,714,537	619	1,624,432

Deferred loan fees		(8,826)		(10,400)

Loans receivable, net of deferred fees		1,705,711		1,614,032

Allowance for loan losses		(28,524)		(21,593)

Loans receivable, net		$1,677,187		$1,592,439

At December 31, 2008 and 2007, there were $108.6 million and $90.8 million of loans on a nonaccrual status, respectively, and considered impaired under the criteria of SFAS 114. At December 31, 2008, in accordance with SFAS 114, a specific valuation allowance in the aggregate amount of $8.2 million (included as part of the overall allowance for loan losses) was maintained on these loans. At December 31, 2007, there was no valuation allowance maintained. No other loans were classified as impaired at either date. At December 31, 2008, one loan ($2.0 million) was classified as ninety days past due and still accruing interest, compared to two loans totaling $11.9 million at December 31, 2007. Interest income that was not recorded on nonaccrual loans under their contractual terms amounted to $8.0 million in 2008, $4.5 million in 2007 and $0.2 million in 2006. The average balance of nonaccrual (impaired) loans for 2008, 2007 and 2006 was $105.6 million, $51.0 million and $6.7 million, respectively.

The geographic distribution of the loan portfolio is as follows:

($ in thousands)	At December 31, 2008		At December 31, 2007
	Amount	% of Total	Amount	% of Total
New York	$1,122,459	65.5%	$1,046,704	64.4%
Florida	403,553	23.5	412,076	25.4
Connecticut and New Jersey	74,698	4.4	62,552	3.9
All other	113,827	6.6	103,100	6.3

	$1,714,537	100.0%	$1,624,432	100.0%

4. Allowance for Loan Losses

Activity in the allowance for loan losses is as follows:

	For the Year Ended December 31,
($ in thousands)	2008	2007	2006
Allowance at beginning of year	$21,593	$17,833	$15,181
Provision for loan losses charged to expense	11,158	3,760	2,652
Loan chargeoffs	(4,227)	—	—

Allowance at end of year	$28,524	$21,593	$17,833

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

5. Premises and Equipment, Lease Commitments, Rental Expense and Sublease Income

Premises and equipment is as follows:

	At December 31,
($ in thousands)	2008	2007
Land	$1,516	$1,516
Buildings	5,029	5,029
Leasehold improvements	1,632	1,623
Furniture, fixtures and equipment	2,119	2,332

Total cost	10,296	10,500

Less accumulated deprecation and amortization	(4,881)	(4,603)

Net book value	$5,415	$5,897

Depreciation and amortization of premises and equipment is reflected as a component of noninterest expense in the consolidated statements of earnings and was $0.6 million in 2008 and 2007, and $0.5 million in 2006.

The offices of IBC, IMC and INB’s headquarters and full-service banking office are located in leased premises on the entire fourth floor of One Rockefeller Plaza in New York City, with such lease expiring in March 2014. In addition, INB leases its Belcher Road and Mandalay Avenue branch offices in Florida, with such leases expiring in June 2012 and January 2011, respectively. Additionally, INB has options to extend the Belcher office lease (for an additional five years) and the Mandalay office lease (for up to an additional 10 years) prior to expiration, the cost of which is not reflected in the table below. All the leases above contain operating escalation clauses related to taxes and operating costs based upon various criteria and are accounted for as operating leases. INB owns all of its remaining offices in Florida and also leases a portion of the space in its office buildings in Florida that is not used for banking operations to other companies under leases that expire at various times through August 2012.

Future minimum annual lease payments (expense) and sublease income due under non-cancelable leases as of December 31, 2008 are as follows:

	Minimum Rentals
($ in thousands)	Lease Expense	Sublease Income
In 2009	$1,084	$366
In 2010	1,091	234
In 2011	1,033	204
In 2012	991	138
In 2013	921	—
Thereafter	230	—

	$5,350	$942

Rent expense under operating leases aggregated to $1.1 million in 2008 and $1.0 million in 2007 and 2006. Lease rental income aggregated to $0.5 million in 2008 and 2007 and $0.6 million in 2006.

6. Deposits

Scheduled maturities of certificates of deposit accounts are as follows:

	At December 31, 2008		At December 31, 2007
($ in thousands)	Amount	Wtd-Avg Stated Rate	Amount	Wtd-Avg Stated Rate
Within one year	$571,085	4.27%	$495,002	4.82%
Over one to two years	333,041	4.62	296,318	4.74
Over two to three years	171,647	5.08	233,248	4.81
Over three to four years	168,814	5.09	129,949	5.27
Over four years	274,839	5.05	250,483	5.16

	$1,519,426	4.67%	$1,405,000	4.90%

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

6. Deposits, Continued

Certificate of deposit accounts (CDs) of $100,000 or more totaled $663 million and $586 million at December 31, 2008 and 2007, respectively, and included brokered CDs of $173 million and $166 million at December 31, 2008 and 2007, respectively. At December 31, 2008, CDs of $100,000 or more by remaining maturity were as follows: $204 million due within one year; $118 million due over one to two years; $83 million due over two to three years; $94 million due over three to four years; and $164 million due over four years.

Interest expense on deposit accounts is as follows:

	For the Year Ended December 31,
($ in thousands)	2008	2007	2006
Interest checking accounts	$97	$135	$148
Savings accounts	249	278	407
Money market accounts	10,571	9,947	9,782
Certificates of deposit accounts	69,719	68,187	55,294

	$80,636	$78,547	$65,631

7. Subordinated Debentures and Mortgage Note Payable

IMC’s subordinated debentures by series and INB’s mortgage note payable are summarized as follows:

		At December 31,
($ in thousands)		2008	2007
Series 01/21/03 - interest at 7.00% fixed - due July 1, 2008	(1)	$—	$3,000
Series 07/25/03 - interest at 6.75% fixed - due October 1, 2008	(1)	—	3,000
Series 11/28/03 - interest at 6.50% fixed - due April 1, 2009	(1)	—	3,500
Series 03/21/05 - interest at 6.25% fixed - due April 1, 2009	(1)	—	3,000
Series 01/17/02 - interest at 7.75% fixed - due October 1, 2009	(1)	—	2,250
Series 08/12/05 - interest at 6.25% fixed - due October 1, 2009	(1)	—	2,000
Series 08/05/02 - interest at 7.75% fixed - due January 1, 2010	(1)	—	3,000
Series 06/07/04 - interest at 6.50% fixed - due January 1, 2010	(1)	—	4,000
Series 01/21/03 - interest at 7.25% fixed - due July 1, 2010	(1)	—	3,000
Series 06/12/06 - interest at 6.50% fixed - due July 1, 2010	(1)	—	2,000
Series 07/25/03 - interest at 7.00% fixed - due October 1, 2010	(1)	—	3,000
Series 11/28/03 - interest at 6.75% fixed - due April 1, 2011	(1)	—	4,500
Series 03/21/05 - interest at 6.50% fixed - due April 1, 2011	(2)	4,500	4,500
Series 08/12/05 - interest at 6.50% fixed - due October 1, 2011	(2)	4,000	4,000
Series 06/07/04 - interest at 6.75% fixed - due January 1, 2012	(2)	5,000	5,000
Series 06/12/06 - interest at 6.75% fixed - due July 1, 2012		4,000	4,000
Series 03/21/05 - interest at 7.00% fixed - due April 1, 2013	(2)	6,500	6,500
Series 08/12/05 - interest at 7.00% fixed - due October 1, 2013	(2)	6,000	6,000
Series 06/12/06 - interest at 7.00% fixed - due July 1, 2014		10,000	10,000

		40,000	76,250
Mortgage note - interest at 7.00% fixed - due February 1, 2017		184	200

		$40,184	$76,450

(1)	Repaid prior to their stated maturity during 2008 with cash on hand for an aggregate of $36.3 million of principal and $1.6 million of related accrued interest payable. A loss aggregating $0.6 million from the early extinguishment of debentures was recorded, which represents the expensing of remaining related unamortized issuance costs at the time of repayment.
(2)	Repaid prior to their stated maturity during the first quarter of 2009 with cash on hand for an aggregate of $26 million of principal and $1.1 million of related accrued interest payable. A loss aggregating approximately $1.0 million from the early extinguishment of debentures was recorded in the first quarter of 2009.

Scheduled contractual maturities as of December 31, 2008 are as follows:

($ in thousands)	Principal	Accrued Interest
Maturing in 2009	$17	$588
Maturing in 2010	19	—
Maturing in 2011	8,520	343
Maturing in 2012	9,021	334
Maturing in 2013	12,523	442
Thereafter	10,084	253

	$40,184	$1,960

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

7. Subordinated Debentures and Mortgage Note Payable, Continued

Interest is paid quarterly on IMC’s debentures except for $1.9 million of Series 6/12/06, all of which accrue and compound interest quarterly, with such interest due and payable at maturity. IMC may redeem its debentures at any time, in whole or in part, for face value. All of the debentures are unsecured and subordinate to all present and future senior indebtedness, as defined in the indenture related to each debenture.

8. FHLB Advances and Lines of Credit

At December 31, 2008, INB had agreements with correspondent banks whereby it could borrow up to $28 million on an unsecured basis. In addition, as a member of the Federal Home Loan Bank of New York (FHLB) and the Federal Reserve Bank of New York (FRB), INB can also borrow from these institutions on a secured basis. At December 31, 2008, INB had available collateral consisting of investment securities to support additional total borrowings of approximately $429 million from the FHLB and FRB if needed.

The following is a summary of certain information regarding FHLB advances in the aggregate:

($ in thousands)	2008	2007	2006
Balance at year end	$50,500	—	$25,000
Maximum amount outstanding at any month end	$95,200	$49,000	$46,200
Average outstanding balance for the year	$33,898	$16,908	$10,215
Weighted-average interest rate paid for the year	3.07%	5.44%	5.31%
Weighted-average interest rate at year end	3.81%	—	5.44%

Scheduled contractual maturities of FHLB advances as of December 31, 2008 were as follows:

($ in thousands)	Amount	Wtd. Avg. Rate
Maturing in 2009	$—	—%
Maturing in 2010	25,000	3.59%
Maturing in 2011	8,000	3.83%
Maturing in 2012	10,500	4.02%
Maturing in 2013	7,000	4.22%

	$50,500	3.81%

9. Subordinated Debentures - Capital Securities

Capital Securities (commonly referred to as trust preferred securities) outstanding are summarized as follows:

($ in thousands)	Amount
Capital Securities II - debentures due September 17, 2033	$15,464
Capital Securities III - debentures due March 17, 2034	15,464
Capital Securities IV - debentures due September 20, 2034	15,464
Capital Securities V - debentures due December 15, 2036	10,310

$56,702

Capital Securities outstanding are obligations of IBC’s wholly owned statutory business trusts, Intervest Statutory Trust II, III, IV and V, respectively. Each Trust was formed with a capital contribution from IBC and for the sole purpose of issuing and administering the Capital Securities.

The proceeds from the issuance of the Capital Securities together with the capital contribution for each Trust were used to acquire IBC’s Junior Subordinated Debentures that are due concurrently with the Capital Securities. The Capital Securities, net of IBC’s capital contributions of $1.7 million, or $55 million, qualified as regulatory Tier 1 capital at December 31, 2008 and 2007.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

9. Subordinated Debentures - Capital Securities, Continued

The sole assets of the Trusts, the obligors on the Capital Securities, are the Junior Subordinated Debentures. In addition, for each Trust, IBC has guaranteed the payment of distributions on, payments on any redemptions of, and any liquidation distribution with respect to the Capital Securities. Issuance costs associated with Capital Securities II, III and IV have been capitalized by IBC and are being amortized over the life of the securities using the straight-line method. There are no deferred issuance costs associated with Capital Securities V. The unamortized balance of these costs totaled $0.9 million at December 31, 2008.

As of December 31, 2008, interest payments on the Junior Subordinated Debentures (and the corresponding distributions on the Capital Securities) are payable in arrears as follows:

•	Capital Securities II - quarterly at the rate of 2.95% over 3 month libor;

•	Capital Securities III - quarterly at the fixed rate of 5.88% per annum until March 17, 2009 and thereafter at the rate of 2.79% over 3 month libor;

•	Capital Securities IV - quarterly at the fixed rate of 6.20% per annum until September 20, 2009 and thereafter at the rate of 2.40% over 3 month libor; and

•	Capital Securities V - quarterly at the fixed rate of 6.83% per annum until September 15, 2011 and thereafter at the rate of 1.65% over 3 month libor.

The interest payments may be deferred at any time and from time to time during the term of the Junior Subordinated Debentures at the election of IBC for up to 20 consecutive quarterly periods, or 5 years. There is no limitation on the number of extension periods IBC may elect; provided, however, no deferral period may extend beyond the maturity date of the Junior Subordinated Debentures. During an interest deferral period, interest will continue to accrue on the Junior Subordinated Debentures and interest on such accrued interest will accrue at an annual rate equal to the interest rate in effect for such deferral period, compounded quarterly from the date such interest would have been payable were it not deferred. At the end of the deferral period, IBC will be obligated to pay all interest then accrued and unpaid.

All of the Capital Securities are subject to mandatory redemption as follows:

(i) in whole, but not in part, upon repayment of the Junior Subordinated Debentures at stated maturity or earlier, at the option of IBC, within 90 days following the occurrence and continuation of certain changes in the tax or capital treatment of the Capital Securities, or a change in law such that the statutory trust would be considered an investment company, contemporaneously with the redemption by IBC of the Junior Subordinated Debentures; and

(ii) in whole or in part at any time for Capital Securities II, on or after March 17, 2009 for Capital Securities III, September 20, 2009 for Capital Securities IV and September 15, 2011 for Capital Securities V contemporaneously with the optional redemption by IBC of the Junior Subordinated Debentures in whole or in part. Any redemption would be subject to the receipt of regulatory approvals.

In 2006, IBC repaid Capital Securities I in the principal amount of $15.5 million prior to the contractual maturity of the securities. The early repayment resulted in $0.4 million of related unamortized issuance costs being expensed, which is included in “Loss on the early extinguishment of debentures” in the 2006 consolidated statement of earnings.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

10. Stockholders’ Equity

IBC is authorized to issue up to 13,000,000 shares of its capital stock, consisting of 12,000,000 shares of Class A common stock, 700,000 shares of Class B common stock and 300,000 shares of preferred stock. IBC’s board of directors determines the powers, preferences and rights, and the qualifications, limitations, and restrictions thereof on any series of preferred stock issued. In 2008, the board designated 25,000 shares of preferred stock as Series A pursuant to a transaction with the U.S. Treasury that is discussed below.

Class A and B common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B common stock remain issued and outstanding, the holders of the outstanding shares of Class B common stock are entitled to vote for the election of two-thirds of IBC’s board of directors (rounded up to the nearest whole number), and the holders of the outstanding shares of Class A common stock are entitled to vote for the remaining directors. The shares of Class B common stock are convertible, on a share-for-share basis, into Class A common stock at any time.

In 2007, a total of $1.9 million of IBC’s convertible debentures ($1.1 million of principal and $0.8 million of accrued interest) were converted (at the option of the debenture holders) into 108,556 shares of IBC’s Class A common stock at a conversion price of $18.00 per share. In 2007, IBC purchased a total of 404,339 shares of its Class A common stock under a board approved stock repurchase plan for an aggregate cost of $10.0 million, inclusive of brokerage commissions, or an average price per share of $24.73.

On December 23, 2008, IBC issued and sold to the United States Department of the Treasury (the “Treasury”) 25,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Shares”), along with a ten year warrant (the “Warrant”) to purchase at any time up to 691,882 shares of IBC’s Class A common stock for $5.42 per share, for a total cash investment of $25 million from the Treasury (the “Transaction”). The Transaction was completed pursuant to, and is governed by, the U.S. Treasury’s Capital Purchase Program (the “CPP”), which is designed to attract broad participation by healthy institutions, to stabilize the financial system, and to increase lending for the benefit of the U.S. economy.

The Transaction proceeds of $25 million were allocated between the Preferred Shares and Warrant based on the ratio of the estimated fair value of the Warrant to the aggregate estimated fair value of both the Preferred Shares and the Warrant. The value of the Warrant was computed to be $1.6 million using the Black Scholes model with the following inputs: expected dividend yield of 4.61%; expected stock volatility of 81%, risk-free interest rate of 1.60% and expected life of 5 years. The value of the Preferred Shares was computed to be $18.7 million based on the net present value of the expected cash flows over five years using a discount rate of 12%, which represents what IBC believes to be its incremental borrowing rate for a similar transaction in the private sector. The allocation of the $25 million of proceeds to the Warrant was recorded as a “preferred stock discount” against the Preferred Shares, with a corresponding and equal entry to additional paid in common equity in the amount of $1.9 million, computed as follows ($1.6 million divided by the sum of ($1.6 million plus $18.7 million) multiplied by $25 million. This discount is being amortized over five years on a straight-line basis and reduces earnings available to common shareholders.

The Preferred Shares carry a 5% per year cumulative preferred dividend rate, payable quarterly. The dividend rate increases to 9% after five years. Dividends compound if they accrue and are not paid and they reduce earnings available to common shareholders. The Preferred Shares have a liquidation preference of $1,000 per share, plus accrued unpaid dividends. During the first three years after the Transaction, IBC may not redeem the Preferred Shares except in conjunction with a qualified equity offering meeting certain requirements. After three years, IBC may redeem the Preferred Shares, plus accrued unpaid dividends, in whole or in part, subject to the approval of IBC’s primary federal banking regulator. While the Preferred Shares are outstanding, certain restrictions apply to IBC, including, among others those that are discussed on the following page.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

10. Stockholders’ Equity, Continued

The Preferred Shares have a senior rank and IBC cannot issue other preferred stock senior to the Preferred Shares. Until December 23, 2012, unless the Preferred Shares have been redeemed in whole or the Treasury has transferred all of the shares to a non-affiliated third party, IBC may not increase its common stock cash dividend or repurchase common stock or other equity shares (subject to certain limited exceptions) without the Treasury’s approval. IBC would not be able to pay a cash common dividend in the future if a Preferred Share dividend were missed. Dividends on common stock could be resumed only if all Preferred Share dividends in arrears were paid. Similar restrictions apply to IBC’s ability to repurchase common stock if Preferred Share dividends are missed. Failure to pay the Preferred Share dividend is not an event of default. However, a failure to pay a total of six Preferred Share dividends, whether or not consecutive, gives the holders of the Preferred Shares the right to elect two directors to IBC’s board of directors. That right would continue until IBC pays all dividends in arrears.

Senior Executive Officers’ of IBC and its subsidiaries have agreed to limit certain compensation, bonus, incentive and other benefits plans, arrangements, and policies with respect to them during the period that the Treasury owns any debt or equity securities acquired in connection with the Transaction. Among other things, no executive compensation in excess of $500,000 per annum can be deducted for tax purposes. The Preferred Shares generally are non-voting, other than in connection with proposals to issue preferred stock senior to the Preferred Shares, certain merger transactions, amendments to the rights of the holder of the Preferred Shares, and other than in connection with the board representation rights mentioned above, or as required by Delaware State law.

The Warrant is exercisable immediately and expires on December 23, 2018. The Warrant has anti-dilution protections and certain other protections for the holder, as well as potential registration rights upon written request from the Treasury. If requested by the Treasury, the Warrant (and the underlying common stock) may need to be listed on a national securities exchange. The Treasury has agreed not to exercise voting rights with respect to common shares it may acquire upon exercise of the Warrant. The number of common shares covered by the Warrant may be reduced by up to one-half if IBC completes an equity offering meeting certain requirements by December 31, 2009. If the Preferred shares are redeemed in whole, IBC has the right to purchase any common shares held by the Treasury at their fair market value at that time.

11. Asset and Dividend Restrictions

In addition to the restrictions discussed in note 10 above, INB is required under Federal Reserve Board regulations to maintain reserves, generally consisting of cash or noninterest-earning accounts, against its transaction accounts. At December 31, 2008 and 2007, balances maintained as reserves were approximately $1.0 million.

As a member of the Federal Reserve Banking and Federal Home Loan Banking systems, INB must maintain an investment in the capital stock of the FRB and FHLB. At December 31, 2008 and 2007, the total investment, which earns a dividend, aggregated $8.9 million and $6.4 million, respectively. At December 31, 2008 and 2007, U.S. government agency securities with a carrying value of $113 million and $67 million, respectively, were pledged against various lines of credit.

The payment of cash dividends by IBC to its shareholders and the payment of cash dividends by IBC’s subsidiaries to IBC itself are subject to various regulatory restrictions, as well as restrictions that may arise from outstanding indentures. These restrictions take into consideration various factors such as whether there are sufficient net earnings, as defined, liquidity, asset quality, capital adequacy and economic conditions. The holders of IBC’s Class A common stock and Class B common stock share ratably in any dividend. In June 2008 and June 2007, IBC paid a cash dividend of $0.25 per share on its outstanding Class A and Class B common stock, for a total of $2.1 million in each year.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

12. Profit Sharing Plans

IBC sponsors a tax-qualified profit sharing plan for its subsidiaries in accordance with the provisions of Section 401(k) of the Internal Revenue Code, whereby eligible employees meeting certain length-of-service requirements may make tax-deferred contributions up to certain limits. INB and IMC make discretionary matching contributions up to 3% of employee compensation, which vest to the employees over a five-year period. Total cash contributions to the plan aggregated $106,000, $99,000 and $78,000 in 2008, 2007 and 2006, respectively, and were included in the line item “salaries and employee benefits expense” in the consolidated statements of earnings.

13. Related Party Transactions

At December 31, 2008 and 2007, consolidated deposits included deposit accounts from directors, executive officers and members of their immediate families and related business interests totaling $8 million and $18 million, respectively.

No loans were outstanding or made to any directors or executive officers of the Company in 2008 or 2007.

The Company paid fees of $0.1 million in 2008, $0.1 million in 2007 and $0.2 million 2006 for legal services rendered by a law firm, a principal of which is a director of the Company.

INB paid commissions to a broker/dealer, a principal of which is a director of the Company, of $52,000 in 2008, $27,000 in 2007 and $53,000 in 2006 in connection with the purchase of investment securities. IMC paid commissions and fees in connection with the placement of debentures of $0.5 million in 2006 to the same broker/dealer.

IBC paid $18,000 in 2008 and $6,000 in 2007 for marketing services rendered by a marketing firm, a principal of which is a director of the Company.

14. Common Stock Options and Warrants

IBC has a shareholder-approved Long Term Incentive Plan (the “Plan”) under which stock options and other forms of incentive compensation may be awarded from time to time to officers, employees and directors of the IBC and its subsidiaries. The maximum number of shares of Class A common stock that may be awarded under the Plan is 750,000. As of December 31, 2008, 482,370 shares of Class A common stock were available for award under this plan.

On December 11, 2008 and December 13, 2007, a total of 135,590 and 137,640 options to purchase Class A common stock were awarded under the Plan, respectively. No awards were made in 2006. The estimated fair value of the option award in 2008 and 2007 was $1.63 and $5.12, respectively. As discussed in more detail in note 10, on December 23, 2008 IBC sold to the U.S.Treasury a ten year warrant to purchase at any time up to 691,882 shares of IBC’s Class A common stock for $5.42 per share.

The fair value of each option award granted under the Plan was estimated as of the grant date of the award using the Black-Scholes option-pricing model with the following assumptions:

	2008 Grant	2007 Grant
Expected dividend yield (1)	3.33%	1.50%
Expected stock volatility (2)	81%	31%
Risk-free interest rate (3)	2.18%	3.55%
Expected term in years (4)	5.0	5.5

(1)	Expected dividend yield is calculated using a $0.25 per share dividend divided by the option’s exercise price.
(2)	Expected stock volatility is estimated based on an assessment of historical volatility of the Class A common stock.
(3)	Risk-free interest rate was derived from a U.S. Treasury security having a similar expected life as the option as of the grant date.
(4)	Expected term (average life) was calculated using the “simplified method” as prescribed in Staff Accounting Bulletin No. 107.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

14. Common Stock Options and Warrants, Continued

A summary of the activity in IBC’s common stock warrants/options and related information for the last three years follows (intrinsic value is presented in thousands):

	Exercise Price Per Warrant/Option				Total	Wtd.-Avg. Exercise Price
Class A Common Stock Warrants/Options:	$5.42	$7.50	$17.10	$6.67
Outstanding at December 31, 2005	—	—	—	501,465	501,465	$6.67
Warrants exercised in 2006 (1)	—	—	—	(501,465)	(501,465)	$6.67

Outstanding at December 31, 2006	—	—	—	—	—	—

Options granted in 2007 to directors	—	—	57,600	—	57,600	$17.10
Options granted in 2007 to employees	—	—	80,040	—	80,040	$17.10

Outstanding at December 31, 2007	—	—	137,640	—	137,640	$17.10

Forfeited	—	—	(4,800)	—	(4,800)	$17.10
Expired (2)	—	—	(800)	—	(800)	$17.10
Warrant sold in 2008 to US Treasury	691,882	—	—	—	691,882	$5.42
Options granted in 2008 to directors	—	57,600	—	—	57,600	$7.50
Options granted in 2008 to employees	—	77,990	—	—	77,990	$7.50

Outstanding at December 31, 2008 (3)	691,882	135,590	132,040	—	959,512	$7.32

Wtd-avg contractual remaining term (in years)	10	10	9	—	9.8
Intrinsic value at December 31, 2008 (4)	—	—	—	—	—

Class B Common Stock Warrants:			$10.00	$6.67
Outstanding at December 31, 2006 and 2007			50,000	145,000	195,000	$7.52
Warrants exercised in 2008 (5)			(50,000)	(145,000)	(195,000)	$7.52

Outstanding at December 31, 2008			—	—	—

(1)	Total intrinsic value of Class A warrants exercised in 2006 was $14.3 million and the related income tax benefit was $6.2 million, which was recorded in paid in capital. Intrinsic value was calculated using the closing stock price of $35.27 of the Class A common stock on November 27, 2006 in excess of the exercise price multiplied by the number of warrants exercised.
(2)	Represent vested options issued to former employees that expired unexercised.
(3)	The $17.10 options expire on December 13, 2017 and 91,760 of those options are vested and exercisable; the remaining 40,280 options vest and become exercisable on December 13, 2009. The $7.50 options expire on December 11, 2018 and are 100% vested and exercisable. The $5.42 warrant expires on December 23, 2018 and is 100% exercisable.
(4)	Intrinsic value is zero since the closing price of the Class A common stock on December 31, 2008 of $3.99 was below the exercise price of the options.
(5)	Total intrinsic value of Class B warrants exercised in 2008 was $1.0 million and the related income tax benefit was $0.3 million, which was recorded in paid in capital. Intrinsic value was calculated using the closing stock price of $12.40 of the Class A common stock on January 22, 2008 in excess of the exercise price multiplied by the number of warrants exercised. There is no trading market for the Class B common stock. The Class B common stock can be converted into Class A common stock on a share-for-share basis at anytime.

The estimated fair value of stock options issued under the Plan that vested in 2008 and 2007 was $443,000 and $245,000, respectively, which was recorded as compensation expense and a corresponding increase to paid in capital. As of December 31, 2008, there was $214,000 of unrecognized compensation cost related to options granted in 2007 that is expected to be recognized in 2009. There were no grants of warrants or options in 2006 and or related compensation expense recorded.

15. Income Taxes

IBC and its subsidiaries file a consolidated federal income tax return and combined state and city income tax returns in New York. IBC also files a franchise tax return in Delaware and INB files a state income tax return in Florida. All returns are filed on a calendar year basis. Tax returns are no longer subject to examination by taxing authorities as follows: Federal, New York State and Florida - for years prior to 2005; and New York City - for years prior to 2004. New York City is currently examining IBC’s 2004 through 2006 income tax returns and the State of Florida is currently examining INB’s 2005 income tax return.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

15. Income Taxes, Continued

At December 31, 2008 and 2007, the Company’s net deferred tax asset amounted to $13.5 million and $10.4 million, respectively. The asset relates to the unrealized benefit for net temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases that will result in future tax deductions. A deferred tax asset valuation allowance was not maintained during the reporting periods.

Allocation of federal, state and local income taxes between current and deferred portions is as follows:

($ in thousands)	Current	Deferred	Total
Year Ended December 31, 2008:
Federal	$6,411	$(2,534)	$3,877
State and Local	2,596	(582)	2,014

	$9,007	$(3,116)	$5,891

Year Ended December 31, 2007:
Federal	$11,639	$(1,345)	$10,294
State and Local	5,066	(348)	4,718

	$16,705	$(1,693)	$15,012

Year Ended December 31, 2006:
Federal	$13,761	$(1,353)	$12,408
State and Local	5,898	(353)	5,545

	$19,659	$(1,706)	$17,953

The components of the deferred tax benefit are as follows:

	For the Year Ended December 31,
($ in thousands)	2008	2007	2006
Allowances for loan losses and real estate losses	$(3,214)	$(1,659)	$(1,150)
Deferred compensation and benefits	(68)	(61)	(462)
Depreciation	72	2	(94)
Deferred income	94	15	—
All other	—	10	—

	$(3,116)	$(1,693)	$(1,706)

The tax effects of the temporary differences that give rise to the deferred tax asset are as follows:

	At December 31,
($ in thousands)	2008	2007
Allowances for loan losses and real estate losses	$12,503	$9,289
Deferred compensation and benefits	843	775
Depreciation	122	194
Deferred income	35	129

Total deferred tax asset	$13,503	$10,387

The reconciliation between the statutory federal income tax rate and the Company’s effective income tax rate (including state and local taxes) is as follows:

	For the Year Ended December 31,
	2008	2007	2006
Federal statutory income tax rate	35.0%	35.0%	35.0%
State and local income tax rate, net of federal benefit	8.0	8.6	8.3
Nondeductible expenses	1.8	—	—

	44.8%	43.6%	43.3%

The Company’s income taxes payable in 2008 and 2006 was reduced by the tax benefit from the exercise of common stock warrants held by employees or directors (calculated as the difference between the fair market value of the stock issued at the time of the exercise and the warrant exercise price, multiplied by the effective income tax rate). The net tax benefit from such transactions amounted to $0.3 million in 2008 and $6.2 million in 2006 and was recorded as an increase to paid-in capital.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

16. Earnings Per Common Share

Net earnings applicable to common stockholders and the weighted-average number of shares used for basic and diluted earnings per common share computations are summarized in the table that follows:

	For the Year Ended December 31,
($ in thousands, except share and per share amounts)	2008	2007	2006
Basic Earnings Per Common Share:
Net earnings applicable to common stockholders	$7,225	$19,440	$23,531
Weighted-Average number of common shares outstanding	8,259,091	8,275,539	7,893,489

Basic Earnings Per Common Share	$0.87	$2.35	$2.98

Diluted Earnings Per Common Share:
Net earnings applicable to common stockholders	$7,225	$19,440	$23,531
Adjustment to net earnings from assumed conversion of debentures (1)	—	44	148

Adjusted net earnings for diluted earnings per share computation	$7,225	$19,484	$23,679

Weighted-Average number of common shares outstanding:
Common shares outstanding	8,259,091	8,275,539	7,893,489
Potential dilutive shares resulting from exercise of warrants/options (2)	8,690	81,561	307,335
Potential dilutive shares resulting from conversion of debentures (3)	—	64,917	200,555

Total average number of common shares outstanding used for dilution	8,267,781	8,422,017	8,401,379

Diluted Earnings Per Common Share	$0.87	$2.31	$2.82

(1)	Represents interest expense on dilutive convertible debentures, net of taxes, that would not occur if they were assumed converted.
(2)	All outstanding options/warrants were considered for the EPS computations, except for 132,040 options granted in December 2007, which were not dilutive because the exercise price was above the average market price of the Class A common stock during 2008.
(3)	At December 31, 2008 and 2007, there were no outstanding convertible debentures. At December 31, 2006, there were convertible outstanding debentures (principal and accrued interest) totaling $2.9 million and the debentures plus accrued interest were convertible into common stock at a price of $16.00 per share in 2006. Shares shown in the table above were calculated based on average balances outstanding during each year.

17. Contingencies

The Company is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as foreclosure proceedings. Based on review and consultation with legal counsel, management does not believe that there is any pending or threatened proceeding against the Company, which, if determined adversely, would have a material effect on the business, results of operations, financial position or liquidity of the Company.

18. Contractual Death Benefit Payments

IBC and IMC are contractually obligated to pay death benefits to the spouse of each company’s former Chairman, Jerome Dansker, pursuant to the terms of the employment agreements between Jerome Dansker and those two companies. The employment agreements require the payment to his spouse of an amount called the “Distribution Amount” during a period called the “Distribution Term.” The Distribution Amount, in the case of IBC is 25% of the amounts that would have been paid monthly to Jerome Dansker as salary by IBC and the Distribution Term is the balance of the term of the agreement, or through June 30, 2014. In the case of IMC, the Distribution Amount is 50% of the amounts that would have been paid monthly to Jerome Dansker as salary by IMC and the Distribution Term is likewise through June 30, 2014.

As a result of the death of the former Chairman in August 2006, a consolidated death benefit payable and corresponding expense of $1.5 million was recorded in the third quarter of 2006. The payable is included in the consolidated balance sheet in the line item “other liabilities” and the expense is included in the consolidated statement of earnings in the line item “salaries and employee benefits expense.”

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

18. Contractual Death Benefit Payments, Continued

The amount recorded represented the estimated net present value of the total monthly death benefit payments of $1.9 million that is payable to Jerome Dansker’s spouse through June 30, 2014. The difference between the estimated net present value and the total payments of $1.9 million is being recorded as interest expense in future periods through June 30, 2014 and included as a component of “salaries and employee benefits expense.”

At December 31, 2008, death benefit payments remaining totaled $1.5 million are due as follows: $0.2 million in 2009 and 2010, $0.3 million each year from 2011 to 2013 and $0.2 million in 2014. In the event of the death of Jerome Dansker’s spouse prior to the June 30, 2014, any remaining unpaid payments will be paid in a lump sum to the spouse’s estate.

19. Off-Balance Sheet Financial Instruments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These instruments are in the form of commitments to extend credit, unused lines of credit and standby letters of credit, and may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements. The Company’s maximum exposure to credit risk is represented by the contractual amount of those instruments.

Commitments to extend credit are agreements to lend funds to a customer as long as there is no violation of any condition established in the contract. Such commitments generally have fixed expiration dates or other termination clauses and normally require payment of fees to the Company. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. Standby letters of credit are conditional commitments issued by INB to guarantee the performance of a customer to a third party. The credit risk involved in the underwriting of letters of credit is essentially the same as that involved in originating loans.

The contractual amounts of off-balance sheet financial instruments are as follows:

	At December 31,
($ in thousands)	2008	2007
Unfunded loan commitments	$38,637	$82,545
Available lines of credit	915	654
Standby letters of credit	—	300

	$39,552	$83,499

20. Regulatory Capital

The Company is subject to regulation, examination and supervision by the FRB. INB is also subject to regulation, examination and supervision by the Federal Deposit Insurance Corporation (FDIC) and the Office of the Comptroller of the Currency of the United States of America (OCC).

The Company (on a consolidated basis) and INB are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet them can initiate certain mandatory and possible discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company’s and INB’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and INB must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. These capital amounts are also subject to qualitative judgement by the regulators about components, risk weighting and other factors. Quantitative measures established by the regulations to ensure capital adequacy require the Company, on a consolidated basis, and INB on a stand alone basis, to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets, as defined by the regulations.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

20. Regulatory Capital, Continued

The Federal Reserve allows trust preferred securities to be included in the Tier 1 capital of bank holding companies (BHC), but with stricter limitations on the use of such securities becoming fully effective by March 31, 2009 as discussed in the section entitled “Regulatory Capital” in Management’s Discussion of Financial Condition and Results of Operations” in this report. Until then, BHCs generally must comply with the current Tier 1 capital limits. As of December 31, 2008 and 2007, assuming IBC had excluded all of its eligible trust preferred securities (which totaled $55 million) from Tier 1 Capital and included such amount in Tier 2 capital, the Company would still have exceeded its minimum capital requirement threshold under the regulatory framework for prompt corrective action.

Management believes, as of December 31, 2008 and 2007, that the Company and INB met all capital adequacy requirements to which they are subject. The most recent notification from INB’s regulators categorized INB as a well-capitalized institution under the regulatory framework for prompt corrective action, which requires minimum Tier 1 leverage and Tier 1 and total risk-based capital ratios of 5%, 6% and 10%, respectively. As of the date of filing of this report on Form 10-K, management is not aware of any conditions or events that would have changed INB’s designation as a well-capitalized institution.

The table that follows presents information regarding capital adequacy.

	Actual		Minimum Capital Requirements		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
($ in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Consolidated as of December 31, 2008:
Total capital to risk-weighted assets	$290,429	15.52%	$149,707	8.00%	NA	NA
Tier 1 capital to risk-weighted assets	$266,974	14.27%	$74,854	4.00%	NA	NA
Tier 1 capital to average assets	$266,974	12.21%	$87,470	4.00%	NA	NA
Consolidated as of December 31, 2007:
Total capital to risk-weighted assets	$256,154	14.78%	$138,650	8.00%	NA	NA
Tier 1 capital to risk-weighted assets	$234,561	13.53%	$69,325	4.00%	NA	NA
Tier 1 capital to average assets	$234,561	11.59%	$80,944	4.00%	NA	NA
Intervest National Bank at December 31, 2008:
Total capital to risk-weighted assets	$251,109	13.88%	$144,726	8.00%	$180,908	10.00%
Tier 1 capital to risk-weighted assets	$228,435	12.63%	$72,363	4.00%	$108,545	6.00%
Tier 1 capital to average assets	$228,435	10.79%	$84,670	4.00%	$105,838	5.00%
Intervest National Bank at December 31, 2007:
Total capital to risk-weighted assets	$218,358	13.42%	$130,164	8.00%	$162,705	10.00%
Tier 1 capital to risk-weighted assets	$198,090	12.17%	$65,082	4.00%	$97,623	6.00%
Tier 1 capital to average assets	$198,090	10.35%	$76,579	4.00%	$95,723	5.00%

21. Fair Value of Financial Instruments

The carrying and estimated fair values of the Company’s financial instruments are as follows:

	At December 31, 2008		At December 31, 2007
($ in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and cash equivalents	$54,903	$54,903	$33,086	$33,086
Securities held to maturity, net	475,581	475,100	344,105	345,536
FRB and FHLB stock	8,901	8,901	6,351	6,351
Loans receivable, net	1,677,187	1,710,506	1,592,439	1,621,534
Loan fees receivable	8,590	6,768	9,781	7,841
Accrued interest receivable	11,965	11,965	10,981	10,981
Financial Liabilities:
Deposits	1,864,135	1,900,143	1,659,174	1,663,845
Borrowed funds plus accrued interest payable	149,566	152,684	136,434	143,109
Accrued interest payable on deposits	6,868	6,868	6,706	6,706
Off-Balance Sheet Instruments: commitments to lend	416	416	564	564

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

21. Fair Value of Financial Instruments, Continued

Fair value estimates are made at a specific point in time based on available information. Where available, quoted market prices are used. However, a significant portion of the Company’s financial instruments, such as mortgage loans, do not have an active marketplace in which they can be readily sold or purchased to determine fair value. Consequently, fair value estimates for such instruments are based on assumptions made by management that include the instrument’s credit risk characteristics and future estimated cash flows and prevailing interest rates. As a result, these fair value estimates are subjective in nature, involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Accordingly, changes in any of management’s assumptions could cause the fair value estimates to deviate substantially. The fair value estimates also do not reflect any additional premium or discount that could result from offering for sale, at one time, the Company’s entire holdings of a particular financial instrument, nor estimated transaction costs.

Further, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on and have not been considered in the fair value estimates. Finally, fair value estimates do not attempt to estimate the value of anticipated future business, the Company’s customer relationships, branch network, and the value of assets and liabilities that are not considered financial instruments, such as core deposit intangibles and premises and equipment.

The following methods and assumptions were used to estimate the fair value of financial instruments:

Securities. The estimated fair value of securities held to maturity is based on quoted market prices. The estimated fair value of the FRB and FHLB stock approximates carrying value since the securities do not present credit concerns and are redeemable at cost.

Loans Receivable. The estimated fair value of loans is based on a discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The estimated fair value of impaired loans was determined using the guidance of SFAS 157. Management can make no assurance that its perception and quantification of credit risk would be viewed in the same manner as that of a potential investor. Therefore, changes in any of management’s assumptions could cause the fair value estimates of loans to deviate substantially.

Deposits. The estimated fair value of deposits with no stated maturity, such as savings, money market, checking and noninterest-bearing demand deposit accounts approximates carrying value. The estimated fair value of certificates of deposit are based on the discounted value of their contractual cash flows. The discount rate used in the present value computation was estimated by comparison to current interest rates offered by INB for certificates of deposit with similar remaining maturities.

Borrowed Funds and Accrued Interest Payable. The estimated fair value of borrowed funds and related accrued interest payable is based on a discounted cash flow analysis. The discount rate used in the present value computation was estimated by comparison to what management believes to be the Company’s incremental borrowing rate for similar arrangements.

All Other Financial Assets and Liabilities. The estimated fair value of cash and cash equivalents, accrued interest receivable and accrued interest payable on deposits approximates their carrying values since these instruments are payable on demand or have short-term maturities. The estimated fair value of loan fees receivable is based on the discounted value of their contractual cash flows using the same discount rate that is used to value loans receivable.

Off-Balance Sheet Instruments. The carrying amounts of commitments to lend approximated estimated fair value. The fair value of commitments to lend is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter party’s credit standing.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

22. Business Segment Information

The provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” defines an operating segment as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses whose separate financial information is available and is evaluated regularly by a company’s chief operating decision makers to perform resource allocations and performance assessments.

The Company’s business segment is banking and real estate lending as described in more detail in note 1 herein and this note should be read in its entirety. IBC’s Executive Committee of the Board of Directors normally makes the significant day-to-day operating decisions for IBC and its subsidiaries. The Executive Committee generally uses criteria such as revenue and earnings performance as well as cost of funds to determine operating, strategic and resource allocation decisions among IBC’s subsidiaries. The accounting policies of the segments identified below are the same as those described in the summary of significant accounting policies. The revenues and net earnings of the segments are not necessarily indicative of the amounts which would be achieved if intercompany transactions were ignored.

The following table presents certain information regarding the Company’s operations by business segment:

	Revenues, Net of Interest Expense			Net Earnings			Total Assets
($ in thousands)	2008	2007	2006	2008	2007	2006	2008	2007
INB (1)	$40,278	$48,730	$51,486	$4,749	$16,766	$18,085	$2,200,895	$1,911,005
IMC	5,222	5,766	9,793	831	890	3,126	75,467	112,067
ISC (3)	—	—	70	—	—	1	—	—
IBC (1)	720	872	1,284	1,645	1,784	2,319	268,972	236,502
Intersegment (2)	(3,032)	(4,280)	(5,470)	—	—	—	(273,501)	(238,182)

Consolidated	$43,188	$51,088	$57,163	$7,225	$19,440	$23,531	$2,271,833	$2,021,392

(1)	The amounts for “Revenues, Net of Interest Expense” and “Net Earnings” are shown after intercompany dividends of $3.5 million in 2008, $3.6 million in 2007 and $4.9 million in 2006 that were paid by INB to IBC for debt service on trust preferred securities, the proceeds of which are invested in the capital of INB. Net earnings for IBC for 2008 is shown net of preferred dividend requirements and preferred stock discount amortization.
(2)	Intersegment revenues, net of interest expense, arise from intercompany management and loan origination service agreements. All significant intercompany balances and transactions are eliminated in consolidation. INB had a servicing agreement with IMC to provide INB with mortgage loan origination services for the reporting periods above. The services included: the identification of potential properties and borrowers; the inspection of properties constituting collateral for such loans; the negotiation of the terms and conditions of such loans in accordance with INB’s underwriting standards; preparing commitment letters; and coordinating the loan closing process. IMC’s personnel performed the services and the expenses associated with the services were borne by IMC. INB paid $2.6 million, $3.8 million and $5.0 million in 2008, 2007 and 2006, respectively, to IMC in connection with this servicing agreement. IBC receives management fees from INB and IMC as a result of providing services to these subsidiaries related to corporate finance and planning and intercompany administration, and to act as a liaison in various corporate matters. Management fees amounted to $0.5 million in 2008, 2007 and 2006.
(3)	In October 2006, the limited operations of Intervest Securities Corporation, another wholly owned subsidiary of IBC were discontinued. Intervest Securities Corporation was a broker/dealer whose business activities were not material to the consolidated financial statements. Its only revenues had been derived from participating as a selected dealer from time to time in offerings of debt securities, primarily those of IMC.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

23. IBC Financial Information

Condensed Balance Sheets

	At December 31,
($ in thousands)	2008	2007
ASSETS
Cash and due from banks	$24	$31
Short-term investments	2,851	1,541

Total cash and cash equivalents	2,875	1,572
Loans receivable, net (net of allowance for loan losses of $30)	2,559	2,593
Investment in consolidated subsidiaries	260,179	228,819
Investment in unconsolidated subsidiaries - Intervest Statutory Trusts	1,702	1,702
Deferred debenture offering costs, net of amortization	927	964
Premises and equipment, net	665	791
All other assets	65	61

Total assets	$268,972	$236,502

LIABILITIES
Debentures payable - capital securities	$56,702	$56,702
Accrued interest payable on debentures	122	137
All other liabilities	174	102

Total liabilities	56,998	56,941

STOCKHOLDERS’ EQUITY
Preferred equity, net of preferred stock discount	23,080	—
Common equity	188,894	179,561

Total stockholders’ equity	211,974	179,561

Total liabilities and stockholders’ equity	$268,972	$236,502

Condensed Statements of Earnings

	For the Year Ended December 31,
($ in thousands)	2008	2007	2006
Interest income	$259	$511	$852
Dividend income from subsidiary (1)	3,507	3,540	4,884
Interest expense	3,496	3,647	4,910

Net interest and dividend income	270	404	826
Credit for loan losses	—	55	—
Management fee income from subsidiaries	450	450	450
Income from mortgage lending activities	—	18	8
Loss on the early extinguishment of debentures	—	19	391
All other noninterest expenses	582	616	775

Income before income taxes	138	292	118
Credit for income taxes (2)	1,548	1,492	2,201

Net earnings before earnings of subsidiaries	1,686	1,784	2,319
Equity in undistributed earnings of Intervest National Bank	4,749	16,766	18,085
Equity in undistributed earnings of Intervest Mortgage Corporation	831	890	3,126
Equity in undistributed earnings of Intervest Securities Corporation	—	—	1

Consolidated net earnings	7,266	19,440	23,531
Preferred stock dividend requirements and discount amortization (3)	41	—	—

Consolidated net earnings available to common stockholders	$7,225	$19,440	$23,531

(1)	Represent dividends paid to IBC from INB to provide funds for the debt service on the debentures payable - capital securities. This debt service is included in IBC’s interest expense. The proceeds from the capital securities are invested in the capital of INB.
(2)	Dividends from subsidiaries are eliminated in consolidation and are not included in IBC’s computation of pre-tax income for purposes of computing income taxes.
(3)	Represents accrued dividends on $25 million of 5% cumulative preferred stock issued December 23, 2008 and amortization of related preferred stock discount.

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

23. IBC Financial Information, Continued

Condensed Statements of Cash Flows

	For the Year Ended December 31,
($ in thousands)	2008	2007	2006
OPERATING ACTIVITIES
Consolidated net earnings	$7,266	$19,440	$23,531
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity in earnings of subsidiaries	(9,087)	(21,196)	(26,096)
Cash dividends received from subsidiary	3,507	3,540	4,884
Credit for loan losses	—	(55)	—
Depreciation and amortization	127	127	126
Amortization of deferred debenture costs	37	43	86
Loss on the early extinguishment of debentures	—	19	391
Amortization of deferred loan fees, net	(16)	(16)	(2)
Deferred income tax expense (benefit)	55	6	(49)
(Decrease) increase in accrued interest payable on debentures	(15)	(433)	168
Change in all other assets and liabilities, net	(355)	870	(6,790)

Net cash provided by (used in) operating activities	1,519	2,345	(3,751)

INVESTING ACTIVITIES
(Investment in) return of capital from subsidiaries, net	(25,000)	—	660
Purchase of equipment and leasehold improvements	—	—	(34)
Net decrease in loans receivable	49	6,469	2,394

Net cash (used in) provided by investing activities	(24,951)	6,469	3,020

FINANCING ACTIVITIES
Gross proceeds from issuance of debentures	—	—	10,310
Principal repayments of debentures	—	(1,830)	(16,714)
Cash received from issuance of preferred stock and common stock warrant	25,000	—	—
Cash received from issuance of common stock upon exercise of stock warrants	1,467	—	3,345
Excess tax benefit from exercise of stock warrants recorded to paid in capital	336	—	6,248
Class A common stock repurchased	—	(10,000)	—
Cash dividends paid to common stockholders	(2,068)	(2,112)	—

Net cash provided by (used in) financing activities	24,735	(13,942)	3,189

Net increase (decrease) in cash and cash equivalents	1,303	(5,128)	2,458
Cash and cash equivalents at beginning of year	1,572	6,700	4,242

Cash and cash equivalents at end of year	$2,875	$1,572	$6,700

SUPPLEMENTAL DISCLOSURES
Cash paid (received) during the year for:
Interest	$3,474	$4,037	$4,656
Income taxes	(1,592)	(2,234)	(1,445)
Noncash transactions:
Subsidiaries’ compensation expense related to common stock options	443	245	—
Preferred dividend requirements and amortization of preferred stock discount	41	—	—
Conversion of debentures into Class A common stock:
Principal converted	—	1,130	430
Accrued interest payable converted	—	826	323
Unamortized debenture offering costs converted	—	(14)	(9)

Intervest Bancshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2008, 2007 and 2006

24. Selected Quarterly Financial Data (Unaudited)

The following information is as of or for the period ended:

	2008
($ in thousands, except per share amounts)	Q1	Q2	Q3	Q4
Interest and dividend income	$31,788	$31,776	$33,508	$31,425
Interest expense	22,933	22,712	22,424	22,266

Net interest and dividend income	8,855	9,064	11,084	9,159
Provision for loan losses	2,263	2,753	3,446	2,696

Net interest and dividend income after provision for loan losses	6,592	6,311	7,638	6,463
Noninterest income	943	1,139	2,318	626
Noninterest expenses	3,518	4,197	5,276	5,882

Earnings before income taxes	4,017	3,253	4,680	1,207
Provision for income taxes	1,736	1,392	2,054	709

Net earnings	2,281	1,861	2,626	498
Preferred dividend requirements and discount amortization	—	—	—	41

Net earnings available to common stockholders	$2,281	$1,861	$2,626	$457

Basic earnings per common share	$0.28	$0.22	$0.32	$0.05
Diluted earnings per common share	$0.28	$0.22	$0.32	$0.05
Cash dividends paid per common share	$—	$0.25	$—	$—

Return on average assets	0.44%	0.34%	0.48%	0.09%
Return on average common equity	5.01%	4.04%	5.69%	1.07%

Total assets	$2,165,017	$2,207,170	$2,180,746	$2,271,833
Total cash, short-term investments and security investments	461,324	456,088	443,725	539,385
Total loans, net of unearned fees	1,677,119	1,723,213	1,691,851	1,705,711
Total deposits	1,781,188	1,809,683	1,734,820	1,864,135
Total borrowed funds and related accrued interest payable	159,189	168,063	210,551	149,566
Total stockholders’ equity	183,703	183,549	186,230	211,974

	2007
($ in thousands, except per share amounts)	Q1	Q2	Q3	Q4
Interest and dividend income	$33,265	$34,082	$32,384	$32,185
Interest expense	21,695	22,489	22,834	22,635

Net interest and dividend income	11,570	11,593	9,550	9,550
Provision for loan losses	854	715	1,523	668

Net interest and dividend income after provision for loan losses	10,716	10,878	8,027	8,882
Noninterest income	1,602	1,842	3,677	1,704
Noninterest expenses	2,769	3,117	3,216	3,774

Earnings before income taxes	9,549	9,603	8,488	6,812
Provision for income taxes	4,196	4,236	3,647	2,933

Net earnings available to common stockholders	$5,353	$5,367	$4,841	$3,879

Basic earnings per common share	$0.64	$0.64	$0.59	$0.48
Diluted earnings per common share	$0.62	$0.63	$0.58	$0.48
Cash dividends paid per common share	$—	$0.25	$—	$—

Return on average assets	1.08%	1.05%	0.95%	0.77%
Return on average common equity	12.45%	12.09%	10.96%	8.76%

Total assets	$2,040,658	$2,052,831	$2,033,662	$2,021,392
Total cash, short-term investments and security investments	463,776	407,519	377,433	383,542
Total loans, net of unearned fees	1,550,370	1,618,491	1,628,387	1,614,032
Total deposits	1,677,705	1,636,287	1,673,443	1,659,174
Total borrowed funds and related accrued interest payable	144,658	190,007	136,247	136,434
Total stockholders’ equity	175,498	177,720	177,182	179,561

No person has been authorized by Intervest Bancshares Corporation or Sage, Rutty and Co., Inc., the underwriter, to give any information or to make any representations other than those contained in this prospectus in connection with the offering of the securities made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the debentures being offered herein, nor does it constitute an offer to sell or a solicitation of an offer to buy any debentures in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

UNTIL              (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

INTERVEST BANCSHARES

CORPORATION

$15,000,000

7.00%

Series 12/__/09 Debentures

PROSPECTUS

Sage, Rutty and Co., Inc.

The Date of this Prospectus is                     , 2009.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following statement sets forth the amounts of expenses in connection with the offering of the securities of Intervest Bancshares Corporation pursuant to this registration statement, all of which shall be borne by the registrant.

Amount*
SEC Registration Fee	$837
Edgar Expenses	4,000
Printing and Engraving Expenses	20,000
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	40,000
FINRA Fees and Expenses	5,000
Blue Sky Fees and Expenses	20,000
Trustees’ Fees and Expenses	5,000
Miscellaneous	20,163

Total	$130,000

*	Amounts are estimated, except for the SEC Registration Fee.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer or director in defending such action, provided that the officer or director undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided by the DGCL is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any corporation’s bylaws, agreement, vote or otherwise.

The registrant’s bylaws provide that the registrant will indemnify any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer, and any director or officer who served any other company in any capacity at the registrant’s request, in the manner and to the maximum extent permitted by the DGCL, as the same now exists or may hereafter be amended in a manner more favorable to persons entitled to indemnification; and the registrant may, in the discretion of its board of directors, indemnify all other corporate personnel to the extent permitted by law. The right to indemnification contained in the registrant’s bylaws includes the right to be paid by the registrant the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition.

The employment agreement between the registrant and Lowell Dansker contain indemnification provisions, in addition to those contained in the registrant’s bylaws, which provide that the registrant will indemnify and hold each of the foregoing persons harmless against all losses, claims, damages or liabilities (including legal fees, disbursements, and any other expenses incurred in investigating or defending against any such loss, claim, damage or liability) arising (i) by reason of any acts or omissions or any alleged acts or omissions arising out of the person’s activities in connection with the conduct of the registrant’s business (or any of the registrant’s subsidiaries or affiliated entities), (ii) by reason of the performance by such person of the services to be performed pursuant to the terms of the employment agreement, (iii) by reason of any claim or allegation of failure to perform such services in accordance with the terms of the employment agreement, or (iv) by reason of the performance of services alleged to be beyond the scope of the authority conferred upon such person pursuant to the terms of the employment agreement; provided that, no indemnity will be provided for losses, claims, damages or liabilities described above to the extent that such losses, claims, damages or liabilities result from the gross negligence or willful misconduct of such person. The indemnification provided in the employment agreements survives the expiration or earlier termination of such employment agreements and is in addition to any common law or contractual rights of indemnification available at law or in equity, and includes all costs and expenses of enforcing the right to indemnification. Under the employment agreement, Mr. Lowell Dansker is also entitled, upon request, to the payment by the registrant of all costs and expenses paid or incurred by such person in investigating, defending or settling any claim, loss, damage or liability that may be subject to a right of indemnification.

The form of Underwriting Agreement included as an exhibit to this Registration Statement provides for indemnification of the registrant and its officers and directors against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the registrant’s directors, officers and controlling persons under the provisions discussed above or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

None

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File Number	Exhibit	Filing Date

2.1 *	Agreement and Plan of Merger dated as of November 1, 1999 by and among IBC, ICNY Acquisition Corporation and Intervest Corporation of New York	DEFS-14A	000-23377	Annex A	02/10/00

2.2 *	Stock Purchase Agreement dated as of December 18, 2002, by and between IBC and Jean Dansker regarding the purchase and sale of the issued and outstanding shares of Intervest Securities Corporation	S-1	333-26493	2.2	07/08/05

2.3 **	Form of Underwriting Agreement between IBC and Sage, Rutty & Co., Inc.

2.4 **	Form of Selected Dealer Agreement

3.1 *	Restated Certificate of Incorporation of IBC	10-Q	000-23377	3.0	08/07/06

3.2 *	Bylaws of IBC as amended	8-K	000-23377	3.1	12/17/07

3.3 *	Certificate of designation of IBC preferred stock issued to U.S. Treasury dated as of December 18, 2008	8-K	000-23377	3.1	12/23/08

4.1 *	Form of Certificate for Shares of Class A Common Stock of IBC	SB-2	033-82246	4.1	09/15/04

4.2 *	Form of Certificate for Shares of Class B Common Stock of IBC	SB-2	033-82246	4.1	09/15/04

4.3 *	Form of Warrant for Class B Common Stock issued to Mr. Jerome Dansker	10-KSB	033-82246	4.2	03/21/96

4.4 *	Form of Warrant for Class A Common Stock	SB-2	033-82246	4.3	09/15/04

4.5 *	Form of Warrant between IBC and the Bank of New York	SB-2	033-82246	4.4	09/15/04

4.6 *	Warrant issued to U.S. Treasury to purchase Class A Common Stock	8-K	000-23377	4.1	12/23/08

4.7 *	Form of Indenture between IBC and U.S Bank National Association dated as of September 17, 2003	10-K	000-23377	4.9	03/19/04

4.8 *	Form of Indenture between IBC and U.S Bank National Association dated as of March 17, 2004	10-Q	000-23377	4.10	11/12/04

4.9 *	Form of Indenture between IBC and Wilmington Trust Company dated as of September 20, 2004	10-Q	000-23377	4.11	11/12/04

4.10 *	Form of Indenture between IBC and Wilmington Trust Company dated as of September 21, 2006	10-Q	000-23377	4.1	11/02/06

4.11 **	Form of Indenture between IBC and The Bank of New York dated as of ____, 2009

4.12 **	Form of escrow agreement between IBC, Sage, Rutty & Co., Inc. and ___

5.1 **	Opinion of Harris Beach PLLC

10.1 +*	Employment and Supplemental Benefits Agreement between IBC and Jerome Dansker dated as of July 1, 2004	10-Q	000-23377	10.0	11/12/04

10.2 +*	Employment and Supplemental Benefits Agreement IBC and Lowell S. Dansker dated as of July 1, 2004	10-Q	000-23377	10.1	11/12/04

10.3 *	Mortgage Servicing Agreement dated as of April 1, 2002, as supplemented on October 21, 2004 for the purpose of clarification of the intent of the original agreement between IBC’ subsidiaries, INB and IMC	10-Q	033-27404	10.1	11/15/04

10.4 +*	Employment Agreement between IMC and Jerome Dansker dated as of July 1, 1995	S-11	033-96662	10.2	09/07/95

10.5 +*	Amendment to Employment Agreement between IMC and Jerome Dansker dated as of August 3, 1998	10-K	033-27404	10.1	03/31/99

10.6 +*	Amendment to Employment Agreement between IMC and Jerome Dansker dated as of July 1, 2004	10-Q	033-27404	10.0	11/10/05

10.7 +*	Letter Agreement between IBC and Jean Dansker dated as of October 4, 2006	8-K	000-23377	99.1	10/06/06

10.8 +*	IBC Long Term Incentive Plan	S-8	333-138651	4.4	11/13/06

10.9 +*	Form of Non-Qualified Option Agreement - 2007	10-K	000-23377	10.9	2/29/2008

10.10+*	Form of Non-Qualified Option Agreement - 2008	10-K	000-23377	10.10	2/29/08

10.11+*	Employment Agreement between IMC and Jerome Dansker, dated as of July 1, 1995	S-11	033-96662	10.2	11/15/04

10.12+*	Form of Employment Agreement between INB and certain executive officers dated as of January 1, 2009	10-K	000-23377	10.12	2/29/08

10.13+*	Amendment to Employment Agreement between IBC and Lowell Dansker dated as of June 21, 2007	8-K	000-23377	10.1	6/25/07

10.14 *	Securities purchase agreement letter between IBC and U.S. Treasury dated as of December 23, 2008	8-K	000-23377	10.1	12/23/08

10.15 *	Form of waiver dated as of December 23, 2008	8-K	000-23377	10.2	12/23/08

12.0 **	Computation of ratios of earnings to fixed charges

14.1 *	Code of Business Conduct	10-K	000-23377	14.1	03/28/05

14.2 *	Code of Ethics	10-K	000-23377	14.2	03/28/05

14.3 *	Procedures for Submissions Regarding Questionable Accounting, Internal Accounting Controls and Auditing Matters	10-K	000-23377	14.3	3/12/07

21.0 *	Subsidiaries	10-K	000-23377	21.0	2/29/08

23.0 **	Consent of Independent Registered Public Accounting Firm

25.0 (a)	Statement of Eligibility of Trustee

*	Previously filed.
**	Filed herewith.
+	Denotes management contract or compensatory plan or arrangement.
(a)	to be filed by amendment.

(b) Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 1, 2009.

INTERVEST BANCSHARES CORPORATION

By:	/s/ LOWELL S. DANSKER
Name:	Lowell S. Dansker
Title:	Chairman

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Lowell S. Dansker and Stephen A. Helman each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of December 1, 2009

Signature	Capacity

/s/ LOWELL S. DANSKER (Lowell S. Dansker)	Chairman, (Principal Executive Officer) and Director

/s/ JOHN J. ARVONIO (John J. Arvonio)	Chief Financial Officer, (Principal Financial Officer)

(Michael A. Callen)	Director

(Paul R. DeRosa)	Director

/s/ STEPHEN A. HELMAN (Stephen A. Helman)	Director

/s/ WAYNE F. HOLLY (Wayne F. Holly)	Director

(Lawton Swan, III)	Director

/s/ THOMAS E. WILLETT (Thomas E. Willett)	Director

/s/ WESLEY T. WOOD (Wesley T. Wood)	Director